As filed with the Securities and Exchange Commission on December 20, 2004
Registration No. 333-119836

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Harrah’s Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7993	62-1411755
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

One Harrah’s Court

Las Vegas, Nevada 89119
(702) 407-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen H. Brammell, Esq.

Senior Vice President, General Counsel and Corporate Secretary
One Harrah’s Court
Las Vegas, Nevada 89119
(702) 407-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Charles K. Ruck, Esq. Latham & Watkins LLP 650 Town Center Drive Costa Mesa, California 92626 (714) 540-1235	Bernard E. DeLury, Jr., Esq. Executive Vice President, Secretary and General Counsel Caesars Entertainment, Inc. 3930 Howard Hughes Parkway Las Vegas, Nevada 89109 (702) 699-5000	Martha E. McGarry, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

     If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. Harrah’s may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy nor shall there be any sale of these securities in any State where the offer, solicitation or sale is not permitted.

Subject to completion, dated December 20, 2004

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

     The boards of directors of Harrah’s Entertainment, Inc. and Caesars Entertainment, Inc. have each unanimously approved the merger of Caesars with a wholly-owned subsidiary of Harrah’s. We are proposing the merger because we believe it will benefit the stockholders of each of our respective companies by creating more stockholder value than either company could create individually and allowing stockholders to participate in a larger, more diversified company.

     If the proposed merger is completed, Caesars stockholders may elect to receive either 0.3247 of a share of Harrah’s common stock or $17.75 in cash for each share of Caesars common stock they own, subject to proration due to the aggregate amount of cash to be paid and the number of shares of Harrah’s common stock to be issued by Harrah’s in the merger and other adjustments described in this joint proxy statement/ prospectus. As a result, Harrah’s will issue approximately           million shares of Harrah’s common stock in the merger and $          billion in cash in the merger based on the number of shares of Caesars common stock outstanding on                   ,                   . We estimate that immediately after the merger, Caesars stockholders will hold approximately     % of the then-outstanding shares of Harrah’s common stock, based on the number of shares of Harrah’s and Caesars common stock outstanding on                   ,                   . Harrah’s stockholders will continue to own their existing shares, which will not be affected by the merger.

     Harrah’s common stock is traded on the New York Stock Exchange under the trading symbol “HET.” On                   ,                   , Harrah’s common stock closed at $          per share as reported on the New York Stock Exchange Composite Transaction Tape. Caesars stockholders are urged to check the trading price of Harrah’s common stock prior to electing whether to receive cash or stock in the merger.

     The merger cannot be completed unless Harrah’s stockholders approve the issuance of shares of Harrah’s common stock in the merger and Caesars stockholders approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger. The obligations of Harrah’s and Caesars to complete the merger are also subject to the satisfaction or waiver of several other conditions to the merger, including receiving approval and/or clearance from regulatory agencies. More information about Harrah’s, Caesars and the proposed merger is contained in this joint proxy statement/ prospectus. We encourage you to read carefully this joint proxy statement/ prospectus before voting, including the section entitled “Risk Factors” beginning on page 30.

     Based on its review, the board of directors of Harrah’s has determined that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of Harrah’s and its stockholders and has unanimously approved the merger agreement and the issuance of shares of Harrah’s common stock in the merger. Based on its review, the Caesars board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to and in the best interests of Caesars and its stockholders and has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger.

     The Harrah’s board of directors unanimously recommends that Harrah’s stockholders vote “FOR” the proposal to approve the issuance of shares of Harrah’s common stock pursuant to the merger agreement. The Caesars board of directors unanimously recommends that Caesars stockholders vote “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

     The proposals are being presented to the respective stockholders of each company at their special meetings. The dates, times and places of the meetings are as follows:

For Harrah’s stockholders:	For Caesars stockholders:
, , a.m., local time	, , a.m., local time
Rio All-Suite Hotel & Casino	Caesars Palace
3700 West Flamingo Road	3570 Las Vegas Boulevard South
Las Vegas, Nevada	Las Vegas, Nevada
(888) 746-7153	(702) 731-7110

     Your vote is very important. Whether or not you plan to attend your respective company’s special meeting, please take the time to vote by completing and mailing to us the enclosed proxy card or, if the option is available to you, by granting your proxy electronically over the Internet or by telephone. If your shares are held in “street name,” you must instruct your broker in order to vote.

Sincerely,

Gary W. Loveman	Wallace R. Barr
President and Chief Executive Officer	President and Chief Executive Officer
Harrah’s Entertainment, Inc.	Caesars Entertainment, Inc.

None of the Securities and Exchange Commission, any state securities regulator or any gaming regulatory authority has approved or disapproved of these transactions or the securities to be issued under this joint proxy statement/ prospectus or determined if this joint proxy statement/ prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

     This joint proxy statement/ prospectus is dated                  ,                   , and is being mailed to stockholders of Harrah’s and Caesars on or about                   ,                   .

HARRAH’S ENTERTAINMENT, INC.

One Harrah’s Court
Las Vegas, Nevada 89119

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On                         ,

To the Stockholders of Harrah’s Entertainment, Inc.:

      We will hold a special meeting of stockholders of Harrah’s at Rio All-Suite Hotel & Casino, 3700 West Flamingo Road, Las Vegas, Nevada, on                     ,           , at       a.m. local time, for the following purposes:

1. To consider and vote upon a proposal to approve the issuance of shares of Harrah’s common stock, pursuant to the Agreement and Plan of Merger, dated as of July 14, 2004, by and among Harrah’s Entertainment, Inc., Harrah’s Operating Company, Inc., a wholly-owned subsidiary of Harrah’s, and Caesars Entertainment, Inc.

2. To consider and vote upon a proposal to approve an amendment to Harrah’s certificate of incorporation to increase the number of authorized shares of Harrah’s common stock from 360,000,000 to 720,000,000.

3. To transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

      These items of business are described in the attached joint proxy statement/ prospectus. Only Harrah’s stockholders of record at the close of business on                     ,           , the record date for the special meeting, are entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting.

      The board of directors of Harrah’s unanimously recommends that you vote “FOR” the proposal to approve the issuance of shares of Harrah’s common stock pursuant to the merger agreement and “FOR” the proposal to amend Harrah’s certificate of incorporation to increase the number of authorized shares of Harrah’s common stock.

      A list of stockholders eligible to vote at the Harrah’s special meeting will be available for inspection at the special meeting, and at the executive offices of Harrah’s during regular business hours for a period of no less than ten days prior to the special meeting.

      Your vote is very important. It is important that your shares be represented and voted whether or not you plan to attend the special meeting in person. You may vote by completing and mailing the enclosed proxy card, or you may grant your proxy electronically via the Internet or by telephone. If your shares are held in “street name,” which means shares held of record by a broker, bank or other nominee, you should check the voting form used by that firm to determine whether you will be able to submit your proxy by telephone or on the Internet. If you are a participant in Harrah’s Company Stock Fund of the Harrah’s Savings and Retirement Plan, you can submit your proxy by telephone or on the Internet. Submitting a proxy over the Internet, by telephone or by mailing the enclosed proxy card will ensure your shares are represented at the special meeting. Please review the instructions in this joint proxy statement/ prospectus and the enclosed proxy card or the information forwarded by your bank, broker or other holder of record regarding each of these options.

By Order of the Board of Directors,

STEPHEN H. BRAMMELL
Corporate Secretary
Harrah’s Entertainment, Inc.

                    ,

CAESARS ENTERTAINMENT, INC.

3930 Howard Hughes Parkway
Las Vegas, Nevada 89109

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On                         ,

To the Stockholders of Caesars Entertainment, Inc.:

      We will hold a special meeting of stockholders of Caesars at Caesars Palace, 3570 Las Vegas Boulevard South, Las Vegas, Nevada, on                     ,           , at       a.m. local time, for the following purposes:

1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 14, 2004, by and among Harrah’s Entertainment, Inc., Harrah’s Operating Company, Inc., a wholly-owned subsidiary of Harrah’s and Caesars Entertainment, Inc., and the transactions contemplated by the merger agreement, including the merger, pursuant to which Caesars would merge with Harrah’s Operating Company, Inc. and each outstanding share of Caesars common stock would be converted, at the stockholder’s election, into the right to receive $17.75 in cash or 0.3247 of a share of Harrah’s common stock, subject to proration and adjustment.

2. To transact any other business within the preceding purpose as may properly come before the special meeting or any adjournments or postponements of the special meeting.

      These items of business are described in the attached joint proxy statement/ prospectus. Only Caesars stockholders of record at the close of business on                     ,           , the record date for the special meeting, are entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting.

      The board of directors of Caesars approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, on July 14, 2004, and unanimously recommends that you vote “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, which are described in detail in this joint proxy statement/ prospectus.

      A complete list of Caesars stockholders entitled to vote at the Caesars special meeting will be available for inspection both at Caesars Palace and at the executive offices of Caesars during regular business hours for a period of no less than ten days before the special meeting.

      Your vote is very important. Whether you plan to attend the special meeting or not, please complete, date and sign the enclosed proxy card as soon as possible and return it in the postage-prepaid envelope provided, or use our 24-hour a day telephone or Internet voting options to submit a proxy. Completing a proxy now will not prevent you from being able to vote at the special meeting by attending in person and casting a vote. However, if you do not return or submit the proxy or vote in person at the special meeting, the effect will be the same as a vote against the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

By Order of the Board of Directors,

BERNARD E. DELURY, JR.
Secretary
Caesars Entertainment, Inc.

                    ,

ADDITIONAL INFORMATION

      This joint proxy statement/ prospectus incorporates by reference important business and financial information about Harrah’s and Caesars from documents that are not included in or delivered with this joint proxy statement/ prospectus. For a more detailed description of the information incorporated by reference into this joint proxy statement/ prospectus and how you may obtain it, see “Additional Information — Where You Can Find More Information” on page 148.

      You can obtain any of the documents incorporated by reference into this joint proxy statement/ prospectus from Harrah’s or Caesars, as applicable, or from the Securities and Exchange Commission, which is referred to as the SEC, through the SEC’s website at www.sec.gov. Documents incorporated by reference are available from Harrah’s and Caesars without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/ prospectus. Harrah’s stockholders and Caesars stockholders may request a copy of such documents in writing or by telephone by contacting the applicable department at:

Harrah’s Entertainment, Inc. One Harrah’s Court Las Vegas, Nevada 89119 Telephone number: (702) 407-6000 Attn: Investor Relations	Caesars Entertainment, Inc. 3930 Howard Hughes Parkway Las Vegas, Nevada 89109 Telephone number: (702) 699-5000 Attn: Secretary

      In addition, you may obtain copies of the information relating to Harrah’s, without charge, by sending an e-mail to investors@harrahs.com. You may obtain copies of some of this information by making a request through the Harrah’s investor relations website at http://investor.harrahs.com.

      In addition, you may obtain copies of some of the information relating to Caesars, without charge, by making a request through the investor relations section of the Caesars website at http://investor.caesars.com.

      We are not incorporating the contents of the websites of the SEC, Harrah’s, Caesars or any other person into this document. We are only providing the information about how you can obtain certain documents that are incorporated by reference into this joint proxy statement/ prospectus at these websites for your convenience.

      In order for you to receive timely delivery of the documents in advance of the Harrah’s and Caesars special meetings, Harrah’s or Caesars, as applicable, should receive your request no later than                     ,                     .

      For information about where to obtain copies of documents, see “Additional Information — Where You Can Find More Information” on page 148.

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QUESTIONS AND ANSWERS ABOUT THE MERGER

      The following are some questions that you, as a stockholder of Harrah’s or Caesars, may have regarding the merger and the other matters being considered at the respective special meetings of stockholders of Harrah’s and Caesars and brief answers to those questions. Harrah’s and Caesars urge you to read carefully the remainder of this joint proxy statement/ prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at their respective special meetings of stockholders. Additional important information is also contained in the annexes to and the documents incorporated by reference in this joint proxy statement/ prospectus.

Q:	Why are Harrah’s and Caesars stockholders receiving this joint proxy statement/ prospectus?

A:	Harrah’s and Caesars have agreed to the acquisition of Caesars by Harrah’s under the terms of a merger agreement that is described in this joint proxy statement/ prospectus. A copy of the merger agreement is attached to this joint proxy statement/ prospectus as Annex A.

In order to complete the merger, Harrah’s stockholders must vote to approve the issuance of shares of Harrah’s common stock in the merger and Caesars stockholders must approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger. Harrah’s and Caesars will hold separate special meetings of their respective stockholders to obtain these approvals.

This joint proxy statement/ prospectus contains important information about the merger, the merger agreement and the special meetings of the respective stockholders of Harrah’s and Caesars, which you should read carefully. The enclosed voting materials allow you to vote your shares without attending your respective company’s special meeting.

Your vote is very important. We encourage you to vote as soon as possible.

Q:	Why are Harrah’s and Caesars proposing the merger?

A:	Harrah’s and Caesars both believe that the merger will provide substantial strategic and financial benefits to the stockholders of both companies because the merger will allow stockholders of both companies the opportunity to participate in a larger, more diversified company that will be a preeminent distributor of casino entertainment. We both also believe that the combination will create a stronger and more competitive provider of casino entertainment that is capable of creating more stockholder value than either Harrah’s or Caesars could on its own. In addition, Caesars is also proposing the merger to provide its stockholders with the opportunity to receive a premium for their shares and to offer Caesars stockholders the opportunity to participate in the growth and opportunities of the combined company by electing to receive Harrah’s stock in the merger or to realize cash for the value of their shares by electing to receive cash in the merger. To review the reasons for the merger in greater detail, see “The Merger — Recommendation of the Harrah’s Board of Directors and Its Reasons for the Merger” on page 54 and “The Merger — Recommendation of the Caesars Board of Directors and Its Reasons for the Merger” on page 56.

Q:	What will happen in the merger?

A:	Pursuant to the terms of the merger agreement, Caesars will merge with Harrah’s Operating Company, Inc., a wholly-owned subsidiary of Harrah’s, with Harrah’s Operating Company surviving and continuing as a wholly-owned subsidiary of Harrah’s.

Q:	What consideration will Caesars stockholders receive in the merger?

A:	Caesars stockholders may elect to receive either $17.75 in cash or 0.3247 of a share of Harrah’s common stock for each share of Caesars common stock they own, subject to proration to reflect the aggregate amount of cash to be paid and number of shares to be issued by Harrah’s in the merger and other adjustments as described in this joint proxy statement/ prospectus. For more information on the proration and adjustment features, see “Summary — The Merger — Merger Consideration” on page 8. Caesars stockholders will receive cash for any fractional share of Harrah’s common stock that they would be entitled to receive in the merger after aggregating all fractional shares to be received by them.

Because of the proration and adjustments features, the exact amount of cash and shares of Harrah’s common stock to be received by each Caesars stockholder in the merger in exchange for his or her shares of Caesars common stock cannot be determined until the completion of the merger. Caesars stockholders may not receive the specific amount of cash or Harrah’s common stock that they elect to receive.

Q:	How do Caesars stockholders specify if they want cash or shares of Harrah’s common stock?

A:	Caesars stockholders have been sent, together with this joint proxy statement/ prospectus, an election form/ letter of transmittal with instructions for making an election to receive shares of Harrah’s common stock in exchange for his or her shares of Caesars common stock. To be effective, an election form/ letter of transmittal must be properly completed and signed by Caesars stockholders making an election to receive shares of Harrah’s common stock and received by the exchange agent, together with the Caesars stock certificates representing those shares of Caesars common stock with respect to which the election is being made, no later than 5:00 p.m., Pacific Standard Time, on the business day immediately preceding the closing date of the merger. Harrah’s and Caesars will announce the anticipated closing date at least three but not more than ten business days prior to the closing date.

If the exchange agent does not receive from a Caesars stockholder a properly completed and signed election form/ letter of transmittal with respect to shares of Caesars common stock, together with the appropriate stock certificates, by 5:00 p.m., Pacific Standard Time, on the business day immediately preceding the closing date of the merger, the holder of those shares of Caesars common stock will be deemed to have made an election for cash consideration with respect to those shares of Caesars common stock. Following the completion of the merger, Caesars stockholders who have not made an election to receive Harrah’s common stock in the merger will receive a letter of transmittal and instructions as to how to surrender their Caesars stock certificates.

Q:	Should Caesars stockholders send in their election form/ letter of transmittal and Caesars stock certificates now?

A:	No. Election forms/ letters of transmittal and Caesars stock certificates need not be sent at this time and should not be sent to Caesars with the enclosed proxy card for the Caesars special meeting. Instead, Caesars stockholders who would like to make an election to receive shares of Harrah’s common stock in the merger should send their properly completed and signed election form/ letter of transmittal to the exchange agent, together with the stock certificates representing those shares of Caesars common stock with respect to which the election is being made, no later than 5:00 p.m., Pacific Standard Time, on the business day immediately preceding the closing date of the merger. Harrah’s and Caesars will announce the anticipated closing date at least three but not more than ten business days prior to the closing date of the merger. Caesars stockholders who do not elect to receive shares of Harrah’s common stock in the merger will be deemed to have made an election for cash consideration with respect to their shares of Caesars common stock, and following the completion of the merger will receive a letter of transmittal and instructions as to how to surrender their Caesars stock certificates.

Q:	Can Caesars stockholders change or revoke their election?

A:	Yes. Caesars stockholders can revoke their election by giving written notice to the exchange agent at The Bank of New York, Caesars Exchange, P.O. Box 859208, Braintree, MA 02185-9208, provided the written notice is received by the exchange agent no later than 5:00 p.m., Pacific Standard Time, on the business day immediately preceding the closing date of the merger. After this time, you may not revoke your election to receive Harrah’s common stock in the merger, unless the exchange agent is legally required to permit revocations. If an election is timely revoked, the exchange agent will promptly return any Caesars stock certificates that had been submitted to the exchange agent.

To change an election, Caesars stockholders must revoke and then resubmit a valid and timely election form/ letter of transmittal.

Q:	How will Harrah’s stockholders be affected by the merger and issuance of Harrah’s common stock in the merger?

A:	After the merger, Harrah’s stockholders will continue to own their existing shares of Harrah’s common stock. Accordingly, Harrah’s stockholders will hold the same number of shares of Harrah’s common stock that they held immediately prior to the merger. However, because Harrah’s will be issuing new shares of Harrah’s common stock to certain Caesars stockholders in the merger, each outstanding share of Harrah’s common stock immediately prior to the merger will represent a smaller percentage of the total number of shares of Harrah’s common stock outstanding after the merger.

Q:	When does Harrah’s and Caesars expect the merger to be completed?

A:	Harrah’s and Caesars are working to complete the merger as quickly as practicable. However, we cannot predict the exact timing of the completion of the merger because it is subject to regulatory approvals and other conditions. See “Summary — Conditions to Completion of the Merger” on page 17 and “Summary — Regulatory Approvals” on page 17. There may be a substantial period of time between the approval of the proposals by stockholders at the special meetings of Harrah’s and Caesars stockholders and the effectiveness of the merger. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals.

Q:	What are the federal income tax consequences of the merger?

A:	We expect the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. If the merger qualifies as a reorganization, the U.S. federal income tax consequences to Caesars stockholders generally will be as follows:

• Caesars stockholders that receive solely Harrah’s common stock in the merger will not recognize any gain or loss, except for gain or loss resulting from the receipt of cash in lieu of a fractional share of Harrah’s common stock;

• Caesars stockholders that receive a combination of cash and Harrah’s common stock will recognize capital gain, but not loss, to the extent of the amount of cash received; and

• Caesars stockholders that receive solely cash will recognize capital gain or loss.

No gain or loss will be recognized by Harrah’s, Caesars or Harrah’s stockholders as a result of the merger.

Tax matters are complicated, and the tax consequences of the merger to each Caesars stockholder will depend on the facts of each stockholder’s situation. Caesars stockholders are urged to read carefully the discussion in the section entitled “The Merger — Material United States Federal Income Tax Consequences” on page 81 and to consult their own tax advisors for a full understanding of the tax consequences of their participation in the merger.

Q:	Are Harrah’s and Caesars stockholders entitled to appraisal rights?

A:	Under Delaware law, holders of Caesars common stock have the right to dissent from the merger and obtain payment in cash for the fair value of their shares of common stock, as determined by the Delaware Chancery Court, rather than the merger consideration. To exercise appraisal rights, Caesars stockholders must strictly follow the procedures prescribed by Delaware law. These procedures are summarized under the section entitled “The Merger — Dissenters’ Rights of Appraisal” on page 85. In addition, the text of the applicable provisions of Delaware law is included as Annex E to this joint proxy statement/ prospectus.

Holders of Harrah’s common stock are not entitled to dissenters’ appraisal rights in connection with the issuance of Harrah’s common stock in the merger.

Q:	What are Harrah’s stockholders voting on?

A:	Harrah’s stockholders are voting on a proposal to approve the issuance of shares of Harrah’s common stock pursuant to the merger agreement. The approval of this proposal by Harrah’s stockholders is a condition to the effectiveness of the merger.

Harrah’s stockholders are also voting on a proposal to approve an amendment to Harrah’s certificate of incorporation to increase the number of authorized shares of Harrah’s common stock, which is not a condition to the effectiveness of the merger.

Harrah’s stockholders are voting on each proposal separately. Your vote on one proposal has no bearing on the other proposal, or any other matter that may come before the Harrah’s special meeting.

Q:	What are Caesars stockholders voting on?

A:	Caesars stockholders are voting on a proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger. The approval of this proposal by Caesars stockholders is a condition to the effectiveness of the merger.

Q:	What vote of Harrah’s stockholders is required to approve the issuance of shares of Harrah’s common stock in the merger?

A:	Approval of the issuance of shares of Harrah’s common stock pursuant to the merger agreement requires the affirmative vote of the holders of a majority of shares of Harrah’s common stock cast on such proposal, in person or by proxy, provided that the total votes cast on the proposal represents over 50% of the outstanding shares of Harrah’s common stock entitled to vote on the proposal.

Q:	What vote of Harrah’s stockholders is required to approve the amendment to Harrah’s certificate of incorporation to increase the number of authorized shares of Harrah’s common stock?

A:	Approval of the amendment to Harrah’s certificate of incorporation to increase the number of authorized shares of Harrah’s common stock requires the affirmative vote of the holders of a majority of the outstanding shares of Harrah’s common stock entitled to vote at the special meeting.

Q:	What vote of Caesars stockholders is required to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger?

A:	Approval of the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, requires the affirmative vote of the holders of a majority of the outstanding shares of Caesars common stock entitled to vote at the special meeting.

Q:	How does the board of directors of Harrah’s recommend that Harrah’s stockholders vote?

A:	The Harrah’s board of directors unanimously recommends that Harrah’s stockholders vote “FOR” the proposal to approve the issuance of shares of Harrah’s common stock pursuant to the merger agreement. The Harrah’s board of directors has determined that the issuance of shares of Harrah’s common stock to Caesars stockholders in the merger is fair to, and in the best interest of, Harrah’s and its stockholders, and has declared the issuance of shares of Harrah’s common stock to be advisable to its stockholders.

The Harrah’s board of directors unanimously approved a resolution, subject to stockholder approval, to amend Harrah’s certificate of incorporation to increase the number of authorized shares of Harrah’s common stock and unanimously recommends that Harrah’s stockholders vote “FOR” the proposal to the amend Harrah’s certificate of incorporation. For a more complete description of the recommendation of the Harrah’s board of directors, see “The Harrah’s Special Meeting — Recommendation of the Harrah’s Board of Directors” on page 38.

Q:	How does the board of directors of Caesars recommend that Caesars stockholders vote?

A:	The Caesars board of directors unanimously recommends that Caesars stockholders vote “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger. The Caesars board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to and in the best interests of Caesars and its stockholders. Accordingly, the Caesars board of directors has approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. For a more complete description of the recommendation of the Caesars board of directors, see “The Caesars Special Meeting — Recommendation of the Caesars Board of Directors” on page 43.

Q:	When and where will the special meetings of stockholders be held?

A:	The Harrah’s special meeting will take place at Rio All-Suite Hotel & Casino, 3700 West Flamingo Road, Las Vegas, Nevada, on , , at a.m. local time. The Caesars special meeting will take place at Caesars Palace, 3570 Las Vegas Boulevard South, Las Vegas, Nevada, on , , at a.m. local time.

Q:	Who can attend and vote at the special meetings?

A:	All Harrah’s stockholders of record as of the close of business on , , the record date for the Harrah’s special meeting, are entitled to receive notice of and to vote at the Harrah’s special meeting. All Caesars stockholders of record as of the close of business on , , the record date for the Caesars special meeting, are entitled to receive notice of and to vote at the Caesars special meeting.

Q:	What should Harrah’s and Caesars stockholders do now in order to vote on the proposals being considered at their company’s special meeting?

A:	Stockholders of record of Harrah’s as of the record date for the Harrah’s special meeting, participants in Harrah’s Company Stock Fund of the Harrah’s Savings and Retirement Plan or stockholders of record of Caesars as of the record date for the Caesars special meeting may now vote by proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope or by submitting a proxy over the Internet or by telephone by following the instructions on the enclosed proxy card. If you hold Harrah’s shares or Caesars shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please refer to the voting instruction card used by your broker, bank or nominee to see if you may submit voting instructions using the Internet or telephone.

Q:	Can Harrah’s or Caesars stockholders vote at their company’s special meeting?

A:	Yes. You may also vote in person by attending your respective company’s special meeting of stockholders. If you plan to attend your respective company’s special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” and you wish to vote at your respective company’s special meeting, you must bring a proxy from the record holder of the shares authorizing you to vote at the special meeting. Whether or not Harrah’s stockholders or Caesars stockholders plan to attend their special meeting of their respective company, they should grant their proxy as described in this joint proxy statement/ prospectus.

Q:	What will happen if I abstain from voting or fail to vote?

A:	If you are a Harrah’s stockholder, an abstention by you, which occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting, will have the same effect as voting against both the issuance of shares of Harrah’s common stock under the merger agreement and the approval of the amendment to Harrah’s certificate of incorporation to increase the number of authorized shares of Harrah’s common stock. If you are a Harrah’s stockholder, your failure to vote or to instruct your broker to vote if your shares are held in “street name” may have a negative effect on Harrah’s ability to obtain the number of votes cast necessary for approval of the issuance of shares of Harrah’s common stock under the merger agreement in accordance with the listing requirements of the New York Stock Exchange, and will have the same effect as voting against the approval of the amendment to Harrah’s certificate of incorporation to increase the number of authorized shares of Harrah’s common stock.

If you are a Caesars stockholder, an abstention by you or your failure to vote or to instruct your broker to vote if your shares are held in “street name” will have the same effect as voting against the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a holder of record, you can change your vote at any time before your proxy is voted at the special meeting by:

• delivering a signed written notice of revocation to your respective company at:

Harrah’s Entertainment, Inc. One Harrah’s Court Las Vegas, Nevada 89119 Attn: Corporate Secretary	Caesars Entertainment, Inc. 3930 Howard Hughes Parkway Las Vegas, Nevada 89109 Attn: Secretary;

• signing and delivering a new, valid proxy bearing a later date; and if it is a written proxy, it must be signed and delivered to your respective company at the address listed above;

• submitting another proxy by telephone or on the Internet (your latest telephone or Internet voting instructions are followed); or

• attending the special meeting and voting in person, although your attendance alone will not revoke your proxy.

If your shares are held in a “street name” account, you must contact your broker, bank or other nominee to change your vote.

Q:	What should Harrah’s stockholders or Caesars stockholders do if they receive more than one set of voting materials for their company’s special meeting?

A:	You may receive more than one set of voting materials for your special meeting, including multiple copies of this joint proxy statement/ prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/ prospectus, the enclosed proxy card, voting instructions or the election form, you should contact:

if you are a Harrah’s stockholder:

D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005

Call toll-free: (800) 829-6551

if you are a Caesars stockholder:

InnisFree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022

Stockholders call toll-free: (877) 750-5837

Banks and brokers call collect: (212) 750-5837

SUMMARY

      The following is a summary that highlights information contained in this joint proxy statement/ prospectus. This summary may not contain all of the information that may be important to you. For a more complete description of the merger agreement and the transactions contemplated by the merger agreement, including the merger, we encourage you to read carefully this entire joint proxy statement/ prospectus, including the attached annexes. In addition, we encourage you to read the information incorporated by reference into this joint proxy statement/ prospectus, which includes important business and financial information about Harrah’s and Caesars that has been filed with the SEC. You may obtain the information incorporated by reference into this joint proxy statement/ prospectus without charge by following the instructions in the section entitled “Additional Information — Where You Can Find More Information” on page 148.

The Companies

Harrah’s Entertainment, Inc.

One Harrah’s Court
Las Vegas, Nevada 89119
(702) 407-6000

      Harrah’s Entertainment, Inc., a Delaware corporation, is one of the leading casino entertainment companies in the United States, operating in more markets than any other casino company and offering a Harrah’s casino experience within a three-hour drive of over half of the United States adult population. Harrah’s business is conducted through a wholly-owned subsidiary, Harrah’s Operating Company, Inc., which owns or manages through various subsidiaries 28 casinos in the United States with about 1.7 million square feet of gaming space and approximately 16,180 hotel rooms. Harrah’s casino entertainment facilities, operating primarily under the Harrah’s, Rio, Showboat, Horseshoe and Harveys brand names, include eleven land-based casinos, eleven riverboat or dockside casinos, a greyhound racing facility, a thoroughbred racetrack and four casinos on Indian reservations.

      On July 1, 2004, Harrah’s consummated its acquisition of Horseshoe Gaming Holding Corp., or Horseshoe, for approximately $1.6 billion, including the assumption of approximately $535 million, face amount, in outstanding 8 5/8% senior subordinated notes, plus reimbursements to Horseshoe for certain capital expenditures and acquisition related costs. On July 1, 2004, Harrah’s called for redemption of all $535 million of the outstanding 8 5/8 senior subordinated notes and completed the redemption of these notes on August 2, 2004.

      Harrah’s was incorporated on November 2, 1989, and prior to such date operated under predecessor companies. Harrah’s common stock is traded on the New York Stock Exchange, which is referred to as the NYSE, under the symbol “HET.”

Caesars Entertainment, Inc.

3930 Howard Hughes Parkway
Las Vegas, Nevada 89109
(702) 699-5000

      Caesars Entertainment, Inc., a Delaware corporation, changed its name to Caesars Entertainment, Inc. from Park Place Entertainment Corporation effective January 5, 2004. Caesars is one of the leading casino/hotel operators in the United States and has a significant presence in Nevada, New Jersey and Mississippi, the three largest state gaming markets in the United States. Caesars operates 28 casinos with more than two million square feet of gaming space and approximately 26,000 hotel rooms. Caesars casino resorts operate under the Caesars, Bally’s, Flamingo, Grand Casinos, Hilton and Paris brand names.

      In December 1998, Caesars became a separate and independent public company when Hilton Hotels Corporation divested its gaming operations through a tax-free distribution of Caesars common shares to Hilton’s stockholders. At the same time, Caesars acquired the Mississippi gaming operations of Grand Casinos, Inc. through a merger. In December 1999, Caesars acquired all of the outstanding stock of

Caesars World, Inc. and interests in several other gaming entities from Starwood Hotels & Resorts Worldwide, Inc. Caesars common stock is traded on the NYSE under the symbol “CZR.”

Recent Developments

      On September 27, 2004, Harrah’s and Caesars, by and through certain subsidiaries of each, entered into a definitive agreement whereby an affiliate of Colony Capital, LLC will acquire Harrah’s East Chicago and Harrah’s Tunica from Harrah’s and the Atlantic City Hilton and Bally’s Tunica from Caesars. Pursuant to the terms of the agreement, the purchaser will acquire substantially all of the operating assets and assume certain liabilities of Harrah’s properties for approximately $627 million and of Caesars’ properties for approximately $612 million. The transaction is subject to regulatory approval and other customary conditions. Harrah’s and Caesars agreed to sell the four properties in connection with the merger described in this joint proxy statement/prospectus, although the sale is not conditioned on the closing of the merger.

      On October 22, 2004, Caesars, by and through a subsidiary, entered into a definitive agreement whereby an affiliate of Columbia Sussex Corporation will acquire all of the outstanding equity interests of Belle of Orleans, LLC, which owns and operates Bally’s Casino New Orleans. Pursuant to the terms of the agreement, the purchase price will be approximately $24 million.

      On November 19, 2004, Caesars, by and through a subsidiary, entered into a definitive agreement whereby the same affiliate of Columbia Sussex Corporation will acquire substantially all of the operating assets and certain liabilities of Caesars Tahoe. Pursuant to the terms of the agreement, the purchase price will be approximately $45 million.

      Both the transactions between Caesars and the affiliate of Columbia Sussex Corporation are subject to regulatory approvals and other customary conditions, and neither transaction is conditioned on the closing of the other or on the closing of the merger. In addition, the sale of Caesars Tahoe is subject to a right of first refusal, whereby an unrelated third party may, until January 21, 2005, exercise an option to purchase Caesars Tahoe.

The Merger (see page 47)

      Harrah’s and Caesars have agreed to the acquisition of Caesars by Harrah’s under the terms of the merger agreement that is described in this joint proxy statement/ prospectus. Pursuant to the merger agreement, Caesars will merge with Harrah’s Operating Company, with Harrah’s Operating Company surviving the merger. We have attached the merger agreement as Annex A to this joint proxy statement/ prospectus. We encourage you to carefully read the merger agreement in its entirety because it is the legal document that governs the merger.

Merger Consideration

      Caesars stockholders may elect to receive 0.3247 of a share of Harrah’s common stock for each share of Caesars common stock they own or if Caesars stockholders do not make such an election to receive shares of Harrah’s common stock, they will be deemed to have elected to receive $17.75 in cash for each share of Caesars common stock that they own, subject to proration due to the aggregate amount of cash to be paid and number of shares of Harrah’s common stock to be issued by Harrah’s in the merger and other adjustments as described in this joint proxy statement/ prospectus. As a result, Harrah’s will issue approximately            million shares of Harrah’s common stock and $           billion in cash in the merger based upon the number of shares of Caesars common stock outstanding on the record date of the Caesars special meeting. We refer to the stock and cash consideration to be paid to Caesars stockholders by Harrah’s as the merger consideration.

      The value of the merger consideration that a Caesars stockholder receives in the merger may vary depending on whether a Caesars stockholder receives shares of Harrah’s common stock or cash. The value of the cash portion of the merger consideration is fixed at $17.75 for each share of Caesars common stock. The value of the stock portion of the merger consideration is not fixed and will depend upon the value of 0.3247 of a share of Harrah’s common stock upon completion of the merger. This value may be ascertained by multiplying the trading price of Harrah’s common stock by 0.3247.

      As illustrated in the table below, the value of 0.3247 of a share of Harrah’s common stock may be less than or greater than $17.75. In particular, if the closing price of Harrah’s common stock upon completion of the merger is greater than $54.67, then the value of 0.3247 of a share of Harrah’s common stock would be greater than the $17.75 in cash. If the closing price of Harrah’s common stock upon completion of the merger is less than $54.67, then the $17.75 in cash would be greater than the value of 0.3247 of a share of Harrah’s common stock.

Hypothetical	Corresponding Value
Trading Price	of 0.3247 of a Share
of Harrah’s	of Harrah’s
Common Stock	Common Stock

$68.00	$22.08
$67.00	$21.75
$66.00	$21.43
$65.00	$21.11
$64.00	$20.78
$63.00	$20.46
$62.00	$20.13
$61.00	$19.81
$60.00	$19.48
$59.00	$19.16
$58.00	$18.83
$57.00	$18.51
$56.00	$18.18
$55.00	$17.86
$54.67	$17.75
$54.00	$17.53
$53.00	$17.21
$52.00	$16.88
$51.00	$16.56
$50.00	$16.24
$49.00	$15.91
$48.00	$15.59

      Because the merger consideration is subject to proration, the table above does not set forth the actual consideration that will be received by Caesars stockholders and is only for illustration purposes. The effect of proration on the merger consideration to be received by Caesars stockholders is set forth in the table entitled “Consideration to Be Received by Caesars Stockholders for Each Share of Caesars Common Stock After Proration” on page 11.

      Caesars stockholders are urged to check the trading price of Harrah’s common stock prior to electing whether to receive cash or stock in the merger. The merger agreement does not provide Caesars with a price-based termination right or other protection for Caesars or its stockholders against a decline in the market price of Harrah’s common stock. See “Risk Factors — Risks Relating to the Merger” on page 30.

      The merger has been structured, and adjustments to the elections of Caesars stockholders will be made by the exchange agent, so that the aggregate number of shares of Caesars common stock to be converted into shares of Harrah’s common stock in the merger will equal 66.42% of the number of shares of Caesars common stock outstanding immediately prior to the merger, which amount is referred to as the stock cap. Therefore, assuming there are no adjustments, the aggregate number of shares of Harrah’s common stock which will be issued to Caesars stockholders is fixed at approximately            million shares and the aggregate amount of cash which will be paid to Caesars stockholders is fixed at approximately $           billion in cash based on the number of shares of Caesars common stock outstanding as of the record date for the Caesars special meeting, which is referred to as the cash cap. The stock elections in the merger are subject to proration to preserve this fixed number of shares of Harrah’s common stock to be issued and cash to be paid in the merger. As a result, even if a Caesars stockholder elects to receive shares of Harrah’s common stock in the merger, he or she will likely receive a mix of Harrah’s common stock and cash. Similarly, if he or she is deemed to have elected to receive cash in the merger, he or she will likely receive a mix of Harrah’s common stock and cash.

      If the aggregate number of shares held by Caesars stockholders electing to receive Harrah’s common stock exceeds the stock cap, then the exchange agent will allocate, pro rata to those Caesars stockholders electing to receive the stock consideration, a sufficient amount of cash consideration instead of stock consideration so that the aggregate number of shares of Caesars common stock to be converted into shares of Harrah’s common stock in the merger equals the stock cap, subject to rounding and the adjustment provisions of the merger agreement.

      If the aggregate number of shares held by Caesars stockholders who are deemed to have elected to receive cash exceeds the aggregate amount of cash that will be paid to Caesars stockholders in the merger, then the exchange agent will allocate, pro rata to those Caesars stockholders who are deemed to have elected to receive cash, a sufficient amount of stock consideration instead of cash consideration so that the aggregate number of shares of Harrah’s common stock to be issued by Harrah’s in the merger equals the stock cap, subject to rounding and the adjustment provisions of the merger agreement.

      The table below illustrates some, but not all, potential outcomes and sets forth the amount of stock consideration and/or cash consideration that a Caesars stockholder could receive, depending on the number of Caesars stockholders that elect to receive shares of Harrah’s common stock in the merger. The calculations in the table below are based on the assumption that there will be 309.5 million shares of Caesars common stock outstanding immediately prior to the merger. These calculations will vary if there is a different number of shares of Caesars common stock outstanding immediately prior to the merger.

Consideration to Be Received by Caesars Stockholders for Each Share of Caesars Common Stock After Proration

Percentage of	Percentage of	Aggregate Consideration to Be	Aggregate Consideration to Be
Caesars Shares for	Caesars Shares for	Received for Each Share of Caesars	Received for Each Share of
Which There Is an	Which There Is	Common Stock by Caesars	Caesars Common Stock by
Election to Receive	Deemed an Election	Stockholders Electing to Receive	Caesars Stockholders Deemed to
Harrah’s Common Stock	to Receive Cash	Harrah’s Common Stock	Have Elected to Receive Cash

100%	0	$5.96 + 0.2157 of a share of Harrah’s common stock	N/A
90%	10%	$4.65 + 0.2396 of a share of Harrah’s common stock	$17.75
80%	20%	$3.01 + 0.2696 of a share of Harrah’s common stock	$17.75
70%	30%	$0.91 + 0.3081 of a share of Harrah’s common stock	$17.75
66.42%	33.58%	0.3247 of a share of Harrah’s common stock	$17.75
60%	40%	0.3247 of a share of Harrah’s common stock	$14.90 + 0.0521 of a share of Harrah’s common stock
50%	50%	0.3247 of a share of Harrah’s common stock	$11.92 + 0.1066 of a share of Harrah’s common stock
40%	60%	0.3247 of a share of Harrah’s common stock	$9.93 + 0.1430 of a share of Harrah’s common stock
30%	70%	0.3247 of a share of Harrah’s common stock	$8.51 + 0.1689 of a share of Harrah’s common stock
20%	80%	0.3247 of a share of Harrah’s common stock	$7.45 + 0.1884 of a share of Harrah’s common stock
10%	90%	0.3247 of a share of Harrah’s common stock	$6.62 + 0.2036 of a share of Harrah’s common stock
0	100%	N/A	$5.96 + 0.2157 of a share of Harrah’s common stock

      As a result of this proration feature, in many cases, the form of merger consideration actually received by a Caesars stockholder will differ from the form of consideration that the Caesars stockholder elects or is deemed to have elected to receive. Because the aggregate number of shares of Caesars common stock to be converted into shares of Harrah’s common stock in the merger will equal 66.42% of the number of shares of Caesars common stock outstanding immediately prior to the merger, unless adjusted pursuant to the terms of the merger agreement, it is possible that a substantial portion of the merger consideration received by each Caesars stockholder will be in the form of stock consideration, regardless of the election made by the Caesars stockholder.

      For a full description of the proration terms and procedures, see “The Merger Agreement — Merger Consideration — Stock Cap and Proration” on page 97.

Fractional Shares

      Harrah’s will not issue fractional shares of Harrah’s common stock in the merger. As a result, a Caesars stockholder will receive cash for any fractional share of Harrah’s common stock that they would otherwise be entitled to receive in the merger.

      For a full description of the treatment of fractional shares, see “The Merger Agreement — Fractional Shares” on page 99.

Election by Caesars stockholders

      Caesars stockholders have been sent, together with this joint proxy statement/ prospectus, an election form with instructions for making elections to receive stock consideration in the merger, and a letter of transmittal. To be effective, an election form and a letter of transmittal must be properly completed and signed by Caesars stockholders making an election to receive shares of Harrah’s common stock and received by the exchange agent, together with the stock certificates representing the shares of Caesars common stock with respect to which the election is being made, no later than 5:00 p.m., Pacific Standard Time, on the business day immediately preceding the closing date of the merger. Harrah’s and Caesars will announce the anticipated closing date at least three but not more than ten business days prior to the closing date of the merger. If a properly completed and signed election form and letter of transmittal with respect to shares of Caesars common stock is not received by the exchange agent, together with the appropriate stock certificates, by 5:00 p.m., Pacific Standard Time, on the business day immediately preceding the closing date of the merger, the holder of those shares of Caesars common stock will be deemed to have made an election for cash consideration with respect to those shares of Caesars common stock. For a full description of the election procedures for Caesars stockholders, see “The Merger Agreement — Exchange of Caesars Stock Certificates for Harrah’s Stock Certificate — Caesars Common Stock — Election” on page 98.

Special Stock Purchase Rights

      Pursuant to a Rights Agreement, dated as of October 5, 1996, as amended, between Harrah’s and The Bank of New York, as rights agent, one special stock purchase right will attach to each share of common stock issued by Harrah’s to Caesars stockholders. Each special stock purchase right entitles the holder to buy one two-hundredth of a share of Harrah’s Series A special stock at an exercise price of $130, subject to certain anti-dilution adjustments, after the special stock purchase rights become exercisable and until October 5, 2006. The special stock purchase right attaches automatically to each share of common stock issued by Harrah’s and are represented by Harrah’s common stock certificates. The special stock purchase rights do not have any voting rights.

      In general, if a person acquires 15% or more of the Harrah’s outstanding common stock, each special stock purchase right entitles its holder to purchase Harrah’s common stock having a market value at that time of twice the exercise price of the special stock purchase right. In addition, under certain conditions, each special stock purchase right entitles its holder to purchase stock of an acquiring company at a discount.

      The special stock purchase rights have certain anti-takeover effects. The special stock purchase rights will cause substantial dilution to a person or group that attempts to acquire Harrah’s on terms not approved by the Harrah’s board of directors, except pursuant to an offer conditioned on a substantial number of special stock purchase rights being acquired.

Caesars Equity Awards

      In general, upon completion of the merger, options to purchase shares of Caesars common stock will be converted into options to purchase shares of Harrah’s common stock and assumed by Harrah’s. The number of options to purchase Harrah’s common stock and the exercise prices of the new options will be determined pursuant to the merger agreement. Harrah’s has agreed to assume Caesars’ stock option plans at the effective time of the merger. Each unvested Caesars stock option outstanding under any Caesars stock option plan will be fully vested and exercisable.

      Each outstanding purchase right under the Caesars employee stock purchase plan will be assumed by Harrah’s and converted into a right to purchase Harrah’s common stock in accordance with the merger agreement and the employee stock purchase plan. Harrah’s has agreed to assume Caesars’ employee stock purchase plan at the effective time of the merger.

      Each outstanding restricted stock unit under Caesars’ 2004 long term incentive plan and each performance award will be converted into the right to receive Harrah’s common stock in accordance with the merger agreement. In addition, Caesars will take all actions necessary to terminate its supplemental retention plan as of the effective time of the merger and Harrah’s will issue Harrah’s common stock to each participant in the supplemental retention plan.

      For a full description of the treatment of Caesars equity awards, see “The Merger Agreement — Caesars Equity Awards and Benefit Plans — Caesars Equity Awards” on page 109.

Recommendation of the Board of Directors (see pages 38 and 43)

Harrah’s

      The Harrah’s board of directors believes that the merger is fair to, and in the best interest of, Harrah’s and its stockholders and has declared the merger to be advisable to its stockholders, and unanimously recommends that Harrah’s stockholders vote “FOR” approval of the issuance of shares of Harrah’s common stock to Caesars stockholders pursuant to the merger agreement. The Harrah’s board of directors unanimously recommends that Harrah’s stockholders vote “FOR” approval of the amendment to Harrah’s certificate of incorporation to increase the number of authorized shares of Harrah’s common stock.

Caesars

      The Caesars board of directors believes that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to and in the best interests of Caesars and its stockholders and has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and unanimously recommends that Caesars stockholders vote “FOR” approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Stockholders Entitled to Vote (see pages 39 and 43)

Harrah’s Stockholders

      You can vote at the Harrah’s special meeting if you owned Harrah’s common stock at the close of business on                     ,                     , which is referred to as the Harrah’s record date. On that date, there were                      shares of Harrah’s common stock outstanding and entitled to vote at the Harrah’s special meeting. You can cast one vote for each share of Harrah’s common stock that you owned on the Harrah’s record date.

Caesars Stockholders

      You can vote at the Caesars special meeting if you owned Caesars common stock at the close of business on                     ,                     , which is referred to as the Caesars record date. On that date, there were                      shares of Caesars common stock outstanding and entitled to vote at the Caesars special meeting. You can cast one vote for each share of Caesars common stock that you owned on the Caesars record date.

Vote Required (see pages 39 and 44)

Harrah’s Stockholders

      In accordance with the listing requirements of the NYSE, stockholder approval of the issuance of shares of Harrah’s common stock pursuant to the merger agreement requires the affirmative vote of the holders of a majority of shares of Harrah’s common stock cast on such proposal, in person or by proxy, provided that the total votes cast on the proposal represents over 50% of the outstanding shares of Harrah’s common stock entitled to vote on the proposal.

      In accordance with the requirements of Delaware General Corporation Law, which is referred to as the DGCL, the approval of the amendment to Harrah’s certificate of incorporation to increase the number of authorized shares of Harrah’s common stock requires the affirmative vote of the holders of a majority of the shares of outstanding Harrah’s common stock entitled to vote at the special meeting. Stockholder approval of this proposal is not a condition that must be satisfied before the merger can be completed.

      Abstentions and “broker non-votes,” will be counted in determining whether a quorum is present at the Harrah’s special meeting for purposes of the vote of Harrah’s stockholders on the proposal to approve the issuance of shares of Harrah’s common stock in the merger. For both proposals, an abstention, which occurs when a stockholder attends a meeting either in person or by proxy, but abstains from voting, will have the same effect as a vote against the proposals. A “broker non-vote” occurs when shares are held in “street name” by a broker or other nominee on behalf of a beneficial owner and the beneficial owner does not instruct the broker or nominee how to vote the shares at the special meeting for a proposal that is “non-routine” under the listing requirements of the NYSE. “Broker non-votes” could have a negative effect on Harrah’s ability to obtain the necessary number of votes cast in accordance with the NYSE’s listing requirements for the proposal to approve the issuance of shares of Harrah’s common stock pursuant to the merger agreement because it is a “non-routine” proposal. “Broker non-votes” will not result from the proposal to amend Harrah’s certificate of incorporation to increase the number of authorized shares of Harrah’s common stock because under the NYSE listing requirements it is a “routine” proposal and therefore a broker or nominee will have the discretionary authority under the NYSE’s listing requirements to vote the shares for which the broker or nominee does not receive voting instructions for the proposal.

Caesars Stockholders

      The affirmative vote of the holders of a majority of the outstanding shares of Caesars common stock entitled to vote at the special meeting, in person or by proxy, is required to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

      Abstentions and “broker non-votes” will be counted in determining whether a quorum is present at the Caesars special meeting for purposes of the vote of Caesars stockholders on the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

      An abstention will have the same effect as a vote against the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger. A “broker non-vote” will have the same effect as a vote against the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Share Ownership of Directors and Executive Officers

      At the close of business on the Harrah’s record date, directors and executive officers of Harrah’s and their affiliates beneficially owned and were entitled to vote approximately                      shares of Harrah’s common stock, collectively representing approximately      % of the shares of Harrah’s common stock outstanding on that date.

      At the close of business on the Caesars record date, directors and executive officers of Caesars and their affiliates beneficially owned and were entitled to vote approximately                      shares of Caesars common stock, collectively representing      % of the shares of Caesars common stock outstanding on that date.

Opinions of Financial Advisors (see pages 59 and 65)

Harrah’s

      On July 14, 2004, Deutsche Bank Securities Inc., or Deutsche Bank, financial advisor to Harrah’s, delivered to the Harrah’s board of directors its oral opinion, which was subsequently confirmed by delivery of a written opinion dated July 14, 2004, that, as of that date, and based upon and subject to the considerations described in its opinion and based upon such other matters as Deutsche Bank considered relevant, the merger consideration to be paid by Harrah’s for each outstanding share of Caesars common stock pursuant to the merger agreement was fair to Harrah’s from a financial point of view. The full text of Deutsche Bank’s written opinion is attached to this joint proxy statement/ prospectus as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Deutsche Bank’s opinion is directed to the Harrah’s board of directors and does not constitute a recommendation to any stockholder as to any matters relating to the merger.

Caesars

      On July 14, 2004, UBS Securities LLC, or UBS, financial advisor to Caesars, delivered to the Caesars board of directors its oral opinion, which was subsequently confirmed by delivery of a written opinion dated July 14, 2004, that, as of that date, and based upon and subject to the factors and assumptions set forth in the opinion, the aggregate merger consideration to be received by the holders of the shares of Caesars common stock pursuant to the merger was fair, from a financial point of view, to such holders. The full text of UBS’ written opinion is attached to this joint proxy statement/ prospectus as Annex C. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. UBS’ opinion is directed to the Caesars board of directors and does not constitute a recommendation to any stockholder as to any matters relating to the merger.

Ownership of Harrah’s After the Merger

      Based on the number of shares of Harrah’s and Caesars common stock outstanding on their respective record dates, after completion of the merger, Harrah’s expects to issue approximately            million shares of Harrah’s common stock and former Caesars stockholders will own approximately      % of the then-outstanding shares of Harrah’s common stock.

Interests of Caesars’ Directors and Executive Officers in the Merger (see page 89)

      In considering the recommendation of the Caesars board of directors with respect to the merger agreement and the transactions contemplated by the merger agreement, including the merger, you should be aware that certain members of the Caesars board of directors and certain Caesars executive officers have interests in the transactions contemplated by the merger agreement that may be different than, or in addition to, the interests of Caesars stockholders, generally. These interests include:

•	severance payments under employment agreements and change of control agreements which may be triggered if the officer leaves or is terminated, in either case, under certain circumstances following the merger;

•	potential appointment to the Harrah’s board of directors following the merger;

•	accelerated vesting and exercisability of Caesars stock options, restricted stock units, performance awards and supplemental retention units issued under Caesars’ equity compensation plans;

•	continued benefits for one year following the effective date of the merger that are in the aggregate no less favorable than those provided by Caesars as of the date of the merger agreement; and

•	eligibility to receive retention bonuses in connection with the transaction.

      The Caesars board of directors was aware of these interests and considered them, among other matters, in making its recommendation with respect to the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Management of Harrah’s After the Merger

      It is currently expected that all of the executive officers of Harrah’s will remain with Harrah’s after the merger. The employment status of the executive officers of Caesars after the completion of the merger has not yet been determined.

      After the completion of the merger, there will be at least 12 members of the Harrah’s board of directors, but no more than 14 members. Other than Philip G. Satre who has previously announced his resignation as Chairman of the Harrah’s board of directors as of December 31, 2004, all of the remaining ten current members of the Harrah’s board of directors are expected to remain as members of the Harrah’s board of directors after the completion of the merger. The additional two to four vacancies created by the increase in the size of Harrah’s board of directors and Mr. Satre’s resignation will be filled by the appointment of individuals who are currently directors of Caesars. Upon completion of the merger, William Barron Hilton and Stephen F. Bollenbach will be appointed to the Harrah’s board of directors. The Harrah’s board of directors will consider the nomination of up to two additional Caesars directors to the Harrah’s board of directors. For a full description of the appointment of Caesars directors to the Harrah’s Board of Directors, see “The Merger Agreement — Harrah’s Board of Directors” on page 116.

Listing of Harrah’s Common Stock and Delisting of Caesars Common Stock (see pages 84 and 88)

      Application will be made to have the shares of Harrah’s common stock issued in the merger approved for listing on the NYSE, where Harrah’s common stock currently is traded under the symbol “HET.” If the merger is completed, Caesars common stock will no longer be listed on the NYSE and will be deregistered under the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act, and Caesars will no longer file periodic reports with the SEC.

Dissenters’ Rights of Appraisal (see page 85)

Harrah’s

      Under Delaware law, holders of Harrah’s common stock are not entitled to dissenters’ appraisal rights in connection with the issuance of Harrah’s common stock in the merger.

Caesars

      Holders of Caesars common stock who do not wish to accept the consideration payable pursuant to the merger may seek, under Section 262 of the DGCL, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more than, less than or the same as the merger consideration for the Caesars common stock. Failure to strictly comply with all the procedures required by Section 262 of the DGCL will result in a loss of the right to appraisal.

      Merely voting against the merger will not preserve the right of Caesars stockholders to appraisal under Delaware law. Also, because a submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. Caesars stockholders who hold shares in the name of a broker or other nominee must instruct their nominee to take the steps necessary to enable them to demand appraisal for their shares.

      Annex E to this joint proxy statement/ prospectus contains the full text of Section 262 of the DGCL, which relates to the rights of appraisal. We encourage you to read these provisions carefully and in their entirety.

Conditions to Completion of the Merger (see page 100)

      A number of conditions must be satisfied before the merger will be completed. These include among others:

•	the receipt of the approval of the issuance of shares of Harrah’s common stock in the merger by Harrah’s stockholders and the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, by Caesars stockholders;

•	the receipt of all material governmental and regulatory consents, approvals, orders and authorizations required to complete the merger, including all approvals under gaming laws;

•	the expiration or termination of the waiting period, or any extension to the waiting period, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to as the HSR Act;

•	the absence of any legal restraints or prohibitions preventing the completion of the merger;

•	the absence of any litigation by any governmental entity seeking to prohibit or restrain the merger or that would otherwise have a material adverse effect on Harrah’s after the completion of the merger;

•	the representations and warranties of each party contained in the merger agreement being true and correct, except to the extent that breaches of such representations and warranties would not result in a material adverse effect on the representing party;

•	the absence of events or developments since the date of the merger agreement that would reasonably be expected to have material adverse changes with respect to either party; and

•	the delivery of tax opinions of legal counsel to each of Harrah’s and Caesars to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

      Each of Harrah’s, Harrah’s Operating Company and Caesars may waive the conditions to the performance of its respective obligations under the merger agreement and complete the merger even though one or more of these conditions has not been met. Neither Harrah’s nor Caesars can give any assurance that all of the conditions to the merger will be either satisfied or waived or that the merger will occur.

Regulatory Approvals (see page 71)

      The completion of the merger is subject to compliance with the HSR Act. The notifications required under the HSR Act to the U.S. Federal Trade Commission, or the FTC, and the Antitrust Division of the U.S. Department of Justice, or the Antitrust Division, were filed on July 28, 2004. On August 27, 2004, Harrah’s and Caesars received from the FTC requests for additional information with respect to the proposed merger. As a result of the requests for additional information, the waiting period under United States Federal antitrust law will be extended until 11:59 P.M. Eastern Standard Time on the 30th day after both Harrah’s and Caesars have substantially complied with the requests for additional information or such later time as is agreed among the parties and the FTC. Harrah’s and Caesars may also be required to obtain additional regulatory approvals from various state and foreign authorities.

      In addition, in order to complete the merger, Harrah’s and Caesars must receive approvals from and make filings with various foreign, state and local gaming and regulatory agencies.

      While Harrah’s and Caesars expect to obtain all required regulatory approvals, we cannot assure you that these regulatory approvals will be obtained or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger, including the requirement to divest properties, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied.

Agreement to Obtain Clearance from Regulatory Authorities (see page 107)

      Harrah’s and Caesars have agreed to use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable under applicable law and regulations, including the HSR Act and applicable gaming laws, to complete the merger as promptly as practicable, but in no event later than July 14, 2005, which date may be extended to October 14, 2005 in circumstances described in the merger agreement. We refer to this July 14, 2005 date, as it may be extended, as the outside date.

      Among other things, Harrah’s and its subsidiaries have agreed to take any and all actions necessary to ensure that:

•	no requirement for non-action, a waiver, consent or approval of the FTC, the Antitrust Division, any authority enforcing applicable gaming laws, any State Attorney General or other governmental entity;

•	no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding; and

•	no other matter relating to any antitrust or competition law or regulation or relating to any gaming law,

would preclude completion of the merger by the outside date under the merger agreement, unless any of these actions would, individually or in the aggregate, have a material adverse effect on the combined company.

      Neither Harrah’s nor Caesars will knowingly take or cause to be taken any action which would reasonably be expected to materially delay or prevent the obtaining of required approvals from any government entity by the outside date under the merger agreement.

No Solicitation by Caesars (see page 102)

      The merger agreement contains restrictions on the ability of Caesars to solicit or engage in discussions or negotiations with a third party with respect to a proposal to acquire a significant interest of Caesars’ equity or assets. Notwithstanding these restrictions, the merger agreement provides that, under specified circumstances and prior to the approval by Caesars stockholders of the merger agreement and the transactions contemplated by the merger agreement, including the merger, if Caesars receives an unsolicited proposal from a third party to acquire a significant interest in Caesars that the Caesars board of directors determines in good faith would reasonably be expected to lead to a proposal that is superior to the merger, Caesars may furnish nonpublic information to that third party and engage in negotiations regarding a takeover proposal with that third party.

Termination of the Merger Agreement (see page 112)

      Harrah’s and Caesars may mutually agree in writing, at any time before the completion of the merger, to terminate the merger agreement. Also, either Harrah’s or Caesars may terminate the merger agreement in a number of circumstances, including if:

•	the merger is not completed by the outside date;

•	any governmental entity prohibits the merger;

•	Caesars stockholders fail to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, at the Caesars special meeting; or

•	Harrah’s stockholders fail to approve the issuance of shares of Harrah’s common stock in the merger at the Harrah’s special meeting.

      Harrah’s may terminate the merger agreement if:

•	Caesars breaches its representations or warranties or fails to perform its covenants in the merger agreement, which breach or failure to perform results in a failure of certain of the conditions to the completion of the merger being satisfied;

•	the Caesars board of directors withdraws or adversely modifies its recommendation of the merger agreement; or

•	the Caesars board of directors approves or recommends to Caesars stockholders a takeover proposal other than the merger agreement.

      Caesars may terminate the merger agreement if:

•	Harrah’s or Harrah’s Operating Company breaches its representations or warranties or fails to perform its covenants in the merger agreement, which breach or failure to perform results in a failure of certain of the conditions to the completion of the merger being satisfied; or

•	prior to the approval of Caesars stockholders of the merger agreement and transactions contemplated by the merger agreement, including the merger, Caesars accepts, in accordance with the terms of the merger agreement, a superior proposal and pays Harrah’s the break-up fee described below under “Break-up Fee.”

Break-up Fee (see page 113)

      If the merger agreement is terminated, Caesars, in certain specified circumstances, will be required to pay a break-up fee of $180.0 million to Harrah’s.

Material United States Federal Income Tax Consequences of the Merger (see page 81)

      Harrah’s and Caesars intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. If the merger qualifies as a reorganization, the U.S. federal income tax consequences to Caesars stockholders generally will be as follows:

•	Caesars stockholders that receive solely Harrah’s common stock in the merger will not recognize any gain or loss, except for gain or loss resulting from the receipt of cash in lieu of a fractional share of Harrah’s common stock;

•	Caesars stockholders that receive a combination of cash and Harrah’s common stock will recognize capital gain, but not loss, to the extent of the amount of cash received; and

•	Caesars stockholders that receive solely cash will recognize capital gain or loss.

      No gain or loss will be recognized by Harrah’s, Caesars or Harrah’s stockholders as a result of the merger.

      Tax matters are complicated, and the tax consequences of the merger to each Caesars stockholder will depend on the facts of each stockholder’s situation. Caesars stockholders are urged to read carefully the discussion in the section entitled “The Merger — Material United States Federal Income Tax Consequences” on page 81 and to consult their own tax advisors for a full understanding of the tax consequences of their participation in the merger.

Accounting Treatment (see page 84)

      Harrah’s will account for the merger as a business combination under United States generally accepted accounting principles.

Risks (see page 30)

      In evaluating the merger, the merger agreement or the issuance of shares of Harrah’s common stock in the merger, you should carefully read this joint proxy statement/ prospectus and especially consider the factors discussed in the section entitled “Risk Factors” on page 30.

Litigation Related to the Merger (see page 94)

      As of the date of this joint proxy statement/ prospectus, Caesars and Harrah’s are aware of one purported class action lawsuit that had been filed against Caesars and its board of directors in connection with the merger. Among other things, the lawsuit sought to prevent the closing of the merger. Both Harrah’s and Caesars believe that the lawsuit is without merit. A motion to dismiss the complaint was filed on behalf of all defendants. The plaintiff did not file a response and decided to dismiss the lawsuit without prejudice. As of the date of this joint proxy statement/ prospectus, to Caesars’ knowledge, the plaintiff has not filed a new lawsuit.

Dividend Policies

Harrah’s

      The holders of Harrah’s common stock receive dividends if and when declared by the Harrah’s board of directors. In February 2004 and April 2004, the Harrah’s board of directors declared dividends of $0.30 per share of Harrah’s common stock, which were paid on February 25, 2004, based on Harrah’s stockholders of record on February 11, 2004, and May 26, 2004, based on Harrah’s stockholders of record on May 12, 2004. In July 2004, the Harrah’s board of directors declared dividends of $0.33 per share of Harrah’s common stock, which were paid on August 25, 2004 based on Harrah’s stockholders of record on August 11, 2004. In October 2004, the Harrah’s board of directors declared dividends of $0.33 per share of Harrah’s common stock, which were paid on November 24, 2004 based on Harrah’s stockholders of record on November 10, 2004. In addition, quarterly cash dividends of $0.30 per share of Harrah’s common stock were also declared and paid in the third and fourth quarters of 2003.

      The declaration and payment of dividends, however, is subject to the provisions of the DGCL and will depend upon business conditions, operating results, capital and reserve requirements, covenants in Harrah’s debt agreements and the Harrah’s board of directors’ consideration of other relevant factors. Harrah’s can give no assurances that it will continue to pay dividends on the Harrah’s common stock in the future.

Caesars

      The holders of Caesars common stock receive dividends if and when declared by the Caesars board of directors. Caesars has not paid cash dividends for the fiscal years ended December 31, 2003 and 2002 and does not currently anticipate paying cash dividends during the fiscal year that will end on December 31, 2004.

Material Differences in Rights of Harrah’s Stockholders and Caesars Stockholders (see page 127)

      Caesars stockholders receiving merger consideration in the form of shares of Harrah’s common stock will have different rights once they become Harrah’s stockholders due to differences between the governing documents of Harrah’s and Caesars. These differences are described in detail under “Comparison of Stockholders Rights and Corporate Governance Matters” on page 127.

Summary Selected Historical Financial Data

      Harrah’s and Caesars are providing the following information to aid you in your analysis of the financial aspects of the merger.

Harrah’s Entertainment, Inc.

      The selected consolidated financial data below is derived from Harrah’s audited consolidated financial statements for each of the five years ended December 31, 1999 through 2003 contained in Harrah’s annual reports on Form 10-K for the years ended December 31, 2001, 2002 and 2003 and Harrah’s current report on Form 8-K filed with the Securities and Exchange Commission on December 17, 2004, except for the financial data for the nine months ended September 30, 2003 and 2004, which is derived from Harrah’s unaudited condensed consolidated financial statements. The unaudited results reflect all the adjustments (consisting only of normal recurring adjustments) that Harrah’s management considers necessary for a fair presentation of operating results. The operating results for the nine months ended September 30, 2004 are not necessarily indicative of the results that will be achieved for a full year. The information is only a summary and should be read in conjunction with (i) the unaudited pro forma condensed combined financial statements and accompanying notes included in this joint proxy statement/ prospectus as described under “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 118, and (ii) the consolidated financial statements, accompanying notes and management’s discussion and analysis of results of operations and financial condition of Harrah’s and Horseshoe Gaming Holding Corp., or Horseshoe, all of which can be found in publicly available documents, including those incorporated by reference into this joint proxy statement/ prospectus. See “Additional Information — Where You Can Find More Information” on page 148.

	Nine Months Ended
	September 30,			Year Ended December 31,

	Pro Forma			Pro Forma
	for			for
	Horseshoe			Horseshoe
	Acquisition			Acquisition
	2004(1)(2)	2004(2)	2003	2003(1)(3)	2003(3)	2002(4)	2001(5)	2000(6)	1999(7)

	(In millions, except per share amounts)
Income Statement Data:
Revenues	$3,716.9	$3,359.3	$2,998.6	$4,598.1	$3,948.9	$3,747.9	$3,317.4	$2,977.8	$2,579.5
Income from operations	693.4	626.2	555.0	802.3	678.8	708.7	521.8	188.2	501.3
Income from continuing operations before income taxes and minority interests	467.3	436.0	383.4	480.8	428.2	470.6	294.2	(36.1)	307.0
Income/(loss) from continuing operations	289.5	269.6	233.0	294.8	261.1	282.2	173.8	(46.4)	185.3
Income/(loss) before cumulative effect of change in accounting principle		290.8	257.2		292.6	326.2	209.0	(12.1)	208.5
Net income/(loss)		290.8	257.2		292.6	235.0	209.0	(12.1)	208.5
Earnings per share-diluted
Income/(loss) from continuing operations	2.57	2.39	2.11	2.67	2.36	2.48	1.50	(0.40)	1.44
Net income/(loss)		2.58	2.33		2.65	2.07	1.81	(0.10)	1.62
Cash dividends declared per common share	0.93	0.93	0.30	0.60	0.60	—	—	—	—
Other Financial and Operating Data:
Cash flows from operating activities		773.5	571.6		666.8	646.2	713.4	449.8	638.9
Interest expense, net of interest capitalized		(195.5)	(175.6)		(234.4)	(240.2)	(255.8)	(227.1)	(189.4)

		At December 31,
	At September 30,
	2004	2003	2002	2001	2000	1999

Balance Sheet Data:
Total assets	$8,304.0	$6,578.8	$6,350.0	$6,128.6	$5,166.1	$4,766.8
Short-term debt, including current portion of long-term debt	1.7	1.6	61.7	32.6	345.9	2.9
Long-term debt	4,956.0	3,671.9	3,763.1	3,719.4	2,835.8	2,540.3
Stockholders’ equity	1,958.1	1,738.4	1,471.0	1,374.1	1,269.7	1,486.3

(1)	Pro forma results have been adjusted to give pro forma effect to the acquisition by Harrah’s of Horseshoe as if that transaction had occurred on January 1, 2003.

(2)	Harrah’s results for the first nine months of 2004 include $2.1 million in pretax charges for write-downs, reserves and recoveries. Results for the first nine months of 2004 reflect Harrah’s Tunica and Harrah’s East Chicago as discontinued operations.

(3)	Harrah’s results for the year 2003 include $10.5 million in pretax charges for write-downs, reserves and recoveries and $19.1 million in charges for premiums paid for, and write-offs associated with, debt retired before maturity. 2003 results reflect Harveys Colorado, Harrah’s Vicksburg, Harrah’s Tunica and Harrah’s East Chicago as discontinued operations.

(4)	Harrah’s results for 2002 include $4.5 million in pretax charges for write-downs, reserves and recoveries, a $6.1 million charge for its exposure under a letter of credit issued on behalf of National Airlines, Inc. and a charge of $91.2 million, net of tax benefits of $2.8 million related to a change in accounting principle. 2002 also includes the financial results of Jazz Casino Company LLC from the date of Harrah’s acquisition of a majority ownership interest on June 7, 2002. 2002 results reflect Harveys Colorado, Harrah’s Vicksburg, Harrah’s Tunica and Harrah’s East Chicago as discontinued operations.

(5)	Harrah’s 2001 results include $17.2 million in pretax charges for write-downs, reserves and recoveries and $26.2 million of income from dispositions of nonstrategic assets and the settlement of a contingency related to a former affiliate. 2001 also includes the financial results of Harveys Casino Resorts from its July 31, 2001, date of acquisition. 2001 results reflect Harveys Colorado, Harrah’s Vicksburg, Harrah’s Tunica and Harrah’s East Chicago.

(6)	Harrah’s 2000 results include $220.0 million in pretax reserves for receivables not expected to be recovered from JCC Holding Company and its subsidiary, Jazz Casino Company LLC, $6.1 million in pretax charges for other write-downs, reserves and recoveries and $39.4 million in pretax write-offs and reserves for Harrah’s investment in, loans to and net estimated exposure under letters of credit issued on behalf of National Airlines, Inc. 2000 also includes the financial results of Players International, Inc. from its March 22, 2000, date of acquisition. 2000 results reflect Harrah’s Vicksburg, Harrah’s Tunica and Harrah’s East Chicago as discontinued operations.

(7)	Harrah’s results for 1999 include $2.2 million in pretax charges for write-downs, reserves and recoveries and $59.8 million of gains from sales of our equity interests in nonconsolidated affiliates and $17.0 million in pretax losses on debt retired before maturity. 1999 results reflect Harrah’s Vicksburg, Harrah’s Tunica and Harrah’s East Chicago as discontinued operations.

Caesars Entertainment, Inc.

      Caesars has derived the following historical information from Caesars audited consolidated financial statements for each of the five years ended December 31, 1999 through 2003 contained in Caesars’ annual reports on Form 10-K for the years ended December 31, 2001, 2002 and 2003 and Caesars’ current report on Form 8-K filed with the Securities and Exchange Commission on December 17, 2004, except for the financial data for the nine months ended September 30, 2003 and 2004, which is derived from Caesars’ unaudited condensed consolidated financial statements. The unaudited results reflect all the adjustments (consisting only of normal recurring adjustments) that Caesars’ management considers necessary for a fair presentation of operating results. The operating results for the nine months ended September 30, 2004 are not necessarily indicative of the results that will be achieved for a full year. The information is only a summary and should be read in conjunction with Caesars’ consolidated financial statements and accompanying notes, as well as management’s discussion and analysis of results of operations and financial condition, all of which can be found in publicly available documents, including those incorporated by reference in this joint proxy statement/ prospectus. See “Additional Information — Where You Can Find More Information” on page 148.

	Nine Months
	Ended
	September 30,		Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(In millions, except per share amounts)
Results of Operations(1)(2):
Total revenue	$3,305	$3,115	$4,095	$4,080	$3,987	$3,966	$2,325
Total operating income	521	442	407	517	489	683	341
Income from continuing operations(3)(4)	164	118	34	140	51	167	113
Net income (loss)(5)	277	130	46	(824)	(24)	143	136
Income from continuing operations
Basic	0.53	0.39	0.11	0.46	0.17	0.55	0.37
Diluted	0.52	0.39	0.11	0.46	0.17	0.54	0.37
Net income (loss) per share
Basic	0.90	0.43	0.15	(2.74)	(0.08)	0.48	0.45
Diluted	0.88	0.43	0.15	(2.71)	(0.08)	0.46	0.44

		At December 31,
	At September 30,
	2004	2003	2002	2001	2000	1999

Balance Sheet Data:
Total assets	$9,489	$9,506	$9,679	$10,820	$11,008	$11,151
Total debt	4,179	4,619	4,910	5,308	5,398	5,624
Stockholders’ equity	3,416	3,058	2,957	3,767	3,784	3,740

(1)	On December 24, 2003, Caesars announced that they had entered into a definitive agreement to sell the Las Vegas Hilton which was consummated on June 18, 2004. On September 27, 2004, Caesars entered into an agreement to sell certain assets and liabilities of the Atlantic City Hilton and Bally’s Tunica. The results of the three properties have been reclassified to Discontinued Operations on the statement of operations and their assets and liabilities have been reclassified to Assets Held for Sale and Liabilities Related to Assets Held for Sale. Prior years have been reclassified to conform to the new presentation. This reclassification had no impact on previously reported net income (loss).

(2)	Beginning in 2000, operating results include the acquisition of Caesars World, Inc. which was completed in December 1999.

(3)	Excludes charges for the cumulative effect of accounting changes of $979 million related to goodwill in 2002 and $2 million related to pre-opening expense in 1999. In accordance with the adoption of SFAS No. 142, on January 1, 2002, Caesars no longer amortizes goodwill.

(4)	Includes the following:

•	For 2003, a $38 million goodwill impairment charge at the Caesars Tahoe property, and an $89 million asset impairment charge at the Flamingo Laughlin property.

•	For 2002, a $7.5 million charge related to the cancellation of an energy contract, $2.5 million in damage costs caused by tropical storms to Caesars’ Gulf Coast properties, a $9 million charge related to settling employment agreements with a former officer, a $43 million charge for the buy-out, settlement of a litigation, and revaluation of the Bally’s Casino New Orleans, and a $4 million charge related to the settlement of litigation involving the failed agreement (signed in 2000) to sell the Las Vegas Hilton. Offsetting these charges in 2002 was a $44 million gain related to the sale of Caesars’ interest in Jupiters Limited.

•	For 2001, a $19 million impairment charge related to the sale of the Flamingo Reno property and $32 million investment loss primarily related to Caesars’ investment in Aladdin Gaming Holdings, LLC senior discount notes. In addition, earnings declined significantly, especially in the Las Vegas market due to the impact of travel and leisure spending resulting from the September 11, 2001 attacks.

(5)	For the nine months ended September 30, 2004, net income includes an $87 million gain on sale, net of taxes, related to the sale of the Las Vegas Hilton, a $9 million asset impairment charge at the Caesars Tahoe property, a $2 million charge related to executive contract terminations and a $3 million gain on the sale of Caesars’ interest in an office building.

Selected Unaudited Pro Forma Condensed Combined Financial Data

      The following selected unaudited pro forma condensed combined financial income statement data for the year ended December 31, 2003 and the nine months ended September 30, 2004 gives effect to the acquisition by Harrah’s of Horseshoe, the merger, the sale of Harrah’s Shreveport to Boyd Gaming Corporation, the sale of Harrah’s Tunica, Harrah’s East Chicago, Bally’s Tunica and the Atlantic City Hilton to an affiliate of Colony Capital, LLC and the sale of Bally’s Casino New Orleans and Caesars Tahoe to an affiliate of Columbia Sussex as if these transactions had occurred on January 1, 2003 and the unaudited pro forma condensed combined balance sheet data gives effect to the merger as if these transactions had occurred on September 30, 2004. The pro forma adjustments are based upon available information and assumptions that each company’s management believes are reasonable. The selected unaudited pro forma condensed combined financial data are presented for illustrative purposes only. The companies may have performed differently had they always been combined. Stockholders should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

      The selected unaudited pro forma condensed combined financial data (i) have been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial statements and accompanying notes included in this joint proxy statement/ prospectus as described under “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 118, and (ii) should be read in conjunction with the consolidated financial statements of Harrah’s, Horseshoe and Caesars and other information filed by Harrah’s, Horseshoe and Caesars with the SEC and incorporated by reference into this joint proxy statement/ prospectus. See “Additional Information — Where You Can Find More Information” on page 148.

	Nine Months Ended	Year Ended
	September 30, 2004	December 31, 2003

	(In millions, except per share amounts)
Income Statement Data:
Net revenues	$6,917.9	$8,546.1
Income from operations	1,228.4	1,249.3
Income from continuing operations	427.3	316.0
Earnings per share from continuing operations
Basic	2.40	1.80
Diluted	2.35	1.77

At September 30, 2004

(In millions)
Balance Sheet Data:
Total assets	$18,796.6
Total debt, including current portion	10,343.1
Stockholders’ equity	5,248.2

Comparative Per Share Information

      The following tables set forth historical per share information of Harrah’s and Caesars and unaudited pro forma condensed combined per share information after giving effect to the merger under the purchase method of accounting, based on an average price per share of Harrah’s common stock of $48.74. The unaudited pro forma combined financial data are not necessarily indicative of the financial position had the transaction occurred on September 30, 2004, operating results that would have been achieved had the transaction been in effect as of January 1, 2003 and should not be construed as representative of future financial position or operating results. The unaudited pro forma condensed combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and accompanying notes included in this joint proxy statement/ prospectus as described under “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 118. The historical per share information is derived from the audited financial statements as of and for the year ended December 31, 2003 for each of Harrah’s and Caesars, except for the financial data for the nine months ended September 30, 2003 and September 30, 2004, which is derived from Harrah’s and Caesars’ unaudited financial statements.

      This information is only a summary and should be read in conjunction with the financial statements and accompanying notes of Harrah’s and Caesars contained in the annual reports and other information that has been filed with the SEC and incorporated by reference in this joint proxy statement/ prospectus and with the unaudited pro forma condensed combined financial statements referred to above. See “Additional Information — Where You Can Find More Information” on page 148.

		Harrah’s
	Historical	Entertainment			Pro Forma
	Harrah’s	As Adjusted for	Historical	Pro Forma	Equivalent of One
	Entertainment	Horseshoe (1)	Caesars	Combined	Caesars Share (2)

Income from continuing operations per share-diluted(3):
Year ended December 31, 2003	$2.36	$2.67	$0.11	$1.77	$0.57
Nine months ended September 30, 2004	2.39	2.57	0.52	2.35
Book value per share(4):
December 31, 2003	15.68		10.07	N/A	N/A
September 30, 2004	17.48		10.99	29.30	9.51
Cash dividends declared per share	0.93	0.93	—	0.93	0.30
Outstanding shares (in millions)
December 31, 2003	110.9		303.8	N/A
September 30, 2004	112.0		310.9	179.1

(1)	Pro forma results to reflect the impact of the Horseshoe acquisition as if that transaction, which was consummated on July 1, 2004, had occurred on January 1, 2003. For additional historical financial information regarding Horseshoe, see “Additional Information — Where You Can Find More Information” on page 148.

(2)	The Pro Forma Caesars Equivalent per share amounts were calculated by applying the exchange ratio of 0.3247 to the pro forma combined income from continuing operations, book value per share, and cash dividends declared per share.

(3)	The table above combines Harrah’s results of operations for the fiscal year ended December 31, 2003 and the results of operations for the nine months ended September 30, 2004 with Caesars’ results of operations for the same periods. The pro forma combined income from continuing operations per share is based on the combined weighted average number of common shares and common share equivalents. Common share equivalents consist of common stock issuable upon the exercise of outstanding options and warrants.

(4)	We computed historical book value per share by dividing Harrah’s unaudited total stockholders’ equity as of September 30, 2004, and December 31, 2003, by the number of common shares outstanding as of those dates and Caesars unaudited total stockholders’ equity as of September 30, 2004, and December 31, 2003, by the number of common shares outstanding as of those dates. We computed the Pro Forma Combined book value per share amounts by dividing pro forma stockholders’ equity by the pro forma number of shares of Harrah’s common stock outstanding as of September 30, 2004 (without including outstanding options). See “Unaudited Pro Forma Condensed Combined Balance Sheet” on page 121. The pro forma number of shares of Harrah’s common stock was calculated as the sum of total shares of Harrah’s common stock outstanding plus the shares expected to be issued in the merger.

Comparative Per Share Market Price Data

      Harrah’s common stock trades on the NYSE under the symbol “HET.” Caesars common stock trades on the NYSE under the symbol “CZR.” The table below sets forth, for the periods indicated, dividends and the range of high and low per share sales prices for Harrah’s common stock and Caesars common stock as reported on the NYSE. For current price information, you should consult publicly available sources. For more information on Harrah’s and Caesars payment of dividends, see “— Dividend Policies” above on page 20.

	Harrah’s Common Stock			Caesars Common Stock

	High	Low	Dividends Paid	High	Low	Dividends Paid

Fiscal Year 2002
First quarter	$45.39	$34.95	$—	$10.98	$8.70	$—
Second quarter	51.35	41.70	—	12.93	9.50	—
Third quarter	49.30	39.51	—	10.53	7.38	—
Fourth quarter	50.60	37.65	—	8.79	6.06	—
Fiscal Year 2003
First quarter	40.75	30.30	—	8.64	6.50	—
Second quarter	44.30	34.20	—	9.23	6.90	—
Third quarter	44.11	38.65	0.30	10.00	8.22	—
Fourth quarter	49.94	40.85	0.30	11.09	8.87	—
Fiscal Year 2004
First quarter	56.40	48.90	0.30	13.74	10.93	—
Second quarter	57.50	50.86	0.30	15.22	12.01	—
Third quarter	55.21	43.94	0.33	16.84	13.20	—
Fourth quarter (through December 17, 2004)	65.91	52.78	0.33	19.73	16.68	—

      The following table presents:

•	the last reported sale price of a share of Harrah’s common stock, as reported on the NYSE; and

•	the last reported sale price of a share of Caesars common stock, as reported on the NYSE;

in each case, on July 14, 2004, the last full trading day prior to the public announcement of the proposed merger, and on                     ,                     , the last practicable trading day prior to the date of this joint proxy statement/ prospectus.

	Harrah’s	Caesars
Date	Common Stock	Common Stock

July 14, 2004	$50.98	$16.00
,

      The market value of the shares of Harrah’s common stock to be issued in exchange for shares of Caesars common stock upon the completion of the merger will not be known at the time Caesars stockholders vote on the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, or at the time Harrah’s stockholders vote on the proposal to approve the issuance of shares of Harrah’s common stock in the merger, because the merger will not be completed by at the time of respective stockholder votes.

      The above tables show only historical comparisons. Because the market prices of Harrah’s common stock and Caesars common stock will likely fluctuate prior to the merger, these comparisons may not provide meaningful information to Harrah’s stockholders in determining whether to approve the issuance of shares of Harrah’s common stock in the merger or to Caesars stockholders in determining whether to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger. Harrah’s and Caesars stockholders are encouraged to obtain current market quotations for Harrah’s and Caesars common stock and to review carefully the other information contained in this joint proxy statement/ prospectus or incorporated by reference into this joint proxy statement/ prospectus in considering whether to approve the respective proposals before them. See “Additional Information — Where You Can Find More Information” on page 148.

RISK FACTORS

      In addition to the other information included in this joint proxy statement/ prospectus, including the matters addressed in “Cautionary Statement Concerning Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, in the case of Caesars stockholders, or for approval of the issuance of shares of Harrah’s common stock pursuant to the merger agreement and an amendment to Harrah’s certificate of incorporation to increase the number of authorized shares of Harrah’s common stock, in the case of Harrah’s stockholders. In addition, you should read and consider the risks associated with each of the businesses of Harrah’s and Caesars because these risks will also affect the combined company. These risks can be found respectively in the Harrah’s and Caesars Annual Reports on Form 10-K for the year ended December 31, 2003, which are filed with the SEC and incorporated by reference into this joint proxy statement/ prospectus.

Risks Relating to the Merger

Harrah’s and Caesars may be required to comply with material restrictions or conditions in order to obtain the regulatory approvals to complete the merger and any delays in obtaining regulatory approvals will delay and may possibly prevent the merger.

      The merger is subject to review by the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act. Under this statute, Harrah’s and Caesars are required to make pre-merger notification filings and to await the expiration or early termination of the statutory waiting period prior to completing the merger. The governmental entities from whom approvals are required may attempt to condition their approval of the merger, or of the transfer to Harrah’s of licenses and other entitlements, on the satisfaction of certain regulatory conditions that may have the effect of imposing additional costs on Harrah’s or otherwise substantially reducing the benefits to Harrah’s if the merger is completed. These conditions could include a complete or partial license, divestiture, spin-off or the sale of certain assets or businesses, which may be on terms that are not as favorable to Harrah’s and/or Caesars as may have been attainable absent the merger. Each of Harrah’s and Caesars are obligated under the merger agreement to take specified actions, subject to certain limitations, including selling or otherwise divesting certain of their gaming properties or operations, in order to obtain the required consents or approvals under the HSR Act and other antitrust regulations.

      The completion of the merger is also conditioned upon receiving approval from various foreign, state and local gaming and regulatory authorities. Harrah’s and Caesars have not yet obtained all of the regulatory approvals required to complete the merger.

      While Harrah’s and Caesars expect to obtain the required regulatory approvals, Harrah’s and Caesars cannot be certain that all of the required gaming and antitrust approvals will be obtained, nor can they be certain that the approvals will be obtained within the time contemplated by the merger agreement. A delay in obtaining the required approvals will delay and may possibly prevent the completion of the merger. For a full description of the regulatory approvals required for the merger see “The Merger — Regulatory Approvals Required for the Merger” on page 71.

The price of Harrah’s common stock at the time of completion of the merger might be lower than the price when the merger was publicly announced, which would decrease the value of the stock portion of the merger consideration to be received by certain Caesars stockholders in the merger. Further, at the Caesars special meeting, Caesars stockholders will not know the exact value of Harrah’s common stock that will be issued in the merger.

      The price of Harrah’s common stock might decrease from its market price on July 14, 2004, the last full trading day prior to the public announcement of the proposed merger, and on the date of the Caesars special meeting. Accordingly, if the price of Harrah’s common stock declines prior to the completion of the merger, the value of the stock portion of the merger consideration to be received by Caesars stockholders in the merger will decrease. See “Summary — The Merger — Merger Consideration” on page 8. The merger agreement does not provide Caesars with a price-based termination right or other protection for Caesars or its stockholders against declines in the market price of Harrah’s common stock. Therefore, Caesars cannot terminate the merger agreement solely because of a decrease in the trading price of Harrah’s common stock.

      Harrah’s and Caesars are working to complete the merger as quickly as possible. However, the time period between the stockholder votes taken at the special meetings and the completion of the merger will depend upon the status of certain federal and state regulatory approvals, which must be obtained prior to the completion of the merger. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals. Because the date when the merger is completed may be later than the date of the special meetings, Harrah’s and Caesars stockholders will not know the exact value of the Harrah’s common stock that will be issued in the merger at the time they vote on the merger proposals. As a result, if the market price of Harrah’s common stock at the completion of the merger is lower than the market price on the date of the Caesars special meeting, the value of the Harrah’s common stock received by Caesars stockholders that receive the stock portion of the merger consideration in the merger will be less than the value of such Harrah’s common stock on the date of the Caesars special meeting. Moreover, during such period, events, conditions or circumstances could arise that could have a material impact or effect on Harrah’s, Caesars or the gaming industry.

      During the twelve-month period ending on                     ,                     , the most recent practicable date prior to the date of this joint proxy statement/ prospectus, the closing price of Harrah’s common stock varied from a low of $          to a high of $          , and ended that period at $          . We encourage you to obtain current market quotations for Harrah’s common stock before you vote your shares.

Stock consideration or cash consideration paid in the merger may be different than what Caesars stockholders elect.

      Caesars stockholders may elect to receive either 0.3247 of a share of Harrah’s common stock or be deemed to have elected $17.75 in cash for each share of Caesars common stock that they own, subject to proration to reflect the aggregate amount of cash to be paid and the number of shares of Harrah’s common stock to be issued by Harrah’s in the merger and other adjustments as described in this joint proxy statement/ prospectus. As a result of proration, even if a Caesars stockholder elects to receive shares of Harrah’s common stock in the merger, such Caesars stockholder may nonetheless receive a mix of Harrah’s common stock and cash. Similarly, if a Caesars stockholder chooses not to elect stock or fail to make an election for stock, such Caesars stockholder may nonetheless receive a mix of Harrah’s common stock and cash. For a full description of the proration terms and procedures, see “The Merger Agreement — Merger Consideration — Stock Cap and Proration” on page 97 and “Summary — The Merger — Merger Consideration” on page 8.

Harrah’s will have more indebtedness after the merger, which could adversely affect its cash flows and business.

      In order to complete the merger, Harrah’s anticipates arranging for and funding at least $1.9 billion of new indebtedness. Proceeds from the indebtedness will be used to fund the cash portion of the consideration paid to Caesars stockholders. Harrah’s debt outstanding as of September 30, 2004 was approximately $5.0 billion. Giving effect to the merger, Harrah’s pro forma total debt outstanding as of September 30, 2004 would have been approximately $11.4 billion. As a result of this increase in debt, demands on Harrah’s cash resources will increase after the completion of the merger. The increased levels of debt could, among other things:

•	require Harrah’s to dedicate a substantial portion of its cash flow from operations to make payments on its debt, thereby reducing funds available for working capital, capital expenditures, dividends, acquisitions and other purposes;

•	increase Harrah’s vulnerability to, and limit flexibility in planning for, adverse economic and industry conditions;

•	affect Harrah’s credit rating;

•	limit Harrah’s ability to obtain additional financing to fund future working capital, capital expenditures, additional acquisitions and other general corporate requirements;

•	create competitive disadvantages compared to other companies with less indebtedness; and

•	limit Harrah’s ability to apply proceeds from an offering or asset sale to purposes other than the repayment of debt.

If Harrah’s is unable to finance the merger through cash flow, borrowings under its bank credit facility and additional financings, the completion of the merger will be jeopardized.

      Harrah’s intends to finance the merger primarily with cash flow from operations, borrowings under its bank credit facility, and equity or debt financings. If Harrah’s is unable to finance the merger, Harrah’s will have to adopt one or more alternatives, such as reducing or delaying planned expansion, development and renovation projects, selling assets, restructuring debt, or obtaining joint venture partners, all of which may adversely affect Harrah’s business, financial condition and results of operations. Additionally, these sources of funds may not be sufficient to finance the merger, and other financing may not be available on acceptable terms, in a timely manner or at all. If Harrah’s is unable to finance the merger through cash flow and/or secure such additional financing, the completion of the merger will be jeopardized and Harrah’s will be in breach of the merger agreement.

Harrah’s may not realize all of the anticipated benefits of the merger.

      Harrah’s ability to realize the anticipated benefits of the merger will depend, in part, on the ability of Harrah’s to integrate the businesses of Caesars with the businesses of Harrah’s. The combination of two independent companies is a complex, costly and time-consuming process. This process may disrupt the business of either or both of the companies, and may not result in the full benefits expected by Harrah’s and Caesars. The difficulties of combining the operations of the companies include, among others:

•	coordinating marketing functions;

•	unanticipated issues in integrating information, communications and other systems;

•	unanticipated incompatibility of purchasing, logistics, marketing and administration methods;

•	retaining key employees;

•	consolidating corporate and administrative infrastructures;

•	the diversion of management’s attention from ongoing business concerns; and

•	coordinating geographically separate organizations.

      We cannot assure you that the combination of Caesars with Harrah’s will result in the realization of the full benefits anticipated from the merger.

If the proposed merger is not completed, Harrah’s and Caesars will have incurred substantial costs that may adversely affect Harrah’s and Caesars’ financial results and operations and the market price of Harrah’s and Caesars common stock.

      Harrah’s and Caesars have incurred and will continue to incur substantial costs in connection with the proposed merger. These costs are primarily associated with the fees of attorneys, accountants and Harrah’s and Caesars’ financial advisors. In addition, Harrah’s and Caesars have each diverted significant management resources in an effort to complete the merger and are each subject to restrictions contained in the merger agreement on the conduct of its business. If the merger is not completed, Harrah’s and Caesars will have incurred significant costs, including the diversion of management resources, for which it will have received little or no benefit. Also, if the merger is not completed under certain circumstances specified in the merger agreement, Caesars is required to pay Harrah’s a break-up fee of $180.0 million. See “The Merger Agreement — Break-up Fee” on page 113.

      In addition, if the merger is not completed, Harrah’s and Caesars may experience negative reactions from the financial markets and Harrah’s and Caesars’ collaborative partners, customers and employees. Each of these factors may adversely affect the trading price of Harrah’s and/or Caesars common stock and Harrah’s and/or Caesars’ financial results and operations.

Directors of Caesars have interests in the merger that may be different from, or in addition to, the interests of Caesars stockholders.

      When considering the Caesars board of directors’ recommendation that Caesars stockholders vote in favor of the approval and adoption of the merger agreement, Caesars stockholders should be aware that some directors and executive officers of Caesars have interests in the merger that may be different from, or in addition to, the interests of Caesars stockholders. These interests include the potential for positions as directors of Harrah’s, severance payments under employment agreements and change of control agreements, acceleration of vesting and exercisability of options, restricted stock units, performance awards and supplemental retention units as a result of the merger and the right to continued indemnification and insurance coverage by Harrah’s for acts or omissions occurring prior to the merger. Upon completion of the merger, William Barron Hilton and Stephen F. Bollenbach will be appointed to the Harrah’s board of directors. Messrs. Hilton and Bollenbach represent two of nine members of the Caesars board of directors, or 22 percent. The Harrah’s board of directors will consider the nomination of up to two additional Caesars directors to the Harrah’s board of directors. Therefore, up to four of nine members of the Caesars board of directors, or 44 percent may be appointed to the Harrah’s board of directors. It is currently not known whether any of the executive officers of Caesars will remain with Harrah’s after the completion of the merger.

      As a result of these interests, these directors and officers could be more likely to vote to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, than if they did not hold these interests, and may have reasons for doing so that are not the same as the interests of other Caesars stockholders. For a full description of the interests of directors and executive officers of Caesars in the merger, see “The Merger — Interests of Caesars’ Directors and Executive Officers in the Merger” on page 89.

Risks Relating to Harrah’s Operations After the Consummation of the Merger

If Harrah’s is unable to effectively compete against its competitors, its profits will decline.

      The gaming industry is highly competitive and Harrah’s competitors vary considerably by their size, quality of facilities, number of operations, brand identities, marketing and growth strategies, financial strength and capabilities, level of amenities, management talent and geographic diversity. In certain areas, such as Las Vegas, Harrah’s competes with a wide range of casinos, some of which are significantly larger and offer substantially more non-gaming activities to attract customers. Harrah’s also competes with other non-gaming resorts and vacation areas, and with various other entertainment businesses.

      In recent years, with fewer new markets opening for development, competition in existing markets has intensified. The expansion of existing casino entertainment properties, the increase in the number of properties and the aggressive marketing strategies of many of Harrah’s competitors has increased competition in many markets in which Harrah’s competes, and this intense competition is expected to continue. These competitive pressures have and are expected to continue to adversely affect Harrah’s financial performance in certain markets.

      In particular, Harrah’s business may be adversely impacted by the additional gaming and room capacity in Las Vegas, Atlantic City, Mississippi, Missouri, Illinois and Louisiana and/or other projects not yet announced in any of the other markets in which Harrah’s operates or will operate after the merger. In addition, Harrah’s operations located in the states of New Jersey and Nevada may be adversely impacted by the expansion of Native American gaming in New York and California.

Harrah’s is subject to extensive governmental regulation and taxation policies, the enforcement of which could adversely impact Harrah’s business, financial condition and results of operations.

      Harrah’s is subject to extensive gaming regulations and political and regulatory uncertainty. Regulatory authorities at the U.S. Federal, state and local levels have broad powers with respect to the licensing of casino operations and may revoke, suspend, condition or limit Harrah’s gaming or other licenses, impose substantial fines and take other actions, any one of which could adversely impact Harrah’s business, financial condition and results of operations. From time to time, individual jurisdictions have also considered legislation or referendums, which could adversely impact Harrah’s operations. The likelihood or outcome of similar legislation and referendums in the future cannot be predicted.

      The casino entertainment industry represents a significant source of tax revenues to the various jurisdictions in which casinos operate. From time to time, various state and federal legislators and officials have proposed changes in tax laws, or in the administration of such laws, including increases in tax rates, which would affect the industry. If adopted, such changes could adversely impact Harrah’s business, financial condition and results of operations.

The development and construction of new hotels, casinos and gaming venues and the expansion of existing ones are susceptible to delays, cost overruns and other uncertainties, which could have an adverse effect on Harrah’s business, financial condition and results of operations.

      Harrah’s may decide to develop, construct and open new hotels, casinos and other gaming venues in response to opportunities that may arise. If the merger is consummated, Harrah’s will also continue to develop the projects that are currently being undertaken by Caesars. Future development projects and acquisitions may require significant capital commitments and could result in potentially dilutive issuances of equity securities, the incurrence of additional debt, guarantee of third party-debt, the incurrence of contingent liabilities and an increase in amortization expenses related to goodwill and other intangible assets, which could have a material adverse effect upon Harrah’s business, financial condition and results of operations. The development and construction of new hotels, casinos and gaming venues and the expansion of existing ones are susceptible to various risks and uncertainties, such as:

•	the existence of acceptable market conditions and demand for the completed project;

•	general construction risks, including cost overruns, change orders and plan or specification modification, shortages of equipment, materials or skilled labor, labor disputes, unforeseen environmental, engineering or geological problems, work stoppages, fire and other natural disasters, construction scheduling problems and weather interferences;

•	changes and concessions required by governmental or regulatory authorities;

•	delays in obtaining, or inability to obtain, all licenses, permits and authorizations required to complete the project; and

•	disruption to Harrah’s existing operations and facilities.

      Harrah’s failure to complete any new development or expansion project as planned, on schedule, within budget and in a manner that generates anticipated profits could have a material adverse effect on Harrah’s business, financial condition and results of operations.

Servicing Harrah’s indebtedness will require a significant amount of cash, and Harrah’s ability to generate cash depends on many factors beyond its control.

      Harrah’s ability to make payments on its indebtedness and to fund planned capital expenditures will depend on its ability to generate cash in the future. Harrah’s is a holding company and Harrah’s Operating

Company conducts substantially all of its operations through its subsidiaries. As a result, Harrah’s ability to meet its debt service obligations substantially depends upon its subsidiaries’ cash flow and payments of funds to it by its subsidiaries. This ability, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond Harrah’s control. An economic downturn in a region in which Harrah’s operates, or will operate after the merger, may adversely impact Harrah’s business, results of operations and financial condition.

      Based on Harrah’s current level of operations and recent acquisitions, including the pending acquisition of Caesars, Harrah’s believes its cash flow from operations, available cash and available borrowings under its credit facility will be adequate to meet its liquidity needs for the foreseeable future. Harrah’s cannot assure you, however, that its business will generate sufficient cash flow from operations or that future borrowings will be available to Harrah’s under its credit facility in an amount sufficient to enable Harrah’s to pay its indebtedness or to fund its other liquidity needs. Harrah’s may need to refinance all or a portion of its indebtedness on or before maturity. There can be no assurance that Harrah’s will be able to refinance any of its indebtedness on commercially reasonable terms or at all.

The risks associated with Harrah’s international operations could reduce Harrah’s profits.

      Certain of Caesars properties are located in countries outside the United States. International operations are subject to inherent risks including:

•	variation in local economies;

•	currency fluctuation;

•	greater difficulty in accounts receivable collection;

•	trade barriers;

•	burden of complying with a variety of international laws; and

•	political and economic instability.

      In addition, Caesars has announced plans to develop and operate a casino in the United Kingdom, partnering with Quintain Estates and Development Group. Development in the United Kingdom is dependent on passage of proposed legislative reform of the United Kingdom gaming laws and regulations.

Acts of terrorism and war may negatively impact Harrah’s future profits.

      Terrorist attacks and other acts of war or hostility have created many economic and political uncertainties. Harrah’s cannot predict the extent to which terrorism, security alerts or the war in Iraq will continue to directly or indirectly impact Harrah’s business and operating results. For example, the United States Coast Guard is considering regulations designed to increase homeland security, which, if passed, could affect some of Harrah’s properties and require significant expenditures to bring such properties into compliance. In addition, as a consequence of the threat of terrorist attacks and other acts of war or hostility in the future, premiums for a variety of insurance products have increased, and some types of insurance are no longer available. Given current conditions in the global insurance markets, Harrah’s is predominately uninsured for losses and interruptions caused by terrorist acts and acts of war. If any such event were to affect the Harrah’s properties, Harrah’s would likely suffer a substantial loss.

Failure to achieve the anticipated benefits of Harrah’s acquisition of Horseshoe Gaming Holding Corp. could adversely impact Harrah’s business.

      On July 1, 2004, Harrah’s completed its acquisition of Horseshoe Gaming Holding Corp. The complex process of integrating Horseshoe into Harrah’s requires and will continue to require significant resources. Failure to achieve the anticipated benefits from the acquisition, or to successfully integrate the operations, of Horseshoe could have a material adverse effect on Harrah’s business, financial condition and results of operations.

      Harrah’s will incur significant costs and commit significant management time integrating Horseshoe’s operations, information, communication and other systems and personnel, among other items. This integration will cause Harrah’s to incur cash outflows in completing the integration process, such as fees and expenses of professionals and consultants involved in completing the integration process and integrating technology and personnel.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

      This joint proxy statement/ prospectus and the other documents incorporated by reference into this proxy statement/ prospectus contain or may contain “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Further, statements that include the words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout this joint proxy statement/ prospectus and the other documents incorporated by reference. These forward-looking statements, including, without limitation, those relating to future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results, in each case relating to Harrah’s or Caesars, respectively, wherever they occur in this joint proxy statement/ prospectus or the other documents incorporated by reference herein, are necessarily estimates reflecting the best judgment of the respective management of Harrah’s and Caesars and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this joint proxy statement/ prospectus and incorporated by reference into this joint proxy statement/ prospectus. In addition to the risk factors identified elsewhere, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

•	the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming and hotel industry in particular;

•	construction factors, including delays, increased costs for labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;

•	the effects of environmental and structural building conditions relating to our properties;

•	the ability of Harrah’s to complete the merger with Caesars and to timely and cost-effectively integrate Caesars and Horseshoe into Harrah’s operations;

•	access to available and feasible financing, including financing for the merger of Caesars into Harrah’s, on a timely basis;

•	changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies;

•	litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation;

•	the ability of customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and same casino or hotel sales;

•	the ability to recoup costs of capital investments through higher revenues;

•	acts of war or terrorist incidents;

•	abnormal gaming holds; and

•	the effects of competition, including locations of competitors and operating and market competition.

      You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the joint proxy statement/ prospectus or, in the case of documents incorporated by reference, as of the date of those documents. Neither Harrah’s nor Caesars undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/ prospectus or to reflect the occurrence of unanticipated events, except as required by law.

THE HARRAH’S SPECIAL MEETING

General

      This joint proxy statement/ prospectus is being provided to Harrah’s stockholders as part of a solicitation of proxies by the Harrah’s board of directors for use at a special meeting of Harrah’s stockholders. This joint proxy statement/ prospectus provides Harrah’s stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting of Harrah’s stockholders.

Date, Time, Place and Purpose of the Harrah’s Special Meeting

      The special meeting of Harrah’s stockholders will be held on                     ,                     at       a.m., local time, at Rio All-Suite Hotel & Casino, 3700 West Flamingo Road, Las Vegas, Nevada.

      The Harrah’s special meeting is being held for the following purposes:

•	to consider and vote upon a proposal to approve the issuance of shares of Harrah’s common stock pursuant to the Agreement and Plan of Merger, dated as of July 14, 2004, by and among Harrah’s Entertainment, Inc., Harrah’s Operating Company, Inc., a wholly-owned subsidiary of Harrah’s, and Caesars Entertainment, Inc.; and

•	to consider and vote upon a proposal to approve an amendment to Harrah’s certificate of incorporation to increase the number of authorized shares of Harrah’s common stock from 360,000,000 to 720,000,000; and

•	to transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Recommendation of the Harrah’s Board of Directors

Proposal 1

      The Harrah’s board of directors has unanimously approved the merger agreement and unanimously recommends that Harrah’s stockholders vote “FOR” approval of the issuance of shares of Harrah’s common stock to Caesars stockholders pursuant to the merger agreement. See “The Merger — Recommendation of the Harrah’s Board of Directors and Its Reasons for the Merger” on page 54.

Proposal 2

      The Harrah’s board of directors unanimously approved a resolution, subject to stockholder approval, to amend Harrah’s certificate of incorporation to increase the number of authorized shares of Harrah’s common stock and unanimously recommends that Harrah’s stockholders vote “FOR” approval of the amendment to Harrah’s certificate of incorporation.

      If this proposal is approved by Harrah’s stockholders, the authorized number of shares of Harrah’s common stock will increase from 360,000,000 to 720,000,000. Harrah’s intends to file the amendment to Harrah’s certificate of incorporation to increase the number of authorized shares of Harrah’s common stock immediately prior to the completion of the merger. The form of the certificate of amendment to Harrah’s certificate of incorporation is attached as Annex D to this joint proxy statement/ prospectus. Harrah’s reserves the right to abandon or modify, upon approval of the Harrah’s board of directors, the proposed amendment to Harrah’s certificate of incorporation to increase the number of authorized shares of Harrah’s common stock at any time prior to the filing of the amendment with the Secretary of State of the State of Delaware, including after approval of the stockholders has been obtained.

      The Harrah’s board of directors believes it is desirable to authorize additional shares of common stock so that there will be sufficient shares available for issuance for purposes that the Harrah’s board of directors may later determine to be in the best interests of Harrah’s and its stockholders. Such purposes could include the offer of shares for cash, acquisitions, financings, mergers, stock splits, stock dividends, employee benefit programs and other general corporate purposes. No further action or authorization by Harrah’s stockholders would be necessary prior to the issuance of additional shares of common stock, unless required by applicable law or regulation.

      Harrah’s stockholders are voting on each proposal separately. The vote of Harrah’s stockholder on one proposal has no bearing on the other proposal, or on any other matter that may come before the Harrah’s special meeting.

Record Date; Outstanding Shares; Shares Entitled to Vote

      Only holders of record of Harrah’s common stock at the close of business on the record date,                     ,                     , are entitled to notice of and to vote at the Harrah’s special meeting. As of the Harrah’s record date, there were                      shares of Harrah’s common stock outstanding and entitled to vote at the special meeting, held by approximately                     holders of record. Each holder of Harrah’s common stock is entitled to one vote for each share of Harrah’s common stock owned as of the Harrah’s record date.

      A list of Harrah’s stockholders will be available for review at the special meeting and at the executive offices of Harrah’s during regular business hours for a period of ten days before the special meeting.

Quorum and Vote Required

      A quorum of stockholders is necessary to hold a valid special meeting. The required quorum for the transaction of business at the special meeting is a majority of the outstanding shares of Harrah’s common stock entitled to vote and present, whether in person or by proxy, at the Harrah’s special meeting. All shares of Harrah’s common stock represented at the Harrah’s special meeting, including abstentions and “broker non-votes” will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. “Broker non-votes” are shares held by a broker or other nominee that are represented at the meeting, but with respect to which such broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal.

Proposal 1

      In accordance with NYSE listing requirements, the approval of the issuance of shares of Harrah’s common stock pursuant to the merger agreement requires the affirmative vote of the holders of a majority of shares of Harrah’s common stock cast on such proposal, in person or by proxy, provided that the total vote cast on the proposal represents over 50% of the outstanding shares of Harrah’s common stock entitled to vote on the proposal. Votes “for,” votes “against” and abstentions count as votes cast, while broker non-votes do not count as votes cast. All outstanding shares of Harrah’s common stock, including broker non-votes, count as shares entitled to vote. Thus, the total sum of votes “for,” plus votes “against,” plus abstentions, which is referred to as the “NYSE Votes Cast,” must be greater than 50% of the total outstanding shares of Harrah’s common stock. Once satisfied, the number of votes “for” the proposal must be greater than 50% of NYSE Votes Cast. It is expected that brokers and other nominees will not have discretionary voting authority on this proposal and thus broker non-votes will result from this proposal. Broker non-votes could have a negative effect on Harrah’s ability to obtain the necessary number of NYSE Votes Cast. Abstentions will have the same effect as a vote against the proposal.

Proposal 2

      In accordance with the requirements of DGCL, the approval of the amendment to Harrah’s certificate of incorporation to increase the number of authorized shares of its common stock requires the affirmative vote of the holders of a majority of the outstanding shares of Harrah’s common stock entitled to vote on the proposal. For this proposal, abstentions will have the same effect as a vote against the proposal. It is expected that brokers and other nominees will have discretionary voting authority on this proposal and thus broker non-votes will not result from this proposal.

Voting by Harrah’s Directors and Executive Officers

      As of the Harrah’s record date for the special meeting, the directors and executive officers of Harrah’s as a group beneficially owned and were entitled to vote approximately                      shares of Harrah’s common stock, or approximately      % of the outstanding shares of Harrah’s common stock on that date.

Voting; Proxies; Revocation

      You may vote by proxy or in person at the Harrah’s special meeting. Votes cast by proxy or in person at the Harrah’s special meeting will be tabulated and certified by Harrah’s transfer agent, The Bank of New York.

Voting in Person

      If you plan to attend the Harrah’s special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Harrah’s special meeting, you must bring to the special meeting a proxy from the record holder of the shares authorizing you to vote at the Harrah’s special meeting.

Voting by Proxy

      Your vote is very important. Accordingly, please complete, sign and return the enclosed proxy card whether or not you plan to attend the Harrah’s special meeting in person. You should vote your proxy even if you plan to attend the Harrah’s special meeting. You can always change your vote at the special meeting. Voting instructions are included on your proxy card. If you properly give your proxy and submit it to Harrah’s in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. A proxy card is enclosed for your use.

      The method of voting by proxy differs for shares held as a record holder and shares held in “street name.” If you hold your shares of Harrah’s common stock as a record holder or as a participant in Harrah’s Company Stock Fund of the Harrah’s Savings and Retirement Plan, you may vote by completing, dating and signing the enclosed proxy card and promptly returning it in the enclosed, pre-addressed, postage-paid envelope or otherwise mailing it to Harrah’s, or by submitting a proxy over the Internet or by telephone by following the instructions on the enclosed proxy card. If you hold your shares of Harrah’s common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. Your broker, bank or nominee may allow you to deliver your voting instructions over the Internet or by telephone. Please see the voting instructions from your broker, bank or nominee that accompany this joint proxy statement/ prospectus.

      All properly signed proxies that are received prior to the special meeting and that are not revoked will be voted at the special meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted “FOR” approval of the issuance of shares of Harrah’s common stock pursuant to the merger agreement and “FOR” approval of the amendment to Harrah’s certificate of incorporation to increase the number of authorized shares of Harrah’s common stock.

      As of                     ,                    , there were approximately                      shares of Harrah’s common stock held by employees of Harrah’s through the Harrah’s Savings and Retirement Plan. Each share of Harrah’s common stock held by this plan will be voted by the trustee of the plan in accordance with the instructions it receives from the respective plan participant. Shares of Harrah’s common stock for which the trustee has not received instructions from the respective plan participant, or for which the plan participant has revoked its proxy before the special meeting, will be considered unvoted. All unvoted shares of common stock in the plan will be voted at the special meeting by the trustee as instructed by the investment committee under the plan or by a delegated member of such committee.

Revocation of Proxy

      You may revoke your proxy at any time before your proxy is voted at the Harrah’s special meeting by taking any of the following actions:

•	delivering to the Corporate Secretary of Harrah’s a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new proxy, relating to the same shares and bearing a later date;

•	submitting another proxy by telephone or on the Internet (your latest telephone or Internet voting instructions are followed); or

•	attending the Harrah’s special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

      If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.

      Written notices of revocation and other communications with respect to the revocation of Harrah’s proxies should be addressed to:

Harrah’s Entertainment, Inc.
One Harrah’s Court
Las Vegas, Nevada 89119
Attn: Corporate Secretary

Abstentions and Broker Non-Votes

      For Proposal 1, abstentions will have the same effect as voting against approval of the issuance of shares of Harrah’s common stock pursuant to the merger agreement and broker non-votes could have a negative effect on Harrah’s ability to obtain the necessary number of NYSE Votes Cast.

      For Proposal 2, abstentions will have the same effect as voting against approval of the amendment to Harrah’s certificate of incorporation to increase the authorized number of shares of Harrah’s common stock.

      Under the listing requirements of the NYSE, brokers who hold shares of Harrah’s common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters which the NYSE determines to be “non-routine,” such as approval of the issuance of shares of Harrah’s common stock pursuant to the merger agreement, without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker holds your Harrah’s common stock in “street name,” your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this joint proxy statement/ prospectus.

Proxy Solicitation

      Harrah’s is soliciting proxies for the Harrah’s special meeting from Harrah’s stockholders. Harrah’s will bear the entire cost of soliciting proxies from Harrah’s stockholders, except that Harrah’s and Caesars have each agreed to share equally all expenses incurred in connection with the filing with the SEC of the registration statement of which this joint proxy statement/ prospectus forms a part, and the printing and mailing of this joint proxy statement/ prospectus and related proxy materials. In addition to the solicitation of proxies by mail, Harrah’s will request that brokers, banks and other nominees send proxies and proxy materials to the beneficial owners of Harrah’s common stock held by them and secure their voting instructions, if necessary. Harrah’s will reimburse those record holders for their reasonable expenses. Harrah’s has also made arrangements with D.F. King & Co., Inc. to assist it in soliciting proxies, and has agreed to pay a fee of approximately $15,000 plus expenses for those services. Harrah’s also may use several of its regular employees, who will not be specially compensated, to solicit proxies from Harrah’s stockholders, either personally or by telephone, Internet, telegram, facsimile or special delivery letter.

Other Business; Adjournments

      Harrah’s does not expect that any matter other than the proposals presented in this joint proxy statement/ prospectus will be brought before the Harrah’s special meeting. However, if other matters incident to the conduct of the special meeting are properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

      Adjournments may be made for the purpose of, among other things, soliciting additional proxies. An adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting. Harrah’s does not currently intend to seek an adjournment of the Harrah’s special meeting.

Assistance

      If you need assistance in completing your proxy card or have questions regarding the Harrah’s special meeting, please contact Harrah’s Investor Relations at (702) 407-6000 or investors@harrahs.com or write to Harrah’s Entertainment, Inc., One Harrah’s Court, Las Vegas, Nevada 89119, Attn: Investor Relations, or contact D.F. King & Co., Inc. toll-free at (800) 829-6551 or write to D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005.

THE CAESARS SPECIAL MEETING

General

      This joint proxy statement/ prospectus is being provided to Caesars stockholders as part of a solicitation of proxies by the Caesars board of directors for use at a special meeting of Caesars stockholders. This joint proxy statement/ prospectus provides Caesars stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting of Caesars stockholders.

Date, Time, Place and Purpose of the Caesars Special Meeting

      The special meeting of Caesars stockholders will be held on                     ,                     at       a.m., local time, at Caesars Palace, 3570 Las Vegas Boulevard South, Las Vegas, Nevada.

      The Caesars special meeting is being held for the following purposes:

•	to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 14, 2004, by and among Harrah’s Entertainment, Inc., Harrah’s Operating Company, Inc., a wholly- owned subsidiary of Harrah’s and Caesars Entertainment, Inc., and the transactions contemplated by the merger agreement, including the merger. If the merger agreement is approved and the merger and the transactions contemplated by the merger agreement are completed, then each outstanding share of Caesars common stock would be converted, at the stockholder’s election, into $17.75 in cash or 0.3247 of a share of Harrah’s common stock, subject to proration and adjustment; and

•	to transact any other business within the preceding purpose as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Recommendation of the Caesars Board of Directors

      As discussed elsewhere in this joint proxy statement/ prospectus, Caesars stockholders are considering and voting to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger. For the reasons described in this joint proxy statement/ prospectus, the Caesars board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and has determined that the merger is advisable, fair to and in the best interests of Caesars and its stockholders. Accordingly, the Caesars board of directors unanimously recommends that Caesars stockholders vote “FOR” approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger. See “The Merger — Recommendation of the Caesars Board of Directors and Its Reasons for the Merger” on page 56. Approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, requires the affirmative vote of a majority of all the votes entitled to be cast on the merger agreement.

Caesars Record Date; Outstanding Shares; Shares Entitled to Vote

      Only holders of record of Caesars common stock at the close of business on the Caesars record date,                     ,                     , are entitled to notice of and to vote at the Caesars special meeting. As of the Caesars record date, there were                      shares of Caesars common stock outstanding and entitled to vote at the special meeting, held by approximately                     holders of record. Each holder of Caesars common stock is entitled to one vote for each share of Caesars common stock owned as of the Caesars record date.

      A complete list of Caesars stockholders entitled to vote at the Caesars special meeting will be available for inspection both at Caesars Palace and at the executive offices of Caesars during regular business hours for a period of no less than ten days before the special meeting.

Quorum

      A quorum of stockholders is necessary to hold a valid special meeting of Caesars. The required quorum for the transaction of business at the special meeting is a majority of the outstanding shares of Caesars common stock entitled to vote and present at the special meeting, whether in person or by proxy. All shares of Caesars common stock represented at the Caesars special meeting, including abstentions and “broker non-votes” will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. “Broker non-votes” are shares held by a broker or other nominee that are represented at the meeting, but with respect to which such broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal.

Vote Required

      The approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, will require the affirmative vote of a majority of the votes that holders of the outstanding shares of Caesars common stock are entitled to cast at the Caesars special meeting.

      It is expected that brokers and other nominees in the absence of instructions from the beneficial owners of the shares will not have discretionary voting authority to vote those shares on the merger agreement and the transactions contemplated by the merger agreement, including the merger. Because approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, requires the affirmative vote of a specified percentage of outstanding shares of Caesars common stock, abstaining, not voting on the proposal, or failing to instruct your broker on how to vote shares of Caesars common stock held for you by the broker, will have the same effect as a vote against the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Voting by Caesars Directors and Executive Officers

      As of the Caesars record date for the Caesars special meeting, the directors and executive officers of Caesars as a group beneficially owned and were entitled to vote approximately                      shares of Caesars common stock, or approximately      % of the outstanding shares of Caesars common stock on that date.

Voting; Proxies; Revocation

      You may vote by proxy or in person at the Caesars special meeting. Votes cast by proxy or in person at the Caesars special meeting will be tabulated and certified by Caesars’ transfer agent, Wells Fargo Shareowner Services.

Voting by Proxy

      A proxy card is enclosed for your use. Voting instructions are included on your proxy card. Stockholders of record may vote by either completing and returning the enclosed proxy card prior to the Caesars special meeting, voting through the Internet or by telephone, voting in person at the Caesars special meeting or submitting a signed proxy card at the Caesars special meeting. If you properly give your proxy and submit it to Caesars in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

Voting in Person

      If you plan to attend the Caesars special meeting and wish to vote in person, you will be given a ballot at the Caesars special meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Caesars special meeting, you must bring to the Caesars special meeting a proxy from the record holder of the shares authorizing you to vote at the Caesars special meeting.

      You should vote your proxy even if you plan to attend the Caesars special meeting. You can always change your vote at the Caesars special meeting.

      Your vote is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the Caesars special meeting in person.

      The method of voting by proxy differs for shares held as a record holder and shares held in “street name.” If you hold your shares of Caesars common stock as a record holder or as a participant in Caesars’ Employee Stock Purchase Plan, you may vote by completing, dating and signing the enclosed proxy card and promptly returning it in the enclosed, pre-addressed, postage-paid envelope or otherwise mailing it to Caesars, or by submitting a proxy over the Internet or by telephone by following the instructions on the enclosed proxy card. If you hold your shares of Caesars common stock in “street name,” which means your shares are held of record by a broker, bank or nominee, you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. Your broker, bank or nominee may allow you to deliver your voting instructions over the Internet or by telephone. Please see the voting instructions from your broker, bank or nominee that accompany this joint proxy statement/ prospectus.

      All properly signed proxies that are received prior to the Caesars special meeting and that are not revoked will be voted at the special meeting according to the instructions indicated on the proxies or, if no direction is indicated, “FOR” approval and adoption of the merger agreement and transactions contemplated by the merger agreement, including the merger.

Revocation of Proxies

      You may revoke your proxy at any time before your proxy is voted at the Caesars special meeting by taking any of the following actions:

•	delivering to the Secretary of Caesars a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new proxy, relating to the same shares and bearing a later date;

•	submitting another proxy by telephone or on the Internet (your latest telephone or Internet voting instructions are followed); or

•	if you are a holder of record, attending the Caesars special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

      If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.

      Written notices of revocation and other communications with respect to the revocation of Caesars proxies should be addressed to: Caesars Entertainment, Inc., 3930 Howard Hughes Parkway, Las Vegas, Nevada 89109, Attn: Secretary.

Proxy Solicitation

      Caesars is soliciting proxies for the Caesars special meeting from Caesars stockholders. Caesars will bear the entire cost of soliciting proxies from Caesars stockholders, except that Caesars and Harrah’s have each agreed to share equally all expenses incurred in connection with the filing of the registration statement of which this joint proxy statement/ prospectus forms a part with the SEC and the printing and mailing of this joint proxy statement/ prospectus and related proxy materials. In addition to the solicitation of proxies by mail, Caesars will request that brokers, banks and other nominees send proxies and proxy materials to the beneficial owners of Caesars common stock held by them and secure their voting instructions, if necessary. Caesars will reimburse those record holders for their reasonable expenses in so doing. Caesars has also made arrangements with InnisFree M&A Incorporated to assist it in soliciting proxies, and has agreed to pay a fee of approximately $20,000 plus expenses for those services. Caesars also may use several of its regular employees, who will not be specially compensated, to solicit proxies from Caesars stockholders, either personally or by telephone, Internet, telegram, facsimile or special delivery letter.

Other Business

      Caesars does not expect that any matter other than the proposals presented in this joint proxy statement/ prospectus will be brought before the Caesars special meeting. However, if other matters incident to the conduct of the special meeting are properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Assistance

      If you need assistance in completing your proxy card or have questions regarding the Caesars special meeting, please contact Caesars’ Secretary at (702) 699-5000 or write to Caesars Entertainment, Inc., 3930 Howard Hughes Parkway, Las Vegas, Nevada 89109, Attn: Secretary, or contact InnisFree M&A Incorporated toll-free at (877) 750-5837, or collect for banks and brokers at (212) 750-5833 or write to InnisFree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022.

THE MERGER

      The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire joint proxy statement/ prospectus, including the merger agreement attached to this joint proxy statement/ prospectus as Annex A, for a more complete understanding of the merger.

General

      Each of the Harrah’s and Caesars board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. Upon the completion of the merger, Caesars will be merged with Harrah’s Operating Company, the separate corporate existence of Caesars will cease, and Harrah’s Operating Company will survive as the surviving entity. Caesars stockholders will receive, at each of their election but subject to certain pro rata adjustments, the right to receive either 0.3247 of a share of Harrah’s common stock or $17.75 in cash for each share of Caesars common stock that they own, upon the terms and subject to adjustment as provided in the merger agreement and further described below under “The Merger Agreement — Merger Consideration” on page 96.

Background of the Merger

      The management and boards of directors of each of Harrah’s and Caesars continually review their company’s respective position in light of the changing competitive environment of the gaming industry with the objective of determining what strategic alternatives are available to enhance stockholder value. While each of the companies believes that it has positive future prospects on a stand-alone basis, from time to time, the management of each of Harrah’s and Caesars has had conversations with other companies to explore opportunities to improve the competitive position of Harrah’s or Caesars, respectively, including potential acquisitions or dispositions of assets, joint ventures or other strategic transactions. As part of this review process, Harrah’s management and board of directors have periodically considered a number of potential acquisition and development opportunities, including a merger with Caesars.

      As a part of Harrah’s growth strategy and to further enhance its geographic distribution, strengthen its access to valued customers and build upon its technological and centralized services infrastructure, in the past seven years, Harrah’s has acquired six casino companies, including Showboat, Inc., Rio Hotel & Casino, Inc., Players International, Inc., Harveys Casinos Resorts, JCC Holding Company and Horseshoe Gaming Holding Corp. This strategy enabled Harrah’s to expand its gaming operations in the United States, principally in the Midwest, South and Atlantic City, to become one of the most diversified gaming companies in the casino entertainment industry. In recent years, Harrah’s determined that it should increase focus on the Las Vegas gaming market and other stable regulatory jurisdictions. The Las Vegas Strip, where Harrah’s operates its Harrah’s Las Vegas and The Rio All-Suite Hotel & Casino, became a primary focus for Harrah’s Las Vegas growth and diversification strategy.

      In December 1998, Caesars became a separate and independent public company when Hilton Hotels Corporation divested its gaming operations through a tax-free distribution of the Caesars common shares to Hilton stockholders. At the same time, Caesars acquired the Mississippi gaming operations of Grand Casinos, Inc. through a merger. In December 1999, Caesars acquired all of the outstanding stock of Caesars World, Inc. and interests in several other gaming entities from Starwood Hotels & Resorts Worldwide, Inc. As part of its strategy, over the last several years Caesars has undertaken to (i) promote growth through the development of new projects in new markets and new attractions at existing properties, with particular focus on enhancing the strength of the Caesars brand name, (ii) increase operational effectiveness through cost control and productivity enhancements and (iii) drive profitable revenue growth through new product offerings and technological innovation.

      Prior to June 2004, Mr. Stephen Bollenbach, Chairman of the board of directors of Caesars and Mr. Gary Loveman, President and Chief Executive Officer of Harrah’s, had, from time to time, engaged in preliminary discussions exploring a possible transaction involving their respective businesses. In particular, in December 2003, Mr. Loveman telephonically contacted Mr. Bollenbach to arrange a meeting to discuss the possibility of a strategic transaction between Harrah’s and Caesars. On January 6, 2004, Mr. Loveman met with Mr. Bollenbach in Los Angeles, California, at which meeting Messrs. Bollenbach and Loveman engaged in preliminary discussions regarding a potential combination of Harrah’s and Caesars. No substantive discussions regarding a combination of the two companies took place following these initial contacts between Messrs. Loveman and Bollenbach. At that time, Harrah’s was in the process of analyzing and considering a number of potential acquisition and development opportunities.

      On June 4, 2004, MGM MIRAGE announced that it had offered to purchase Mandalay Resort Group in a cash transaction. MGM MIRAGE and Mandalay subsequently announced that they had entered into a definitive merger agreement pursuant to which MGM MIRAGE would acquire Mandalay in a transaction valued at approximately $7.9 billion.

      On or about June 7, 2004, Mr. Bollenbach contacted representatives of UBS to discuss developments in the gaming industry, including the potential impact on Caesars of the acquisition of Mandalay by MGM MIRAGE. Mr. Bollenbach requested that UBS review the strategic alternatives available to Caesars, including the possibility of Caesars exploring a business combination transaction with third parties and the benefits that might be realized by Caesars and its stockholders from any such transaction. During the subsequent weeks of June 2004, Mr. Bollenbach and representatives of UBS had discussions and met regarding Caesars’ strategic alternatives, which were remaining independent or pursuing a possible business combination transaction with Harrah’s. Consultations with UBS continued throughout the acquisition discussions. Pursuing a business combination with Harrah’s was eventually deemed to be a superior alternative for the reasons set forth in the section entitled “Recommendation of the Caesars Board of Directors and its Reasons for the Merger” beginning on page 56.

      Also on or about June 7, 2004, Messrs. Bollenbach and Loveman had a telephonic conversation in which they discussed whether Harrah’s and Caesars should renew discussions regarding a potential combination of Harrah’s and Caesars, including a discussion of a merger of equals transaction. At this time, Harrah’s management and board of directors were still in the process of considering other potential acquisition and development opportunities.

      On June 10, 2004, Mr. Loveman met with representatives of Deutsche Bank to discuss potential acquisition prospects, including an acquisition of Caesars. Between June 10 and June 30, 2004, Harrah’s management and representatives of Deutsche Bank met several times to review issues regarding a potential acquisition of Caesars, including the potential advantages and disadvantages of a transaction, pro forma financial information, valuation, potential acquisition structures and a comparison of a potential acquisition of Caesars with other acquisition opportunities. Consultations with Deutsche Bank continued throughout the acquisition discussions. Pursuing the acquisition of Caesars was eventually deemed to be a superior alternative for the reasons set forth in the section entitled “Recommendation of the Harrah’s Board of Directors and its Reasons for the Merger” beginning on page 54.

      On June 29, 2004, Mr. Bollenbach contacted Mr. Loveman to inquire as to Harrah’s interest in exploring a possible business combination transaction pursuant to which Harrah’s and Caesars would combine in a transaction that would provide Caesars stockholders with a premium of approximately 25%. Mr. Bollenbach determined that a 25% premium was an appropriate figure to commence price discussions given Harrah’s initial preference for a transaction with no premium versus Caesars’ desire for a transaction with a premium. In that conversation, Mr. Loveman indicated to Mr. Bollenbach that Harrah’s would be interested in exploring a potential business combination transaction with Caesars in which the consideration to Caesars stockholders would consist of a mix of Harrah’s common stock and cash. Mr. Loveman explained that it was extremely important to Harrah’s that the consideration paid to Caesars stockholders by Harrah’s be a mix of cash and stock, because the cash would help Harrah’s mitigate the pro forma earnings dilution of a potential transaction. However, Mr. Loveman also explained that Harrah’s was prepared only to include such amount of cash in the merger consideration as would permit Harrah’s to maintain an investment-grade credit rating. Mr. Bollenbach agreed that it was important to the combined company to keep the cash portion of the merger consideration at a level that would permit Harrah’s to maintain an investment-grade credit rating. Mr. Loveman and Mr. Bollenbach agreed to have representatives of Deutsche Bank and UBS discuss further specifics of the potential business combination transaction.

      Subsequently, representatives of Deutsche Bank and UBS had several discussions relating to possible transaction terms. At Mr. Bollenbach’s direction, representatives of UBS urged representatives of Deutsche Bank to request that Harrah’s submit a specific transaction proposal for Caesars to consider.

      On July 2, 2004, representatives of Deutsche Bank conveyed to representatives of UBS that Harrah’s was prepared to consider a transaction that would provide Caesars stockholders with a total consideration of $17.25 per share based on the closing price of $54.65 of Harrah’s shares on July 1, 2004. Such merger consideration included $8.63 in cash and a fixed number of 0.1578 shares of Harrah’s common stock and represented a 16.8% premium over the $14.77 closing price of Caesars common stock on July 1, 2004.

      Representatives of UBS discussed the Harrah’s proposal with Mr. Bollenbach. On July 3, 2004, Mr. Bollenbach conveyed to Mr. Loveman that the total merger consideration should represent a premium of at least 25%. Mr. Bollenbach also conveyed to Mr. Loveman that Harrah’s would need to assure Caesars that the regulatory risks of the transaction were manageable as Mr. Bollenbach believed that certainty of closing, which he believed would be significantly impacted by any regulatory risks, was a significant consideration, especially in light of press reports that initial negotiations between MGM MIRAGE and Mandalay had terminated because of the early failure of those companies to agree on the treatment of regulatory risks. In addition, representatives of UBS conveyed Mr. Bollenbach’s position that the value of the stock portion, and not the number of shares, should be fixed.

      On or about July 5, 2004, representatives of Deutsche Bank conveyed to representatives of UBS that Harrah’s was willing to consider a transaction that would provide Caesars stockholders with a total consideration of $17.50 per share based on the closing price of Harrah’s shares on July 1, 2004. Such merger consideration included $5.96 in cash and a fixed number of 0.2112 shares of Harrah’s common stock and represented a 18.5% premium over the closing price of Caesars common stock on July 1, 2004.

      Representatives of Deutsche Bank indicated that Harrah’s was not willing to fix the value of the stock consideration because that would effectively cause Harrah’s to solely bear the risk of movements in the stock price. Representatives of Deutsche Bank further noted that Harrah’s was prepared to provide 34% of the merger consideration in cash and that the Caesars stockholders would be provided downside protection through the amount of cash being provided. Representatives of Deutsche Bank also explained that the cash consideration for each outstanding share of Caesars had been reduced from $8.63 to $5.96 because of concerns regarding Harrah’s ability to retain investment-grade credit ratings at the higher cash level.

      Following discussions with Mr. Bollenbach, representatives of UBS responded to representatives of Deutsche Bank that the value of the consideration should be higher and that the value of the stock portion of the consideration should be fixed within a collar before Mr. Bollenbach would present Harrah’s proposal to the Caesars board of directors.

      On July 6, 2004, representatives of Deutsche Bank conveyed to representatives of UBS that Harrah’s was willing to consider a transaction that would provide Caesars stockholders with a total consideration of $17.75 per share based on the closing stock price of Harrah’s stock on July 1, 2004, comprised of the right of Caesars’ stockholders to elect either $17.75 in cash or 0.3247 of a share of Harrah’s common stock for each share of Caesars common stock beneficially held, subject to proration to reflect the aggregate amount of cash to be paid and stock to be issued in the transaction. The proposed consideration represented a 20.1% premium over the $14.77 closing price of Caesars common stock on July 1, 2004. Representatives of Deutsche Bank reaffirmed that Harrah’s was not willing to consider fixing the value of the stock portion of the consideration, even within a collar. Following this discussion, Mr. Bollenbach called Mr. Loveman and discussed representation for the Caesars stockholders on Harrah’s board of directors by appointing certain members of the Caesars board of directors to the Harrah’s board of directors upon the completion of the merger. In this discussion, Mr. Bollenbach stated that he intended to present the terms of the potential combination to Caesars board of directors in a telephonic board meeting to be scheduled for July 8, 2004.

      It was agreed and understood by Messrs. Bollenbach and Loveman and representatives of Deutsche Bank and UBS that the discussions regarding a potential transaction were at all times subject to, among other things, satisfactory completion of due diligence, review and approval by the respective board of directors of Harrah’s and Caesars and satisfactory negotiation of other terms of the proposed transaction and definitive transaction agreements. In connection with these discussions, including the discussions Mr. Bollenbach had with representatives of UBS since early June 2004, Mr. Bollenbach from time to time consulted with several members of Caesars’ board of directors, and kept them updated on the status of the preliminary discussions with Harrah’s.

      On July 7, 2004, Mr. Bollenbach separately informed the members of Caesars’ board of directors by telephone of the recent developments with Harrah’s and the status of the preliminary discussions regarding a possible business combination transaction with Harrah’s, and requested that a special board meeting of Caesars’ board of directors be held the following day.

      On July 8, 2004, Caesars’ board of directors held a special telephonic meeting, at which representatives of Caesars’ legal and financial advisors were present, to discuss the possible business combination transaction. At the meeting:

•	Mr. Bollenbach outlined the proposed preliminary terms of the possible business combination transaction, including the proposed price, the premium it represented over recent trading prices and the ability of stockholders to elect to receive cash or stock in the possible business combination transaction, subject to proration;

•	representatives of Skadden, Arps, Slate, Meagher & Flom LLP, Caesars’ legal advisors, and Caesars’ management reviewed a number of considerations with respect to the transaction, including regulatory and antitrust considerations, timing, process, due diligence, fiduciary duties of directors, confidentiality and the impact of a transaction on Caesars’ operations and development projects; and

•	the board, along with Caesars’ management and legal and financial advisors, discussed the possible business combination transaction.

At the conclusion of the July 8, 2004 meeting, Caesars’ board of directors authorized Mr. Bollenbach and Caesars’ management to continue to explore the possible business combination transaction and to enter into more advanced negotiations with Harrah’s, to enter into a confidentiality agreement with Harrah’s and to exchange confidential information with Harrah’s and its advisors.

      Harrah’s and Caesars executed a mutual confidentiality agreement on July 9, 2004. Upon entering into such agreement, each company began conducting detailed financial, business, operational and legal due diligence on the other company. As part of the due diligence investigation, representatives of Harrah’s and Caesars management and representatives of Harrah’s and Caesars’ financial advisors and Latham & Watkins LLP, Harrah’s legal counsel, met at the Costa Mesa, California office of Latham & Watkins LLP on July 9, 2004, to discuss due diligence of the companies. Harrah’s had begun preliminary financial, business, operational and legal due diligence on Caesars based on publicly available information in early June 2004.

      Harrah’s and Caesars each made available to the other party legal and business due diligence materials beginning on July 9, 2004. From July 9 through July 14, 2004, the parties, with assistance from their financial and legal advisors, reviewed these materials and publicly available information, conducted on-site due diligence and engaged in diligence discussions regarding their respective businesses with Harrah’s and Caesars’ senior management.

      Between July 3 and July 9, 2004, Mr. Loveman separately informed the members of Harrah’s board of directors by telephone of the recent developments with Caesars and the status of the preliminary discussions regarding a possible business combination transaction, and requested that a special board meeting of Harrah’s board of directors be held on July 10, 2004.

      Harrah’s board of directors held a special telephonic meeting on July 10, 2004 during which it was briefed by management on the status of discussions between Harrah’s and Caesars and reviewed the possible transaction. Prior to the meeting, the board was provided with materials regarding the possible transaction, including information relating to Caesars’ operations and certain financial analyses relating to the potential transaction. At the meeting:

•	representatives of Latham & Watkins LLP reviewed legal matters, including the proposed initial terms and structure of the merger, preliminary results of the due diligence review of Caesars, the timing and related procedural steps of the proposed merger and certain regulatory and antitrust matters, and advised the board regarding its fiduciary duties when considering an acquisition of Caesars;

•	Harrah’s management made a presentation regarding the proposal to acquire Caesars, including a review of the business, financial condition and prospects of the companies, the strategic rationale for the proposed acquisition, the material terms of the proposed acquisition, certain social issues of the proposed merger (including the composition of the board of directors of the combined company), advantages and disadvantages of the proposed acquisition, preliminary results of Harrah’s due diligence review of Caesars and other strategic alternatives available to Harrah’s; and

•	representatives of Deutsche Bank made a presentation summarizing certain preliminary financial analyses regarding the proposed acquisition.

At the conclusion of the July 10, 2004 meeting, the Harrah’s board of directors authorized Harrah’s management to continue due diligence review of Caesars and discussions with Caesars regarding a possible transaction.

      Despite the lack of agreement regarding significant terms of a possible transaction, Latham & Watkins LLP delivered to Caesars and Skadden Arps a proposed form of merger agreement between Harrah’s and Caesars on July 10, 2004, in order to begin negotiating ancillary terms of a possible transaction. Latham & Watkins LLP also delivered to Caesars and Skadden Arps a proposed form of voting agreement between Harrah’s and certain officers and directors of Caesars, which provided for an agreement by these stockholders to vote in favor of the proposed transaction and against alternative transactions. The parties later decided voting agreements would not be executed in connection with the proposed transaction.

      From July 10 through July 14, 2004, representatives and legal advisors of Harrah’s and Caesars engaged in extensive negotiations regarding the terms of the merger agreement. The negotiations focused on, among other things, the possible efforts that Harrah’s would need to undertake in order to obtain antitrust and regulatory approvals, the operations of the companies during the period from the signing of the merger agreement to the completion of the merger and the ability of the Caesars board to exercise its “fiduciary out” to accept a competing proposal that might arise after the announcement of the transaction with Harrah’s. In addition, during this period, Harrah’s and Caesars and their respective legal and financial advisors continued due diligence.

      Harrah’s board of directors held a meeting in Memphis, Tennessee on July 12, 2004, at which they extensively reviewed the proposed transaction. Prior to the meeting, the board was provided a summary of the proposed merger agreement, a draft of the merger agreement, the preliminary financial analyses of Deutsche Bank and a management presentation regarding the proposed acquisition of Caesars. At the meeting:

•	representatives of Latham & Watkins LLP reviewed the fiduciary duties of the board when considering the proposed acquisition;

•	Harrah’s management reviewed the strategic rationale for, and potential benefits and risks of, the proposed transaction, as well as possible strategic alternatives to the acquisition of Caesars;

•	Harrah’s management responded to issues raised by the board at the July 10, 2004 meeting, including potential antitrust and regulatory issues raised by Harrah’s acquisition of Caesars, potential synergies of the transaction and management’s due diligence review of Caesars;

•	representatives of Latham & Watkins LLP reviewed the status of the negotiations of the proposed transaction and further developments since the July 10, 2004 meeting, reviewed the proposed terms of, and open issues under, the merger agreement, reported on the results of the due diligence review of Caesars since the July 10, 2004 board meeting, and also made presentations with respect to a number of matters relating to the transaction, including employee benefits, regulatory and antitrust considerations implicated by the proposed transaction and other matters; and

•	representatives of Deutsche Bank made a presentation of Deutsche Bank’s preliminary financial analyses relating to the proposed transaction.

At the conclusion of the July 12, 2004 meeting, and after extensive discussion, Harrah’s board of directors authorized Harrah’s management to continue discussions with Caesars regarding a possible transaction.

      On July 12, 2004, Caesars’ board of directors held a special meeting at the offices of Skadden Arps in New York, New York, at which the board was updated on the status of discussions with Harrah’s and extensively reviewed the proposed transaction. Prior to this meeting, the board was provided with materials, including preliminary financial analyses prepared by UBS, a presentation by Caesars’ management, and various presentations by Skadden Arps relating to a number of aspects of the proposed transaction. At the meeting:

•	representatives of Skadden Arps reviewed with the board its fiduciary duties when considering the proposed transaction and reviewed various legal aspects of the proposed transaction;

•	Caesars’ regulatory counsel made a presentation regarding gaming and regulatory matters implicated by the potential transaction and representatives of Skadden Arps made a presentation regarding antitrust matters implicated by the potential transaction;

•	Caesars’ management made presentations and responded to questions concerning the financial terms of the potential business combination with Harrah’s and reviewed and discussed with the board the strategic rationale for, and the potential benefits and risks of, the proposed business combination transaction;

•	representatives of Skadden Arps reviewed the status of the negotiations and the terms of the draft merger agreement, the principal outstanding open issues between the parties, the preliminary results of due diligence and the timing and related procedural steps of the proposed merger, and also made presentations with respect to a number of matters relating to the transaction, including tax, employee benefits and other matters; and

•	representatives of UBS made a presentation concerning the financial terms of the potential business combination of Harrah’s and Caesars.

At the conclusion of the meeting, and after extensive discussion, Caesars’ board of directors authorized management to continue more advanced negotiations with Harrah’s and attempt to resolve the remaining outstanding issues.

      During the period between the Harrah’s and Caesars’ board meetings on July 12, 2004 and the Harrah’s and Caesars’ board meetings on July 14, 2004, representatives of Harrah’s and Caesars, including their respective legal and financial advisors, continued to negotiate the remaining outstanding terms of the merger agreement.

      On the morning of July 14, 2004, Messrs. Loveman, Bollenbach and representatives of Latham and Watkins LLP and Skadden Arps participated in a conference call to discuss and resolve certain outstanding issues in the merger agreement, including provisions relating to Caesars’ right to terminate the merger agreement in the event it received a superior proposal, the amount of the break-up fee and the scope of Harrah’s and Caesars’ respective obligations regarding antitrust and gaming regulatory matters.

      On July 14, 2004, the Harrah’s board of directors held a special telephonic meeting to consider approval of the merger agreement and the transactions contemplated by it. At the meeting:

•	representatives of Latham & Watkins LLP reviewed with the board its fiduciary duties when considering the acquisition of Caesars and the proposed terms of the merger agreement, including revisions to the merger agreement since the July 12, 2004 board meeting, discussed the results of the due diligence review of Caesars, and reviewed the regulatory and antitrust approval considerations for the proposed transaction;

•	Harrah’s senior management updated the board on the completion of its due diligence review of Caesars and discussed with the board positive and negative factors and risks to be considered in connection with the approval of the proposed merger; and

•	representatives of Deutsche Bank made a financial presentation and rendered the fairness opinion of Deutsche Bank discussed in “— Opinion of Harrah’s Financial Advisor” on page 59. Such opinion is attached to this joint proxy statement/ prospectus as Annex B.

Following a careful consideration of the proposed merger agreement, and following discussions with its financial and legal advisors, the Harrah’s board of directors unanimously approved the merger agreement, the proposed merger, and the issuance of shares in the merger and unanimously resolved to recommend that the Harrah’s stockholders vote to approve the issuance of shares of Harrah’s common stock in the merger.

      On July 14, 2004, Caesars’ board of directors held a special meeting at the offices of Skadden Arps in New York, New York to receive an update and to consider and, if appropriate, act on the proposed merger agreement with Harrah’s. Prior to this meeting, the board was provided with materials related to the proposed transaction, including a draft merger agreement and summary thereof and a financial analysis prepared by UBS, as well as other materials prepared by Skadden Arps. At the meeting:

•	representatives of Skadden Arps reviewed with the board its fiduciary duties when considering the proposed transaction and reviewed the developments in the negotiations with Harrah’s, including reviewing in detail the terms of the merger agreement and the changes that had been effected to the merger agreement since the last board of directors meeting, and discussed the results of the due diligence review of Harrah’s;

•	Caesars’ management updated the board on the completion of the due diligence review of Harrah’s and discussed with the board positive and negative factors and risks to be considered in connection with the proposed merger;

•	representatives of Skadden Arps and Caesars’ management reviewed the antitrust and regulatory approval process and answered various questions related to antitrust and regulatory matters; and

•	representatives of UBS made a financial presentation and rendered to the Caesars board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated July 14, 2004, to the effect that, as of that date, and based on and subject to the various assumptions made, matters considered and limitations described in the opinion, the aggregate consideration to be received in the merger by the holders of Caesars common stock was fair, from a financial point of view, to such holders, as discussed in “— Opinion of Caesars’ Financial Advisor” on page 65. Such opinion is attached to this joint proxy statement/ prospectus as Annex C.

Following a careful consideration of the proposed merger agreement, and after extensive discussion, including discussions with its financial and legal advisors, the Caesars board of directors unanimously determined that the terms and provisions of the merger agreement negotiated with Harrah’s were advisable and fair to and in the best interests of Caesars stockholders, unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger and unanimously resolved to recommend that Caesars stockholders vote to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

      The merger agreement was executed by the parties on the evening of July 14, 2004.

      Prior to the opening of trading on the New York Stock Exchange on July 15, 2004, Harrah’s and Caesars issued a joint press release announcing the execution of the merger agreement.

Recommendation of the Harrah’s Board of Directors and Its Reasons for the Merger

      The Harrah’s board of directors believes there are substantial benefits to Harrah’s stockholders that can be obtained as a result of the merger. If this transaction is completed, the Harrah’s board of directors believes that the acquisition of Caesars will enhance Harrah’s position as one of the largest casino operators in the world with a diversified portfolio of gaming facilities. At a meeting held on July 14, 2004, the Harrah’s board of directors determined that the merger agreement and the merger are fair to, and in the best interest of, Harrah’s and its stockholders and declared the merger to be advisable to its stockholders, and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. Therefore, the Harrah’s board of directors resolved to recommend that Harrah’s stockholders approve the issuance of shares of Harrah’s common stock to Caesars stockholders pursuant to the merger agreement.

      The Harrah’s board of directors consulted with Harrah’s senior management as well as its legal counsel, Latham & Watkins LLP, and its financial advisor, Deutsche Bank, in reaching its decisions to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommend that Harrah’s stockholders also vote to approve the issuance of shares of Harrah’s common stock to Caesars stockholders pursuant to the merger agreement. Among the matters considered by the Harrah’s board of directors in its deliberations were the following material factors:

•	the strategic benefits of the merger, including:

•	the ability to expand Harrah’s product and service offerings and to diversify Harrah’s portfolio of gaming facilities, including expanding Harrah’s operations in Las Vegas, Nevada;

•	the ability of the combined company to better compete with other participants in the casino industry;

•	the ability to expand Harrah’s customer base and better serve its existing customers;

•	the ability to establish Harrah’s in most U.S. commercial gaming markets;

•	the ability to control premier gaming brands;

•	access to assets in core markets, such as Las Vegas, and new markets;

•	increased exposure to stable regulatory environments; and

•	the operating efficiencies, synergies and the earning power of the combined company;

•	the attractive financial terms of the merger in light of:

•	information concerning the financial performance, financial condition, business and prospects of Harrah’s and Caesars, as well as conditions in the gaming industry generally;

•	information concerning the recent and past stock price performance of Harrah’s and Caesars common stock, as well as the views of Wall Street equity analysts regarding the two companies; and

•	the prices paid in comparable transactions involving other gaming companies, as well as the trading performance of the stock of comparable companies in the industry;

•	the following terms in the merger agreement:

•	the stock cap and cash cap, which provide certainty as to the aggregate number of shares of Harrah’s common stock to be issued to Caesars stockholders and the percentage of the total shares of Harrah’s common stock that current Caesars stockholders will own after the merger;

•	the provisions that prohibit Caesars from soliciting other acquisition offers; and

•	the provisions that require Caesars to pay a $180 million break-up fee if the merger agreement is terminated for specified reasons;

•	an assessment of alternatives to the merger, including development opportunities and other possible acquisition candidates, and the determination that the acquisition of Caesars was a strategic fit and presented a unique opportunity to enhance and expand Harrah’s operations, product and service offerings and position for future growth; and

•	the written opinion of Deutsche Bank dated July 14, 2004, that, as of that date, and based upon and subject to the considerations described in its opinion and based upon such other matters as Deutsche Bank considered relevant, the merger consideration to be paid by Harrah’s for each outstanding share of Caesars common stock pursuant to the merger agreement was fair to Harrah’s from a financial point of view.

      The Harrah’s board of directors also considered the following factors, uncertainties and risks in its deliberations concerning the merger. However, the Harrah’s board of directors concluded that these risks were outweighed by the potential benefits of the merger:

•	the incremental debt associated with the merger could cause Harrah’s to have reduced financial flexibility;

•	the risk that the potential benefits sought in the merger might not be fully realized;

•	the possibility that the merger might not be completed, or that completion might be unduly delayed, for reasons beyond Harrah’s control;

•	the effect of the public announcement of the merger on Harrah’s and Caesars’ stock price;

•	the projected dilution of Harrah’s earnings per share as a result of the issuance of the shares in the merger, and the estimated time period for the merger to be accretive to Harrah’s earnings per share;

•	the risk that Harrah’s management’s efforts to integrate Caesars will disrupt Harrah’s operations;

•	the substantial charges to be incurred in connection with the merger, including the costs of integrating the businesses of Harrah’s and Caesars and the transaction expenses arising from the merger;

•	the risk that, despite Harrah’s efforts and the efforts of Caesars after the merger, the combined company may lose key personnel;

•	the risk that governmental entities may require that Harrah’s and/or Caesars divest certain properties in order to gain approval for the merger;

•	the restrictions on the conduct of Harrah’s business during the period between the signing of the merger agreement and the completion of the merger; and

•	the other risks described above under “Risk Factors” on page 30.

      It was not practical to, and thus the Harrah’s board of directors did not, quantify, rank or otherwise assign relative weights to the wide variety of factors it considered in evaluating the merger and the merger agreement, nor did the board determine that any one factor was of particular importance in deciding that the merger agreement and associated transactions were in the best interests of Harrah’s and its stockholders. This discussion of information and material factors considered by the Harrah’s board of directors is intended to be a summary rather than an exhaustive list. In considering these factors, individual members of the board may have given different weight to different factors. The board conducted an overall analysis of the factors described above, and overall considered the factors to support its decision in favor of the merger and the merger agreement. The decision of each member of the Harrah’s board of directors was based upon his or her own judgment, in light of all of the information presented, regarding the overall effect of the merger agreement and associated transactions on Harrah’s stockholders as compared to any potential alternative transactions or courses of action. After considering this information, all members of the Harrah’s board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommended that Harrah’s stockholders approve the issuance of shares of Harrah’s common stock to Caesars stockholders pursuant to the merger agreement.

Recommendation of the Caesars Board of Directors and Its Reasons for the Merger

      The Caesars board of directors believes that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to and in the best interests of Caesars and its stockholders. Accordingly, the Caesars board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and unanimously recommends that Caesars stockholders vote for approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

      The Caesars board of directors, in reaching its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, consulted with Caesars executive officers and Caesars’ financial and legal advisors and considered a variety of factors weighing positively in favor of the merger, including, without limitation, the following:

•	the strategic nature of the transaction, which will combine Caesars’ and Harrah’s respective businesses to create one of the leading gaming companies in the world, which will be well positioned to compete in the gaming industry and to achieve significant synergies;

•	the value to be received by holders of Caesars common stock in the merger, including the fact that based on the closing price of Harrah’s common stock on July 13, 2004 (the last full trading day before rumors of a possible business combination transaction between Caesars and Harrah’s were reported by several national news organizations, including The Wall Street Journal), the value of the merger consideration represented:

•	a premium of approximately 23.4% over the closing price of Caesars common stock on the NYSE on July 13, 2004; and

•	a premium of approximately 20.6%, 30.7% and 51.2% over the average closing price of Caesars common stock on the NYSE for the thirty-day, six-month and twelve-month trading periods respectively including July 13, 2004;

•	the fact that the cash/stock election feature of the merger consideration offers Caesars stockholders both the opportunity, subject to proration, to participate in the growth and opportunities of the combined company through the stock component of the merger consideration and/or to realize cash for the value of their shares through the cash component of the merger consideration;

•	the fact that Caesars stockholders will own, on a fully-diluted basis, approximately 37% of the outstanding Harrah’s common stock immediately following the merger;

•	because the stock portion of the merger consideration is a fixed number of shares of Harrah’s common stock, the opportunity for Caesars stockholders to benefit from any increase in the trading price of Harrah’s common shares between the announcement of the merger and the completion of the merger;

•	the conditions in the gaming industry generally and the business, operations, financial performance, financial condition, earnings and prospects of Caesars on a stand-alone basis as compared with the combined company after giving effect to the transaction, in light of the risks and potential rewards associated with alternatives reasonably available to Caesars;

•	the recent and historical stock price performance of Caesars common stock and Harrah’s common stock;

•	the potential impact on Caesars and the gaming industry of the proposed business combination transaction between MGM MIRAGE and Mandalay and the belief that a combined company with greater size and scale would be better positioned to compete with the combined company resulting from the MGM MIRAGE/ Mandalay transaction;

•	the financial presentation of UBS described in the section entitled “— Opinion of Caesars’ Financial Advisor” on page 65, including UBS’ opinion to the effect that, as of the date of its opinion and based on and subject to various assumptions made, matters considered and limitations described in the opinion, the aggregate merger consideration to be received by holders of Caesars common stock in the merger was fair, from a financial point of view, to such holders;

•	the expected qualification of the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or as an exchange under Section 351 of the Internal Revenue Code, resulting in the common stock portion of the merger consideration to be received by Caesars stockholders not being subject to federal income tax, as described in the section entitled “— Material United States Federal Income Tax Consequences” on page 81;

•	the terms and conditions of the merger agreement, including:

•	the fact that the terms of the merger agreement provide that, under certain circumstances, and subject to certain conditions more fully described in the section entitled “The Merger Agreement — Caesars Prohibited from Soliciting Other Offers” on page 102, Caesars can furnish information to and conduct negotiations with a third party in connection with an unsolicited proposal for a business combination or acquisition of Caesars that is likely to lead to a superior proposal and the Caesars board of directors can terminate the merger agreement for a superior proposal or change its recommendation prior to stockholder approval of the merger agreement;

•	the fact that Harrah’s agreed to assume substantially all the regulatory risk relating to the merger, which provides a very high degree of assurance that the completion of the merger will occur;

•	the fact that the completion of the merger is not conditioned on Harrah’s obtaining financing; and

•	the limited conditions required to be satisfied prior to completion of the merger; and

•	the fact that Harrah’s agreed to appoint at least two, and possibly up to four, members of the Caesars board of directors to the Harrah’s board of directors, which is expected to provide a degree of continuity and involvement by Caesars directors in the combined company following the merger.

      In addition to these factors, the Caesars board of directors also considered the potential adverse impact of other factors weighing negatively against the proposed transaction, including, without limitation, the following:

•	the risk that, notwithstanding the likelihood of the merger being completed, the merger might not be completed including the effect of the pendency of the merger and such failure to be completed may have on:

•	the trading price of Caesars common stock;

•	Caesars’ operating results, including the costs incurred in connection with the transaction; and

•	Caesars’ ability to attract and retain customers and key personnel;

•	the possibility of significant costs and delays resulting from seeking regulatory approvals necessary for completion of the proposed merger;

•	because the stock portion of the merger consideration is a fixed number of shares of Harrah’s common stock Caesars stockholders could be adversely affected by a decrease in the trading price of Harrah’s common stock between the date of execution of the merger agreement, and the merger agreement does not provide Caesars with a price-based termination right or other protection for Caesars or its stockholders;

•	the requirement that Caesars must pay to Harrah’s a break-up fee of $180.0 million if the merger agreement is terminated under circumstances specified in the merger agreement, which may discourage other parties that may otherwise have an interest in a business combination with, or an acquisition of, Caesars, as described in the section entitled “The Merger Agreement — Break-up Fee” on page 113;

•	the terms of the merger agreement restricting the conduct of Caesars’ business during the period between the signing of the merger agreement and the completion of the merger;

•	the limitations imposed in the merger agreement on the solicitation by Caesars of alternative business combinations prior to the completion of the merger;

•	the challenges of combining the businesses, operations and workforces of Harrah’s and Caesars and of realizing the anticipated synergies;

•	the amount of time it could take to complete the merger, including the fact that completion of the transaction depends on factors outside of Caesars’ control;

•	the proration limitations on the amount of cash and stock available to Caesars stockholders which will result in Caesars stockholders not being assured that they will fully receive the form of merger consideration they prefer;

•	the fact that gains arising from the cash portion of the consideration would be taxable to Caesars stockholders for United States federal income tax purposes; and

•	the risks described in the section entitled “Risk Factors” on page 30.

      The Caesars board of directors also considered the interests that certain executive officers and directors of Caesars may have with respect to the merger in addition to their interests as stockholders of Caesars generally, as described in the Section entitled “— Interests of Caesars’ Directors and Executive Officers in the Merger” on page 89, which the Caesars board of directors considered as being neutral in its evaluation of the proposed transaction.

      The Caesars board of directors concluded that the positive factors significantly outweighed the negative and neutral factors described above. This discussion of the information and factors considered by the Caesars board of directors includes all the material positive, negative and neutral factors considered by the Caesars board of directors, but it is not intended to be exhaustive and may not include all of the factors considered by the Caesars board of directors. In reaching its determination to approve and recommend the merger agreement and the transactions contemplated by the merger agreement, including the merger, the Caesars board of directors did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to and in the best interests of Caesars and its stockholders. Rather, the Caesars board of directors viewed its position and recommendation as being based on an overall analysis and on the totality of the information presented to and factors considered by it. In addition, in considering the factors described above, individual members of the Caesars board of directors may have given differing weights to different factors. After considering this information, all members of the Caesars board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommended that Caesars stockholders approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Opinion of Harrah’s Financial Advisor

      Deutsche Bank Securities Inc., which is referred to as Deutsche Bank, has acted as financial advisor to Harrah’s in connection with the merger. On July 14, 2004, Deutsche Bank delivered its oral opinion to the Harrah’s board of directors, subsequently confirmed in its written opinion as of the same date, to the effect that, as of such date, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the merger consideration was fair, from a financial point of view, to Harrah’s.

      The full text of Deutsche Bank’s written opinion, dated July 14, 2004, which discusses, among other things, the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank in connection with the opinion, is attached as Annex B to this joint proxy statement/ prospectus. Harrah’s stockholders are urged to read this opinion in its entirety. The following summary of the Deutsche Bank opinion is qualified in its entirety by reference to the full text of the opinion.

      In connection with Deutsche Bank’s role as financial advisor to Harrah’s, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning Caesars and Harrah’s and certain internal analyses and other information furnished to it by Caesars and Harrah’s. Deutsche Bank has also held discussions with members of the senior managements of Caesars and Harrah’s regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, Deutsche Bank has:

•	reviewed the reported prices and trading activity for Caesars common stock and Harrah’s common stock;

•	compared certain financial and stock market information for Caesars and Harrah’s with similar information for certain other companies whose securities are publicly traded;

•	reviewed the financial terms of certain recent business combinations which it deemed comparable to the merger in whole or in part;

•	reviewed the terms of the merger agreement and certain related documents; and

•	performed such other studies and analyses and considered such other factors as it deemed appropriate.

      In preparing its opinion, Deutsche Bank did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Caesars or Harrah’s, including, without limitation, any financial information, forecasts or projections, considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Caesars or Harrah’s. With respect to the financial forecasts and projections, including the analyses and forecasts of certain cost savings, operating efficiencies, revenue effects and other synergies expected by management of Harrah’s to be achieved as a result of the merger, which we collectively refer to as the synergies, made available to Deutsche Bank and used in its analysis, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Caesars or Harrah’s as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of those forecasts and projections, including the synergies, or the assumptions on which they are based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to Deutsche Bank as of, the date of its opinion.

      For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis:

•	the representations and warranties of Harrah’s, Harrah’s Operating Company and Caesars contained in the merger agreement are true and correct;

•	Harrah’s, Harrah’s Operating Company and Caesars would each perform all of the covenants and agreements to be performed by it under the merger agreement;

•	all conditions to the obligations of each of Harrah’s, Harrah’s Operating Company and Caesars to complete the merger will be satisfied without any waiver thereof; and

•	all material governmental, regulatory or other approvals and consents required in connection with the completion of the merger will be obtained and that, in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Caesars or Harrah’s (or any of their respective affiliates) is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers will be made that would have a material adverse effect on Caesars or Harrah’s or materially reduce the contemplated benefits of the merger to Harrah’s.

      In addition, Deutsche Bank has been advised by Harrah’s, and accordingly has assumed for purposes of its opinion, that the merger will be tax-free to Harrah’s.

Deutsche Bank’s Financial Analysis

      Set forth below is a summary of the material financial analyses performed by Deutsche Bank in connection with its opinion and reviewed with the Harrah’s board of directors at its meeting on July 14, 2004.

      Analysis of Selected Publicly Traded Companies. Deutsche Bank reviewed certain financial information and calculated commonly used valuation measurements for Caesars and Harrah’s, as applicable, to corresponding information and measurements for groups of publicly traded companies in the gaming industry.

      The publicly traded companies selected in the gaming industry to which Caesars was compared consisted of:

•	Harrah’s;

•	Mandalay Resort Group (as of June 6, 2004, the last trading day prior to the announcement by MGM MIRAGE of its intent to acquire Mandalay Resort Group);

•	MGM MIRAGE; and

•	Station Casinos, Inc.

      The publicly traded companies selected in the gaming industry to which Harrah’s was compared consisted of:

•	Caesars;

•	Mandalay Resort Group (as of June 6, 2004, the last trading day prior to the announcement by MGM MIRAGE of its intent to acquire Mandalay Resort Group);

•	MGM MIRAGE; and

•	Station Casinos, Inc.

      The financial information and valuation measurements reviewed by Deutsche Bank included, among other things, ratios of total enterprise value (the sum of equity market valuation and net debt) to estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for 2004 and 2005.

      To calculate the trading multiples with respect to the comparable companies, Deutsche Bank used publicly available information concerning historical and projected financial performance, including analyst reports and published historical financial information and earnings estimates reported by Deutsche Bank research analysts.

      Deutsche Bank observed that the implied value of Caesars common stock based on the selected publicly traded companies analysis ranged from $14.98 to $18.51 per share using the multiple of total enterprise value to estimated 2004 EBITDA, and from $14.56 to $18.26 per share using the multiple of total enterprise value to estimated 2005 EBITDA. Deutsche Bank observed that (i) $17.06, which represents the implied value of the merger consideration per share of Caesars common stock based on Harrah’s closing share price of $51.44 on July 9, 2004, and (ii) $17.39, which represents the implied value per share of Caesars common stock based on the Harrah’s average share price over the 30-day period ending on July 9, 2004 were each within those ranges of values. Deutsche Bank also observed that the implied value of Harrah’s common stock based on the selected publicly traded companies analysis ranged from $50.75 to $62.11 per share using the multiple of total enterprise value to estimated 2004 EBITDA, and from $56.33 to $69.20 per share using the multiple of total enterprise value to estimated 2005 EBITDA. Deutsche Bank observed that (i) $51.44, the Harrah’s closing share price on July 9, 2004, and (ii) $53.01, which represents the Harrah’s average share price over the 30-day period ending on July 9, 2004 were each within the range based on the multiple of total enterprise value to estimated 2004 EBITDA and below the range based on the multiple of total enterprise value to estimated 2005 EBITDA.

      Other than Caesars and Harrah’s themselves, which were each included in the group of companies compared to the other, none of the companies utilized in either publicly traded company analysis is identical to Caesars or Harrah’s. Accordingly, Deutsche Bank believes the analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.

      Discounted Cash Flow Analysis. Deutsche Bank performed a discounted cash flows analysis for (i) Caesars as a stand-alone entity, (ii) Caesars as a part of Harrah’s (i.e. including or excluding the following in the determination of free cash flow: synergies, certain divested assets, amortization of financing fees, transaction costs and tax benefit of transaction costs), and (iii) Harrah’s as a stand-alone entity. Deutsche Bank calculated the discounted cash flow values for each of Caesars and Harrah’s as the sum of the net present values of:

•	the estimated future free cash flows that Caesars or Harrah’s, as the case may be, would generate for the final six months of 2004 through 2008; and

•	the terminal value of Caesars or Harrah’s at the end of such period.

      The estimated future free cash flows were based on the financial projections for Caesars for the final six months of 2004 through 2008 and on the financial projections for Harrah’s for the final six months of 2004 through 2008, each as provided by Harrah’s management. The terminal values for each of Caesars and Harrah’s were calculated based on projected EBITDA for such company for 2008 (based on projections by Harrah’s management) and a range of multiples of EBITDA ranging from 8.0x to 9.0x. Deutsche Bank used discount rates ranging from 6.5% to 8.5% for both Caesars and Harrah’s. The discount rates for Caesars and Harrah’s were based on Deutsche Bank’s judgment of the estimated weighted average cost of Caesars’ or Harrah’s capital, as applicable, and the EBITDA multiples were based on its review of the trading characteristics of each of Caesars and Harrah’s common stock.

      Deutsche Bank observed that (i) the implied value of Caesars common stock, treating Caesars as a stand-alone entity, based on the discounted cash flow analysis ranged from $20.00 to $23.00 per share, and (ii) the implied value of Caesars common stock, treating Caesars as a part of Harrah’s, based on the discounted cash flow analysis ranged from $23.00 to $26.50 per share. Deutsche Bank observed that (i) $17.06, which represents the implied value of the merger consideration per share of Caesars common stock based on Harrah’s closing share price of $51.44 on July 9, 2004, and (ii) $17.39, which represents the implied value per share of Caesars common stock based on the Harrah’s average share price over the 30-day period ending on July 9, 2004 were each below those ranges of values. Deutsche Bank also observed that the implied value of Harrah’s common stock based on the discounted cash flow analysis ranged from $69.50 to $80.50 per share.

      Deutsche Bank observed that (i) $51.44, the Harrah’s share price as of July 9, 2004, and (ii) $53.01, which represents the Harrah’s average share price over the 30-day period ending on July 9, 2004 were each below that range of values.

      Analysis of Selected Precedent Transactions. Deutsche Bank reviewed five mergers and acquisitions transactions announced since June 6, 1996, in the gaming industry. The transactions reviewed, which are referred to as the selected transactions, are:

Date announced	Target	Acquirer

06/16/04	Mandalay Resort Group	MGM MIRAGE
03/06/00	Mirage Resorts	MGM Grand, Inc.
04/27/99	Caesars World, Inc.	Park Place Entertainment
12/11/97	ITT Corporation	Starwood Lodging Trust
06/06/96	Bally Entertainment	Hilton Hotels

      Deutsche Bank observed that the relevant ratios of total enterprise value to forward EBITDA for the selected transactions ranged from 9.0x to 10.0x, which, when applied to the estimated 2004 EBITDA for Caesars, implied a range of values of $18.51 to $22.04. Deutsche Bank observed that (i) $17.06, which represents the implied value of the merger consideration per share of Caesars common stock based on Harrah’s closing share price of $51.44 on July 9, 2004, and (ii) $17.39, which represents the implied value per share of Caesars common stock based on the Harrah’s average share price over the 30-day period ending on July 9, 2004 were below that range of values.

      The analysis for the selected transactions was based on public information available at the time of announcement of such transactions, without taking into account differing market and other conditions during the period between June 6, 1996 and June 16, 2004, during which the selected transactions were announced. Because the reasons for, and circumstances surrounding, each of the selected transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of Caesars and the companies involved in the selected transactions, Deutsche Bank believes that a comparable transaction analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences between the characteristics of the selected transactions and the merger that could affect the value of the subject companies and businesses and Caesars.

      Premiums Paid Analysis. Deutsche Bank reviewed premiums to stock price paid in 74 non-financial company mergers and acquisitions transactions in the $5 billion to $15 billion total enterprise value range since January 1, 1998. Deutsche Bank reviewed the premiums paid in these transactions over the price of the target stock one day, one week, and four weeks prior to the announcement of such transactions. Based on this analysis, Deutsche Bank observed a range of premiums of 25% to 30% over the market price of the target stock price one day prior to the announcement of such transactions, a range of premiums of 28% to 33% over the market price of the target stock price one week prior to the announcement of such transactions, and a range of premiums of 33% to 38% over the market price of the target stock price one month prior to the announcement of such transactions. Deutsche Bank applied these ranges of premiums to share price of Caesars as if the merger was announced on July 12, 2004, and calculated implied ranges of stock prices of $16.69 to $17.36 per share based on the one day premium range, $18.52 to $19.25 per share based on the one week premium range, and $19.19 to $19.91 based on the one month premium range. Deutsche Bank observed that (i) $17.06, which represents the implied value of the merger consideration per share of Caesars common stock based on Harrah’s closing share price of $51.44 on July 9, 2004 was within the range based on the one-day premium range and below the ranges based on the one week premium range and the one month premium range. Deutsche Bank also observed that $17.39, which represents the implied value per share of Caesars common stock based on the Harrah’s average share price over the 30-day period ending on July 9, 2004 was above the range based on the one-day premium range and below the ranges based on the one week premium range and the one month premium range.

      Pro Forma Combined Earnings Growth Analysis. Deutsche Bank analyzed certain pro forma effects of the merger. Based on this analysis, Deutsche Bank computed the resulting compound annual growth rate, or CAGR, of each of Harrah’s EBITDA, cash earnings per share (sum of net income plus depreciation and amortization divided by the number of outstanding shares), and earnings per share, or EPS, estimates for the periods 2004 – 2008 and 2005 – 2008, both as a stand-alone entity and pro forma for a combination with Caesars.

      The following chart sets forth the results of this analysis:

		2004-2008	2005-2008
		CAGR	CAGR

Harrah’s stand-alone	EBITDA % Growth	8.2%	6.6%
	Cash EPS % Growth	9.3%	7.8%
	EPS % Growth	9.0%	9.0%
Harrah’s pro forma for combination with Caesars	EBITDA % Growth	NM	7.8%
	Cash EPS % Growth	12.1%	9.2%
	EPS % Growth	10.3%	16.5%

      Deutsche Bank used forward estimates of projected financial performance for Harrah’s that were provided by Harrah’s management.

      Accretion/(Dilution) Analysis. Deutsche Bank analyzed certain pro forma effects expected to result from the merger, including, among other things, the expected effect of the merger on the estimated earnings per share, and cash earnings per share (the sum of net income plus depreciation and amortization divided by the number of outstanding shares) for Harrah’s for calendar years 2005 through 2008. The pro forma results were based on financial data provided by Harrah’s management. Deutsche Bank calculated CAGR of Harrah’s earnings per share of 10.3% over the period 2004 through 2008, assuming realization of 100% of the synergies, and of 8.6% over the same period, assuming 66.7% of the synergies. Deutsche Bank compared these CAGRs to the status quo earnings per share CAGR projection of 9.0%. Deutsche Bank also calculated a CAGR of Harrah’s cash earnings per share of 12.1% over the period 2004 through 2008, assuming realization of 100% of the synergies, and of 11.3% over the same period, assuming 66.7% of the synergies. Deutsche Bank compared these CAGRs to the status quo cash earnings per share CAGR projection of 9.3%.

      General. The foregoing summary describes all analyses and factors that Deutsche Bank deemed material in its presentation to the Harrah’s board of directors, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Bank in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

      In conducting its analyses and arriving at its opinions, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the Harrah’s board of directors as to the fairness to Harrah’s of the merger consideration and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses,

Deutsche Bank made, and was provided by Harrah’s management and Caesars’ management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Deutsche Bank, Caesars or Harrah’s. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Harrah’s, Caesars or their respective advisors, neither Harrah’s nor Deutsche Bank nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

      The terms of the merger were determined through negotiations between Caesars and Harrah’s and were approved by the Harrah’s board of directors. Although Deutsche Bank provided advice to Harrah’s during the course of these negotiations, the decision to enter into the merger was solely that of the Harrah’s board of directors. As described above, the opinion and presentation of Deutsche Bank to the Harrah’s board of directors were only one of a number of factors taken into consideration by the Harrah’s board of directors in making its determination to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger. Deutsche Bank’s opinion was provided to the Harrah’s board of directors to assist it in connection with its consideration of the merger and does not constitute a recommendation to any stockholder as to how to vote or take any other action with respect to the merger. Deutsche Bank’s opinion does not in any manner address the prices at which shares of Harrah’s common stock traded after the announcement of or will trade after the completion of the merger.

      Harrah’s selected Deutsche Bank as financial advisor in connection with the merger based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Harrah’s has retained Deutsche Bank pursuant to a letter agreement dated July 9, 2004, which is referred to as the “engagement letter.” Deutsche Bank will be paid a reasonable and customary fee for its services as financial advisor to Harrah’s in connection with the merger, a substantial portion of which is contingent upon completion of the merger. Deutsche Bank was paid $750,000 upon delivery of its opinion. If the merger is completed, Deutsche Bank will be paid an additional $14,250,000. Regardless of whether the merger is completed, Harrah’s has agreed to reimburse Deutsche Bank for reasonable fees and disbursements of Deutsche Bank’s counsel and all of Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the merger or otherwise arising out of the retention of Deutsche Bank under the engagement letter. Harrah’s has also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the U.S. federal securities laws arising out of its engagement or the merger.

      Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG, which, together with its affiliates, is referred to as the “DB Group.” One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to Caesars and Harrah’s or their affiliates for which it has received compensation, including (1) the Harrah’s June 2004 $750 million 5.50% senior notes offering for which a member of the DB Group acted as co-manager, (2) the Harrah’s June 2004 $2.5 billion revolving credit agreement, for which a member of the DB Group acted as managing agent, (3) Caesars’ March 2004 $2.0 billion credit agreement, for which a member of the DB Group acted as joint lead arranger and joint book-running manager, (4) Caesars’ March 2004 $375 million floating rate contingent convertible senior notes offering for which a member of the DB Group acted as joint book-running manager, and (5) other securities offerings by Harrah’s and Caesars with respect to which a member of the DB Group participated in a managing role. One or more members of the DB Group have agreed to provide financing to Harrah’s in connection with the merger, some of which funds are expected to be used to pay off existing loans made by members of the DB Group to Caesars and Harrah’s. In the foregoing capacities, Deutsche Bank has received an aggregate of $9,155,140 in compensation from Caesars and $3,968,798 in compensation from Harrah’s.

      In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Caesars and Harrah’s for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Opinion of Caesars’ Financial Advisor

      UBS Securities LLC, which is referred to as UBS, acted as financial advisor to Caesars in connection with the merger and evaluated the fairness, from a financial point of view, of the aggregate merger consideration to be received in the merger by the holders of Caesars common stock. On July 14, 2004, at a meeting of the board of directors of Caesars held to evaluate the merger, UBS delivered to the board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated July 14, 2004, to the effect that, as of that date and based on and subject to various assumptions made, matters considered and limitations described in the opinion, the aggregate merger consideration to be received by the holders of Caesars common stock in the merger was fair, from a financial point of view, to such holders. There were no material differences between the oral and written versions of UBS’ opinion. The only difference between the versions is that the written version describes in detail assumptions made, procedures followed, matters considered and limitations in connection with UBS’ rendering the opinion. A form of the written version was provided to the Caesars board of directors prior to delivery of UBS’ oral opinion.

      The full text of UBS’ opinion describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. UBS’ opinion is attached as Annex C to this joint proxy statement/ prospectus. UBS’ opinion is directed only to the fairness, from a financial point of view, of the aggregate merger consideration to be received in the merger by holders of Caesars common stock and does not address any other aspect of the merger. UBS’ opinion also does not address the merits of the merger as compared to other business strategies or transactions that might be available to Caesars or any underlying business decision of Caesars in connection with the merger or any other matter, nor does the opinion constitute a recommendation to any holder of Caesars common stock as to how such stockholder should vote with respect to the merger agreement or any other matter or as to such stockholder’s election regarding the form of the merger consideration to be paid to such stockholder. Caesars common stockholders are encouraged to read UBS’ opinion carefully in its entirety. The summary of UBS’ opinion described below is qualified in its entirety by reference to the full text of the opinion.

      In arriving at its opinion, UBS:

•	reviewed certain publicly available business and historical financial information relating to Caesars and Harrah’s;

•	reviewed certain internal financial information and other data relating to the businesses and financial prospects of Caesars and Harrah’s, including estimates and financial forecasts prepared and provided to UBS by the respective managements of Caesars and Harrah’s and not publicly available;

•	conducted discussions with members of the senior management of Caesars and Harrah’s concerning the businesses and financial prospects of Caesars and Harrah’s;

•	reviewed publicly available financial and stock market data with respect to other companies in lines of business UBS believed to be generally comparable to those of Caesars and Harrah’s;

•	compared the financial terms of the merger with the publicly available financial terms of certain other transactions which UBS believed to be generally relevant;

•	considered certain pro forma effects of the merger on Harrah’s financial statements and reviewed certain estimates of potential synergies prepared and provided to UBS by the managements of Caesars and Harrah’s;

•	reviewed drafts of the merger agreement; and

•	conducted other financial studies, analyses and investigations, and considered other information, as UBS deemed necessary or appropriate.

      In connection with its review, with Caesars’ consent, UBS did not assume any responsibility for independent verification of any of the information that UBS reviewed for the purpose of its opinion and, with Caesars’ consent, UBS relied on that information being complete and accurate in all material respects. In addition, at Caesars’ direction, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of Caesars or Harrah’s, and was not furnished with any evaluation or appraisal. With respect to the estimates, financial forecasts, pro forma effects and calculations of synergies utilized by UBS in its analyses, UBS assumed, at Caesars’ direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Caesars and the management of Harrah’s as to the future performance of their respective companies and that the estimates, financial forecasts, pro forma effects and calculations of synergies would be achieved at the times and in the amounts projected. In addition, UBS assumed, with the consent of Caesars, that the merger will qualify as a reorganization for U.S. federal income tax purposes. UBS’ opinion was necessarily based on economic, monetary, market and other conditions existing on, and information available to UBS as of, the date of its opinion. Subsequent developments in those conditions could require a reevaluation of such opinion. UBS does not have any obligation to update, revise or reaffirm its opinion.

      UBS was not asked to, except as expressly set forth in its opinion, and it did not, offer any opinion as to the material terms of the merger agreement or the form of the transaction. UBS expressed no opinion as to the value of Harrah’s common stock when issued pursuant to the merger or the price at which Harrah’s common stock may trade in the future. In addition, UBS did not analyze the fairness of each form of merger consideration alternative that an individual stockholder of Caesars may elect to receive in the merger or analyze the impact on any individual Caesars stockholder as to such stockholder’s election. In rendering its opinion, UBS assumed, with Caesars’ consent, that the final executed form of the merger agreement would not differ in any material respect from the draft that UBS examined and that the parties to the merger agreement would comply with all of the material terms of the merger agreement. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the completion of the merger would be obtained without any material adverse effect on Caesars and/or Harrah’s and the merger. In connection with its engagement by Caesars, UBS was not authorized to and did not solicit indications of interest from any party with respect to a business combination with Caesars. Except as described above, Caesars imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion. The merger consideration was determined through negotiation between Caesars and Harrah’s and not as a result of a recommendation by UBS, and the decision to enter into the merger was solely that of the Caesars board of directors.

      In furnishing its opinion, UBS did not purport that it is an expert within the meaning of the term “expert” as used in the Securities Act, nor did it purport that its opinion constitutes a report or valuation within the meaning of the Securities Act.

      In connection with rendering its opinion, UBS performed a variety of financial and comparative analyses, including those described below. The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. Fairness opinions are therefore not necessarily susceptible to partial analysis or summary description.

      Accordingly, UBS believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses and factors, or focusing on information in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying the analyses performed by UBS in connection with its opinion. In arriving at its opinion, UBS did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, UBS arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and believes that the totality of the factors considered and analyses it performed in connection with its opinion operated collectively to support its determination as to the fairness of the aggregate merger consideration from a financial point of view to Caesars common stockholders.

      The analyses performed by UBS are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by the analyses. The analyses were prepared solely as part of UBS’ analysis of the fairness, from a financial point of view, to Caesars common stockholders of the aggregate merger consideration.

      UBS’ opinion and financial analyses were only one of many factors considered by Caesars’ board of directors in its evaluation of the merger and should not be viewed as determinative of the views of Caesars’ board of directors or management with respect to the merger or the merger consideration.

      The following is a summary of the material financial analyses performed by UBS in connection with providing its opinion to the board of directors of Caesars on July 14, 2004. Some of the summaries of the financial analyses include information presented in tabular format. To fully understand the financial analyses, the tables should be read together with the text of each summary. Considering the data in the tables without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

Historical Stock Price Performance

      UBS reviewed historical trading prices for Caesars common stock. UBS reviewed the closing price of Caesars common stock on July 13, 2004, and average closing prices over specified periods preceding July 13, 2004, and calculated the implied premium of the offered merger consideration over these historical prices. For this analysis, UBS used an implied value of the offered merger consideration of $17.17 per share based on the July 13, 2004 closing price of Harrah’s common stock. A summary of these historical stock price statistics is set forth in the following table:

		Implied Premium
Specified Period	Average Closing Price	at $17.17 Offer

July 13, 2004	$13.92	23.4%
10 Trading Days	$14.13	21.6%
20 Trading Days	$14.28	20.2%
30 Trading Days	$14.24	20.6%
40 Trading Days	$13.93	23.3%
60 Trading Days	$13.79	24.5%
Six Months	$13.14	30.7%
One Year	$11.36	51.2%
Two Years	$9.64	78.1%

Historical Implied Exchange Ratio Analysis

      UBS reviewed the historical common stock prices of Caesars and Harrah’s as of July 13, 2002, and for specified periods preceding July 13, 2004. UBS calculated the exchange ratios implied by the common stock prices for specified periods and compared them to a theoretical exchange ratio of 0.3304, which it based on a $17.17 implied offer price and the assumption that the merger consideration consisted solely of Harrah’s common stock. This analysis indicated the following implied exchange ratios:

	Implied Average	Implied Premium to
Specified Period	Exchange Ratio	Average at 0.3304

July 13, 2004	0.2678	23.4%
10 Trading Days	0.2658	25.3%
20 Trading Days	0.2685	23.1%
30 Trading Days	0.2688	22.9%
40 Trading Days	0.2634	24.8%
60 Trading Days	0.2583	27.7%
Six Months	0.2471	33.5%
One Year	0.2321	42.3%
Two Years	0.2141	54.3%

Selected Gaming Companies’ Trading Statistics

      UBS compared selected financial information, ratios, and public market multiples for Caesars and Harrah’s to the corresponding data for the following nine publicly traded companies:

•	Ameristar Casinos, Inc.;

•	Argosy Gaming Co.;

•	Aztar Corp.;

•	Boyd Gaming Corp.;

•	Isle of Capri Casinos, Inc.;

•	MGM MIRAGE;

•	Penn National Gaming, Inc.;

•	Pinnacle Entertainment, Inc.; and

•	Station Casinos, Inc.

      UBS chose the foregoing selected companies because they are publicly traded companies in the gaming industry with operations that were believed to be reasonably similar to Caesars and Harrah’s for the purposes of this analysis. UBS reviewed, among other information, the ratio of the selected companies’ total enterprise value, referred to as TEV, calculated as equity value (based on July 13, 2004 closing stock prices) plus total debt and other long-term liabilities, less cash and cash equivalents, to:

•	last twelve months, referred to as LTM, earnings before interest, taxes, depreciation and amortization, referred to as EBITDA; and

•	estimated EBITDA for 2004 and 2005;

      UBS also reviewed, among other information, the ratio of the selected companies’ share price as of closing on July 13, 2004 to projected earnings per share, referred to as EPS, for 2004 and 2005.

      Estimated financial data for the selected companies were based on publicly available information, various research reports, and consensus estimates.

      This analysis indicated the following multiples:

	TEV/EBITDA			P/E Multiples

	LTM	2004E	2005E	2004E	2005E

Selected Companies
Mean	9.3	8.7	8.1	17.6	19.4
Median	8.9	8.7	8.0	16.8	15.2
High	14.2	12.8	11.4	24.5	53.9
Low	6.2	6.0	6.0	12.4	9.7
Harrah’s	8.6	7.9	8.0	16.1	14.8
Caesars at Market Price	7.8	7.4	7.0	20.2	18.3
Caesars at Offer Price	8.8	8.4	8.0	24.9	22.6

      UBS noted that none of the selected companies is either identical or directly comparable to Caesars or Harrah’s and that any analysis of selected companies necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading of the selected companies.

Selected Precedent U.S. Gaming Transactions

      UBS reviewed the purchase prices paid in 18 selected transactions involving target companies in the gaming industry. Financial data for the selected transactions were based on publicly available information, including publicly available research estimates and company filings. UBS then calculated, where available, (1) the ratio of TEV to estimated EBITDA and (2) the premium paid over the stock price one day and 30 days prior to the transaction announcement, for each selected transaction and compared the results of these calculations with corresponding calculations for the merger of Harrah’s and Caesars.

      This analysis indicated the following implied ratios and premiums for the selected transactions as compared to the implied ratio and premium for the merger of Harrah’s and Caesars:

		Premium
	TEV/Estimated
Transaction Comparables	EBITDA	1-Day Prior	30-Days Prior

Comparable Transactions
Mean	7.1	33%	31%
Median	6.9	30%	28%
High	10.0	56%	60%
Low	4.8	18%	7%
Caesars	8.0	23%	21%

      UBS noted that none of the selected precedent transactions is either identical or directly comparable to the merger and that any analysis of selected precedent transactions necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition values of the companies concerned.

Caesars Standalone Discounted Cash Flow Analysis

      UBS performed a discounted cash flow analysis using financial forecasts for 2005 to 2008 internally prepared by Caesars’ management in order to derive an implied per share equity value reference range for Caesars shares. UBS assumed discount rates of 9.0% to 12.0% reflecting Caesars’ estimated weighted average cost of capital. The discounted cash flow analysis determined the discounted present value of the unleveraged after-tax cash flows generated over the period covered by the financial forecasts and then added a terminal value based on a range of multiples of estimated 2009 EBITDA of 6.5x to 7.5x. This analysis indicated an implied equity value reference range per Caesars share of $13.94 to $20.33.

Harrah’s Standalone Discounted Cash Flow Analysis

      UBS also performed a discounted cash flow analysis using financial forecasts for 2005 to 2008 internally prepared by Harrah’s management in order to derive an implied per share equity value reference range for Harrah’s shares. UBS assumed discount rates of 9.0% to 12% reflecting Harrah’s estimated weighted average cost of capital. The discounted cash flow analysis determined the discounted present value of the unleveraged after-tax cash flows generated by the period covered by the financial forecasts and then added a terminal value based on a range of multiples of estimated 2009 EBITDA of 7.5x to 8.5x. This analysis indicated an implied equity value reference range per Harrah’s share of $50.27 to $68.18.

Pro Forma Combination Analysis

      UBS analyzed the potential pro forma financial effects of the business combination of Caesars and Harrah’s on Harrah’s estimated EPS. UBS performed the analysis using financial projections internally prepared by the managements of Caesars and Harrah’s, and also using IBES consensus estimates which are publicly available, for 2005, 2006 and 2007. The analysis was performed assuming that no divestitures would be required in order to obtain regulatory approvals required to complete the merger, and the analysis was also done assuming that Harrah’s would have to divest properties to obtain such regulatory approvals.

      For purposes of its pro forma analysis, at the direction of Caesars, UBS made various assumptions, including (1) annual pre-tax synergies of $50 million, $100 million and $150 million, (2) in the scenario assuming no divestitures, the cash portion of the aggregate merger consideration will be debt-financed and (3) in the scenario assuming divestitures, the cash portion of the aggregate merger consideration will be financed using net proceeds from the divestitures.

      Using IBES consensus estimates for Caesars and Harrah’s, the analysis indicated that the merger would be dilutive to Harrah’s estimated pro forma EPS for 2005, 2006 and 2007, except that the merger would be accretive for 2006 and 2007 only in the scenario assuming no divestitures and $150 million of annual pre-tax synergies. Using internally prepared management forecasts for Caesars and Harrah’s, in the scenario assuming no divestitures, the analysis indicated that the merger would be accretive to Harrah’s estimated pro forma EPS for 2005, 2006 and 2007, except that the merger would be dilutive for 2005 and 2006 assuming only $50 million of annual pre-tax synergies. Using the same management forecasts, in the scenario assuming divestitures, the merger would be dilutive to Harrah’s estimated pro forma EPS for 2005, 2006 and 2007, except that the merger would be accretive for 2007 assuming $150 million of annual pre-tax synergies.

Other Factors

      In the course of preparing its opinion, UBS also reviewed and considered other information and data, including:

•	historical trading multiples for Caesars and Harrah’s common stock;

•	historical EBITDA margin, return on book equity, consensus projected EPS forecasts and consensus long-term growth rate forecasts for Caesars, Harrah’s and selected other gaming industry companies; and

•	publicly available research analysts’ reports for Caesars and Harrah’s.

Miscellaneous

      Caesars selected UBS as its financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. Under the terms of its engagement, UBS earned a fee of $1 million for rendering its financial fairness opinion which was independent of the result of the opinion, and will earn a fee of $20 million payable upon the completion of the merger, against which the opinion fee will be credited to the extent previously paid. In addition, Caesars has agreed to reimburse UBS for its reasonable expenses, including fees and disbursements of its counsel, and to indemnify UBS against liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement as financial advisor to Caesars.

      UBS, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

      In the ordinary course of business, UBS acts as a market maker and broker in the publicly traded securities of Caesars and Harrah’s and UBS and its affiliates may at any time hold a long or short position in such securities for its own account or for the accounts of its customers.

Regulatory Approvals Required for the Merger

United States Antitrust

      The merger is subject to review by the Antitrust Division of the U.S. Department of Justice, or the Antitrust Division, and the U.S. Federal Trade Commission, or the FTC, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to as the HSR Act. Under the HSR Act, Harrah’s and Caesars are required to make pre-merger notification filings and to await the expiration or early termination of the statutory waiting period prior to completing the merger. On July 28, 2004, Harrah’s and Caesars each filed a Premerger Notification and Report Form with the Antitrust Division and the FTC.

      On August 27, 2004, Harrah’s and Caesars received from the FTC requests for additional information with respect to the merger. As a result of the requests for additional information, the waiting period under the HSR Act will be extended until 11:59 P.M. Eastern Standard Time on the 30th day after both Harrah’s and Caesars have substantially complied with the requests for additional information or such later time as is agreed among the parties and the FTC.

      There can be no assurance that the governmental reviewing authorities will terminate the applicable statutory waiting periods or clear the merger at all or without restrictions or conditions that would have a material adverse effect on the combined company if the merger is completed. These restrictions and conditions could include the grant of a complete or partial license, or the divestiture, spin-off or the holding separate of assets or businesses. Under the terms of the merger agreement, Harrah’s and Caesars, if requested by Harrah’s, are required to commit to any divestitures, licenses or hold separate or similar arrangements with respect to its assets or conduct of business arrangements if such divestiture, license, holding separate or arrangement is a condition to obtain any approval from any governmental entity in order to complete the merger and would not have a material adverse effect on the combined company. Caesars may condition any divesture, license or hold separate or similar arrangement upon the completion of the merger. No additional stockholder approval is expected to be required or sought for any decision by Harrah’s or Caesars, after the special meetings, to agree to any terms and conditions necessary to resolve any regulatory objections to the merger.

      In addition, during or after the statutory waiting period and clearance of the merger, and even after completion of the merger, either the Antitrust Division, the FTC or any state attorney general could challenge, seek to block or block the merger under the antitrust laws, as it deems necessary or desirable in the public interest. Other competition agencies with jurisdiction over the merger could also initiate action to challenge or block the merger. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. On August 9, 2004, Harrah’s and Caesars received from the Office of Attorney General of the Commonwealth of Pennsylvania a request for information with respect to the merger. In addition, on September 13, 2004, Harrah’s received from the Department of Justice of the State of Louisiana a request for information with respect to the merger. Harrah’s and Caesars cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, Harrah’s and Caesars will prevail. Harrah’s and Caesars do not believe that the merger will violate U.S. federal or state laws.

Gaming Regulation

      The gaming operations of each of Harrah’s and Caesars are subject to extensive regulation, and each of Harrah’s, Caesars and their respective subsidiaries hold registrations, approvals, gaming licenses or permits in each jurisdiction in which it operates gaming activities. In each of these jurisdictions, certain regulatory requirements must be complied with and/or certain approvals must be obtained in connection with the merger. Harrah’s and Caesars’ respective obligations to complete the merger are conditioned upon all material gaming regulatory approvals and authorizations having been obtained. See “The Merger Agreement — Regulatory and Antitrust Approval” on page 107.

      The following is only a summary of the various applicable gaming regulatory requirements with respect to the merger. For a complete description of the regulatory requirements applicable to Harrah’s and Caesars, see “Description of Governmental Regulation” filed at Exhibit 99.1 to Harrah’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and “Business — Regulation and Licensing” in Caesars’ Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

      The failure:

•	to obtain the required approval of the merger and the issuance of shares of Harrah’s common stock;

•	to comply with the procedural requirements prescribed by any applicable gaming regulatory authority; or

•	of Harrah’s or Caesars to qualify or make disclosures or applications as required under the laws and regulations of any applicable gaming regulatory authority,

in each case as described below or in the information incorporated by reference in this joint proxy statement/ prospectus, may result in the loss of license or denial of application for licensure in any such jurisdiction.

      Nevada Gaming Regulation. As a result of Harrah’s ownership and/or operation of Bill’s Casino (Lake Tahoe), Binion’s Horseshoe (Las Vegas), Harrah’s Lake Tahoe, Harveys Lake Tahoe, Harrah’s Las Vegas, Harrah’s Laughlin, Harrah’s Reno and Rio (Las Vegas), and Caesars’ ownership and operation of Bally’s Las Vegas, Caesars Tahoe, Caesars Palace (Las Vegas), Flamingo Las Vegas, Flamingo Laughlin, Paris Las Vegas and Reno Hilton, both Harrah’s and Caesars are subject to the jurisdiction of the Nevada gaming authorities. The ownership and operation of casino gaming facilities in Nevada are subject to the Nevada Gaming Control Act and its regulations, which are collectively referred to as the Nevada Act, and various local ordinances and regulations. Harrah’s and Caesars’ respective gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission, the Nevada State Gaming Control Board and applicable local liquor and gaming authorities, which are collectively referred to as the Nevada Gaming Authorities.

      The Nevada Act provides that the acquisition of control of a registered publicly traded corporation such as Caesars must be approved by the Nevada Gaming Commission. The Nevada State Gaming Control Board reviews and investigates applications and makes recommendations on those applications to the Nevada Gaming Commission for final action. Harrah’s will file applications with the Nevada State Gaming Control Board for approval of the acquisition of control of Caesars and related amendments to its existing Order of Registration and its existing approval of a continuous or delayed public offering. Harrah’s will also file related applications with all appropriate local jurisdictions. Harrah’s and Caesars are each currently registered by the Nevada Gaming Commission as publicly traded corporations and have been found suitable to own the stock of their gaming subsidiaries that have licensed gaming facilities in Nevada. Caesars will file an application for termination of its registration with the Nevada Gaming Commission.

      In seeking approval of the merger, Harrah’s must satisfy the Nevada State Gaming Control Board and the Nevada Gaming Commission in a variety of stringent standards prior to the completion of the merger. The Nevada State Gaming Control Board and the Nevada Gaming Commission will consider all relevant material facts in determining whether to grant this approval, and may consider not only the effects of the merger but also any other facts that are deemed relevant. Such facts may include, among others:

•	the business history of Harrah’s, including its record of financial stability, integrity and success of its operations, as well as its current business activities;

•	the adequacy of the proposed financing; and

•	whether the merger will create a significant risk that Harrah’s, Caesars or their subsidiaries will not satisfy their financial obligations as they become due or satisfy all financial and regulatory requirements imposed by the Nevada Act.

      The Nevada State Gaming Control Board and the Nevada Gaming Commission will also consider whether the merger is in the best interests of the State of Nevada under the multiple licensing criteria in the Nevada Act. Among other factors set forth in such multiple licensing criteria, they may consider whether the merger would create a monopoly, and what the result of the merger will be in respect of the market share of Harrah’s compared to similarly situated competitors on a statewide, countywide and other geographical basis in the following categories:

•	total number of slot machines;

•	total number of games;

•	total number of tables;

•	gross revenue;

•	percentage tax;

•	live entertainment tax;

•	number of rooms available for the public;

•	number of employees hired; and

•	total payroll.

      The Nevada Gaming Commission may also require controlling stockholders of Harrah’s and certain of the individuals who will be appointed as officers, directors, and key employees of Harrah’s or its licensed subsidiaries in connection with the merger to be investigated and licensed or found suitable as part of the approval process relating to the transaction. The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, Harrah’s, Caesars or their Nevada gaming subsidiaries in order to determine whether the individual is suitable or should be licensed as a business associate of a gaming licensee. The Nevada Gaming Authorities may deny an application for licensing for any cause that it deems reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation.

      If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with Harrah’s, Caesars or their Nevada gaming subsidiaries, that entity would have to sever all relationships with the person. In addition, the Nevada Gaming Commission may require Harrah’s, Caesars or their Nevada gaming subsidiaries to terminate the employment of any person who refuses to file appropriate applications. All individuals required to file applications for findings of suitability and/or licensing in connection with the merger as officers, directors and key employees of Harrah’s or its licensed subsidiaries will file applications with the Nevada Gaming Authorities.

      Harrah’s may not make a public offering of its securities without the prior approval of the Nevada Gaming Commission if the securities or the proceeds from the public offering of its securities are intended to be used to construct, acquire, or finance gaming facilities in Nevada, or retire or extend obligations incurred for those purposes. On November 21, 2002, the Nevada Gaming Commission granted Harrah’s prior approval to make public offerings for a period of two years, subject to specified conditions, which is referred to as the shelf approval. Although this approval will expire in November 2004, Harrah’s has applied for its renewal. Harrah’s anticipates that the issuance of securities by Harrah’s in connection with the merger will be covered by the shelf approval. The shelf approval, however, may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada Gaming Control Board. The shelf approval does not constitute a finding, recommendation or approval of the Nevada Gaming Authorities as to the accuracy or adequacy of the offering memorandum or the investment merits of the securities offered by the offering memorandum. Any representation to the contrary is unlawful.

      On November 19, 2004, Caesars agreed to sell Caesars Tahoe to an affiliate of Columbia Sussex Corporation. This sale is subject to a right of first refusal, whereby an unrelated third party may, until January 21, 2005, exercise an option to purchase Caesars Tahoe.

      Mississippi Gaming Regulation. As a result of Harrah’s ownership and operation of Harrah’s Tunica and Horseshoe Tunica, and Caesars’ ownership and operation of Bally’s Tunica, Grand Casino Biloxi, Grand Casino Gulfport, Grand Casino Tunica and Sheraton Casino & Hotel (Tunica), both Harrah’s and Caesars are subject to the jurisdiction of the Mississippi gaming authorities. The ownership and operation of casino gaming facilities in Mississippi are subject to the Mississippi Gaming Control Act and its regulations, which are collectively referred to as the Mississippi Act, and various local regulations. The gaming operations of Harrah’s and Caesars in Mississippi are subject to the licenses and regulatory control of the Mississippi Gaming Commission. The Mississippi Act provides that the acquisition of control of a registered publicly traded corporation or a corporate licensee must be approved by the Mississippi Gaming Commission.

      In seeking approval to merge with Caesars, Harrah’s must satisfy the Mississippi Gaming Commission as to a variety of stringent standards. The Mississippi Gaming Commission will consider all relevant material facts in determining whether to grant the approval, and may consider not only the effects of the merger but also any other facts that it deems relevant. Such facts may include, among others:

•	the business history of the applicant, including its record of financial stability, integrity and success of its operations, as well as its current business activities; and

•	whether the merger will create a significant risk that Harrah’s, Caesars or their subsidiaries will not satisfy their financial obligations as they become due or satisfy all financial and regulatory requirements imposed by the Mississippi Act.

      Certain officers, directors and key employees of Caesars prior to the merger, or of Harrah’s after the merger, who will be actively and directly involved in Caesars’ gaming activities may also be required to be found suitable or licensed by the Mississippi Gaming Commission. Harrah’s will make any new applications for findings of suitability as may be required, and will also request the transfer or extension of any existing findings of suitability. The Mississippi Gaming Commission may deny an application for licensing or registration for any cause that it deems reasonable. A finding of suitability is comparable to licensing, and both require the submission of detailed personal and financial information followed by a thorough investigation.

      Because Harrah’s will assume Caesars’ existing debt in the merger, any pledges, negative pledges or other restrictions on the transfer of the equity securities of Harrah’s licensed or registered subsidiaries associated with all Caesars debt assumed by Harrah’s, and any pledges of the assets of or guarantees by Harrah’s licensed subsidiaries associated with Caesars’ publicly traded debt assumed by Harrah’s, shall be ineffective unless approved in advance by the Mississippi Gaming Commission. Likewise, any pledges, negative pledges or other restrictions on the transfer of the equity securities of Caesars’ Mississippi subsidiaries associated with existing Harrah’s bank debt shall be ineffective unless approved in advance by the Mississippi Gaming Commission.

      On September 27, 2004, Harrah’s and Caesars agreed to sell Harrah’s Tunica and Bally’s Tunica, respectively, to an affiliate of Colony Capital, LLC.

      Indiana Gaming Regulation. As a result of Harrah’s ownership and operation of Harrah’s East Chicago and Horseshoe Hammond, and Caesars’ ownership and operation of Caesars Indiana, both Harrah’s and Caesars are subject to the jurisdiction of the Indiana gaming authorities. The ownership and operation of riverboat casino gaming facilities in Indiana are subject to the Riverboat Gambling Act and its regulations, which are collectively referred to as the Indiana Act. Harrah’s and Caesars each have riverboat casino gaming facilities in Indiana, which are subject to the licensing and regulatory control of the Indiana Gaming Commission, state and local liquor authorities, United States Coast Guard regulations, Army Corps of Engineer permits and other local authorities. The Indiana Act requires the approval of the Indiana Gaming Commission before an entity may acquire an interest of five percent or more in a riverboat owner’s license, including through a merger, stock acquisition, transfer, sale or purchase transaction. Therefore, the merger, as a transfer of ownership in the riverboat license, requires the approval of the Indiana Gaming Commission.

      To obtain approval from the Indiana Gaming Commission to transfer a riverboat owner’s license, Harrah’s must submit a completed application to transfer a riverboat owner’s license and a requisite fee. Upon receipt of the application and fee, the Indiana State Police, Gaming Division, will investigate Harrah’s, its key persons and substantial owners, or persons owning five percent or more of Harrah’s, and will provide related information to the Indiana Gaming Commission. In connection with the merger, the Indiana Gaming Commission may require both Harrah’s and Caesars to provide confidential financial information to the Indiana Gaming Commission for a confidential evaluation of the financial stability of both companies prior to the merger and the financial stability of the combined company. This evaluation may include an analysis of Harrah’s and Caesars management and their ability to effectively operate the combined companies.

      The Indiana Act requires the Indiana Gaming Commission to consider when determining whether to grant approval of a transfer of a riverboat owner’s license, among other things:

•	the character, reputation, experience and financial integrity of the applicant;

•	the adequacy of the capitalization to maintain a riverboat for the duration of the license;

•	the actions, if any, taken or recommended by any federal agency, including but not limited to, the Army Corps of Engineers, the United States Coast Guard and the FTC;

•	the existence of skill, knowledge and experience in conducting a gambling operation;

•	the economic impact on Indiana;

•	the willingness of the applicant to accept the local economic development obligations undertaken by the predecessor licensee; and

•	such other standards, terms and conditions as may be adopted by the Indiana Gaming Commission.

      The Indiana Gaming Commission will also consider whether the merger, as a transfer of ownership in the riverboat license, is in the best interest of the people and the State of Indiana by promoting tourism, assisting economic development and maintaining the public confidence and trust in the gaming operations.

      In addition to requiring approval of the Indiana Gaming Commission for the transfer of a riverboat owner’s license, the Indiana Act also limits the number of riverboat owner’s licenses that may be issued by the Indiana Gaming Commission to a total of ten. The Indiana Act further limits the number of riverboat owner’s licenses that can be owned by any entity to two. Presently, Harrah’s owns and operates two riverboat gaming facilities in Indiana, Harrah’s in East Chicago, Indiana and Horseshoe Casino in Hammond, Indiana. Caesars is the majority owner and operator of Caesars Indiana in Harrison County, Indiana. Pursuant to the license limitations under the Indiana Act, it will be necessary for one of the three Harrah’s and Caesars riverboat gaming facilities in Indiana to be transferred to a non-related third party before the Indiana Gaming Commission may approve the transfer of Caesars’ riverboat licenses in the merger, and therefore, on September 27, 2004, Harrah’s agreed to sell Harrah’s East Chicago to an affiliate of Colony Capital, LLC. The approval by the Indiana Gaming Commission of the transfer of any of Harrah’s or Caesars’ Indiana riverboat gaming facilities to a non-related third party prior to the merger is independent of the considerations necessary for the approval of the merger. There can be no assurance that the approval of any transfer to a third party will be granted or will be granted on a timely basis or without the imposition of burdensome conditions. Furthermore, any approval, if granted, does not constitute a finding, recommendation or approval by the Indiana Gaming Commission as to the merits of the merger. Any representation to the contrary is unlawful.

      The Indiana Act requires the pre-approval of debt transactions, whether new or assumed debt, of $1,000,000 or more. If the Indiana Gaming Commission approves the transfer of ownership interest in Caesars pursuant to the merger, it will also consider financial information regarding any debt transactions related to the merger, including the assumption of Caesars’ outstanding debt by Harrah’s in the merger. The approval of any debt transactions related to the merger will generally be part of the approval of the transfer of ownership interest pursuant to the merger.

      The Indiana Act does not require the pre-approval of the Indiana Gaming Commission for a public offering of securities. However, any person acquiring an ownership interest of five percent or more of a riverboat gaming license owner, regardless of whether the interest is direct or indirect, as a result of any public offering of securities is required to file an application with the Indiana Gaming Commission and submit to a background investigation for the purpose of determining the person’s suitability to be a substantial owner of the license owner. Qualifying institutional investors must file with the Indiana Gaming Commission upon obtaining an ownership interest of five percent and become subject to a background investigation upon acquiring a 15 percent ownership interest. In addition, any information disseminated by a licensee or licensee applicant which is later found to be inappropriate by another agency or the Indiana Gaming Commission may give rise to a disciplinary action.

      The Indiana Act requires the payment of a transfer fee in the amount of $2,000,000 by a licensed owner who purchases or otherwise acquires a controlling interest in a second owner’s license.

      Louisiana Gaming Regulation. As a result of Harrah’s ownership and operation of Horseshoe Bossier City, Harrah’s Lake Charles, Harrah’s Louisiana Downs (Bossier City) and Harrah’s New Orleans, and Caesars’ ownership and operation of Bally’s Casino New Orleans, both Harrah’s and Caesars are subject to the jurisdiction of the Louisiana gaming authorities. The ownership and operation of each of Harrah’s and Caesars’ gaming operations in Louisiana are subject to the Louisiana Gaming Control Act and its regulations. The ownership and operation of Harrah’s Louisiana Downs race-track is subject to Louisiana Revised Statute Title 4, Chapter 4 (Horse Racing) and its regulations, which, collectively with the Louisiana Gaming Control Act and its regulations, are referred to as the Louisiana Act. The Louisiana Act imposes extensive restrictions and requirements upon gaming operators in the State of Louisiana and makes gaming operations subject to the licensing and regulatory control of the Louisiana Gaming Control Board and the Louisiana Racing Commission.

      The Louisiana Gaming Control Board is responsible for issuing gaming licenses and enforcing the laws, rules and regulations relative to riverboat gaming operations, slots machines at eligible racetrack facilities, and Harrah’s land-based operations in New Orleans. Harrah’s land-based operations in New Orleans are also governed by a Casino Operating Contract with the State of Louisiana. The Louisiana Racing Commission is responsible for issuing licenses and regulating horse racing at Harrah’s Louisiana Downs facility. Harrah’s may by required to seek the prior approval from the Louisiana Gaming Control Board of transactions related to the merger, including the financing of the merger. The Louisiana Gaming Control Board may require action on the part of the Louisiana Racing Commission prior to issuance of such approval.

      If an approval related to the merger is required, the Louisiana Gaming Control Board and its investigative agency, the Office of the State Police, may consider all relevant facts in determining whether to grant approval to certain transactions related to the merger. These facts include, without limitation:

•	the suitability of any person who has or controls, directly or indirectly, five percent or more ownership, income, profit or economic interest in Harrah’s or its Louisiana subsidiaries after the completion of the merger;

•	the suitability of any person who receives five percent or more revenue interest in the form of a commission, finder’s fee or loan repayment as a result of the transaction or otherwise;

•	the suitability of any person who has the ability, in the opinion of the Louisiana Gaming Control Board, to exercise a significant influence over any Harrah’s Louisiana licensee;

•	the business history of Harrah’s, including its record of financial stability, its integrity and the success of its operations in Louisiana and elsewhere; and

•	the adequacy of the proposed financing, and whether the merger will create any risk that the various entities will be unable to satisfy their financial and regulatory obligations to the state and otherwise, including without limitation, Harrah’s guaranty of minimum daily contributions required by the Louisiana Act and the Casino Operating Contract, and the debt being assumed under the merger agreement.

      A gaming license is deemed to be a privilege under Louisiana law and as such a license may be revoked, suspended, conditioned or limited at any time by the Louisiana Gaming Control Board. The Louisiana Gaming Control Board has similar discretion as to the approval of transactions related to the merger.

      On October 22, 2004, Caesars agreed to sell Bally’s Casino New Orleans to an affiliate of Columbia Sussex Corporation.

      New Jersey Gaming Regulation. As a result of Harrah’s ownership and operation of Harrah’s Atlantic City and Showboat Atlantic City, and Caesars’ ownership and operation of Atlantic City Hilton, Bally’s Atlantic City and Caesars Atlantic City, both Harrah’s and Caesars are subject to the jurisdiction of the New Jersey gaming authorities. The ownership and operation of hotel-casino facilities and gaming activities in Atlantic City, New Jersey are subject to extensive state regulation under the New Jersey Casino Control Act, or the New Jersey Act, and related regulations of the New Jersey Casino Control Commission, or the New Jersey Commission. Harrah’s and Caesars’ current gaming operations in New Jersey are subject to the authority of the New Jersey Commission and the New Jersey Division of Gaming Enforcement, which is referred to as the New Jersey Division. The merger requires prior regulatory approval by the New Jersey Commission.

      For an applicant to be granted a casino license under the New Jersey Act, officers, directors and certain key employees must be licensed or qualified by the New Jersey Commission. Similar approvals must be granted for the applicant’s intermediary and holding companies, and certain owners and financial sources. The New Jersey Division investigates the applicant for a casino license and makes recommendations to the New Jersey Commission concerning the qualification for licensure and whether transfer of the securities or ownership interest in the casino licensee should be approved. The laws and regulations governing licensure and qualification concern primarily:

•	the financial stability and responsibility, good character, honesty, integrity and business ability of the applicant, its officers, directors, key employees, financial backers, investors and others financially interested in the casino;

•	the nature of casino hotel facilities; and

•	the operating methods and financial and accounting practices used in connection with casino operations.

      In addition, the New Jersey Commission must be satisfied that the merger will not result in undue economic concentration in the Atlantic City casino industry.

      The New Jersey Act imposes certain restrictions on the ownership and transfer of any security or ownership interest in a casino licensee or any non-publicly traded subsidiary or holding company and requires prior approval of transferred control of a casino licensee. The New Jersey Act requires that the sale, assignment, transfer, pledge or other disposition of any security issued by a corporation that holds a casino license is conditional and shall be ineffective if disapproved by the New Jersey Commission. If at any time the New Jersey Commission finds that an owner or holder of any security of a casino licensee or holding company is not qualified under the New Jersey Act, the New Jersey Commission may propose remedial action, including divestiture of the securities held. If disqualified persons fail to divest themselves of the securities, the New Jersey Commission may revoke or suspend the license.

      Harrah’s will notify the New Jersey Commission and New Jersey Division of any new debt or equity issued in order to finance the merger and provide each with required documentation, including lists of the holders or lenders, and may have to petition the New Jersey Commission for waiver of the security holder requirement subsequent to the incurrence of the debt or issuance of the equity securities. If any necessary waivers are not granted, the holder will either have to be found qualified by the New Jersey Commission or divest itself of its interest.

      In seeking approval of the New Jersey Commission, Harrah’s must satisfy the New Jersey Commission and the New Jersey Division that the merger meets all requirements of the New Jersey Act. In determining whether to grant the approvals, the New Jersey Commission will consider all relevant facts, including whether:

•	each officer, director, certain owners and others having the ability to control the casino licensees, holding companies and intermediary companies, key employees and certain financial sources and investors meet the standards for qualification;

•	the agreement to transfer a security holding in a casino licensee or holding or intermediary company contains certain required provisions, including an approved provision for divestiture in the event the applicant is found unqualified for licensure;

•	the proposed financing of the merger is adequate and whether, after the merger, Harrah’s will possess the requisite financial stability; and

•	the merger will result in undue economic concentration in Atlantic City casino operations.

      The regulations of the New Jersey Commission define “undue economic concentration” to mean that a person would have such actual or potential domination of the casino gaming market in Atlantic City as to substantially impede or suppress competition among casino licensees or adversely impact the economic stability of the casino industry in Atlantic City. In determining whether the merger will result in undue economic concentration, the New Jersey Commission will consider the following:

•	the total number of licensed casinos in New Jersey;

•	the total casino and casino simulcasting facility square footage;

•	the number of guest rooms;

•	the number of slot machines;

•	the number of table games;

•	net revenue;

•	table game win;

•	slot machine win;

•	table game drop;

•	slot machine drop;

•	the number of casino hotel employees;

•	the estimated increase in the market shares in the categories above if the person is issued or permitted to hold the casino license;

•	whether the licensed casinos held or to be held by the person have separate organizational structures or other independent obligations;

•	the relative market shares in the categories above of other persons holding casino licenses;

•	the current and projected financial condition of the casino industry;

•	the potential impact of licensure on the projected future growth and development of the casino industry and Atlantic City;

•	current market conditions including competition levels, consumer demand, market concentration and consolidation trends in the casino industry and any other relevant characteristics of the market;

•	barriers to entry into the casino industry, including the licensure requirements of the Act, and whether the issuance or holding of a casino license by the person will operate as a barrier to new companies and individuals desiring to enter the market;

•	whether the issuance or holding of the license by the person will adversely impact on consumer interests, or whether such issuance or holding is likely to result in enhancing the quality and customer appeal of products and services offered by casino licensees in order to maintain or increase their respective market shares;

•	whether a restriction on the issuance or holding of an additional license by the person is necessary in order to encourage and preserve competition and to prevent undue economic concentration in casino operations; and

•	any other evidence deemed relevant by the New Jersey Commission.

      If the New Jersey Commission finds that Harrah’s will not continue to possess financial stability, integrity and responsibility as a result of the financing of the merger, or that the merger will result in undue economic concentration in the Atlantic City casino industry, the Commission could deny approval of the merger or condition approval upon the satisfaction of certain conditions including, but not limited to, the divestiture of the applicant’s interest in one or more casino in Atlantic City.

      On September 27, 2004, Caesars agreed to sell the Atlantic City Hilton to an affiliate of Colony Capital, LLC.

      Ontario Gaming Regulation. As a result of Caesars’ fifty percent indirect ownership in Windsor Casino Limited, the operator of Casino Windsor, Caesars is subject to the jurisdiction of the Ontario gaming authorities. The gaming operations in Ontario are subject to the regulatory control of the Alcohol and Gaming Commission of Ontario, which is referred to as the AGCO, pursuant to the Ontario Gaming Control Act and its regulations, which is referred to as the Ontario Act, and certain contractual obligations to the Ontario Lottery and Gaming Corporation, a provincial crown corporation owned by the Province of Ontario. Windsor Casino Limited is required under the Ontario Act to be registered as a casino operator with the AGCO and must operate in accordance with the terms and conditions of its registration.

      The Ontario Act provides that the AGCO may require submission of disclosures and informational material from any person who has an interest in a gaming facility in Ontario. This includes parent companies and their directors and officers.

      Although neither the merger, a public offering of securities by Harrah’s or Caesars, nor the proxy statement requires the approval of the AGCO, the Registrar of the AGCO may, at any time, revoke,

suspend or refuse to renew a registration for any reason that would have disentitled it to registration. The criteria to be considered in connection with the registration under the Ontario Act include:

•	the financial responsibility;

•	the integrity and honesty; and

•	the public interest;

as each relates to the applicant and persons interested in the applicant, such as parent companies and their directors and officers.

      The Registrar of the AGCO is entitled to make inquiries and conduct investigations as it deems necessary to determine that applicants for registration meet the requirements of the Ontario Act.

      Pursuant to the Ontario Act and the terms and conditions of Windsor Casino Limited’s registration, the Registrar of the AGCO must approve any change in the directors and officers of Windsor Casino Limited and any change in the directors and officers of Windsor Casino Limited’s parent companies who exercise any advisory or decision-making functions in relation to Windsor Casino Limited.

      Nova Scotia Gaming Regulation. As a result of Caesars’ ninety-five percent indirect partnership interest in Metropolitan Entertainment Group, or Metropolitan, the operator of Casino Nova Scotia (Halifax) and Casino Nova Scotia (Sydney), Caesars is subject to the jurisdiction of the Nova Scotia gaming authorities. The gaming operations in Nova Scotia are subject to the regulatory control of the Nova Scotia Alcohol and Gaming Authority, which is referred to as the NSAGA, pursuant to the Nova Scotia Gaming Control Act and its regulations, which is referred to as the Nova Scotia Act, and certain contractual obligations to the Nova Scotia Gaming Corporation, a provincial crown corporation owned by the Province of Nova Scotia. Metropolitan is required under the Nova Scotia Act to maintain registration as a casino operator with the NSAGA and must operate in accordance with the terms and conditions of its registration.

      Under the Nova Scotia Act, the NSAGA must be notified within 15 days of any change in the information contained in the application for the license and must provide a disclosure form in the case of any change in the officers or directors of a partner of a casino operator or any change in the beneficial ownership of the casino operator.

      Although neither the merger, a public offering of securities by Harrah’s or Caesars, nor the proxy statement requires the approval of the NSAGA, the NSAGA has the power to suspend or to revoke a registration at any time for any reason that would have disentitled a party to obtain registration or renewal of registration. Grounds for suspension or revocation include:

•	the lack of financial responsibility;

•	the lack of integrity and honesty;

•	failure to act in the public interest; and

•	failure to disclose information required by the Director of Registration;

as each relates to the applicant and persons interested in the applicant, such as parent companies and their directors and officers.

      The Nova Scotia Act also provides that the Director of Registration may require information or material and may conduct investigations concerning any person who has an interest in the casino including parent companies and their directors and officers.

      Additional Gaming Regulation. Harrah’s and Caesars are also subject to a variety of gaming regulations in the other jurisdictions in which they operate, which include Arizona, Australia, California, Delaware, Illinois, Iowa, Kansas, Missouri, North Carolina, South Africa and Uruguay. Certain of the gaming regulatory authorities in these jurisdictions may require approval of certain aspects of the merger, the issuance of Harrah’s common stock in the merger or the other transactions contemplated by the merger agreement, either prior to or after the completion of the merger.

      Harrah’s will make all filings with the appropriate regulatory authorities and take all other actions necessary, in each case in a timely manner, to obtain the approvals necessary under all applicable gaming regulations in each of these jurisdictions in order to complete the merger and the other transactions contemplated by the merger agreement. There can be no assurance that the approvals will be granted or will be granted on a timely basis. Any approval, if granted, does not constitute a finding, recommendation or approval by the applicable regulatory authority as to the merits of the merger. Any representation to the contrary is unlawful. For further information regarding the obligations of Harrah’s and Caesars with regards to governmental and regulatory matters, see “The Merger Agreement — Regulatory and Antitrust Approval” on page 107.

      Harrah’s and Caesars have not yet obtained any of the governmental or regulatory approvals required to complete the merger.

Material United States Federal Income Tax Consequences

      The following discussion describes the material U.S. federal income tax consequences of the merger to Harrah’s, Caesars, Harrah’s stockholders and U.S. holders (as defined below) of Caesars common stock. This summary is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, judicial opinions, and administrative pronouncements and published rulings of the Internal Revenue Service, all as in effect on the date of this joint proxy statement/ prospectus. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those set forth below. We have not sought, and will not seek, any ruling from the IRS with respect to the U.S. federal income tax consequences of the merger. There can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the merger described in this discussion or that any such contrary position would not be sustained.

      This discussion is limited to U.S. holders who hold their shares of Caesars common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). This discussion does not address all of the federal income tax consequences that may be relevant to stockholders in light of their particular circumstances, and does not address the tax consequences arising under the laws of any state, local or foreign jurisdiction. In addition, this discussion does not consider any specific facts or circumstances that may be relevant to a stockholder subject to special rules under U.S. federal income tax laws, including without limitation:

•	banks, insurance companies and other financial institutions;

•	partnerships or other entities treated as partnerships or flow-through entities;

•	tax-exempt organizations;

•	tax-qualified retirement plans;

•	dealers in securities or currencies;

•	traders in securities that elect to use the mark-to-market method of accounting for their securities holdings;

•	persons that hold Caesars common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a constructive sale or conversion transaction;

•	persons who acquired their shares of Caesars common stock upon the exercise of employee stock options or otherwise as compensation;

•	persons whose functional currency is not the U.S. dollar; and

•	stockholders who are not U.S. holders.

      If a partnership or other entity taxed as a partnership holds Caesars common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the merger to them.

      The statements of law or legal conclusions in this discussion constitute the opinions of Latham & Watkins LLP and Skadden, Arps, Slate, Meagher & Flom LLP as to the material United States federal income tax consequences of the merger. Such opinions are based on facts described in this joint proxy statement/ prospectus and are based on and subject to various other assumptions, limitations, qualifications and exceptions set forth in this joint proxy statement/ prospectus and in the separate tax opinions of Latham & Watkins LLP and Skadden, Arps, Slate, Meagher & Flom LLP as to the material United States federal income tax consequences of the merger. Any alteration or incorrectness of such facts, assumptions, limitations, qualifications and exceptions could adversely affect such opinions.

      Caesars stockholders are strongly urged to consult their own tax advisors regarding the specific U.S. federal income tax consequences of the merger to them in light of their particular situation, as well any tax consequences arising under any state, local or foreign tax laws or any other federal tax laws.

      For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of Caesars common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation or partnership, or other entity treated as a corporation or partnership for federal income tax purposes, created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate that is subject to U.S. federal income tax on its income regardless of its source; or

•	a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Structure of the Merger

      As a condition to completing the merger, Harrah’s must receive from Latham & Watkins LLP, and Caesars must receive from Skadden, Arps, Slate, Meagher & Flom LLP, an opinion dated as of closing that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Each opinion will be based on customary factual assumptions and representations, as set forth in representation letters to be delivered by each of Harrah’s and Caesars at the time of closing, substantially in the form of Exhibits B and C to the merger agreement, which assumptions and representations must continue to be true and accurate in all respects as of the closing. The opinions also will assume that the merger will be completed according to the terms of the merger agreement. An opinion of counsel represents such counsel’s best legal judgment and is not binding on the IRS or any court.

      However, if either counsel is unable to render an opinion that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then at the option of either Harrah’s or Caesars, acting reasonably, the merger will be restructured in a manner intended to qualify as a transaction described in Section 351 of the Internal Revenue Code. This restructuring could occur if, for example, the aggregate value of the stock consideration in the merger, as a result of a decline in the sale price of a share of Harrah’s common stock between the date of the merger agreement and the anticipated closing date of the merger, would be less than 45% of the aggregate value of all merger consideration, with the shares of Harrah’s common stock being valued as of the anticipated closing date. The material tax consequences of a transaction described in Section 351 of the Internal Revenue Code generally would be the same as those described below.

Tax Consequences of the Merger

      If the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, subject to the qualifications and assumptions set forth in this discussion, the material U.S. federal income tax consequences of the merger are as follows:

•	no gain or loss will be recognized by Harrah’s, Caesars or Harrah’s stockholders;

•	Caesars stockholders that receive solely Harrah’s common stock in the merger will not recognize gain or loss;

•	Caesars stockholders that receive a combination of cash and Harrah’s common stock generally will recognize capital gain in an amount equal to the lesser of (i) the excess of the amount of cash plus the fair market value of any Harrah’s common stock received in the merger over such stockholder’s tax basis in the Caesars common stock exchanged in the merger or (ii) the amount of cash received in the merger. No loss may be recognized, except for loss resulting from the receipt of cash in lieu of a fractional share of Harrah’s common stock. Gain or loss must be calculated separately for each identifiable block of Caesars common stock exchanged in the merger and a loss realized on one block of Caesars common stock cannot be used to offset a gain realized on another block of Caesars common stock;

•	Caesars stockholders that receive solely cash generally will recognize capital gain or loss in an amount equal to the difference between such stockholder’s tax basis in the Caesars common stock exchanged in the merger and the amount of cash received in the merger. Gain or loss must be calculated separately for each identifiable block of Caesars common stock exchanged in the merger;

•	a Caesars stockholder’s aggregate tax basis in (i) the shares of Harrah’s common stock received in the merger plus (ii) any fractional share of Harrah’s common stock for which such stockholder receives cash, will be the same as such stockholder’s aggregate tax basis in the Caesars common stock exchanged in the merger, decreased by the amount of any cash received by such stockholder in the merger, and increased by the amount of any gain recognized by such stockholder in the merger, including any portion of gain that is treated as a dividend. For these purposes, any cash received in lieu of a fractional share of Harrah’s common stock and any gain recognized on the receipt of such cash will not be taken into account;

•	a Caesars stockholder’s holding period with respect to the shares of Harrah’s common stock received in the merger will include the holding period of the Caesars common stock exchanged therefor;

•	Caesars stockholders who receive cash in lieu of a fractional share of Harrah’s common stock generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and such stockholder’s tax basis in the fractional share.

Tax Character of Gain

      In the case of Caesars stockholders having no direct or indirect control over Harrah’s corporate affairs, any gain should be treated as capital gain for U.S. federal income tax purposes. However, there are circumstances under which all or a part of any gain that a Caesars stockholder recognizes in the merger could be treated as a distribution of a dividend instead of capital gain to the extent of the stockholder’s ratable share of undistributed accumulated earnings and profits of the corporation. Due to the inherently factual nature of this determination, Caesars stockholders are encouraged to consult their own tax advisors to determine whether any gain recognized in the merger could be treated as a distribution of a dividend.

Caesars Stockholders Exercising Dissenters’ Appraisal Rights

      A Caesars stockholder who dissents to the merger generally will recognize capital gain or loss in a net aggregate amount equal to the difference between the amount of cash received and the stockholder’s tax basis in the dissenting shares. Although there is no authority directly on point, it is possible that a stockholder will be required to recognize gain or loss upon completion of the merger, and in advance of the receipt of any cash payment, in an amount generally equal to the trading price of Caesars common stock upon completion of the merger less such stockholder’s tax basis in the dissenting shares. In this event, capital gain or loss also would be recognized by the stockholder at the time the stockholder receives cash payment of the appraised fair market value of the dissenting shares, to the extent that such payment differs from the trading price of Caesars common stock upon completion of the merger. A portion of such payment may be characterized as interest income.

Backup Withholding

      Non-corporate holders of Caesars common stock may be subject to backup withholding on any cash payments received in the merger. However, backup withholding may be avoided if a stockholder:

•	furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute IRS Form W-9 or any successor form included in the letter of transmittal to be delivered to Caesars stockholders following the completion of the merger;

•	provides a certification of foreign status on IRS Form W-8BEN or any successor form; or

•	is otherwise exempt from backup withholding and properly establishes such exemption.

      Backup withholding is not an additional tax, and any amounts withheld may be allowed as a refund or credit against a stockholder’s U.S. federal income tax liability, provided the stockholder furnishes the required information to the IRS.

      Tax matters are complicated, and the tax consequences of the merger to each Caesars stockholder will depend on the facts of each stockholder’s situation. Caesars stockholders are strongly urged to consult their own tax advisors regarding the specific U.S. federal income tax consequences of the merger to them in light of their particular situation, as well any tax consequences arising under any state, local or foreign tax laws or any other federal tax laws.

Accounting Treatment

      In accordance with accounting principles generally accepted in the United States, Harrah’s will account for the merger as a business combination. Upon the completion of the merger, Harrah’s will record the cash consideration, the market value of its common stock issued (based on an average of the closing prices of Harrah’s common stock for a range of trading days from two days before and after July 14, 2004, the announcement date) in the merger, the fair value of Caesars’ outstanding debt at the time of the merger, the fair value of Harrah’s options issued in exchange for options to purchase shares of Caesars common stock outstanding at the effective time of the merger and the amount of direct transaction costs associated with the merger, as the estimated purchase price of acquiring Caesars. Harrah’s will allocate the estimated purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values at the effective time of the merger. Any excess of the estimated purchase price over the fair value of net assets acquired will be accounted for as goodwill.

      In accordance with the Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill resulting from the business combination will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that Harrah’s management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

Listing of Harrah’s Common Stock

      Harrah’s will use all reasonable efforts to cause the shares of Harrah’s common stock to be issued in connection with the merger to be approved for listing on the NYSE upon the completion of the merger.

Dissenters’ Rights of Appraisal

      Under Delaware law, holders of Harrah’s common stock are not entitled to dissenters’ appraisal rights in connection with the issuance of Harrah’s common stock in the merger.

      Holders of shares of Caesars common stock who do not vote in favor of approving and adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger, and properly demand appraisal of their shares will be entitled to appraisal rights pursuant to the merger agreement under Section 262 of the DGCL, which is referred to as Section 262.

      The following discussion is not a complete discussion of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262 which is attached to this joint proxy statement/ prospectus as Annex E. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that Caesars stockholders exercise their right to seek appraisal under Section 262. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of Caesars common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Caesars common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

      Under Section 262, persons who hold shares of Caesars common stock who do not vote in favor of approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

      Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, by Caesars stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This joint proxy statement/ prospectus shall constitute the notice, and the full text of Section 262 is attached to this joint proxy statement/ prospectus as Annex E. Any holder of Caesars common stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex E carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, Caesars stockholders who are considering exercising such rights are urged to seek the advice of legal counsel.

      Any Caesars stockholder wishing to exercise appraisal rights under Section 262 must:

•	deliver to Caesars, before the vote on the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, at the Caesars special meeting, a written demand for the appraisal of the stockholder’s shares;

•	not vote its shares of common stock in favor of approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger; and

•	hold of record the shares of Caesars common stock on the date the written demand for appraisal is made and continue to hold the shares of record through the effective time of the merger.

      A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, or abstain from voting on the merger agreement.

      Neither voting against the approval and adoption of the merger agreement and approval of the transaction (in person or by proxy), nor abstaining from voting or failing to vote on the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote. The demand must reasonably inform Caesars of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, at the Caesars special meeting will constitute a waiver of appraisal rights.

      Only a holder of record of shares of Caesars common stock on the record date for the Caesars special meeting is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Caesars common stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s mailing address and the number of shares registered in the holder’s name, and must state that the person intends to demand appraisal of the holder’s shares pursuant to the merger agreement. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record. However, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners. In such case, however, the written demand should set forth the number of shares as to which appraisal is sought. If no number of shares is expressly mentioned, the demand will be presumed to cover all shares of Caesars common stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

      All written demands for appraisal pursuant to Section 262 should be sent or delivered to Caesars Entertainment, Inc., 3930 Howard Hughes Parkway, Las Vegas, Nevada 89109, Attention: Secretary.

      Within ten days after the effective time of the merger, Harrah’s Operating Company, or its successor in interest, which we refer to generally as the surviving corporation, must notify each holder of Caesars common stock who has complied with Section 262 and who has not voted in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, that the merger has become effective. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of Caesars common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the holder’s shares. The surviving corporation is under no obligation to and has no present intention to file a petition. Accordingly, it is the obligation of the holders of Caesars common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Caesars common stock within the time prescribed in Section 262.

      Within 120 days after the effective time of the merger, any holder of Caesars common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Caesars common stock not voted in favor of the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and the aggregate number of shares which have made demands for appraisal. The statement must be mailed within ten days after a written request has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

      If a petition for an appraisal is timely filed by a holder of shares of Caesars common stock and a copy is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation on the certificates of the pending appraisal proceeding. If any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

      After determining the holders of Caesars common stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. You should not expect the surviving corporation to offer more than the applicable merger consideration to any stockholder exercising appraisal rights and Harrah’s reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Caesars common stock is less than the applicable merger consideration.

      Although Caesars believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of common stock of Caesars have been appraised. If a petition for appraisal is not timely filed, then the right to an appraisal will cease.

      In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of the company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise, and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc. the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

      The costs of the action may be determined by the Court and levied upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

      Any holder of shares of Caesars common stock who has demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of Caesars common stock as of a record date prior to the effective time of the merger.

      Any Caesars stockholder may withdraw his or her demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

      If any stockholder who demands appraisal of shares of Caesars common stock under Section 262 fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal, the stockholder’s shares of Caesars common stock will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration, subject to certain pro rata adjustments described under the section entitled “The Merger Agreement — Merger Consideration — Stock Cap and Proration” on page 97. A stockholder will fail to perfect, or effectively lose or withdraw, the stockholder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger consideration, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

      Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of these rights. Consequently, any stockholder willing to exercise appraisal rights is urged to consult with legal counsel prior to attempting to exercise such rights.

Delisting and Deregistration of Caesars Common Stock

      If the merger is completed, Caesars common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Caesars will no longer file periodic reports with the SEC.

Restrictions on Sales of Shares of Harrah’s Common Stock Received in the Merger

      The shares of Harrah’s common stock to be issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable, except for shares of Harrah’s common stock issued to any person who is deemed to be an “affiliate” of Caesars under the Securities Act of 1933 prior to the completion of the merger. Persons who may be deemed to be “affiliates” of Caesars prior to the completion of the merger include individuals or entities that control, are controlled by, or are under common control with, Caesars prior to the merger, and may include officers and directors, as well as significant stockholders of Caesars prior to the merger. Affiliates of Caesars prior to the merger may not sell any of the shares of Harrah’s common stock received by them in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act of 1933 covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act of 1933; or

•	any other applicable exemption under the Securities Act of 1933.

      Harrah’s registration statement on Form S-4, of which this joint proxy statement/ prospectus is a part, does not cover the resale of shares of Harrah’s common stock to be received by affiliates of Caesars in the merger.

Interests of Caesars’ Directors and Executive Officers in the Merger

      In considering the recommendation of the Caesars board of directors with respect to the merger, Caesars stockholders should be aware that certain executive officers and directors of Caesars have interests in the transactions contemplated by the merger agreement that may be different from, or in addition to, the interests of Caesars stockholders generally. The Caesars board of directors was aware of these interests and considered them, among other matters, in making its recommendation.

Indemnification; Directors’ and Officers’ Insurance

      Pursuant to the merger agreement, Harrah’s will, and will cause Harrah’s Operating Company to indemnify Caesars’ directors and executive officers as described in the section entitled “The Merger Agreement — Indemnification” on page 111.

Caesars Employment and Change of Control Agreements

      The following directors and executive officers of Caesars are parties to an employment agreement and/or change of control agreement with Caesars: Messrs. Stephen F. Bollenbach, Wallace R. Barr, Bernard E. DeLury, Jr., Wesley D. Allison and Clive S. Cummis.

Stephen F. Bollenbach

      Mr. Bollenbach’s employment agreement provides that, upon termination of his employment following a change of control by Caesars without cause or by Mr. Bollenbach for good reason, he is entitled to receive: (i) a lump-sum payment equal to 2.99 times the sum of base salary and the higher of the annual bonus paid for the year in which the change of control occurs or for the immediately preceding year (fifty percent of which is consideration for certain restrictive covenants in Mr. Bollenbach’s employment agreement, including confidentiality, non-competition and non-solicitation provisions) and (ii) compensation previously deferred but not yet paid. Mr. Bollenbach’s outstanding options will vest upon termination of his employment by Caesars without cause or by Mr. Bollenbach for good reason and will remain exercisable until December 31, 2008. Mr. Bollenbach will be entitled to a “gross-up” payment to compensate him for any excise tax on excess parachute payments. Stockholder approval of the merger will constitute a change of control under Mr. Bollenbach’s employment agreement.

      For purposes of Mr. Bollenbach’s employment agreement, good reason generally includes: (i) assignment of duties inconsistent with his position or material diminution in position, authority or reporting requirements; (ii) failure of Caesars to pay his compensation; (iii) any purported termination of his employment other than as permitted in the agreement; and (iv) failure to require a successor to assume the agreement. Following a change of control, Mr. Bollenbach may terminate his employment for no reason or any reason during the 30-day period immediately following the first anniversary of the change of control and receive the same severance he would receive if he terminated his employment for good reason.

Wallace R. Barr

      Employment Agreement. Mr. Barr’s employment agreement provides that, following a change of control, upon termination of his employment by Caesars other than for cause, death or disability, or by Mr. Barr for good reason, he is entitled to receive: (i) a lump-sum severance payment equal to 2.99 times the sum of base salary and the higher of the annual bonus paid for the year in which the change of control occurs or for the immediately preceding year (fifty percent of which is consideration for certain restrictive covenants in Mr. Barr’s employment agreement, including confidentiality, non-competition and non-solicitation provisions); (ii) a lump-sum payment in respect of various accrued cash obligations (including unpaid salary, a pro rata bonus for the year of termination, compensation previously deferred but unpaid and accrued but unpaid vacation); and (iii) continued health and life insurance benefits through March 31, 2006. If Mr. Barr’s employment is terminated following a change of control, he and his family will be entitled to lifetime health, medical, prescription and dental benefits. Caesars will also pay Mr. Barr’s brokerage commissions, transfer taxes and closing costs incurred in selling his Las Vegas residence or will purchase the residence under certain conditions. Mr. Barr’s employment agreement provides that upon a change of control, all options and stock retention units vest and Caesars will continue to insure and indemnify him for not less than three years after the termination date. Mr. Barr’s supplemental retirement benefit will become fully vested upon a change of control as further consideration for Mr. Barr’s restrictive covenants. Mr. Barr will be entitled to a “gross-up” payment to compensate him for any excise tax on excess parachute payments. Stockholder approval of the merger will constitute a change of control under Mr. Barr’s employment agreement.

      For purposes of Mr. Barr’s employment agreement, good reason includes, generally: (i) assignment of duties inconsistent with his position or material diminution in position, authority or reporting requirements; (ii) failure of Caesars to pay his compensation; (iii) relocation from Las Vegas, Nevada or relocation further than 50 miles from Atlantic City, New Jersey or the Borough of Manhattan; (iv) any purported termination of his employment other than as permitted in the agreement; (v) failure to re-elect him to the board; and (vi) failure to require a successor to assume the agreement. Additionally, Mr. Barr may terminate his employment for no reason or any reason during the 30-day period immediately following the first anniversary of the change of control and receive the same severance he would receive if he terminated his employment for good reason.

      Change of Control Agreement. Mr. Barr’s change of control agreement entitles him to receive, upon termination of his employment following a change of control by Caesars other than for cause, death or disability: (i) a lump-sum severance payment equal to 2.99 times the sum of base salary and the higher of the annual bonus paid for the last full fiscal year ending during the employment period or for the last full fiscal year prior to the change of control (fifty percent of which is consideration for certain restrictive covenants in Mr. Barr’s employment agreement, including confidentiality, non-competition and non-solicitation provisions); (ii) a pro rata bonus for the year of termination (based on the annual bonus as determined according to clause (i)); (iii) a lump-sum payment equal to unpaid compensation previously deferred and accrued vacation; (iv) continued health and life insurance benefits through March 31, 2006; and (v) a lump-sum payment equal to the amount which Caesars would have credited to his account under the deferred compensation plan from the date of termination through March 31, 2006 if he had deferred the average amount deferred in the prior 12 months. Mr. Barr will be entitled to a “gross-up” payment to compensate him for any excise tax on excess parachute payments. Completion of the merger will constitute a change of control under Mr. Barr’s change of control agreement.

      For purposes of Mr. Barr’s change of control agreement, good reason includes, generally: (i) assignment of duties inconsistent with his position or material diminution in position, authority or reporting requirements; (ii) failure of Caesars to pay his compensation; (iii) relocation further than 35 miles from Las Vegas, Nevada; (iv) any purported termination of his employment other than as permitted in the agreement; and (v) failure to require a successor to assume the agreement. Additionally, Mr. Barr may terminate his employment for no reason or any reason during the 30-day period immediately following the first anniversary of the change of control and receive the same severance he would receive if he terminated his employment for good reason.

Bernard E. DeLury, Jr.

      Employment Agreement. Under Mr. DeLury’s employment agreement, upon termination of his employment by Caesars without cause, he is entitled to receive: (i) base salary through the longer of the balance of term (May 25, 2007) or 12 months; (ii) a lump-sum severance payment equal to the greater of (x) the average of the annual bonus for the three years prior to such termination or (y) the annual bonus paid for the prior year; and (iii) continued health and dental benefits through May 25, 2007. All options and stock retention units will vest and become exercisable upon termination of Mr. DeLury’s employment by Caesars without cause.

      Change of Control Agreement. Under Mr. DeLury’s change of control agreement, upon termination of his employment following a change of control by Mr. DeLury for good reason or by Caesars other than for cause, disability or death, he is entitled to receive: (i) a lump-sum severance payment equal to two times the sum of base salary plus the higher of the annual bonus paid for the last full fiscal year ending during the employment period or for the last full fiscal year prior to the change of control (fifty percent of which is consideration for certain restrictive covenants in Mr. DeLury’s employment agreement, including confidentiality, non-competition and non-solicitation provisions); (ii) a pro rata bonus for the year of termination (based on the annual bonus as determined according to clause (i)); (iii) a lump-sum payment equal to unpaid compensation previously deferred and accrued vacation; (iv) a lump-sum payment equal to the amount which Caesars would have credited to his account under the deferred compensation plan from the date of termination through the date that is three years following the change of control if he had deferred the average amount deferred in the prior 12 months; and (v) continued health and life insurance benefits through the date that is three years following the change of control date or such longer period provided in the employment agreement or any plan, program, practice or policy. Mr. DeLury will be entitled to a “gross-up” payment to compensate him for any excise tax on excess parachute payments. Completion of the merger will constitute a change of control under Mr. DeLury’s change of control agreement.

      For purposes of Mr. DeLury’s change of control agreement, “good reason” includes, generally: (i) assignment of duties inconsistent with his position or material diminution in position, authority or reporting requirements; (ii) failure of the Company to pay his compensation; (iii) relocation further than 35 miles from Las Vegas, Nevada, or Atlantic City, New Jersey; (iv) any purported termination of his employment other than as permitted in the agreement; and (v) failure to require a successor to assume the agreement.

Wesley D. Allison

      Under Mr. Allison’s employment agreement, as amended, upon termination of his employment by Caesars without cause, he is entitled to receive: (i) base salary through the longer of the balance of the term (December 31, 2007) or 12 months and (ii) a pro rata bonus based on the target bonus for the year of termination, paid when other employees are paid bonuses. Mr. Allison’s employment agreement does not contain change of control provisions.

Clive S. Cummis

      Mr. Cummis is party to an agreement with Caesars under which he began transitioning out of his employment duties beginning on January 1, 2002 and ending with his retirement on December 31, 2004. The agreement provides for compensation of $1,000 per month through December 31, 2004 and $1,464,000 paid in equal bi-weekly installments from January 1, 2002 through December 31, 2004. The agreement also provides for continued vesting of options through December 31, 2004, at which time his options will expire and no longer be exercisable. In connection with this transaction, and with Harrah’s consent, Caesars and Mr. Cummis have agreed to amend Mr. Cummis’ transition agreement with Caesars to extend the term (and his continued ability to exercise vested stock options) until the earlier of (i) December 31, 2005 and (ii) 180 days after completion of the merger.

      In connection with this transaction, Mr. Barr has reached an understanding with Caesars and Harrah’s that should his employment be terminated by Caesars (or its successor) without cause or by Mr. Barr for good reason after completion of the merger, he will be entitled to receive the compensation and benefits pursuant to his employment agreement rather than pursuant to his change of control agreement. Mr. DeLury has also reached an understanding with Caesars and Harrah’s that should his employment be terminated by Caesars (or its successor) without cause or by Mr. DeLury for good reason after the completion of the merger, he will be entitled to receive compensation and benefits pursuant to his change of control agreement rather than pursuant to his employment agreement. Caesars and Harrah’s have reached an understanding with Mr. DeLury that the amount of severance payable to him under these circumstances will be equal to the sum of three times his base salary plus two times his annual bonus for fiscal 2004.

      In addition, Messrs. Barr and DeLury each has reached an understanding with Caesars and Harrah’s that in lieu of the non-competition restrictive covenants in their respective employment agreements, for a period of one year following the termination of their employment, each will not be associated with certain gaming companies, any affiliate of the restricted companies or any company that operates any of the assets of the restricted companies. Pursuant to the understanding, neither Mr. Barr nor Mr. DeLury will be restricted from associating with any entity that is not specifically listed as one of the restricted companies.

      Taking into account the understandings reached by Caesars and Harrah’s with Messrs. Barr and DeLury, if the employment of Messrs. Bollenbach, Barr, DeLury and Allison is terminated following a change of control under circumstances entitling them to the compensation and benefits described above, the approximate cash amount of the severance payments due to each executive (excluding accrued obligations, pro rata bonuses, additional deferred compensation credits and gross-up payments), would be as follows: Mr. Bollenbach $299,000; Mr. Barr, $6,742,450; Mr. DeLury, $2,709,000; and Mr. Allison, $1,250,000. The computations of the estimated cash severance for Messrs. Barr and DeLury were based in part on their annual bonuses for 2003, which were paid in 2004. The actual bonus component of severance may be based upon their 2004 bonuses, which will not be determined until after the Caesars special meeting. The computation of the estimated cash severance for Mr. Allison was based on an assumed termination date of June 30, 2005.

Equity Based Awards

      Under Caesars’ equity plans, all options held by directors and executive officers of Caesars will vest and become exercisable either at stockholder approval or the effective time of the merger. Based on options outstanding as of December 14, 2004, the number of unvested options to acquire shares of Caesars common stock that will become fully vested and exercisable at stockholder approval and the effective time of the merger is 5,395,114 and 1,438,100, respectively. Based on options outstanding as of December 14, 2004, the number of unvested options to acquire shares of Caesars common stock held by directors and executive officers that will become fully vested and exercisable either at stockholder approval or the effective time of the merger is: Mr. Stephen Bollenbach, 1,000,000; Mr. Wallace Barr, 1,519,500; Mr. Bernard DeLury, 215,500; and Mr. Wesley Allison, 46,350.

      Pursuant to the terms of the Caesars’ 1998 Stock Incentive Plan, holders of options granted under that plan that are or become exercisable at stockholder approval may elect to surrender such options to Caesars during the 60-day period following the Caesars special meeting and receive cash in an amount equal to the number of applicable options multiplied by the “spread.” The “spread” is equal to: (a) the greater of (i) the highest price of Caesars common stock during the 60-day period prior to and including the date of the Caesars special meeting or (ii) the highest price per share of Caesars common stock paid in the proposed merger; less (b) the exercise price of such option. Based on the options outstanding as of December 14, 2004, the number of options held by directors and executive officers that are or become exercisable at stockholder approval and that may be surrendered for cash during the 60-day period following Caesars’ special meeting of stockholders is: Mr. Stephen Bollenbach, 1,000,000; Mr. Wallace Barr, 2,078,000; Mr. Bernard DeLury, 105,000; and Mr. Wesley Allison, 96,000.

      In connection with the merger, each Caesars option that is outstanding immediately prior to the effective time of the merger will remain outstanding following the effective time of the merger and will be converted into the right to acquire shares of Harrah’s common stock as described in the section entitled “The Merger Agreement — Caesars Equity Awards and Benefits Plans” on page 109. Based on the number of Caesars options outstanding as of December 14, 2004, the following number of Caesars options held by Caesars’ executive officers and directors will be so converted at the effective time of the merger: Mr. Stephen Bollenbach, 3,000,000; Mr. Wallace Barr, 2,550,000; Mr. Bernard DeLury, 271,800; Mr. Clive Cummis, 250,000; Mr. Wesley Allison, 106,100; Mr. A. Stephen Crown, 56,000; Ms. Barbara Coleman, 52,000; Mr. Gilbert Shelton, 52,000; Mr. Peter Ernaut, 50,000; Mr. Eric Hilton, 52,000; and Mr. William Barron Hilton, 52,000.

      All restricted stock units held by executive officers of Caesars under the equity compensation plans maintained by Caesars will vest and become nonforfeitable as of the effective time of the merger. No directors other than Mr. Barr hold restricted stock units. Based on restricted stock units outstanding as of December 14, 2004, the number of restricted stock units held by executive officers that will become fully vested and nonforfeitable as a result of the merger is: Mr. Wallace Barr, 80,000; Mr. Bernard DeLury, 116,700 and Mr. Wesley Allison, 4,000.

      At the effective time of the merger, the forfeiture conditions on each outstanding performance award will lapse and Harrah’s will issue the holder shares of Harrah’s common stock as described in the section entitled “The Merger Agreement — Caesars Equity Awards and Benefits Plans” on page 109. No directors hold performance awards. Based on the number of Caesars performance awards outstanding as of December 14, 2004, the number of Caesars performance awards held by Caesars’s executive officers that will be so converted at the effective time of the merger is: Mr. Bernard DeLury, 20,900 and Mr. Wesley Allison, 5,000.

      Under Mr. Barr’s employment agreement, all 544,000 of his unvested supplemental retention units will become vested upon stockholder approval of the merger. All supplemental retention units outstanding under Caesars’ Supplemental Retention Plan, whether or not vested, will be canceled at the effective time of the merger in exchange for shares of Harrah’s common stock as described in the section entitled “The Merger Agreement — Caesars Equity Awards and Benefits Plans” on page 109. Based on the number of Caesars supplemental retention units outstanding as of December 14, 2004, the number of Caesars supplemental retention units held by Caesars executive officers that will be so converted at the effective time of the merger is: Mr. Wallace Barr, 755,000; Mr. Bernard DeLury, 40,000; and Mr. Wesley Allison, 20,000.

Continued Benefits

      In connection with the merger, individuals employed by Caesars immediately prior to the effective time of the merger will be provided benefits (other than equity or equity-based compensation plans) for a period of one year following the effective time of the merger or for the remainder of the employment period that are, in the aggregate, no less favorable than the benefits provided under Caesars’ benefit plans in effect as of the signing of the merger agreement. All the executive officers currently participate in Caesars’ benefit plans, which include medical, dental and vision coverage, life insurance, accidental death and dismemberment insurance, short term and long term disability insurance, employee assistance plan, flexible spending accounts, 401(k) plan, executive deferred compensation plan, executive death benefit plan and executive incentive plan. Harrah’s will also, and will cause Harrah’s Operating Company to, honor the terms of employment, severance and termination agreements, provide service credit and waive pre-existing condition limitations as further described in the section entitled “The Merger Agreement — Caesars Equity Awards and Benefits Plans” on page 109.

Fiscal 2005 Bonus and Stay Bonus

      Caesars and Harrah’s have reached an understanding regarding bonuses for employees of Caesars and its subsidiaries in respect of fiscal 2005. In general, if the completion of the merger occurs on or prior to

June 30, 2005, bonuses will be paid out at 50% of target levels and if the completion of the merger occurs on or after July 1, 2005, bonuses will be paid out at 100% of target levels. For individuals who are principally employed at a property which Caesars sells during fiscal 2005 prior to the completion of the merger, bonuses will be paid out at 50% of target levels if the sale of the property occurs on or prior to June 30, 2005 and at 100% of target levels if the sale occurs on or after July 1, 2005. In the event the merger is terminated, bonuses will be paid at 100% of target levels and the timing of the payments will be according to past practice. Should the employment of Mr. Barr, Mr. DeLury or Mr. Allison terminate in 2005 under circumstances (described above) qualifying him for pro rata bonus payments, he will be entitled to the greater of (i) the pro rata bonus payments pursuant to the applicable employment or change of control agreement or (ii) the bonus payable pursuant to the fiscal 2005 bonus program described in this paragraph.

      Caesars and Harrah’s have also reached an understanding whereby “stay bonuses” of approximately $19 million in total will be paid to select employees who are critical to the continued operation of Caesars through the completion of the merger. The bonuses will become payable either at completion of the merger or on the date the merger has been terminated, provided in either case that the employee has remained in employment with Caesars to the applicable date. No non-employee directors are eligible to receive a stay bonus. Caesars’s executive officers are eligible to receive the following payments: Mr. Wallace Barr, $1,000,000; Mr. Bernard DeLury, $600,000; and Mr. Wesley Allison, $500,000.

Appointment to Harrah’s Board of Directors

      Pursuant to the merger agreement, Harrah’s board of directors will take all necessary action so that, effective immediately following the completion of the merger, William Barron Hilton and Stephen F. Bollenbach, who are both currently directors of Caesars, will be appointed to Harrah’s board of directors. In addition, as soon as practicable after the date of the merger agreement and prior to the completion of the merger, the Nominating/ Corporate Governance Committee of Harrah’s board of directors will consider recommending for appointment an additional current Caesars director to the Harrah’s board of directors. Harrah’s board of directors will also consider the nomination of one further additional current Caesars director to Harrah’s board of directors. See “The Merger Agreement — Harrah’s Board of Directors” on page 116.

Litigation Related to the Merger

      On July 15, 2004, a lawsuit was filed by William Derasmo against Caesars Entertainment, Inc. and all of the members of the Caesars board of directors (Stephen F. Bollenbach, Wallace R. Barr, Barbara Coleman, A. Steven Crown, Clive S. Cummis, Peter G. Ernaut, Eric M. Hilton, William Barron Hilton and Gilbert Shelton) in the Clark County District Court of Nevada, Case No. A488826. The suit was denominated as a class action purportedly on behalf of a class of Caesars stockholders. The complaint alleged that the Caesars board of directors breached fiduciary duties owed to Caesars stockholders in approving and pursuing a plan to sell Caesars. In particular, the complaint alleged that the members of the Caesars board of directors favored their own interests in the proposed transaction and that by doing so, they breached their duties of loyalty, good faith, candor and independence. The plaintiff sought the following relief,

•	an order declaring that the action is properly maintainable as a class action;

•	an order declaring that the proposed transaction was entered into in breach of the fiduciary duties of defendants;

•	and order enjoining defendants from proceeding with the proposed transaction as planned;

•	an order directing that the defendants exercise their fiduciary duties to obtain a transaction which is in the best interests of Caesars stockholders;

•	an order rescinding the proposed transaction to the extent already implemented;

•	an order imposing a constructive trust in favor of plaintiff on any benefits received by defendants as a result of their allegedly wrongful conduct;

•	an award of costs and disbursements; and

•	such other and further equitable relief as the court may deem just and proper.

      On September 9, 2004, a motion was filed on behalf of all defendants to dismiss the complaint for failure to state a claim upon which relief may be granted in accordance with Nevada Rule of Civil Procedure 12(b)(5). The motion was set by the court to be heard on October 4, 2004. At the request of the plaintiff, the hearing date on the motion was continued to October 25, 2004. The plaintiff did not file a response to the motion and decided to dismiss the complaint without prejudice. A stipulation and order to dismiss the complaint without prejudice was signed by counsel as of October 13, 2004 and the stipulation and order of dismissal was entered and filed by the court on October 20, 2004. As of the date of this joint proxy statement/prospectus, to Caesars’ knowledge, the plaintiff has not filed a new lawsuit.

THE MERGER AGREEMENT

      The following summary describes certain material provisions of the merger agreement, which is included in this joint proxy statement/ prospectus as Annex A and is incorporated by reference into this joint proxy statement/ prospectus. This summary may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully in its entirety.

Structure of the Merger

      The merger agreement provides for the merger of Caesars with Harrah’s Operating Company, Inc., a wholly-owned subsidiary of Harrah’s. As a result of the merger, Caesars will cease to exist and Harrah’s Operating Company will continue as the surviving corporation.

Completion and Effectiveness of the Merger

      The closing of the merger will occur on the second business day after the conditions to completion of the merger contained in the merger agreement are satisfied or waived, unless the parties agree otherwise in writing. See the section entitled “— Conditions to Completion of the Merger” below. The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware.

      Harrah’s and Caesars are working to complete the merger as soon as practicable. However, because completion of the merger is subject to regulatory approvals and other conditions, Harrah’s and Caesars cannot predict the actual timing.

Merger Consideration

General

      Upon completion of the merger, each share of Caesars common stock outstanding immediately prior to the effective time of the merger will be cancelled and retired and converted into, at the election of the holder of the Caesars common stock and subject to the limitations described below under “— Stock Cap and Proration,” the right to receive either 0.3247 of a share of Harrah’s common stock or $17.75 in cash upon surrender of the certificate representing the share of Caesars common stock in the manner provided in the merger agreement. In addition, shares held by Caesars stockholders who validly exercise dissenters’ rights will be subject to appraisal in accordance with Delaware law as described further below under “— Dissenters’ Shares.”

      The value of the merger consideration that a Caesars stockholder receives in the merger may vary depending on whether a Caesars stockholder elects to receive shares of Harrah’s common stock or cash. The value of the cash portion of the merger consideration is fixed at $17.75 for each share of Caesars common stock. The value of the stock portion of the merger consideration is not fixed and will depend upon the value of 0.3247 of a share of Harrah’s common stock upon completion of the merger.

      Upon completion of the merger and as described further below under “— Caesars Equity Awards and Benefit Plans — Caesars Equity Awards”:

•	each outstanding option to purchase Caesars common stock, whether or not then exercisable, will be converted into an option to purchase Harrah’s common stock;

•	each outstanding purchase right under Caesars employee stock purchase plan will be converted into an option to purchase Harrah’s common stock;

•	each outstanding restricted stock unit granted under Caesars’ 2004 long term incentive plan will vest according to its terms and will be converted into the right to receive Harrah’s common stock;

•	the forfeiture conditions on each performance award will lapse according to its terms and Harrah’s will issue shares of common stock to each holder of a performance award; and

•	Caesars will take all actions necessary to terminate its supplemental retention plan as of the effective time of the merger and Harrah’s will issue Harrah’s common stock to each participant in the supplemental retention plan according to its terms.

      The exchange ratio in the merger and the cash consideration will be adjusted to reflect the effect of any reclassification, recapitalization, split-up, combination, exchange or shares or readjustment, or stock dividend, or other like change with respect to Harrah’s common stock or Caesars common stock having a record date on or after the date of the merger agreement and prior to completion of the merger.

      Upon completion of the merger, each share of Caesars common stock held by Harrah’s or any direct or indirect wholly-owned subsidiaries of Harrah’s immediately prior to the merger will be automatically cancelled and extinguished, and none of Harrah’s or any of its direct or indirect subsidiaries will receive any securities of Harrah’s or other consideration in exchange for those shares.

Stock Cap and Proration

      Caesars stockholders may elect to receive 0.3247 of a share of Harrah’s common stock for each share of Caesars common stock that they own, or if Caesars stockholders do not make such an election to receive shares of Harrah’s common stock, they will be deemed to have elected to receive $17.75 in cash for each share of Caesars common stock that they own, subject to proration due to the aggregate amount of cash and the number of shares of Harrah’s common stock to be issued by Harrah’s in the merger and other adjustments as described in this joint proxy statement/ prospectus.

      The merger has been structured, and adjustments to the elections of Caesars stockholders will be made by the exchange agent, so that the maximum aggregate number of shares of Caesars common stock to be converted into shares of Harrah’s common stock in the merger will equal 66.42% of the number of shares of Caesars common stock outstanding immediately prior to the merger, which amount is referred to as the stock cap. Therefore, assuming there are no adjustments, the aggregate number of shares of Harrah’s common stock which will be issued to Caesars stockholders as consideration in the merger is fixed at approximately            million shares and the aggregate amount of cash which will be paid to Caesars stockholders is fixed at $           billion in cash based on the number of shares of Caesars common stock outstanding as of the record date for the Caesars special meeting, which is referred to as the cash cap. The stock elections in the merger are subject to proration to preserve this fixed aggregate number of shares of Harrah’s common stock to be issued and cash to be paid in the merger. As a result, even if a Caesars stockholder elects to receive shares of Harrah’s common stock in the merger, he or she will likely receive a mix of Harrah’s common stock and cash. Similarly, if he or she is deemed to have elected to receive cash in the merger, he or she will likely receive a mix of Harrah’s common stock and cash.

      If the aggregate number of shares held by Caesars stockholders electing to receive Harrah’s common stock exceeds the stock cap, then the exchange agent will allocate, pro rata to those Caesars stockholders electing to receive the stock consideration, a sufficient amount of cash consideration instead of stock consideration so that the aggregate number of shares of Caesars common stock to be converted into shares of Harrah’s common stock in the merger equals the stock cap, subject to rounding and the adjustment provisions of the merger agreement.

      If the aggregate number of shares held by Caesars stockholders who are deemed to have elected to receive cash exceeds the aggregate amount of cash that will be paid to Caesars stockholders in the merger, then the exchange agent will allocate, pro rata to those Caesars stockholders who are deemed to have elected to receive cash, a sufficient amount of stock consideration instead of cash consideration so that the aggregate number of shares of Harrah’s common stock to be issued by Harrah’s in the merger equals the stock cap, subject to rounding and the adjustment provisions of the merger agreement.

      As a result of this proration feature, in most cases, the form of merger consideration actually received by a Caesars stockholder may differ in part from the form of consideration that a Caesars stockholder elects to receive. Because the aggregate number of shares of Caesars common stock to be converted into shares of Harrah’s common stock in the merger will equal 66.42% of the number of shares of Caesars common stock outstanding immediately prior to the merger, unless adjusted pursuant to the terms of the merger agreement, it is possible that a substantial portion of the merger consideration received by each Caesars stockholder will be in the form of stock consideration, regardless of the election made by the Caesars stockholder.

Dissenters’ Shares

      Shares of Caesars common stock held by any Caesars stockholder that properly demands payment for its shares in compliance with the dissenters’ appraisal rights under Section 262 of the DGCL, will not be converted into the right to receive the merger consideration. Caesars stockholders properly exercising dissenters’ rights will be entitled to payment as further described above under “The Merger — Dissenters’ Rights of Appraisal.” However, if any Caesars stockholder fails to perfect or otherwise waives, withdraws or loses the right to receive payment under Section 262 of the DGCL, then that Caesars stockholder will not be paid in accordance with Section 262 of the DGCL and the shares of Caesars common stock held by that Caesars stockholder will be exchangeable solely for the right to receive the merger consideration.

Exchange of Caesars Stock Certificates for Harrah’s Stock Certificates

      Harrah’s has retained The Bank of New York as the exchange agent for the merger to handle the exchange of shares of Caesars common stock for the merger consideration, including the payment of cash for fractional shares.

      Only those holders of Caesars common stock who properly surrender their Caesars stock certificates in accordance with the exchange agent’s instructions will receive:

•	a statement indicating book-entry ownership of Harrah’s common stock or, if requested, a certificate representing Harrah’s common stock or the cash consideration;

•	cash in lieu of any fractional share of Harrah’s common stock; and

•	dividends or other distributions, if any, on Harrah’s common stock to which they are entitled under the terms of the merger agreement.

After the effective time of the merger, each certificate representing shares of Caesars common stock that has not been surrendered will represent only the right to receive upon surrender of that certificate each of the items listed in the preceding sentence. Following completion of the merger, Caesars will not register any transfers of Caesars common stock outstanding on its stock transfer books prior to the merger.

      To effect the exchange of shares of Caesars common stock, the exchange agent will take the actions described below.

Caesars Common Stock — General

      As soon as reasonably practicable after the effective time of the merger, the exchange agent will mail to each record holder of shares of Caesars common stock, other than holders who make an election as described below under “— Caesars Common Stock — Election,” a letter of transmittal and instructions for surrendering the certificates representing shares of Caesars common stock for merger consideration. Upon surrender of certificates representing shares of Caesars common stock for cancellation, together with an executed letter of transmittal, to the exchange agent, the holder of those certificates will be entitled to receive the appropriate merger consideration. The surrendered certificates representing Caesars common stock will be cancelled.

Caesars Common Stock — Election

      Each record holder of shares of Caesars common stock received, together with this joint proxy statement/prospectus, an election form/letter of transmittal pursuant to which such holder may elect to receive shares of Harrah’s common stock in exchange for his or her shares of Caesars common stock in the merger. To be effective, an election form/letter of transmittal must be properly completed and signed by Caesars stockholders electing to receive shares of Harrah’s common stock and received by the exchange agent, together with the stock certificates representing the shares of Caesars common stock with respect to which the election is being made, no later than 5:00 p.m., Pacific Standard Time, on the business day immediately preceding the closing date of the merger. Harrah’s and Caesars will announce the anticipated closing date at least three but not more than ten business days prior to the closing date of the merger. At the effective time of the merger, Caesars stockholders who surrender their stock certificates with the election form will be entitled to receive the consideration described above under “— Merger Consideration — General” into which the shares of Caesars common stock represented by those stock certificates will be converted, subject to proration and adjustment, as described above under “— Merger Consideration — Stock Cap and Proration.” If no election form/letter of transmittal is received with respect to shares of Caesars common stock, or if the exchange agent determines that any election to receive stock consideration was not properly made, including the failure to submit the stock certificates evidencing the shares of Caesars common stock subject to the election, those shares of Caesars common stock will be treated by the exchange agent as the stockholder not having made an election at the effective time of the merger, and those shares of Caesars common stock will be converted into the right to receive cash consideration, subject to proration and adjustment as described above under “— Merger Consideration — Stock Cap and Proration.”

      Unless required by law, forms of election may be revoked only by written notice received by the exchange agent prior to 5:00 p.m., Pacific Standard Time, on the business day immediately preceding the closing date of the merger. If a form of election is revoked, all certificates surrendered to the exchange agent with the revoked form of election will be returned to the Caesars stockholder who submitted the revoked form of election.

Fractional Shares

      Harrah’s will not issue fractional shares of Harrah’s common stock in the merger. As a result, each holder of shares of Caesars common stock who would otherwise be entitled to receive fractional shares of Harrah’s common stock in the merger will be entitled to an amount of cash, without interest, rounded to the nearest cent, equal to the product of the amount of the fractional share interest in a share of Harrah’s common stock to which that stockholder is entitled by an amount equal to the average of the closing sale prices of a share of Harrah’s common stock on the New York Stock Exchange, as reported in The Wall Street Journal, Northeastern edition, for each of the ten consecutive trading days ending with the second complete trading day prior to the effective time of the merger.

Termination of Exchange Fund

      Six months after the effective time of the merger, Harrah’s may require the exchange agent to deliver to Harrah’s all cash and shares of Harrah’s common stock remaining in the exchange fund. Thereafter, Caesars stockholders must look only to Harrah’s for payment of the merger consideration on their shares of Caesars common stock.

No Liability

      None of Harrah’s, Caesars, Harrah’s Operating Company or the exchange agent will be liable to any holder of a certificate representing shares of Caesars common stock or any cash payable in respect of any distributions or dividends or in lieu of any fractional shares of Harrah’s common stock, delivered to a public official under any applicable abandoned property, escheat or similar law. If any stock certificates representing shares of Caesars common stock have not been surrendered prior to five years after the effective time of the merger, any cash, shares, dividends or distributions with respect to these stock certificates will become property of Harrah’s, to the extent permitted by law.

Distributions with Respect to Unexchanged Shares

      Holders of Caesars common stock are not entitled to receive any dividends or other distributions on Harrah’s common stock until the merger is completed. After the merger is completed, holders of Caesars common stock certificates will be entitled to dividends and other distributions declared or made after completion of the merger with respect to the number of whole shares of Harrah’s common stock which they are entitled upon exchange of their Caesars stock certificates, but they will not be paid any dividends or other distributions on Harrah’s common stock until they surrender their Caesars stock certificates to the exchange agent in accordance with the exchange agent instructions.

Transfers of Ownership and Lost Stock Certificates

      Harrah’s only will issue merger consideration, cash in lieu of a fractional share and any dividends or distributions on Harrah’s common stock that may be applicable in a name other than the name in which a surrendered Caesars stock certificate is registered if the certificate is properly endorsed or otherwise in proper form and any applicable stock transfer taxes have been paid.

Conditions to Completion of the Merger

      The obligations of Harrah’s and Caesars to complete the merger are subject to the satisfaction or waiver, if legally permissible, of the following conditions:

•	the approval and adoption of the merger agreement by Caesars stockholders and the approval of the issuance of shares of Harrah’s common stock in the merger by Harrah’s stockholders;

•	the registration statement of which this joint proxy statement/ prospectus is a part must be declared effective under the Securities Act and the registration statement shall not be subject to any stop order or proceeds seeking a stop order and all state securities authorizations necessary to issue Harrah’s common stock in the merger have been received;

•	the approval for listing on the NYSE of the shares of Harrah’s common stock to be issued in the merger, subject to official notice of issuance;

•	the receipt of all material governmental and regulatory consents, approvals, orders and authorizations required to complete the merger, including all necessary approvals under any applicable gaming laws;

•	the expiration or termination of the applicable waiting period and any extension of the waiting period under the HSR Act;

•	the absence of any legal prohibition having the effect of preventing or prohibiting completion of the merger except that this condition cannot be asserted by either party unless they have used reasonable efforts to prevent the legal prohibition and appealed the legal prohibition;

•	the absence of any litigation by any governmental entity seeking to prohibit or restrain the merger or that otherwise would have a material adverse effect on the combined company;

•	the representations and warranties of the other party, disregarding all qualifications and exceptions relating to materiality or material adverse effect, being true and correct at and as of the effective time of the merger as if they were made on that date (except to the extent that the representations and warranties speak as of another date), except where the failure of the representations and warranties to be true and correct would not have a material adverse effect on the other party, and the receipt of a certificate of an executive officer of the other party to that effect;

•	the other party having performed or complied with its agreements and covenants in the merger agreement in all material respects, and the receipt of a certificate of an executive officer of the other party to that effect;

•	absence of any facts, events, changes, effects, developments, conditions or occurrences, except as disclosed by Caesars, since the date of the merger agreement, that would reasonably be expected to have a material adverse effect on the other party; and

•	the receipt of an opinion from the party’s counsel that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code or, alternatively, if applicable, that the alternative transaction described below under “— Tax Treatment” will qualify as a transaction described in Section 351 of the Internal Revenue Code.

      “Material adverse effect,” when used in reference to Harrah’s or Caesars, means a material adverse effect on:

•	the business, assets, financial condition or results of operations of the referenced company and its subsidiaries, taken as a whole;

•	the ability of the referenced person to perform its obligations under the merger agreement; or

•	the ability of the referenced person to complete the merger and related transactions.

      However, any facts, events, changes, effects, developments or occurrences, will not be deemed to have a material adverse effect if they relate to:

•	the economy in general in the U.S. or in any state in which Harrah’s or Caesars, as the case may be, or any of their subsidiaries operates, which events, changes, effects, developments, conditions or occurrences do not disproportionately affect Harrah’s or Caesars relative to the other participants in the travel, hospitality or gaming industries;

•	the travel, hospitality or gaming industries in general in the U.S. or in any state in which Harrah’s or Caesars or any of their subsidiaries operates, which events, changes, effects, developments, conditions or occurrences do not disproportionately affect Harrah’s or Caesars relative to the other participants in the travel, hospitality or gaming industries;

•	the execution of the merger agreement; or

•	any change in Harrah’s or Caesars’ stock price or trading volume, in and of itself.

      In addition, compliance with the terms of the merger agreement, including the provisions with respect to the actions to be taken to obtain regulatory and antitrust approvals, and the consequences of compliance with the terms of the merger agreement will not be taken into account in determining whether a material adverse effect will have occurred or will be expected to occur.

      Harrah’s and Caesars are diligently pursuing the required material governmental and regulatory consents, approvals, orders and authorizations required to complete the merger, including all necessary approvals under any applicable gaming laws. There are a number of conditions, however, that, by their nature, can only be satisfied in the future or at the time of completion of the merger. There can be no assurance that these conditions will be satisfied, including: obtaining the requisite stockholder approval; the absence of court orders or injunctions prohibiting the merger; the absence of events resulting in or that would reasonably be likely to result in a material adverse effect; and the receipt of required material governmental and regulatory approvals.

Representations and Warranties

      The merger agreement contains customary representations and warranties of Harrah’s and Caesars, which are subject to materiality and knowledge qualifications in many respects, and expire at the effective time of the merger. The representations and warranties contained in the merger agreement relate to:

•	corporate organization, qualification and power;

•	subsidiaries;

•	capital structure;

•	corporate power and authority and board approval;

•	absence of conflicts and required filings and consents;

•	SEC filings and undisclosed liabilities;

•	information supplied for inclusion in this joint proxy statement/ prospectus;

•	absence of certain changes or events since December 31, 2003;

•	tax matters;

•	absence of changes in benefit plans;

•	ERISA compliance and excess parachute payments

•	litigation;

•	compliance with applicable laws;

•	assets other than real property interests;

•	real property matters;

•	labor and other employment matters;

•	validity and absence of breaches of material contracts;

•	environmental matters;

•	intellectual property;

•	brokers used in connection with the merger agreement; and

•	opinions of financial advisors.

      The merger agreement also contains additional representations and warranties of Caesars relating to an amendment to the Caesars rights agreement.

      The merger agreement also contains additional representations and warranties of Harrah’s relating to the ownership and activities of Harrah’s Operating Company and the funds necessary to pay the merger consideration upon completion of the merger.

Caesars Prohibited from Soliciting Other Offers

      Caesars has agreed not to, will not authorize or permit its subsidiaries to, and will use its reasonable best efforts to cause any of its and their officers, directors, employees, investment bankers, attorneys or other advisors or representatives not to directly or indirectly:

•	solicit, initiate or encourage the submission of any takeover proposal;

•	enter into any agreement with respect to any takeover proposal; or

•	other than informing persons of the non-solicitation provisions of the merger agreement, participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to Caesars in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, a takeover proposal.

      Caesars may, however, before Caesars stockholders approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, in response to an unsolicited bona fide takeover proposal that the Caesars board of directors determines, in good faith, after consultation with outside counsel and financial advisors, would reasonably be expected to lead to a superior proposal, furnish information with respect to Caesars to the person making the takeover proposal and its representatives pursuant to a customary confidentiality agreement, which agreement is not less restrictive of the person making the takeover proposal than the confidentiality agreement entered into by Caesars with Harrah’s, and participate in discussions or negotiations with such person and its representatives regarding any takeover proposal.

      A “takeover proposal” means:

•	any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving Caesars or any significant subsidiary;

•	any proposal for the issuance by Caesars of over 20% of its equity securities;

•	any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of Caesars; or

•	any combination of the above;

in each case, other than the merger.

      A “superior proposal” means any proposal by a third party to acquire substantially all the equity securities or assets of Caesars, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of all or substantially all its assets or otherwise, on terms which the Caesars board of directors determines in good faith, after consultation with outside legal counsel and financial advisors:

•	to be more favorable from a financial point of view to the holders of shares of Caesars common stock than the merger with Harrah’s, taking into account all the terms and conditions of such proposal and the merger agreement, including any proposal by Harrah’s to amend the terms of the merger; and

•	is reasonably likely to be completed.

      Caesars will promptly advise Harrah’s orally and in writing of any takeover proposal or inquiry with respect to or that could reasonably be expected to lead to a takeover proposal, the identity of the person making any takeover proposal or inquiry and the material terms of any takeover proposal or inquiry. Caesars will keep Harrah’s informed of the status of any takeover proposal or inquiry and provide to Harrah’s copies of the takeover proposal and all other material information provided in writing to Harrah’s by the party making the takeover proposal as soon as practicable after receipt or delivery by Caesars.

      Harrah’s and Caesars have agreed to call, hold and convene a meeting of their respective stockholders as soon as practicable after the registration statement of which this joint proxy statement/ prospectus forms a part is declared effective by the SEC. The Harrah’s board of directors also agreed to recommend to Harrah’s stockholders the approval of the issuance of shares of Harrah’s common stock in the merger. The Caesars board of directors agreed to recommend the approval of the merger agreement to its stockholders. Neither the Caesars board of directors nor any committee thereof may:

•	withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Harrah’s or Harrah’s Operating Company, the approval or recommendation of the Caesars board of directors of the merger agreement or the merger;

•	approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any takeover proposal; or

•	approve or recommend, or publicly propose to approve or recommend, any takeover proposal.

      However, the Caesars board of directors may withdraw or modify its approval or recommendation of the merger agreement or the merger if, prior to receipt of the approval of the merger and the merger agreement by Caesars stockholders:

•	the Caesars board of directors has determined in good faith, after consultation with outside counsel, that the withdrawal or modification of its approval or recommendation of the merger agreement or the merger is required for the purpose of fulfilling its fiduciary duties, and Caesars has notified Harrah’s in writing of this determination;

•	at least three business days following receipt by Harrah’s of this notice, and taking into account any revised proposal made by Harrah’s since receipt of this notice, the Caesars board of directors maintains its determination made above; and

•	Caesars is in compliance with all of its obligations under the no-solicitation provisions of the merger agreement.

      The merger agreement does not prohibit Caesars from taking and disclosing to its stockholders, in compliance with the rules and regulations of the Exchange Act, a position regarding any unsolicited tender offer for Caesars common stock or from making any other disclosure to Caesars stockholders if, in the good faith judgment of the Caesars board of directors, after consultation with outside counsel, failure to disclose would be inconsistent with the fulfillment of the fiduciary duties or any other obligations of the Caesars board of directors under applicable law.

Conduct of Business Before Completion of the Merger

General Restrictions on Operations

      Harrah’s and Caesars have agreed to restrictions on their activities until either the completion of the merger or the termination of the merger agreement, except as specifically permitted by the merger agreement. In general, each of Harrah’s and Caesars is required to:

•	conduct its business only in the usual, regular and ordinary course in substantially the same manner as previously conducted;

•	use its commercially reasonable efforts to preserve intact its current business organization and keep available the services of its current officers and employees;

•	pay its liabilities and taxes when due; and

•	use all commercially reasonable efforts to preserve its current relationships with its customers, suppliers, licensors, licensees, distributors and other persons with which it has business dealings in order that is goodwill and ongoing business will not be impaired at the time of the completion of the merger.

Additional Restrictions on Harrah’s Interim Operations

      In addition, Harrah’s has agreed that, prior to the completion of the merger, unless otherwise approved in writing by Caesars, which consent will not be unreasonably withheld, or as required by the merger agreement, it will not:

•	amend or otherwise change its certificate of incorporation or by-laws, except to increase the authorized number of shares of Harrah’s capital stock;

•	issue any shares of Harrah’s common stock if, following the issuance, there would be an insufficient number of shares of Harrah’s common stock to pay the merger consideration and to be reserved for issuance in connection with the transactions contemplated by the merger agreement;

•	issue, deliver, sell or grant any shares of its capital stock or voting securities, any securities convertible into its capital stock or voting securities, other than (i) pursuant to the terms of Harrah’s equity awards and Harrah’s stock options, the conversion of convertible debt in accordance with their present terms, in each case, outstanding as of the date of the merger agreement, (ii) grants of Harrah’s equity awards and Harrah’s stock options pursuant to its stock plans and (iii) up to 2,500,000 shares of Harrah’s common stock issued in connection with securities offerings or acquisitions;

•	declare, set aside, make or pay any dividend on, or make any other distributions in respect of any of Harrah’s capital stock, other than dividends on Harrah’s common stock in the ordinary course of business; or

•	authorize, commit or agree to take any of the actions listed above.

Additional Restrictions on Caesars’ Interim Operations

      In addition, Caesars has agreed that, prior to the completion of the merger, unless otherwise approved in writing by Harrah’s, which consent will not be unreasonably withheld, or as required by the merger agreement or by applicable law, neither it nor any of its subsidiaries will:

•	declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by direct or indirect subsidiary of Caesars to that subsidiary’s security holders in the ordinary course of business consistent with past practice;

•	enter into any contract with respect to the voting of its capital stock or other equity interests held by Caesars or any Caesars subsidiary;

•	split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, other than pursuant to the terms of Caesars equity awards outstanding as of the date of the merger agreement, pursuant to the conversion of convertible debt outstanding as of the date of the merger agreement, or pursuant to Caesars’ employee stock purchase plan;

•	purchase, redeem or otherwise acquire any shares of capital stock of Caesars or any of its subsidiaries, or securities convertible into capital stock of Caesars or any of its subsidiaries, other than pursuant to the terms of Caesars equity awards outstanding as of the date of the merger agreement, pursuant to the conversion of convertible debt outstanding as of the date of the merger agreement, or pursuant to Caesars’ employee stock purchase plan;

•	issue, deliver, sell or grant any shares of capital stock, or voting securities, or securities convertible into capital stock of voting securities, of Caesars or any of its subsidiaries, other than the issuance or grant of Caesars common stock, including any associated rights under Caesars’ rights agreement, pursuant to the terms of the Caesars equity awards outstanding as of the date of the merger agreement, pursuant to the conversion of convertible debt outstanding as of the date of the merger agreement, pursuant to Caesars’ employee stock purchase plan, and grants of up to an aggregate of 2,000,000 Caesars stock options, with exercise prices at the fair market value of Caesars common stock on the date of grant, and other Caesars equity awards with respect to an aggregate of 500,000 shares of Caesars common stock pursuant to Caesars stock plans in the ordinary course of business consistent with past practice;

•	amend or otherwise change its certificate of incorporation, bylaws or other comparable charter or organizational documents, other than amendments or changes to any such documents of Caesars’ subsidiaries in the ordinary course of business consistent with its past practices;

•	acquire or agree to acquire any equity interest in a business or any corporation, partnership, joint venture, association or other business organization or division thereof, or acquire or agree to acquire any assets that are material, individually or in the aggregate, to Caesars and its subsidiaries, taken as a whole, except:

•	purchases of inventory in the ordinary course of business consistent with past practice; or

•	for acquisitions of assets or equity interests having or involving aggregate consideration not in excess of $10.0 million or development activities having or involving consideration not in excess of $25.0 million per development or $50.0 million in the aggregate, which may be adjusted pursuant to the merger agreement;

•	grant to any current or former employee, officer, director or independent contractor of Caesars or any of its subsidiaries any loan or increase in compensation, benefits, perquisites or any bonus or award, or pay any bonus to any such person, except to the extent required under employment agreements in effect as of the date of the merger agreement;

•	grant to any current or former employee, officer, director or independent contractor of Caesars or any of its subsidiaries any increase in severance, change in control or termination pay or benefits, except to the extent required under any agreement in effect as of the date of the merger agreement;

•	enter into any employment, loan, retention, consulting, indemnification, termination or similar agreement with any current or former employee, officer, director or independent contractor of Caesars or any of its subsidiaries;

•	enter into any change of control, severance or similar agreement with any current or former employee, officer, director or independent contractor of Caesars or any of its subsidiaries, other than renewals of any agreements in effect as of the date of the merger agreement or any such agreements with any current or former employee, officer, director or independent contractor of Caesars or any of its subsidiaries hired after the date of the merger agreement replacing an employee, officer, director or independent contractor of Caesars or any of its subsidiaries whose employment terminated for any reason, which terms are no more favorable to the new employee, officer, director or independent contractor than the terminated one;

•	take any action to accelerate any rights or benefits, including vesting and payment, or make any material determinations, under any Caesars collective bargaining agreement or benefit plan;

•	make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of Caesars, other than as may have been required by a change in generally accepted accounting principles or any governmental entity;

•	sell, lease, license, transfer, pledge or otherwise dispose of or subject to any lien any properties or assets that have a fair market value, individually, in excess of $5.0 million or, in the aggregate, in excess of $20.0 million;

•	other than debt incurrence pursuant to any credit facility or line of credit existing prior to the date of the merger agreement or any refinancing of such existing credit facility or line of credit that does not exceed the amount borrowable under such existing credit facility or line of credit and provided that at no time Caesars’ aggregate indebtedness on a consolidated basis exceeded $4.6 billion, excluding any indebtedness incurred after the date of the merger agreement by any subsidiary that is not a wholly-owned subsidiary of Caesars:

•	incur any indebtedness for borrowed money or guarantee any such indebtedness of another person;

•	issue or sell any debt securities or warrants or other rights to acquire any debt securities of Caesars or any of its subsidiaries;

•	guarantee any debt securities of another person;

•	enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice; or

•	make any loans, advances or capital contributions to, or investments in, any other person, other than to or in Caesars or any wholly-owned subsidiary of Caesars, individually in excess of $5.0 million or in the aggregate in excess of $20.0 million, other than development activities which shall not exceed $25.0 per development or $50.0 million in the aggregate, which amounts shall not include amounts on the 2004 or 2005 budgets of Caesars presented to Harrah’s;

•	make or agree to make any new capital expenditures such during 2004 and 2005 that combined would exceed $1.311 billion, other than capital expenditures for emergency repairs and other capital expenditures necessary in light of circumstances not anticipated as of the date of the merger agreement, which are necessary to avoid significant disruption to Caesars’ business or operations consistent with past practices;

•	make any material tax election or settle or compromise any material tax liability or refund, other than tax elections required by law;

•	write up, write down or write off the book value of any assets, individually or in the aggregate, for Caesars and its subsidiaries taken as a whole, in excess of $1.0 million, except for depreciation and amortization in accordance with generally accepted accounting principles consistently applied or except as required by generally accepted accounting principles or a governmental entity;

•	cancel any indebtedness owed by Caesars or waive any claims or rights of substantial value of Caesars or waive the benefits of, or agreed to modify in any manner, any confidentiality, standstill, non-competition, exclusivity or similar agreement to which Caesars is a party, except in the ordinary course of business;

•	cancel, terminate, or adversely modify or amend any material contract of Caesars, or waiver, release, assign, settle or compromise any material rights or claims, or any material litigation or arbitration, except in the ordinary course of business consistent with past practice;

•	enter into any contract having a duration of more than one year and total payment obligations of Caesars in excess of $5.0 million, other than the renewal, on substantially similar terms, of any contract existing on the date of the merger agreement and contracts entered into in respect of permitted capital expenditures; or

•	authorize, commit or agree to take any of the actions above.

      In addition, Harrah’s and Caesars will not, and will not permit any of their subsidiaries to, take any action that would, or would reasonably be expected to, result in any of the representations and warranties, disregarding all qualifications and exceptions relating to materiality or material adverse effect, made by it in the merger agreement becoming untrue, except where the failure of the representations and warranties to be true and correct would not have a material adverse effect on the other party, or result in any condition to the effectiveness of the merger not being satisfied.

      Harrah’s and Caesars will promptly advise each other of any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on such party.

Access to Information; Confidentiality

      During the period prior to the effective time of the merger, Harrah’s and Caesars will, and will cause each of their subsidiaries to, afford to the other party and its representatives reasonable access during normal business hours to all of their respective properties, books, contracts, commitments, personnel and records, except that Caesars is not required to provide Harrah’s with any information that it reasonably believes it can not deliver to Harrah’s due to contractual restrictions or legal restrictions, or which it believes is competitively sensitive information. During that period, each party will promptly provide to the other party all information concerning its business, properties and personnel as the other party reasonably requests. The information will be held in confidence to the extent required by the provisions of the confidentiality agreement between Harrah’s and Caesars.

Regulatory and Antitrust Approval

      Harrah’s and Caesars will use all reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to complete and make effective the merger and the other transactions contemplated by the merger agreement, as promptly as practicable, but in no event later July 14, 2005, unless the date is extended up to and including October 14, 2005, pursuant to the terms of the merger agreement. This includes:

•	in the case of Harrah’s, obtaining all necessary approvals under any applicable gaming laws required in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	obtaining all necessary actions or nonactions, waivers, consents and approvals from governmental entities and making all necessary registrations and filings and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity;

•	obtaining all necessary consents, approvals or waivers from third parties;

•	defending any lawsuits or other legal proceedings challenging the merger agreement or the completion of the merger to be performed or completed by Harrah’s or Caesars, as applicable, in accordance with the terms of the merger agreement, including seeking to have any stay or temporary restraining order vacated or reversed; and

•	executing and delivering any additional instruments necessary to complete the merger and other transactions contemplated by the merger agreement to be performed or completed by Harrah’s or Caesars, as applicable, in accordance with the terms of the merger agreement, and to fully carry out the purposes of the merger agreement.

      Harrah’s and its subsidiaries are required to commit to any and all divestures, licenses or hold separate or similar arrangements with respect to its assets or conduct of business arrangements as a condition to obtaining any and all approvals from any government entity for any reason in order to complete, as promptly as practicable, the merger and other transactions contemplated by the merger agreement to be performed or completed by Harrah’s and its subsidiaries. Harrah’s and its subsidiaries will take any and all actions necessary to ensure that:

•	no requirement for non-action, a waiver, consent or approval of the FTC, the Antitrust Division, any authority enforcing applicable gaming laws, any State Attorney General or other governmental entity;

•	no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding; and

•	no other matter relating to any antitrust or competition law or regulation or relating to any gaming law;

would preclude completion of the merger by the latest applicable date to which Harrah’s and Caesars agreed, unless any such action would, individually or in the aggregate, have a material adverse effect on the combined company.

      Caesars will be required, only if requested by Harrah’s, to divest, hold separate or otherwise take or commit to take any action with respect to the businesses, services, or assets of Caesars or any of its subsidiaries. Caesars may condition any such action upon the completion of the merger and other transactions contemplated by the merger agreement. Neither Harrah’s nor Caesars will knowingly take or cause to be taken any action which would reasonably be expected to materially delay or prevent the obtaining of required approvals from any government entity by July 14, 2005, unless the date is extended up to and including October 14, 2005 pursuant to the terms of the merger agreement.

      In addition, Harrah’s and Caesars have agreed that each of Harrah’s and Caesars will:

•	file as soon as practicable a Notification and Report Form under the HSR Act with the FTC and the Antitrust Division and to make such filings and apply for such approvals and consents as are required under the gaming laws;

•	respond as promptly as practicable under the circumstances to any inquiries received from the FTC or the Antitrust Division or any authority enforcing applicable gaming laws for additional information or documentation and to all inquiries and requests received from any State Attorney General or other governmental entity in connection with antitrust matters or gaming laws;

•	not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to complete the transactions contemplated by the merger agreement, except with the prior written consent of the other parties to the merger agreement;

•	subject to applicable laws and except as may be prohibited by any representative of any governmental entity, promptly notify the other party of any written communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other governmental entity, including regulatory or gaming authorities, and, permit the other party to review in advance any proposed written communication to any of the foregoing;

•	subject to applicable laws and except as may be prohibited by any representative of any governmental entity, not agree to participate in any substantive meeting or discussion with any governmental entity regarding any filings, investigation or inquiry concerning the merger agreement or the merger unless it consults with the other party in advance and, to the extent permitted by the governmental entity, gives the other party the opportunity to attend and participate in the meeting; and

•	subject to applicable laws and except as may be prohibited by any representative of any governmental entity, furnish the other party with copies of all correspondence, filings, and written communications, including summary memoranda, between them and its affiliates and their respective representatives on the one hand, and any governmental entity, including regulatory or gaming authority, or members or their respective staffs on the other hand, with respect to the merger agreement and the merger.

      In connection with and without limiting these obligations, Caesars and its board of directors will take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the merger agreement or any transaction contemplated by the merger agreement, including the merger. If any state takeover statute or similar statute or regulation becomes applicable to the merger agreement or any transaction contemplated by the merger agreement, Caesars and its board of directors will take all reasonable action necessary to ensure that the merger agreement and the transactions contemplated by the merger agreement, including the merger, may be completed as promptly as practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of the statute or regulation on the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Notification

      Caesars and Harrah’s will promptly advise the other party, orally and in writing, of any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on it. Caesars will give prompt notice to Harrah’s, and Harrah’s or Harrah’s Operating Company will give prompt notice to Caesars, of any representation or warranty made by such party or contained in the merger agreement that is qualified as to materiality becoming untrue or inaccurate in any respect, or any representation or warranty made by it or contained in the merger agreement that is not qualified as to materiality becoming untrue or inaccurate in any material respect. Additionally, Caesars will give prompt notice to Harrah’s, and Harrah’s or Harrah’s Operating Company will give prompt notice to Caesars, of the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement. No notification, however, will affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the merger agreement.

Caesars Equity Awards and Benefit Plans

Caesars Equity Awards

      Harrah’s will take all corporate action necessary to reserve for issuance a sufficient number of shares of Harrah’s common stock for delivery upon exercise or settlement of the Caesars equity awards described below that it will assume or settle pursuant to the merger agreement. As soon as reasonably practicable after the effective time of the merger, Harrah’s will file a registration statement on Form S-8, or any successor or other appropriate form, with respect to the shares of Harrah’s common stock subject to the Caesars equity awards and will use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements, and maintain the current status of the prospectus or prospectuses contained in such registration statement or registration statement, for so long as the Caesars stock options assumed by Harrah’s remain outstanding.

      Stock Options. Harrah’s has agreed to assume the Caesars stock option plans at the effective time of the merger. Under the merger agreement, each outstanding option to purchase shares of Caesars common stock will be converted into an option to purchase Harrah’s common stock. Each of these options will be subject to the same terms and conditions stated in the applicable Caesars stock plan and any agreements under the applicable Caesars stock plan immediately prior to the effective time of the merger. The terms and conditions of the Caesars stock option plans, other than Caesars’ 1998 independent director stock option plan, provide for accelerated vesting of outstanding options in connection with the merger. As of the effective time of the merger:

•	each unvested Caesars stock option outstanding under any Caesars stock option plan will be fully vested and exercisable, including options under the 1998 independent director stock option plan;

•	each Caesars stock option will be exercisable for the number of whole shares of Harrah’s common stock, determined by multiplying the number of shares of Caesars common stock subject to the option immediately prior to the effective time of the merger by 0.3247 rounded down to the nearest whole number of shares of Harrah’s common stock; and

•	the per share exercise price for the shares of Harrah’s common stock issuable upon exercise of any Caesars stock option will be equal to the quotient determined by dividing the exercise price per share of Caesars common stock under the Caesars stock option immediately prior to the effective time of the merger by 0.3247, rounded up to the nearest whole cent.

The conversion of any Caesars stock options which are “incentive stock options,” within the meaning of Section 422 of the Internal Revenue Code, into options to purchase Harrah’s common stock will be made so as not to constitute a “modification” of those Caesars stock options within the meaning of Section 424 of the Internal Revenue Code.

      Employee Stock Purchase Plan. Harrah’s has agreed to assume the Caesars employee stock purchase plan at the effective time of the merger. Each outstanding purchase right under the Caesars employee stock purchase plan will be assumed by Harrah’s and converted into a right to purchase Harrah’s common stock. Each purchase right assumed and converted by Harrah’s will continue to have the same terms and conditions set forth in the employee stock purchase plan of Caesars and the other documents governing the outstanding purchase rights under the employee stock purchase plan, immediately prior to the effective time of the merger, except that the purchase price of shares of Harrah’s common stock and the number of shares of Harrah’s common stock to be issued upon the exercise of the purchase rights will be adjusted in accordance with the stock exchange ratio.

      Restricted Stock Units. At the effective time of the merger, each restricted stock unit granted under Caesars’ 2004 Long Term Incentive Plan and outstanding immediately prior to the effective time of the merger will vest according to its terms and as promptly as practicable following the effective time of the merger, Harrah’s will cause to be issued to each holder of restricted stock units, in complete settlement of those restricted stock units, a number of shares of Harrah’s common stock, rounded to the nearest whole number, net of any applicable withholding, equal to the product of the number of shares of Caesars common stock subject to restricted stock units credited to the holder’s account immediately prior to the effective time of the merger multiplied by 0.3247.

      Performance Awards. At the effective time of the merger, the forfeiture conditions on each performance award will lapse according to its terms and, as promptly as practicable following the effective time of the merger, Harrah’s will cause to be issued to each holder of a performance award, in complete settlement of the performance award, a number of shares of Harrah’s common stock, rounded to the nearest whole number, net of any applicable withholding, equal to the product of the number of shares of Caesars common stock issuable upon achievement of all performance goals set forth in the holder’s performance award multiplied by 0.3247.

      Supplemental Retention Plan. Caesars will take all actions necessary to terminate its supplemental retention plan as of the effective time of the merger. In connection with the termination of the supplemental retention plan, as promptly as practicable following the effective time of the merger, Harrah’s will cause to be issued to each participant in the supplemental retention plan, in complete settlement of the participant’s rights with respect to supplemental retention units, a number of shares of Harrah’s common stock, rounded to the nearest whole number, net of any applicable withholding, equal to the product of the number of shares of Caesars common stock subject to supplemental retention units credited to the participant’s account immediately prior to the effective time of the merger multiplied by 0.3247.

Caesars Benefit Plans

      Subject to the terms of any collective bargaining agreement in effect on the date of the merger agreement or which may be in effect in the future, Harrah’s will cause Harrah’s Operating Company to maintain, for a period of one year after the effective time of the merger, the Caesars benefit plans as in effect on the date of the merger agreement or to provide benefits, excluding benefits attributable to equity-based plans or grants, to each current employee of Caesars and its subsidiaries that are at least as favorable in the aggregate to those employees as the benefits in effect on the date of the merger agreement. With respect to benefits attributable to equity-based plans or grants, Harrah’s will, or will cause Harrah’s Operating Company to provide that each Caesars employee will be eligible to receive grants in the same manner as similarly situated employees of Harrah’s or any of its subsidiaries.

      From and after the effective time of the merger, Harrah’s will, and will cause Harrah’s Operating Company to honor in accordance with their respective terms all of Caesars’ employment, severance and termination agreements, plans and policies.

      With respect to any employee benefit plan, program or arrangement maintained by Harrah’s or any of its subsidiaries, including any severance plan, for all purposes of determining eligibility to participate and vesting but not for purposes of benefit accrual, service with Caesars or any of its subsidiaries will be treated as service with Harrah’s or its subsidiaries, but not including any service that would result in any duplication of benefits.

      Harrah’s will waive, or cause to be waived, any pre-existing condition limitation under any welfare benefit plan maintained by Harrah’s or any of its affiliates, other than Caesars, in which employees of Caesars and its subsidiaries, as well as their eligible dependents, will be eligible to participate after the effective time of the merger, except to the extent that such pre-existing condition limitation would have been applicable under the comparable Caesars welfare benefit plan immediately prior to the effective time of the merger. Harrah’s will recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Caesars employee, and his or her eligible dependents, during the calendar year in which the effective time of the merger occurs for purposes of satisfying that year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the effective time of the merger.

Indemnification

      Harrah’s will, to the fullest extent permitted by law, cause Harrah’s Operating Company to honor all of Caesars’ obligations to indemnify, including any obligations to advance funds for expenses to, the current or former directors or officers of Caesars for acts or omissions by such directors and officers occurring prior to the effective time of the merger to the extent that those obligations of Caesars exist on the date of the merger agreement, whether pursuant to Caesars’ certificate of incorporation and bylaws, each as amended to the date of the merger agreement, individual indemnity or other agreements, and such obligations will survive the merger. The certificate of incorporation of Harrah’s Operating Company will contain provisions no less favorable with respect to indemnification and exculpation of present and former directors and officers of Caesars than are presently set forth in Caesars’ charter and by-laws.

      For six years from the effective time of the merger, Harrah’s will cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Caesars with respect to claims arising from or related to facts or events which occurred at or before the effective time of the merger, although Harrah’s may substitute policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous. However, Harrah’s will not be obligated to make annual premium payments for this insurance if the premiums exceed 300% of the annual premiums paid as of the date of the merger agreement by Caesars for the insurance. Further, if the insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of 300% of the annual premium paid by Caesars as of the date of the merger agreement, Harrah’s will maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to that amount.

      If Caesars in its sole discretion elects, by giving written notice to Harrah’s at least 60 days prior to the effective time of the merger, then, instead of the insurance described above, effective as of the effective time of the merger, Caesars will purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six years after the effective time of the merger with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the effective time of the merger, provided that the premium for such “tail” or “runoff” coverage does not exceed 300% of the annual premiums paid as of the date of the merger agreement by Caesars for its current directors’ and officers’ liability insurance. This coverage will have an aggregate coverage limit over the term of the insurance in an amount not to exceed the annual aggregate coverage limit under Caesars’ existing directors’ and officers’ liability policy, and in all other respects will be comparable to the existing directors’ and officers’ liability policy coverage.

Termination of the Merger Agreement

Termination by Harrah’s or Caesars

      Either Harrah’s or Caesars may terminate the merger agreement at any time before the effective time of the merger if Harrah’s and Caesars mutually agree in writing to the termination or by written notice of either Harrah’s or Caesars if:

•	the merger is not completed by or on July 14, 2005, which date may be extended by either party up to and including October 14, 2005 in the event all conditions to effect the merger, other than one or more of the regulatory conditions have been or are capable of being satisfied at the time of the extension, except that this right to terminate the merger agreement is not available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or results in, the failure of the merger to occur on or before such date;

•	any governmental entity issues an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger, and the order, decree, ruling or other action has become final and nonappealable;

•	Caesars stockholders do not approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, at a duly convened stockholders meeting, or at any adjournment or postponement of such stockholders meeting, at which the vote to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, was taken; or

•	Harrah’s stockholders do not approve the issuance of Harrah’s common stock to Caesars stockholders in the merger at a duly convened stockholders meeting, or at any adjournment or postponement of such stockholders meeting, at which the vote to approve the share issuance was taken.

Termination by Harrah’s

      Harrah’s may terminate the merger agreement by written notice at any time prior to completion of the merger if:

•	Caesars breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the merger agreement, which would result in a failure of a closing condition relating to the accuracy of the representations and warranties of Caesars or the performance by Caesars of its obligations under the merger agreement and the breach or failure to perform cannot be or has not been cured within 60 days after giving written notice to Caesars of the breach;

•	the Caesars board of directors withdraws or adversely modifies its recommendation, or resolves to do so, of the merger agreement; or

•	the Caesars board of directors approves or recommends to Caesars stockholders, or resolves to do so, a takeover proposal other than the merger agreement.

Termination by Caesars

      Caesars may terminate the merger agreement by written notice at any time prior to completion of the merger if:

•	Harrah’s or Harrah’s Operating Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the merger agreement, which would result in a failure of a closing condition relating to the accuracy of the representations and warranties of Harrah’s or Harrah’s Operating Company or the performance by them of their obligations under the merger agreement and the breach or failure to perform cannot be or has not been cured within 60 days after giving written notice to Harrah’s of the breach; or

•	prior to the receipt of the approval of the merger agreement by Caesars stockholders, Caesars (a) receives a superior proposal as described above under “— Caesars Prohibited From Soliciting Other Offers,” (b) resolves to accept such superior proposal, (c) gives Harrah’s three business days prior written notice of its intention to terminate the merger agreement, (d) the proposal continues to constitute a superior proposal taking into account any revised proposal made by Harrah’s during such three business day period and (e) Caesars pays the break-up fee described below under “— Break-up Fee.”

Caesars may not terminate the merger agreement pursuant to the superior proposal termination provision described above if it is in breach of its obligations under the no solicitation provisions of the merger agreement.

Break-up Fee

      Caesars has agreed to pay Harrah’s a break-up fee of $180.0 million within two business days of written notice of termination if the merger agreement is terminated by Harrah’s because the Caesars board of directors withdraws or adversely modifies its recommendation, or resolves to do so, of the merger agreement or approves or recommends, or resolves to do so, to Caesars stockholders a takeover proposal other than the merger agreement.

      Caesars has agreed to pay Harrah’s the break-up fee concurrently with termination of the merger agreement if the merger agreement is terminated by Caesars because, prior to receipt of the approval of the merger agreement by Caesars stockholders, Caesars:

•	receives a superior proposal as described above under “— Caesars Prohibited From Soliciting Other Offers;”

•	resolves to accept the superior proposal;

•	gives Harrah’s three business days prior written notice of its intention to terminate the merger agreement; and

•	the proposal continues to constitute a superior proposal after taking into account any revised proposal made by Harrah’s during such three business day period.

      Caesars will pay Harrah’s the break-up fee on the date of the completion of a takeover proposal as described below if:

•	after July 14, 2004, any person publicly announces a takeover proposal which has not been expressly and bona fide publicly withdrawn;

•	the merger agreement is terminated by either Caesars or Harrah’s because Caesars stockholders did not approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, at a duly convened stockholders meeting at which the vote to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, was taken and at that time Harrah’s is not in breach in any material respect of any of its representations, warranties and covenants contained in the merger agreement;

•	within 12 months after the date of the merger agreement Caesars enters into a definitive agreement to complete, or completes, a takeover proposal; and

•	the takeover proposal is completed.

      For purposes of determining whether a break-up fee is payable in the situation described in the previous paragraph, the term “takeover proposal” will mean:

•	any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving Caesars or any significant subsidiary;

•	any proposal for the issuance by Caesars of over 50% of its equity securities;

•	any proposal or offer to acquire in any manner, directly or indirectly, over 50% of the equity securities or consolidated total assets of Caesars; or

•	any combination of the above,

in each case, other than the merger.

      If Caesars fails promptly to pay the break-up fee when required, and, in order to obtain the payment, Harrah’s commences a suit that results in a judgment against Caesars for the break-up fee, Caesars will pay to Harrah’s interest on the break-up fee from and including the date payment of the break-up fee was due to, but excluding, the date of actual payment at the prime rate of Bank of America, National Association in effect on the date the payment was required to be made.

Effect of Termination

      In the event of termination of the merger agreement by either Harrah’s or Caesars in accordance with the terms of the merger agreement, the merger agreement will immediately become void and have no effect. Harrah’s, Harrah’s Operating Company or Caesars will not have any liability or obligation to the other parties, except to the extent that the termination results from the willful and material breach by a party of any representation, warranty or covenant set forth in the merger agreement, and other than the payment of fees and expenses described above under “— Fees and Expenses” and “— Break-up Fee,” certain provisions relating to confidentiality, and certain other general provisions which will survive the termination.

Fees and Expenses

      Except as provided under “— Break-up Fee,” all fees and expenses incurred in connection with the merger will be paid by the party incurring the fees or expenses, whether or not the merger is completed, other than expenses incurred in connection with filing, printing and mailing this joint proxy statement/ prospectus which will be shared equally by Harrah’s and Caesars.

Public Announcements

      Harrah’s and Harrah’s Operating Company, on the one hand, and Caesars, on the other hand, will consult with each other before issuing, and provide each other reasonable opportunity to review and comment upon, any press release or other public statements with respect to the merger and the other transactions contemplated by the merger agreement and will not issue any such press release or make any public statement prior to consultation with the other, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

Transfer Taxes

      All stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes, including interest, penalties and additions to those taxes, incurred in connection with the transactions contemplated by the merger agreement will be paid by Harrah’s Operating Company, and Caesars will cooperate with Harrah’s Operating Company, and Harrah’s in preparing, executing and filing any tax returns with respect to those taxes.

Stock Exchange Listing

      Harrah’s will use all reasonable efforts to cause the shares of Caesars common stock to be issued in the merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the closing date of the merger.

Tax Treatment

      Harrah’s and Caesars intend the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Each party and its respective subsidiaries will use their commercially reasonable efforts to cause the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Except with respect to any divestures that may be undertaken pursuant to the merger agreement, Harrah’s, Caesars and their respective subsidiaries will not take any action that would disqualify the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. For a description of certain tax consequences of the merger, see “The Merger — Material United States Federal Income Tax Consequence” on page 81.

      Harrah’s and Caesars will cooperate and use their commercially reasonable efforts in order for Harrah’s to obtain from Latham & Watkins LLP, and Caesars to obtain from Skadden, Arps, Slate, Meagher & Flom LLP, an opinion that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. However, in the event that either counsel is unable to render such an opinion, at either party’s option, acting reasonably, the merger will be restructured in a manner intended to qualify as a transaction described in Section 351 of the Internal Revenue Code. In such event, the merger would be restructured to provide for the formation by Harrah’s and Caesars of a new corporation, the formation by the new corporation of two wholly-owned corporations and the merger of one of the newly formed subsidiaries with and into Harrah’s, with Harrah’s being the surviving entity, and the merger of the other newly formed subsidiary with and into Caesars, with Caesars being the surviving entity. In such case, each party and its respective subsidiaries will use their commercially reasonable efforts to cause the alternative transaction to qualify as a transaction described in Section 351 of the Internal Revenue Code and will not take any action that would cause the alternative transaction not to qualify as a transaction described in Section 351 of the Internal Revenue Code. The material tax consequences of the alternative transaction generally would be the same as those described in the section entitled “The Merger — Material United States Federal Income Tax Consequences” on page 81.

      Each of Harrah’s and Caesars also have the option, acting reasonably, to restructure the merger in the event the total fair market value of Harrah’s common stock received by Caesars stockholders in the merger is greater than or equal to 80% of the aggregate fair market value of the Caesars common stock outstanding immediately prior to the merger, with the shares of Harrah’s common stock being valued as of the anticipated closing date. In such event, Harrah’s would form a new wholly-owned subsidiary that would merge with and into Caesars, with Caesars being the surviving entity, in a transaction that would qualify as reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The material tax consequences of this alternative merger would be the same as those described in the section entitled “The Merger — Material United States Federal Income Tax Consequences” on page 81.

      If the merger is restructured in either manner, the merger agreement and certain exhibits to the merger agreement will be amended by the parties as appropriate. However, no restructuring of the merger may (i) result in any change in the merger consideration, (ii) be materially adverse to the interests of Harrah’s, Harrah’s Operating Company, Caesars, the holders of Harrah’s common stock or holders of Caesars common stock or (iii) unreasonably impede or delay completion of the merger.

Stockholder Litigation

      Caesars will give Harrah’s the opportunity to participate in the defense or settlement of any stockholder litigation against Caesars and its directors relating to the merger or any other transaction contemplated by the merger agreement. Harrah’s will give Caesars the opportunity to participate in the defense or settlement of any stockholder litigation against Harrah’s and its directors relating to the merger or any other transaction contemplated by the merger agreement. No settlement agreement with respect to any stockholder litigation against Harrah’s or Caesars and their respective directors relating to the merger or any other transaction contemplated by the merger agreement may be agreed to without the consent of the other party.

Harrah’s Board of Directors

      After completion of the merger, there will be at least 12 members of the Harrah’s board of directors, but no more than 14 members. Other than Philip G. Satre, who has previously announced his resignation as Chairman of Harrah’s board of directors as of December 31, 2004, all of the remaining ten current members of the Harrah’s board of directors are expected to remain as members of the Harrah’s board of directors after the completion of the merger. The Harrah’s board of directors is classified into three separate classes of directors, with staggered three year terms. Not including Mr. Satre, there are currently three Class I directors with terms expiring in 2006, three Class II directors with terms expiring in 2007 and four Class III directors with terms expiring in 2005. At or prior to the effective date of the merger, Harrah’s board of directors will take all necessary action so that, effective immediately following the effective date of the merger, William Barron Hilton and Stephen F. Bollenbach will be appointed to Harrah’s board of directors. Mr. Hilton will be a Class I director, with a term expiring in 2006, and Mr. Bollenbach will be a Class II director, with a term expiring in 2007. In addition, as soon as practicable after the date of the merger agreement and prior to the completion of the merger, the Nominating/ Corporate Governance Committee of Harrah’s board of directors will consider recommending for appointment an additional Caesars director to the Harrah’s board of directors. Harrah’s board of directors will also consider the nomination of one further additional Caesars director to Harrah’s board of directors.

Caesars Rights Agreement

      Except for any actions permitted to be taken by the merger agreement, Caesars will not:

•	redeem the rights associated with Caesars’ rights agreement with Wells Fargo Bank as rights agent;

•	amend its rights agreement;

•	take any action which would allow any person other than Harrah’s, Harrah’s Operating Company or any subsidiary of Harrah’s to become a beneficial owner of 15% or more of the outstanding shares of Caesars common stock without causing a “shares acquisition date,” or a “distribution date” as such terms are defined in Caesars’ rights agreement, to occur; or

•	adopt a stockholder rights plan or “poison pill.”

      In addition, the board of directors shall not make a determination that Harrah’s, Harrah’s Operating Company or any of their respective affiliates or associates is an acquiring person for purposes of Caesars’ rights agreement.

Amendments, Extensions and Waivers

Amendments

      The merger agreement may be amended by the parties at any time prior to the effective time of the merger by an instrument in writing signed on behalf of each of the parties. However, after the approval of the merger agreement at the special meeting of Caesars stockholders or the approval of the issuance of shares of Harrah’s common stock in the merger at the special meeting of Harrah’s stockholders, there will be no amendment to the merger agreement made that by law, or, in the case of the approval at the special meeting of Harrah’s stockholders, by the regulations established by the NYSE, requires further approval by the stockholders of Caesars or Harrah’s without the further approval of the stockholders of Caesars or Harrah’s. No amendment will be made to the merger agreement after the effective time of the merger and, except as provided in the immediately preceding sentence, no amendment will be made to the merger agreement if it will require the approval of the stockholders of Caesars.

Extensions and Waivers

      At any time prior to the effective time of the merger, any party to the merger agreement may:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance by the other parties with any of the agreements or conditions contained in the merger agreement except as limited by the provisions of the merger agreement described above in the section “— Amendments.”

      Except as described above in the section “— Amendments,” no extension or waiver by Caesars shall require the approval of the stockholders of Caesars. Any agreement on the part of either party to any extension or waiver will be valid only if set forth in an instrument in writing signed by that party. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of those rights.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

      The following unaudited pro forma condensed combined financial statements are derived from and should be read in conjunction with historical consolidated financial statements and related notes of Harrah’s, Horseshoe, and Caesars, which are incorporated by reference in this joint proxy statement/ prospectus. Harrah’s, through its wholly-owned subsidiary, Harrah’s Operating Company, acquired Horseshoe on July 1, 2004.

      The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2004, and the year ended December 31, 2003, give effect to:

•	Harrah’s acquisition of Horseshoe;

•	certain adjustments that are directly attributable to the acquisition of Horseshoe and will have a continuing impact, including certain operational benefits arising from the elimination of duplicative corporate office and operational support functions;

•	Harrah’s financing of the Horseshoe acquisition and refinancing of the existing indebtedness of Horseshoe, including the redemption of all of Horseshoe’s $535 million, face amount, 8 5/8% Senior Subordinated Notes due July 2009 on August 2, 2004, pursuant to a redemption notice dated July 1, 2004;

•	Harrah’s sale of all of the outstanding limited and general partnership interests of the partnership that owns Harrah’s Shreveport Hotel and Casino, or Harrah’s Shreveport, which was completed in May 2004;

•	Harrah’s and Caesars’ agreement to sell the assets and certain related current liabilities of Harrah’s East Chicago and Tunica properties and of Caesars’ Atlantic City Hilton and Bally’s Tunica properties;

•	Caesars’ agreement to sell the equity interests of Belle of Orleans, LLC, which does business as Bally’s Casino New Orleans;

•	Caesars’ agreement to sell the assets and certain related liabilities of Caesars Tahoe;

•	the merger of Caesars with Harrah’s Operating Company, after giving pro forma effect to Harrah’s sale of Harrah’s Shreveport, acquisition of Horseshoe, Harrah’s and Caesars’ proposed sales of Harrah’s East Chicago, Harrah’s Tunica, Caesars’ Atlantic City Hilton and Bally’s Tunica and Caesars’ proposed sales of Bally’s Casino New Orleans and Caesars Tahoe; and

•	Harrah’s financing of the cash portion of the Caesars merger with $1.9 billion in new debt, including anticipated acquisition costs.

      The unaudited pro forma condensed combined statements of income assume that each of these transactions were consummated on January 1, 2003.

      The unaudited pro forma condensed combined balance sheet presents the combined financial position of Harrah’s and Caesars as if Harrah’s merger with Caesars was consummated on September 30, 2004, and gives effect to the merger with Caesars and the estimated incremental debt.

      The unaudited pro forma condensed combined financial statements have been prepared based upon currently available information and assumptions that are deemed appropriate by Harrah’s management. The pro forma information is for informational purposes only and is not intended to be indicative of the actual consolidated financial position or consolidated results that would have been reported had the transactions occurred on the dates indicated, nor does the information represent a forecast of the consolidated financial position at any future date or the combined financial results of Harrah’s, Horseshoe and Caesars for any future period.

      The unaudited pro forma condensed combined financial statements of Harrah’s are prepared in accordance with Article 11 of Regulation S-X.

      You should read the financial information in this section along with Harrah’s, Horseshoe’s and Caesars’ historical consolidated financial statements and accompanying notes incorporated by reference in this joint proxy statement/ prospectus. See “Additional Information — Where You Can Find More Information” on page 148.

HARRAH’S ENTERTAINMENT, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
(In millions, except per share amounts)

		Shreveport		Horseshoe					Caesars		Harrah’s as
	Harrah’s	Sale	Horseshoe	Pro Forma		Harrah’s as	Caesars	Proposed	Pro Forma		Adjusted for
	Historical	Adjustments	Historical	Adjustments		Adjusted for	Historical	Dispositions	Adjustments		Horseshoe
	(Note 1)	(Note 2)	(Note 3)	(Note 4)		Horseshoe	(Note 5)	(Note 6)	(Note 8)		and Caesars

Revenues
Casino	$2,999.8	$(64.1)	$437.2	$—		$3,372.9	$2,254.0	$(77.0)	$—		$5,549.9
Food and beverage	497.5	(8.4)	40.1	—		529.2	584.0	(21.0)	—		1,092.2
Rooms	293.5	(6.3)	15.3	—		302.5	560.0	(13.0)	—		849.5
Management fees	45.4	—	—	—		45.4	23.0	—	—		68.4
Other	161.1	(1.9)	9.2	—		168.4	256.0	(7.0)	—		417.4
Less: casino promotional allowances	(638.0)	15.9	(79.4)	—		(701.5)	(372.0)	14.0	—		(1,059.5)

Total revenues	3,359.3	(64.8)	422.4	—		3,716.9	3,305.0	(104.0)	—		6,917.9

Operating expenses
Direct
Casino	1,497.6	(36.4)	244.5	—		1,705.7	1,131.0	(51.0)	—		2,785.7
Food and beverage	205.9	(1.7)	12.4	—		216.6	327.0	(11.0)	—		532.6
Rooms	50.4	(0.5)	1.0	—		50.9	134.0	(2.0)	—		182.9
Depreciation and amortization	243.8	—	27.0	(10.8	)(a)	260.0	314.0	(7.0)	—		567.0
Write-downs, reserves and recoveries	2.1	(0.2)	—	—		1.9	11.0	(9.0)	—		3.9
Project opening costs	7.8	—	—	—		7.8	7.0	—	—		14.8
Property general, administrative and other	677.2	(12.7)	108.7	(45.6	)(b)	731.6	834.0	(38.0)	—		1,527.6
				4.0	(a)
Corporate expense	48.0	—	31.5	(30.8	)(b)	48.7	40.0	—	—		88.7
(Income) losses on interests in nonconsolidated affiliates	0.3	—	—	—		0.3	(14.0)	—	—		(13.7)

Total operating expenses	2,733.1	(51.5)	425.1	(83.2)		3,023.5	2,784.0	(118.0)	—		5,689.5

Income from operations	626.2	(13.3)	(2.7)	83.2		693.4	521.0	14.0	—		1,228.4
Interest expense, net of interest capitalized	(195.5)	1.6	(23.8)	(36.6	)(c)	(231.5)	(217.0)	10.4	(78.4	)(g)	(517.9)
				(1.0	)(d)				(1.4	)(h)	—
				23.8	(e)				—		—
Loss on early extinguishment of debt	—	—	(0.2)	—		(0.2)	—	—	—		(0.2)
Other income, including interest income	5.3	—	0.3	—		5.6	8.0	—	—		13.6

Income before income taxes and minority interests	436.0	(11.7)	(26.4)	69.4		467.3	312.0	24.4	(79.8)		723.9
Provision for income taxes	(160.1)	4.3	—	(16.0	)(f)	(171.8)	(142.0)	(0.5)	29.7	(i)	(284.6)
Minority interests	(6.3)	0.3	—	—		(6.0)	(6.0)	—	—		(12.0)

Income from continuing operations	$269.6	$(7.1)	$(26.4)	$53.4		$289.5	$164.0	$23.9	$(50.1)		$427.3

Earnings per share from continuing operations
Basic	$2.43					$2.61					$2.40

Diluted	$2.39					$2.57					$2.35

Weighted average common shares outstanding	111.1					111.1					178.1

Weighted average common and common equivalent shares outstanding	112.8					112.8					181.8

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial

Statements, which are an integral part of these statements, beginning on page 122.

HARRAH’S ENTERTAINMENT, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2003
(In millions, except per share amounts)

		Shreveport		Horseshoe					Caesars		Harrah’s
	Harrah’s	Sale	Horseshoe	Pro Forma		Harrah’s	Caesars	Proposed	Pro Forma		as Adjusted
	Historical	Adjustments	Historical	Adjustments		as Adjusted	Historical	Dispositions	Adjustments		for Horseshoe
	(Note 1)	(Note 2)	(Note 3)	(Note 4)		for Horseshoe	(Note 5)	(Note 6)	(Note 8)		and Caesars

Revenues
Casino	$3,458.4	$(170.0)	$848.2	$—		$4,136.6	$2,885.0	$(111.0)	$—		$6,910.6
Food and beverage	596.8	(21.7)	80.2	—		655.3	716.0	(28.0)	—		1,343.3
Rooms	339.0	(15.0)	30.0	—		354.0	671.0	(16.0)	—		1,009.0
Management fees	72.2	—	—	—		72.2	27.0	—	—		99.2
Other	190.1	(4.0)	18.4	—		204.5	278.0	(9.0)	—		473.5
Less: casino promotional allowances	(707.6)	33.6	(150.5)	—		(824.5)	(482.0)	17.0	—		(1,289.5)

Total revenues	3,948.9	(177.1)	826.3	—		4,598.1	4,095.0	(147.0)	—		8,546.1

Operating expenses
Direct
Casino	1,748.7	(93.2)	479.6	—		2,135.1	1,533.0	(68.0)	—		3,600.1
Food and beverage	255.2	(6.5)	26.7	—		275.4	397.0	(15.0)	—		657.4
Rooms	65.3	(1.6)	2.0	—		65.7	166.0	(3.0)	—		228.7
Depreciation and amortization	299.1	(10.0)	53.4	(21.0	)(a)	321.5	415.0	(11.0)	—		725.5
Write-downs, reserves and recoveries	10.5	(1.1)	—	—		9.4	127.0	(38.0)	—		98.4
Project opening costs	7.4	—	—	—		7.4	1.0	—	—		8.4
Property general, administrative and other	830.3	(32.9)	121.3	(0.3	)(b)	926.5	1,032.0	(52.0)	—		1,906.5
				8.1	(a)
Corporate expense	52.6	—	22.9	(21.7	)(b)	53.8	36.0	—	—		89.8
Losses (income) on interests in nonconsolidated affiliates	1.0	—	—	—		1.0	(19.0)	—	—		(18.0)

Total operating expenses	3,270.1	(145.3)	705.9	(34.9)		3,795.8	3,688.0	(187.0)	—		7,296.8

Income from operations	678.8	(31.8)	120.4	34.9		802.3	407.0	40.0	—		1,249.3
Interest expense, net of interest capitalized	(234.4)	4.0	(49.5)	(73.3	)(c)	(305.9)	(312.0)	8.5	(104.5	)(g)	(715.9)
				(2.3	)(d)				(2.0	)(h)
				49.6	(e)
Losses on early extinguishments of debt	(19.1)	—	—	—		(19.1)	—	—	—		(19.1)
Other income, including interest income	2.9	(0.1)	0.7	—		3.5	5.0	—	—		8.5

Income before income taxes and minority interests	428.2	(27.9)	71.6	8.9		480.8	100.0	48.5	(106.5)		522.8
Provision for income taxes	(155.6)	10.0	—	(29.9	)(f)	(175.5)	(63.0)	5.7	39.5	(i)	(193.3)
Minority interests	(11.5)	1.0	—	—		(10.5)	(3.0)	—	—		(13.5)

Income from continuing operations	$261.1	$(16.9)	$71.6	$(21.0)		$294.8	$34.0	$54.2	$(67.0)		$316.0

Earnings per share from continuing operations
Basic	$2.40					$2.71					$1.80

Diluted	$2.36					$2.67					$1.77

Weighted average common shares outstanding	109.0					109.0					176.0

Weighted average common and common equivalent shares outstanding	110.4					110.4					178.1

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial

Statements, which are an integral part of these statements, beginning on page 122.

HARRAH’S ENTERTAINMENT, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2004
(In millions)

				Caesars
	Harrah’s	Caesars	Proposed	Pro Forma		Harrah’s
	Historical	Historical	Dispositions	Adjustments		as Adjusted
	(Note 1)	(Note 5)	(Note 6)	(Note 8)		for Caesars

ASSETS
Current assets
Cash and cash equivalents	$402.0	$318.0	$(11.0)	$1,903.1	(j)	$697.4
				(11.6	)(k)
				(1,903.1	)(l)
Receivables, net of allowance for doubtful accounts	115.2	148.0	—	—		263.2
Deferred income taxes	66.5	108.0	(1.0)	—		173.5
Inventories, prepayments and other	112.4	154.0	(3.0)	—		263.4

Total current assets	696.1	728.0	(15.0)	(11.6)		1,397.5
Land, buildings, riverboats and equipment, net of accumulated depreciation	4,638.3	7,152.0	(41.0)	—		11,749.3
Assets held for sale	500.2	493.0	(984.0)	—		9.2
Investments in and advances to nonconsolidated affiliates	6.6	77.0	—	—		83.6
Goodwill and other intangible assets	2,155.1	700.0	(12.0)	1,729.1	(l)	4,908.7
				336.5	(m)
Deferred costs and other	307.7	339.0	(10.0)	11.6	(k)	648.3

	$8,304.0	$9,489.0	$(1,062.0)	$2,065.6		$18,796.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$131.0	$65.0	$—	$—		$196.0
Accrued expenses	663.5	608.0	(4.0)	—		1,267.5
Current portion of long-term debt	1.7	8.0	—	—		9.7

Total current liabilities	796.2	681.0	(4.0)	—		1,473.2
Long-term debt	4,956.0	4,171.0	(1,033.2)	1,903.1	(j)	10,333.4
				336.5	(m)
Liabilities held for sale	1.0	61.0	(61.4)	—		0.6
Deferred credits and other	199.3	206.0	(6.0)	—		399.3
Deferred income taxes	360.7	954.0	(5.5)	—		1,309.2

	6,313.2	6,073.0	(1,110.1)	2,239.6		13,515.7

Minority interests	32.7	—	—	—		32.7

Commitments and contingencies

Stockholders’ equity
Common stock	11.2	3.0	—	(3.0	)(l)	17.9
				6.7	(l)
Capital surplus	1,360.6	3,906.0	—	(3,906.0	)(l)	4,621.9
				3,261.3	(l)
Retained earnings (accumulated deficit)	598.5	(508.0)	48.1	482.0	(l)	620.6
Accumulated other comprehensive (loss) income	(0.6)	15.0	—	(15.0	)(l)	(0.6)
Deferred compensation related to restricted stock	(11.6)	—	—	—		(11.6)

	1,958.1	3,416.0	48.1	(174.0)		5,248.2

	$8,304.0	$9,489.0	$(1,062.0)	$2,065.6		$18,796.6

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements,

which are an integral part of these statements, beginning on page 122.

HARRAH’S ENTERTAINMENT, INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

Note 1 — Harrah’s Basis of Presentation

      Historical financial information for Harrah’s as of and for the nine months ended September 30, 2004, and the year ended December 31, 2003, has been derived from Harrah’s historical financial statements. Harrah’s financial statements for the year ended December 31, 2003, have been restated to present certain properties as assets and liabilities held for sale and as discontinued operations.

Note 2 — Pro Forma Sale of Harrah’s Shreveport

      The operating results of Harrah’s Shreveport, which was sold May 19, 2004, are being eliminated, and interest expense is being reduced on the assumption that net proceeds from the sale were used to reduce outstanding debt. The sale of Harrah’s Shreveport avoided over-exposure in that market and facilitated gaining regulatory approval for the acquisition of Horseshoe.

Note 3 — Horseshoe Basis of Presentation

      Historical financial information for Horseshoe for the six months ended June 30, 2004, and the year ended December 31, 2003, has been derived from Horseshoe’s historical financial statements. Certain reclassifications have been made to the historical Horseshoe financial statements to conform to the presentation used in Harrah’s historical financial statements. Such reclassifications had no effect on Horseshoe’s previously reported income from continuing operations.

HARRAH’S ENTERTAINMENT, INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS — (Continued)

Note 4 — Horseshoe Pro Forma Statements of Income Adjustments

      Following are brief descriptions of the pro forma adjustments to the statements of income to reflect the July 1, 2004, acquisition of Horseshoe. For purposes of this pro forma financial information, depreciation expense related to property and equipment is based on Harrah’s estimated useful lives of 10 to 40 years for buildings, improvements, riverboats and barges and 2 to 15 years for furniture, fixtures and equipment. Most of the intangible assets included in the Horseshoe acquisition are anticipated to have indefinite lives and, therefore, to be non-amortizing. See (a) below for a description of intangible assets to be amortized.

(a) Adjusts depreciation expense based on the fair value and estimated lives assigned to buildings, riverboats, furniture, fixtures and equipment in our preliminary purchase price allocation. Also records amortization of estimated intangible assets for the recognition of customer lists with estimated lives of 15 years and for an agreement to be amortized over four years.

(b) Eliminates acquisition-related costs triggered by “change of control” provisions in certain of Horseshoe’s benefit plans, including a retention bonus plan, employment agreements and executive severance agreements of $21.5 million for the six months ended June 30, 2004, and Horseshoe’s Equity Incentive Plan of $43.4 million for the six months ended June 30, 2004. Also records the impact on expenses of certain operational efficiencies for functions that will be eliminated or reduced as a result of the acquisition of Horseshoe. The elimination of duplicative corporate office and operational support functions reduces expenses by $11.5 million for the six months ended June 30, 2004, and reduces expenses by $22.0 million for the year ended December 31, 2003.

(c) Reflects increase in interest expense comprised of incremental borrowings incurred by Harrah’s to fund the acquisition, including transaction costs, and the retirement of Horseshoe’s 8 5/8% Senior Subordinated Notes (see (e) below). The pro forma interest expense arising from the additional borrowings has been computed using the stated rate on $500 million of Harrah’s 5.375% Senior Notes and on $750 million of Harrah’s 5.5% Senior Notes and the rate as of the acquisition date, which was 2.2%, on approximately $230 million of Harrah’s revolving credit agreement. Each 1/8% change in the floating rate on the approximate $230 million borrowed under the revolving credit agreement would result in a change in interest expense of $143,750 for the six months ended June 30, 2004, and $287,500 for the year ended December 31, 2003.

(d) Reflects additional interest expense for the amortization of deferred finance charges and the discount arising from the incremental borrowings incurred by Harrah’s (see (c) above) to fund the acquisition of Horseshoe and the retirement of Horseshoe’s 8 5/8% Senior Subordinated Notes (see (e) below).

(e) Reflects reduction in interest expense, including amortization of deferred finance charges and of the discount related to the debt, to reflect the retirement of all $535 million of Horseshoe’s 8 5/8% Senior Subordinated Notes due 2009, using funds described in (c) above.

(f) Records the estimated tax effect of the pro forma adjustments and on the historical taxable income of Horseshoe. Horseshoe had elected to be taxed as an S Corporation for federal income tax purposes and, accordingly, made no provision in the accounts of Horseshoe for federal income taxes. The estimated tax rate was calculated using the federal statutory rate of 35% plus a state income tax rate of 2.25% at September 30, 2004, and of 2.1% at December 31, 2003.

HARRAH’S ENTERTAINMENT, INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS — (Continued)

Note 5 —	Caesars Basis of Presentation

      Historical financial information for Caesars as of and for the nine months ended September 30, 2004, and the year ended December 31, 2003, has been derived from Caesars’ historical financial statements which have been reclassified to present the Atlantic City Hilton and Bally’s Tunica as assets and liabilities held for sale and as discontinued operations. Certain reclassifications have been made to the historical Caesars financial statements to conform to the presentation used in Harrah’s historical financial statements. Such reclassifications had no effect on Caesars’ previously reported income from continuing operations.

Note 6 —	Pro Forma Sale of Properties

      Caesars has agreed to sell the equity interests of Belle of Orleans, LLC, which owns and operates Bally’s Casino New Orleans and the assets and certain related current liabilities of Caesars’ Tahoe. The sales are not conditioned on closing of the merger and are subject to regulatory approvals and other conditions. The operating results of these two properties are eliminated and interest expense is reduced on the assumption that net proceeds from the sale would be used to reduce outstanding debt. Pro forma adjustments have been made to remove the assets and liabilities being sold. Certain assets and liabilities are not included in the sale and, therefore, pro forma adjustments have not been made for those items.

      The pro forma adjustments for the sales of properties also assumes the sales of the assets and certain related liabilities of Harrah’s East Chicago and Harrah’s Tunica properties and of Caesars’ Atlantic City Hilton and Bally’s Tunica properties to an affiliate of Colony Capital, LLC. These properties have been reclassified as assets and liabilities held for sale and discontinued operations in Harrah’s and Caesars’ respective financial statements. Pro forma adjustments have been made to remove the assets and liabilities being sold, and interest expense is reduced on the assumption that net proceeds from the sales would have been used to reduce outstanding debt.

Note 7 —	Caesars Merger

      On July 14, 2004, Harrah’s, Harrah’s Operating Company and Caesars entered into an agreement providing for the merger of Caesars with Harrah’s Operating Company.

      The following tables set forth the determination of the consideration to be paid for Caesars and the preliminary allocation of the purchase price. The purchase price is based on a market value of $48.74 per share of Harrah’s common stock, which is the average of the quoted market price of Harrah’s common stock for the period beginning two trading days before and ending two trading days after the merger was announced.

(In millions)

Estimated cash consideration	$1,853.1
Estimated value of stock consideration	3,268.0
Fair market value of Caesars debt assumed by Harrah’s	4,515.5
Estimated transaction costs and expenses	50.0

Pro forma purchase price	$9,686.6

      The preliminary determination of the consideration to be paid is based on the number of outstanding shares of Caesars common stock at September 30, 2004. The final determination of the purchase price will be dependent on the number of shares of Caesars common stock at the closing of the transaction and the balance of Caesars’ outstanding debt. An increase or decrease in shares outstanding of one million shares

HARRAH’S ENTERTAINMENT, INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS — (Continued)

would result in an increase or decrease of approximately $6.0 million of estimated cash consideration and approximately $10.6 million increase or decrease in the value of the stock consideration.

      The preliminary allocation of the pro forma purchase price is as follows:

(In millions)

Land, buildings, riverboats, furniture, fixtures and equipment	$7,111.0
Goodwill and other intangible assets	2,753.6
Other, net	(178.0)

$9,686.6

      The final purchase price allocation will be completed after the transaction closes. The preliminary purchase price allocation used for the purpose of this pro forma financial information is based on Caesars’ book value of assets and liabilities at September 30, 2004. The final purchase price and its allocation will be based on independent appraisals, discounted cash flows, quoted market prices and estimates by management and will be completed within one year from closing of the transaction.

Note 8 —	Caesars Pro Forma Statements of Income Adjustments

      Following are brief descriptions of the pro forma adjustments to the statements of income to reflect the merger of Caesars with Harrah’s Operating Company. For purposes of this pro forma financial information, depreciation expense related to property and equipment is based on Caesars’ estimated useful lives of 30 to 40 years for buildings and riverboats and 3 to 10 years for furniture and equipment. Since most of the intangible assets included in the Caesars merger are anticipated to have indefinite lives and, therefore, to be non-amortizing, no amortization of intangible assets has been included in the pro forma financial information. Estimated useful lives and amortization periods of property, equipment and intangible assets will be determined during the purchase price allocation and adjusted accordingly.

      The unaudited pro forma condensed combined financial statements do not reflect any synergistic benefits that may be realized through the combination of the two companies or costs that may be incurred in integrating their operations. We estimate that we will realize approximately $80 million of synergies in the first full year after the merger.

(g) Reflects increase in interest expense comprised of incremental borrowings incurred by Harrah’s to fund the cash portion of the merger, including transaction costs. The pro forma interest expense arising from the additional borrowings has been computed using Harrah’s current average interest rate of 5.3%. Each 1/8% change in the estimated interest rate on the approximate $1.9 billion borrowed to finance the cash portion of the merger would result in a change in interest expense of $1.8 million for the nine months ended September 30, 2004, and $2.4 million for the year ended December 31, 2003.

(h) Reflects additional interest expense for the amortization of deferred finance charges arising from the incremental borrowings incurred by Harrah’s (see (g) above) to fund the acquisition of Caesars.

(i) Records the estimated tax effect of the pro forma adjustments and on the historical taxable income of Caesars. The estimated tax rate was calculated using the federal statutory rate of 35% plus a state income tax rate of 2.25% at September 30, 2004, and of 2.1% at December 31, 2003.

HARRAH’S ENTERTAINMENT, INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS — (Continued)

Note 9 — Caesars Pro Forma Balance Sheet Adjustments

      Following are brief descriptions of the pro forma adjustments to the balance sheet to reflect the merger of Caesars with Harrah’s Operating Company.

(j) Records additional borrowings incurred to fund the merger.

(k) Records deferred financing costs incurred to borrow funds to fund the merger.

(l) Records the acquisition of 100% of the equity of Caesars and reflects as goodwill and other intangible assets the excess of the purchase price over the estimated fair value of net tangible assets acquired and liabilities assumed.

(m) Reflects the adjustment of Caesars’ outstanding debt to fair value.

COMPARISON OF STOCKHOLDER RIGHTS AND CORPORATE GOVERNANCE MATTERS

      Both Caesars and Harrah’s are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently governed by the Delaware General Corporation Law, or the DGCL. Before the completion of the merger, the rights of holders of Caesars common stock are also governed by the Rights Agreement, dated as of December 29, 1998, as amended, by and among Caesars and Wells Fargo Bank, N.A. (as successor to ChaseMellon Shareholder Services, L.L.C.) as rights agent. Upon completion of the merger, stockholders of Caesars who elect to receive Harrah’s common stock in the merger or receive Harrah’s common stock in the merger as a result of the pro rata adjustments (as described under the section entitled “The Merger Agreement — Merger Consideration — Stock Cap and Proration” on page 97) will exchange all or a portion of their shares of Caesars common stock for Harrah’s common stock. Accordingly, upon completion of the merger, the rights of Caesars stockholders who become stockholders of Harrah’s in the merger will be governed by the DGCL, the amended and restated certificate of incorporation of Harrah’s, as amended, the amended and restated bylaws of Harrah’s, and the Rights Agreement, dated as of October 5, 1996, between Harrah’s and The Bank of New York, as rights agent, as amended.

      The following is a summary of material differences between the current rights of Harrah’s stockholders and the current rights of Caesars stockholders. While we believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of Harrah’s and Caesars stockholders and it is qualified in its entirety by reference to the DGCL and the various documents of Harrah’s and Caesars to which we refer in this summary. In addition, the identification of some of the differences in the rights of these stockholders as material is not intended to indicate that other differences that are equally important do not exist. We urge you to carefully read this entire joint proxy statement/ prospectus, the relevant provisions of the DGCL and the other documents to which we refer in this joint proxy statement/ prospectus for a more complete understanding of the differences between being a stockholder of Harrah’s and being a stockholder of Caesars. Harrah’s and Caesars have filed with the SEC their respective documents referenced in this summary of stockholder rights and will send copies of these documents to you, without charge, upon your request. See “Additional Information — Where You Can Find More Information” on page 148.

	Harrah’s	Caesars

Authorized Capital Stock	The authorized capital stock of Harrah’s consists of (i) 360,000,000 shares of common stock, par value $0.10 per share, (ii) 150,000 shares of preferred stock, par value $100.00 per share and (iii) 5,000,000 shares of special stock, par value $1.12 1/2 per share. No shares of preferred stock or special stock are outstanding. If Harrah’s stockholders approve the proposal set forth in this joint proxy statement/prospectus, Harrah’s common stock will consist of 720,000,000 authorized shares.	The authorized capital stock of Caesars consists of (i) 400,000,000 shares of common stock, par value $0.01 per share and (ii) 100,000,000 shares of preferred stock, par value $0.01 per share. No shares of preferred stock are outstanding.

Number of Directors	Harrah’s certificate of incorporation provides that Harrah’s board of directors will consist of not less than 3	Caesars’ certificate of incorporation provides that the number of directors of Caesars which will constitute the

	Harrah’s	Caesars

	nor more than 17 directors, the exact number of directors to be determined from time to time by Harrah’s board of directors. Harrah’s board of directors currently consists of 11 directors.	entire board of directors will be not less than 1 nor more than 20. The exact number of directors constituting the entire board will be fixed from time to time by Caesars’ board of directors. Caesars’ board of directors currently consists of 9 directors.

Cumulative Voting	Harrah’s certificate of incorporation does not provide for cumulative voting, and accordingly, holders of Harrah’s common stock do not have cumulative voting rights in connection with the election of directors.	Caesars’ certificate of incorporation does not provide for cumulative voting, and accordingly, holders of Caesars common stock do not have cumulative voting rights in connection with the election of directors.

Classification of Board of Directors	Harrah’s certificate of incorporation classifies the board of directors into three separate classes, consisting as nearly equal in number as may be possible of one-third of the total number of directors constituting the entire board of directors, with staggered three-year terms.	Caesars’ certificate of incorporation and bylaws classify the board of directors into three separate classes, consisting as nearly equal in number as may be possible of one-third of the total number of directors constituting the entire board of directors, with staggered three-year terms.

Removal of Directors	Section 141(k)(1) of the DGCL provides that, unless a corporation’s certificate of incorporation provides otherwise, directors of a corporation with a classified board of directors may only be removed for cause. Harrah’s certificate of incorporation does not provide otherwise. Therefore, pursuant to Harrah’s bylaws, as restricted by the DGCL, any Harrah’s director or Harrah’s entire board of directors may be removed with cause from the board of directors at any meeting of stockholders by a majority of the stock represented and entitled to vote at the meeting of stockholders.	Caesars’ certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock to elect directors, any director may be removed only “for cause,” and by the affirmative vote of the holders of at least 75% of the voting power of all shares of Caesars capital stock entitled to vote generally in the election of directors, voting together as a single class.

Caesars’ certificate of incorporation provides that “for cause” means:

• the willful and continuous failure of a director to substantially perform or observe his or her duties to Caesars, other than a failure resulting from mental or physical incapacity; or

• the willful engagement by a director in gross misconduct which is materially and demonstrably injurious to Caesars.

Vacancies on the Board of Directors	Harrah’s certificate of incorporation provides that, subject to the rights of holders of preferred stock or special stock, any vacancy on Harrah’s board	Caesars’ certificate of incorporation and bylaws provide that, subject to applicable law and the rights of the holders of any series of preferred

	Harrah’s	Caesars

of directors that results from an increase in the number of directors may be filled by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy due to an increase in the number of directors that results in an increase to a class of directors will hold office for a term that will coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors will have the same remaining term as that of his or her predecessor.	stock to elect additional directors, and unless the Caesars board of directors otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, even if there is less than a quorum.

Subject to any required approval by any gaming authority, any new director appointed as described above will hold office for the remainder of the full term expiring at the annual meeting of the stockholders at which the term of office of the class to which the director has been elected expires.

Stockholder Action by Written Consent	Harrah’s certificate of incorporation provides that no stockholder action may be taken except at an annual or special meeting of stockholders and stockholders may not take any action by written consent.	Caesars’ certificate of incorporation and bylaws provide that, subject to the rights of the holders of any series of preferred stock, no stockholder action may be taken except at an annual or special meeting of stockholders and stockholders may not take any action by written consent.

Amendment to Certificate of Incorporation	Harrah’s certificate of incorporation provides that Harrah’s reserves the right to amend, alter, change or repeal any provision contained in the certificate of incorporation in the manner prescribed by statute. Under the DGCL, Harrah’s certificate of incorporation may be amended only if the proposed amendment is approved by the board of directors and the holders of a majority of the outstanding stock entitled to vote at the meeting.	Caesars’ certificate of incorporation provides that, subject to applicable gaming laws and as prescribed by law, Caesars reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in its certificate of incorporation or bylaws. Caesars’ certificate of incorporation requires the affirmative vote of the holders of at least 75% of the voting power of all the then outstanding shares of Caesars entitled to vote generally in the election of directors, voting together as a single class, to alter, amend or repeal any provision under the articles contained in Caesars’ certificate of incorporation regarding:

• directors;

• no stockholder action by written

	Harrah’s	Caesars

consent;

• amendment to the bylaws;

• voting for certain business combinations;

• director liability and indemnification; and

• amendment to the certificate of incorporation and bylaws.

Under the DGCL, Caesars’ certificate of incorporation may be amended only if the proposed amendment is approved by the board of directors and the holders of a majority of the outstanding stock entitled to vote on the proposal.

Amendment of Bylaws	Harrah’s certificate of incorporation provides that the board of directors will have the power to make, adopt, alter, amend, change or repeal Harrah’s bylaws by resolution adopted by the affirmative vote of a majority of the entire board of directors. The certificate of incorporation also provides that stockholders of Harrah’s may not make, adopt, alter, amend, change or repeal Harrah’s bylaws except upon the affirmative vote of at least 75% of the votes entitled to be cast by the holders of all outstanding shares then entitled to vote generally in the election of directors, voting together as a single class.	Caesars’ bylaws provide that the bylaws may be altered, amended or repealed at any meeting of the board of directors or of the stockholders, subject to notice requirements. However, in the case of amendments by stockholders, the affirmative vote of at least 75% of the voting power of all the then outstanding shares of Caesars voting stock, voting together as a single class, will be required to alter, amend or repeal any provision of the bylaws.

Special Meeting of Stockholders	Harrah’s certificate of incorporation and bylaws provide that special meetings of stockholders may only be called by a majority of the entire board of directors or by either the Chairman or the President of Harrah’s.	Caesars’ certificate of incorporation and bylaws provide that, subject to the rights of the holders of any series of preferred stock, special meetings of stockholders may be called only by the Chairman of the Board or by the Caesars board of directors pursuant to a resolution adopted by a majority of the total number of directors which Caesars would have if there were no vacancies.

Quorum	Harrah’s bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present, in	Caesars’ bylaws provide that the holders of a majority of the outstanding shares of Caesars entitled to vote generally in the election of

	Harrah’s	Caesars

	person or represented by proxy will constitute a quorum at all meetings of the stockholders.	directors, represented in person or by proxy, will constitute a quorum at a meeting of the stockholders, except that when specified business is to be voted on by a class or series of stock voting as a single class the holders of a majority of the shares of such class or series will constitute a quorum of such class or series for the transaction of such business.

Notice of Stockholder Meetings	Harrah’s bylaws provide that written notice of an annual meeting or special meeting stating the place, date and hour of the meeting will be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting.	Caesars’ bylaws provide that notice stating the place, day and hour of a meeting of stockholders, and the purpose for which the meeting is called, will be delivered not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at the meeting.

Delivery and Notice Requirements of Stockholder Nominations and Proposals	Harrah’s bylaws provide that, to be properly brought before an annual meeting, business must be either:

• specified in the notice of annual meeting, or any supplement or amendment to the notice;

• otherwise brought before the annual meeting at the direction of the board of directors; or

• otherwise properly brought before the annual meeting by a stockholder.

Harrah’s bylaws also provide that nominations of persons for election to the board of directors at the annual meeting may be made at the annual meeting by or at the direction of the board of directors, by any committee or persons appointed by the board of directors or by any stockholder of Harrah’s entitled to vote for the election of directors at the meeting who provides timely notice to Harrah’s in compliance with the notice procedures summarized below.

To be timely, a stockholder’s notice of business to be conducted at the annual meeting or director nomination must be delivered to or mailed and	Caesars’ bylaws provide that nominations of persons for election to the board of directors and the proposal of business to be considered by the stockholders may be made at an annual meeting:

• pursuant to Caesars’ notice of meeting, or any supplement to the notice;

• by or at the direction of a majority of the total number of directors that Caesars would have if there were no vacancies; or

• by any stockholder who was a stockholder of record at the time the stockholder’s notice is delivered to the Secretary of Caesars, is entitled to vote at the meeting and complies with the notice procedures of the bylaws.

To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of Caesars:

• not later than the close of business on the 70th day nor earlier than the close of business on the 90th day prior to the first anniversary of the

Harrah’s	Caesars

received at the principal executive offices of Harrah’s:

• not less than 60 nor more than 90 days prior to the meeting; or

• if less than 70 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, no later than the close of business on the 10th day following the day on which the notice of the date of the annual meeting was mailed or the public disclosure was made.

A stockholder’s written notice of business to be conducted at the annual meeting must set forth:

• the name and record address of the stockholder;

• the class, series and number of shares of Harrah’s capital stock which are beneficially owned by the stockholder;

• a brief description of the business desired to be brought before the annual meeting and the reasons for conducting the business; and

• any material interest of the stockholder in the business.

A stockholder’s written notice of a director nomination must set forth:

• the name and record address of the stockholder giving the notice;

• the class and number of shares of Harrah’s capital stock which are beneficially owned by the stockholder giving the notice;

• the name, age, business address and residence address of any director nominee;

• the principal occupation or employment of any director nominee;

• the class and number of shares of Harrah’s capital stock which are beneficially owned by the director	preceding year’s annual meeting; or

• if the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding year’s annual meeting, not earlier than the close of business on the 90th day prior to the annual meeting and not later than the close of business on the later of the 70th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

A stockholder’s notice must set forth:

• as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act;

• as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought, the reasons for conducting such business and any material interest in such business of the stockholder and the beneficial owner of shares, if any, on whose behalf the proposal is made;

• the name and address of the stockholder, the beneficial owner of shares, if any, on whose behalf the nomination or proposal is made and any other stockholders known by the stockholder to be supporting the nominee or proposal;

• the class and number of shares which are owned beneficially and of record by the stockholder, by the beneficial owner of shares, if any, on whose behalf the nomination or

	Harrah’s	Caesars

nominee; and

• any other information relating to the director nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to the rules and regulations of the SEC under Section 14 of the Exchange Act.

If the facts warrant, the presiding officer at the annual meeting will determine and declare that business was not properly brought, or that a director nomination was not made in accordance with the procedures summarized above. If the presiding officer makes this determination, any business or nomination declared by the presiding officer not to be properly brought will not be transacted or will be disregarded, as the case may be.	proposal is made, and to the extent known, by any other stockholder known by the stockholder to be supporting the nominees or proposal;

• a representation that the stockholder is a holder of record of stock of Caesars entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the business or nomination; and

• a representation whether the stockholder or the beneficial owner of shares, if any, on whose behalf the proposal is made intends or is part of a group which intends to (i) deliver a proxy statement and form of proxy to holders of at least the percentage of Caesars outstanding common stock required to approve or adopt the proposal or elect the nominee and/or (ii) otherwise solicit proxies from stockholders in support of such proposal or nomination.

In the event that Caesars calls a special meeting for the purpose of electing directors, any stockholder may nominate a person or persons for election if the stockholder’s notice is delivered to the Secretary at the principal executive offices of Caesars not earlier than the close of business on the 90th day prior to the special meeting and not later than the close of business on the later of the 70th day prior to the special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

Proxy	Harrah’s bylaws provide that each stockholder represented at a meeting of stockholders will be entitled to vote in person or by proxy. However, no proxy will be voted after three years from its date, unless the proxy	Caesars’ bylaws provide that, at all meetings of stockholders, a stockholder may vote by proxy executed in writing, or in such manner prescribed by the DGCL, by the stockholder, or by the

	Harrah’s	Caesars

	provides for a longer period.	stockholder’s duly authorized attorney in fact.

Preemptive Rights	Harrah’s certificate of incorporation does not grant any preemptive rights.	Caesars’ certificate of incorporation does not grant any preemptive rights.

Dividends	Harrah’s bylaws provide that dividends upon Harrah’s capital stock may be declared by the board of directors at any regular or special meeting, and may be paid in cash, property, or shares of Harrah’s capital stock. Before payment of any dividend, Harrah’s may set aside out of any funds available for dividends the sum or sums as the board of directors from time to time, in its absolute discretion, deems proper as a reserve.	Caesars’ bylaws provide that the board of directors may from time to time declare, and Caesars may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and the certificate of incorporation. Dividends may be paid in cash, in property, or in shares of the capital stock of Caesars. Before payment of any dividend, there may be set aside out of any funds available for dividends, such sum or sums as the directors may, from time to time in their absolute discretion, think proper as a reserve.

Limitation of Personal Liability of Directors	Harrah’s certificate of incorporation provides that, to the fullest extent permitted by the DGCL, no director will be personally liable to Harrah’s or its stockholders for monetary damages for breach of fiduciary duty as a director.	Caesars’ certificate of incorporation provides that, to the fullest extent permitted by the DGCL, no director will be personally liable to Caesars or its stockholders for monetary damages for breach of fiduciary duty as a director.

Indemnification of Officers and Directors	Harrah’s certificate of incorporation provides that for actions by a person other than by or in the right of Harrah’s:

• Harrah’s will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of Harrah’s, by reason of the fact that the person is or was a director, officer, employee or agent of Harrah’s, or is or was serving at the request of Harrah’s as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts	Caesars’ certificate of incorporation provides that Caesars will indemnify:

• its directors and officers, whether serving Caesars or at its request, any other entity, to the full extent required or permitted by the DGCL, including the advance of expenses under the procedures and to the full extent permitted by law; and

• other employees and agents, to such extent as will be expressly authorized by the board of directors or the bylaws and as permitted by law.

The certificate of incorporation also provides that the rights of indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled.

Caesars’ bylaws provide that for

Harrah’s	Caesars

paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Harrah’s, and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful; and

• the termination of any action, suit or proceeding, by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of Harrah’s, or, with respect to any criminal action or proceeding, had reasonable cause to believe his or her conduct was unlawful.

For actions by a person by or in the right of Harrah’s, Harrah’s certificate of incorporation provides that:

• Harrah’s will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Harrah’s to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of Harrah’s, or is or was serving at the request of Harrah’s as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of Harrah’s; and	actions by an “agent” of Caesars other than by or in the right of Caesars:

• Caesars will indemnify and hold harmless, to the fullest extent permitted by applicable law an agent against costs, charges and expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by an agent in connection with an action, suit or proceeding, and any appeal therefrom, if the agent acted in good faith and in a manner the agent reasonably believed to be in or not opposed to the best interests of Caesars, and with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful; and

• the termination of any action, suit or proceeding, whether by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the agent did not act in good faith and in a manner which the agent reasonably believed to be in or not opposed to the best interests of Caesars, and, with respect to any criminal action or proceeding, that the agent had reasonable cause to believe that the agent’s conduct was unlawful.

For actions by an “agent” of Caesars by or in the right of Caesars, Caesars’ bylaws provide that:

• Caesars will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed judicial action or suit brought by or in the right of Caesars to procure a judgment in its favor by reason of the fact that such person is or was an agent, against costs, charges and expenses actually and reasonably incurred by an agent in connection with the defense or settlement of

Harrah’s	Caesars

• no indemnification will be made in respect of any claim, issue or matter as to which the person is adjudged to be liable to Harrah’s unless and only to the extent that the Court of Chancery in Delaware or the court in which the action or suit was brought will determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses.

Harrah’s certificate of incorporation also provides that:

• any indemnification, unless ordered by a court, will be made by Harrah’s only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct. To the extent that a director, officer, employee or agent of Harrah’s has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter in the action, suit or proceeding, the person will be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the action, suit or proceeding, without the necessity of authorization in the specific case; and

• expenses incurred in defending or investigating a threatened or pending action, suit or proceeding may be paid by Harrah’s in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it will ultimately be determined that he or she is not entitled to be indemnified	such action or suit and any appeal therefrom if the agent acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Caesars; and

• no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable for gross negligence or willful misconduct in the performance of the agent’s duty to Caesars’ unless and only to the extent that the Court of Chancery in Delaware or the court in which such action or suit was brought will determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the Court of Chancery or other such court will deem proper.

Caesar’s bylaws define “agent” to mean any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding or investigation, whether civil, criminal or administrative, and whether external or internal to Caesars, other than a judicial action or suit brought by or in the right of Caesars, by reason of the fact that the person is or was or has agreed to be a director, officer or employee of Caesars, or that, being or having been such a director, officer or employee, such person is or was serving at the request of Caesars as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise;

Any indemnification, unless ordered by a court, will be paid by Caesars unless a determination is reasonably and promptly made:

• by a majority vote of a quorum

Harrah’s	Caesars

by Harrah’s as authorized by Harrah’s bylaws.

Under Harrah’s certificate of incorporation, the indemnification and advancement of expenses provided by Harrah’s certificate of incorporation will not be deemed:

• exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction of any court of competent jurisdiction or otherwise, both as to action in the person’s official capacity and as to action in another capacity while holding such office, it being the policy of Harrah’s that indemnification of, and advancement of expenses to, the persons specified in Harrah’s certificate of incorporation will be made to the fullest extent permitted by law; or

• to preclude the indemnification of, and advancement of expenses to, any person who is not specified in the certificate of incorporation, but whom Harrah’s has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

Harrah’s certificate of incorporation further provides that Harrah’s may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Harrah’s, or is or was serving at the request of Harrah’s as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred by the person in any such capacity, or arising out of his or her status, whether or not Harrah’s would have the power or the obligation to indemnify the person.	consisting of “disinterested directors;”

• if a quorum of disinterested directors is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by “independent counsel” in a written opinion; or

• by the stockholders;

that such person acted in bad faith and in a manner that such person did not believe to be in or not opposed to the best interests of Caesars, or, with respect to any criminal proceeding, that such person believed or had reasonable cause to believe that his conduct was unlawful.

Caesars’ bylaws also provide that:

• to the extent that an agent has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, the settlement of an action without admission of liability, or the defense of any claim, issue or matter therein, or on appeal from any such proceeding, action, claim or matter, the agent will be indemnified against all costs, charges and expenses incurred;

• costs, charges, and expenses incurred by an agent in any action, suit, proceeding or investigation or any appeal therefrom will be paid by Caesars in advance of the final disposition of such matter, if the agent will undertake to repay such amount in the event that it is ultimately determined that the agent is not entitled to indemnification;

• no advance of expenses will be made by Caesars if it is determined as described above that, based upon the facts known to the board of directors or counsel at the time such determination is made, the agent acted in bad faith and in a manner that the agent did not believe to be

Harrah’s	Caesars

in the best interests of Caesars, or, with respect to any criminal proceeding, that the agent believed or had reasonable cause to believe his or her conduct was unlawful; and

• no advance of expenses will be made in instances where the board of directors or independent counsel reasonably determines that the agent deliberately breached the agent’s duty to Caesars or its stockholders.

Caesars’ bylaws also provide that the agent’s right to indemnification will not be deemed exclusive of, and will not affect, any other rights to which the agent seeking indemnification may be entitled under any law, bylaw, or charter provision, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in the agent’s official capacity and as to action in another capacity while holding such office.

Caesars’ bylaws further provide that Caesars may purchase and maintain insurance on behalf of any person who is or was an agent against any liability asserted against the agent and incurred by him or her in any such capacity, or arising out of the agent’s status as such, whether or not Caesars would have the power to indemnify the agent against such liability under the certificate of incorporation.

Stockholder Rights Plan	On July 19, 1996, Harrah’s adopted a stockholder rights plan pursuant to a rights agreement. The following description of the rights agreement, as amended, is subject in its entirety to the terms and conditions of the rights agreement. You should read the rights agreement carefully. See “Additional Information — Where You Can Find More Information” on page 148.

Exercisability of Rights. Pursuant to Harrah’s rights agreement, Harrah’s declared a dividend of one special	On December 29, 1998 Caesars adopted a preferred share purchase rights plan pursuant to a rights agreement. The following description of the rights agreement, as amended, is subject in its entirety to the terms and conditions of the rights agreement. You should read the rights agreement carefully. See “Additional Information — Where You Can Find More Information” on page 148.

Exercisability of Rights. Pursuant to Caesars’ rights agreement, Caesars

Harrah’s	Caesars

stock purchase right for each outstanding share of Harrah’s common stock on October 5, 1996, and one special stock purchase right attaches to each share of Harrah’s common stock issued after this date and prior to the earlier of any distribution, redemption or final expiration date. Each right entitles the holder after the rights become exercisable to purchase from Harrah’s one two-hundredth (1/200) of a share of Series A Special Stock at a price of $130.00, subject to adjustment.

The rights currently are attached to and trade only together with outstanding certificates of Harrah’s common stock. The rights will not be exercisable or transferable apart from Harrah’s common stock until the earlier of:

• ten days following a public announcement that a person or group has become an “acquiring person,” or a person who has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of Harrah’s common stock; or

• ten days, or a later date as approved by a majority of disinterested directors prior to the time any person becomes an acquiring person, after a person or group commences, or announces an intention to commence, a tender or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of Harrah’s common stock.

“Flip-In” Feature. If a person becomes an acquiring person, except pursuant to certain cash offers for all outstanding common stock approved by the board of directors, or if Harrah’s is the surviving entity in a merger with an acquiring person or any affiliate or associate of an acquiring person and its common	declared a dividend of one preferred share purchase right for each outstanding share of Caesars common stock on December 30, 1998, and one preferred share purchase right attaches to each share of Caesars common stock issued after this date and prior to the earliest of any distribution or expiration date. Each right entitles the holder after the rights become exercisable to purchase from Caesars one one-hundredth (1/100) of a share of Series A Junior Participating Preferred Stock at a price of $40.00, subject to adjustment.

The rights currently are attached to and trade only together with outstanding certificates of Caesars common stock. The rights will not be exercisable or transferable apart from Caesars common stock until the earlier of:

• ten days following a public announcement that a person or group of affiliated or associated persons has become an “acquiring person,” or a person who has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of Caesars common stock; or

• ten business days, or a later date as may be determined by action of the board of directors of Caesars prior to the time any person or group of affiliated person becomes an acquiring person, following the commencement or announcement of an intention to make a tender offer or exchange offer, where the consummation of the tender offer or exchange offer would result in the beneficial ownership by a person or group of 15% or more of Caesars common stock.

“Flip-In” Feature. In the event that a person becomes an acquiring person or if Caesars is the surviving entity in a merger with an acquiring person or any affiliate or associate of an

Harrah’s	Caesars

stock is not changed or exchanged, each holder of a right, other than rights that are or were acquired or beneficially owned by the acquiring person, which rights will thereafter be void, will have the right to receive upon exercise of the right that number of shares of Harrah’s common stock having a market value of two times the then-current purchase price of one right.

“Flip-Over” Feature. With certain exceptions, in the event that (i) Harrah’s is acquired in a merger or other business combination transaction in which Harrah’s is not the surviving entity or its common stock is changed or exchanged, other than in a merger following certain cash offers for all outstanding Harrah’s common stock approved by the board of directors, or (ii) more than 50% of Harrah’s assets or earning power is sold, proper provision will be made so that each holder of a right, except rights of an acquiring person which have become void, will have the right to receive, upon exercise of the right at the current purchase price, that number of shares of common stock of the acquiring company which at the time of the transaction would have a market value of two times then then-current exercise price of one right.

“Exchange” Feature. At any time after a person has become an acquiring person and prior to the acquisition by the acquiring person of 50% or more of the then-outstanding Harrah’s common stock, Harrah’s board of directors may cause Harrah’s to acquire the rights, other than rights owned by an acquiring person which have become void, in whole or in part, in exchange for that number of shares of Harrah’s common stock having an aggregate value equal to the excess of the value of the Harrah’s common stock issuable upon exercise of a right	acquiring person and the Caesars common stock is not changed or exchanged, each holder of a right, other than rights that are or were acquired or beneficially owned by the acquiring person, which rights will thereafter be void, will have the right to receive upon exercise of the right that number of shares of Caesars common stock having a market value of two times the then-current purchase price of one right.

“Flip-Over” Feature. In the event that, after a person has become an acquiring person, Caesars is acquired in a merger or other business combination transaction or more than 50% of its assets or earning power is sold, proper provision will be made so that each holder of a right will have the right to receive, upon the exercise of the right at the then-current purchase price of the right, that number of shares of common stock of the acquiring entity which at the time of the transaction would have a market value of two times the then- current purchase price of one right.

“Exchange” Feature. At any time after a person becomes an acquiring person and prior to the earlier of a “flip-over” event, as described above, or the acquisition by the acquiring person of 50% or more of the then-outstanding shares of Caesars common stock, Caesars’ board of directors may cause Caesars to exchange the rights, other than rights owned by an acquiring person which have become void, in whole or in part, for shares of Caesars common stock having an aggregate value equal to the difference between the value of the shares of Caesars common stock issuable upon exercise of the rights and the purchase price payable upon such exercise.

Redemption of Rights. Caesars’ board of directors may redeem the

Harrah’s	Caesars

after a person becomes an acquiring person over the purchase price of a right.

Redemption of Rights. Harrah’s board of directors may redeem the rights in whole, but not in part, at $0.01 per right prior to the earlier of (i) the first date of a public announcement that a person or group has become an acquiring person or (ii) the final expiration date of the rights.

Amendment of Rights Agreement. Harrah’s board of directors may amend the rights agreement without the consent of the rights holders prior to a distribution of the rights. From and after such time as the rights are distributed, Harrah’s may amend or supplement the rights agreement only:

• to cure an ambiguity or correct a defective or inconsistent provision;

• to shorten or lengthen any time period under the rights agreement; or

• in any manner that does not adversely affect the interests of the holders of the rights, excluding the interests of an acquiring person or an affiliate or associate of an acquiring person.

Final Expiration Date. The rights will expire at the close of business on October 5, 2006 unless earlier redeemed or exchanged by Harrah’s.

Series A Special Stock. In connection with the creation of the rights, Harrah’s board of directors designated 2,000,000 shares as Harrah’s “Series A Special Stock.” In connection with the proposal to increase the authorized shares of Harrah’s common stock, Harrah’s Board of Directors has raised the number of shares designated as Series A Special Stock to 4,000,000.

Anti-Takeover Effects. The rights have certain anti-takeover effects and	rights in whole, but not in part, at a price of $0.001 per right at any time prior any person becoming an acquiring person.

Amendment of Rights Agreement. Caesars’ board of directors may amend the rights agreement without the consent of the rights holders for so long as the rights are then redeemable. After the rights are no longer redeemable, Caesars may amend or supplement the rights agreement only:

• to cure an ambiguity or correct a defective or inconsistent provision;

• to extend the expiration date of the rights; or

• in any manner that does not adversely affect the interests of the holders of the rights, excluding the interests of an acquiring person or an affiliate or associate of an acquiring person.
Final Expiration Date. The rights will expire and terminate prior to the earliest of:

• the close of business on December 29, 2008;

• the time at which the rights are redeemed;

• the time at which the rights are exchanged; or

• the closing of any merger or other acquisition transaction involving Caesars pursuant any merger or other acquisition agreement between Caesars and an acquiring person, or one or more of the person’s affiliates or associates, if the agreement has been approved by Caesars’ board of directors prior to the person becoming an acquiring person.

Series A Junior Participating Preferred Stock. In connection with the creation of the rights, Caesars’

Harrah’s	Caesars

will cause substantial dilution to a person or group that acquired 15% or more of Harrah’s common stock on terms not approved by Harrah’s board of directors, except pursuant to certain cash tender offers for all outstanding shares of Harrah’s common stock not beneficially owned by the person making the offer and any affiliate or associate. The rights should not interfere with any merger or other business combination approved by Harrah’s board of directors because Harrah’s may redeem all of the outstanding rights for $0.01 per right prior to the time that a person or group has become an acquiring person.

The rights agreement does not apply to the merger with Caesars.	board of directors designated 4,000,000 shares as Caesars “Series A Junior Participating Preferred Stock.”

Anti-Takeover Effects. The Caesars rights agreement is designed to assure that all of Caesars stockholders receive fair and equal treatment in the event of any proposed takeover of Caesars and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of Caesars without paying all stockholders a control premium. The rights will cause substantial dilution to a person or group that acquired 15% or more of Caesars common stock on terms not approved by Caesars’ board of directors. The rights should not interfere with any merger or other business combination approved by Caesars’ board of directors at any time prior to the first date that a person or group has become an acquiring person.

The rights agreement was amended in connection with the execution of the merger agreement to exclude the merger agreement and transactions contemplated by the merger agreement, including the merger, from the scope of the rights agreement. The amendment to the rights agreement provides that:

• neither Harrah’s nor any of its subsidiaries will be deemed an acquiring person by virtue of the execution of the merger agreement or the completion of the transactions contemplated by the merger agreement, including the merger; and

• no “shares acquisition date,” “trigger date” or “distribution date,” each as defined in the rights agreement, will be deemed to have occurred by reason of the execution of the merger agreement or completion of the transactions contemplated by the merger agreement, including the

	Harrah’s	Caesars

merger. Accordingly, the rights agreement does not apply to the merger described in this joint proxy statement/ prospectus.

Dissenters’ Rights	The DGCL provides that a holder of shares of any class or series has the right, in certain circumstances, to demand an appraisal of the fair value of his or her shares.

Dissenters’ appraisal rights are not available to stockholders of Harrah’s with respect to the merger. See “The Merger — Dissenters’ Rights of Appraisal” on page 85.	The DGCL provides that a holder of shares of any class or series has the right, in certain circumstances, to demand an appraisal of the fair value of his or her shares.

Dissenters’ rights are available to stockholders of Caesars with respect to the merger. See “The Merger — Dissenters’ Rights of Appraisal” on page 85.

Certain Business Combination Restrictions	Section 203 of the DGCL protects publicly-traded Delaware corporations, such as Harrah’s, from hostile takeovers, and from actions following the takeover, by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.

A corporation may elect not to be governed by Section 203 of the DGCL. Neither Harrah’s certificate of incorporation nor its bylaws contain this election. Therefore, Harrah’s is governed by Section 203 of the DGCL.	Section 203 of the DGCL protects publicly-traded Delaware corporations, such as Caesars, from hostile takeovers, and from actions following the takeover, by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.

A corporation may elect not to be governed by Section 203 of the DGCL. Neither Caesars’ certificate of incorporation nor its bylaws contain this election. Therefore, Caesars is governed by Section 203 of the DGCL. However, Caesars’ board of directors has expressly approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. As such, the restrictions on business combinations set forth in Section 203 of the DGCL do not apply to the merger agreement or the transactions contemplated by the merger agreement, including the merger.

Vote on Certain Fundamental Issues	In addition to the voting requirements of Section 203 of the DGCL, Harrah’s certificate of incorporation requires that certain “business combinations,” including certain mergers, sales, leases and other dispositions of assets, loans and other	In addition to the voting requirements of Section 203 of the DGCL, Caesars’ certificate of incorporation requires that certain “business combinations,” including certain mergers, sales, leases and other dispositions of assets, issuances of securities, plans of

Harrah’s	Caesars

financial assistance, plans of liquidation or dissolution, amendments to Harrah’s bylaws and reclassifications or recapitalizations, involving an “interested stockholder,” or any affiliate or associate of the interested stockholder, which is defined as one who (i) beneficially owns or announces an intention to beneficially own 10% or more of Harrah’s voting stock or (ii) is an affiliate or associate of Harrah’s and at any time within two years preceding the date of the business combination transaction was the beneficial owner of 10% or more of Harrah’s outstanding voting stock, must be approved by (A) at least 75% of the outstanding Harrah’s voting stock and (B) a majority of the outstanding Harrah’s voting stock, excluding shares held by the interested stockholder.

These approvals are not required if the business combination:

• is approved by a majority of the directors who are unaffiliated with the interested stockholder and were members of Harrah’s board of directors prior to the time the interested stockholder became an interested stockholder; or

• involves the payment of consideration to the holders of Harrah’s capital stock and complies with specific pricing and procedural conditions set forth in Harrah’s certificate of incorporation.	liquidation or dissolution and reclassifications or recapitalizations, involving an “interested stockholder,” or any affiliate of the interested stockholder, which is defined as one who (i) beneficially owns more than 10% of the outstanding Caesars voting stock or (ii) is an affiliate of Caesars and at any time within two years preceding the date of the business combination transaction was the beneficial owner of 10% or more of the outstanding Caesars voting stock, must be approved by at least 75% of the outstanding Caesars voting stock.

These approvals are not required if the business combination:

• is approved by a majority of the directors who are unaffiliated with the interested stockholder and were members of the board of directors of Caesars prior to the time the interested stockholder became an interested stockholder; or

• the transaction complies with specific pricing and procedural conditions set forth in the Caesars certificate of incorporation.

Right to Repurchase Stock in Compliance with Gaming Authority/Laws	Harrah’s certificate of incorporation provides that outstanding shares of Harrah’s capital stock will always be subject to redemption by Harrah’s by action of Harrah’s board of directors if, in the judgment of the board of directors, any holder of capital stock:

• is determined by any gaming regulatory agency to be unsuitable;

• has an application for a license or	Caesars’ certificate of incorporation and bylaws provide that, for so long as Caesars remains subject to regulation under any gaming laws, all securities of Caesars will be held subject to the applicable provisions of the gaming laws.

Caesars’ certificate of incorporation further provides that if any person which beneficially owns securities of

Harrah’s	Caesars

permit rejected; or

• has a previously issued license or permit rescinded, suspended, revoked or not renewed;

as the case may be, whether or not any of the actions described above are final and nonappealable, or if action otherwise should be taken to the extent necessary to avoid any regulatory sanctions against, or to prevent the loss of or secure the reinstatement of any license, franchise or entitlement from any governmental agency held by, Harrah’s, any affiliate of Harrah’s or any entity in which Harrah’s or Harrah’s affiliate is an owner, which license, franchise or entitlement is:

• conditioned upon some or all of the holders of Harrah’s stock of any class or series possessing prescribed qualifications; or

• needed to allow the conduct of any portion of the business of Harrah’s or any affiliate or other entity.	Caesars:

• is requested or required pursuant to any gaming law to appear before, or submit to the jurisdiction of, or provide information to, any gaming authority and either refuses to do so or otherwise fails to comply with the request or requirement within a reasonable period of time; or

• is determined or will have been determined by any gaming authority not to be suitable or qualified with respect to the beneficial ownership of securities of Caesars;

then, at the election of Caesars, unless otherwise required by any gaming authority or gaming law, each person owning the securities of Caesars agrees to:

• sell to Caesars and Caesars will have the absolute right in its sole discretion to repurchase, any or all of the securities of Caesars beneficially owned by the person at a price determined pursuant to the procedures set forth in the Caesars certificate of incorporation; or

• otherwise dispose of the person’s interest in Caesars within the 120 day period commencing on the date on which Caesars receives notice from a gaming authority of the holder’s unsuitability or disqualification, or an earlier time if so required by a gaming authority or any gaming law, and Caesars will have no obligation to repurchase, any

Harrah’s	Caesars

or all of the securities of Caesars beneficially owned by the person.

ADDITIONAL INFORMATION

Stockholder Proposals

      Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholders may present proposals for inclusion in a company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the company in a timely manner.

Harrah’s

      Harrah’s will hold an annual meeting in the year 2005, which is tentatively scheduled to be held on April 28, 2005. For any proposal to be considered for inclusion in Harrah’s proxy statement and form of proxy for submission to the stockholders at the Harrah’s 2005 annual meeting, it must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Corporate Secretary, Harrah’s Entertainment, Inc., One Harrah’s Court, Las Vegas, Nevada 89119, and must have been received no later than November 4, 2004. In addition, Harrah’s bylaws provide for notice procedures to recommend a person for nomination as a director and to propose business to be considered by stockholders at a meeting not included in Harrah’s proxy statement. Pursuant to Harrah’s bylaws, notice must be received by Harrah’s Corporate Secretary after January 29, 2005 but no later than February 28, 2005. The chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

Caesars

      The 2005 annual meeting of Caesars stockholders is tentatively scheduled to be held on May 18, 2005, but will not be held if the merger is completed. Therefore, Caesars reserves the right to postpone or cancel its 2005 annual meeting. If the 2005 annual meeting is held, any stockholder intending to submit a proposal for inclusion in the proxy statement for the 2005 annual meeting must meet the eligibility and other criteria required under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, which proposal must have been in writing and delivered to Caesars’ Secretary, Bernard E. DeLury, Jr., at Caesars’ principal executive offices at 3930 Howard Hughes Parkway, Las Vegas, Nevada 89109, no later than December 15, 2004 in order to be considered timely. If the 2005 annual meeting is held, written notice of stockholder proposals (other than proposals for inclusion in the proxy) for consideration at the 2005 annual meeting must be received by Caesars’ Secretary between February 25, 2005 and March 17, 2005.

Legal Matters

      The legality of Harrah’s common stock offered by this joint proxy statement/ prospectus will be passed upon for Harrah’s by its counsel, Latham & Watkins LLP. The material United States federal income tax consequences of the merger as described in “The Merger — Material United States Federal Income Tax Consequences” will be passed upon for Harrah’s by Latham & Watkins LLP and for Caesars by Skadden, Arps, Slate, Meagher & Flom LLP.

Experts

      The consolidated financial statements and the related financial statement schedule incorporated in this joint proxy statement/ prospectus by reference from the Current Report on Form 8-K, dated December 17, 2004 of Harrah’s Entertainment, Inc. have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Harrah’s Entertainment, Inc.’s change in 2002 in its method of accounting for goodwill and other intangible assets to conform to Statement of Financial

Accounting Standards No. 142, “Goodwill and Other Intangible Assets”), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements and the related financial statement schedule incorporated in this joint proxy statement/ prospectus by reference from the Current Report on Form 8-K, dated December 17, 2004 of Caesars Entertainment, Inc. have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Caesars Entertainment, Inc.’s change in 2002 in its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The 2003 and 2002 consolidated financial statements incorporated in this joint proxy statement/ prospectus by reference from the Horseshoe Gaming Holding Corp. Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 financial statements that were audited by other auditors who have ceased operations and for which they have expressed no opinion or other form of assurance other than with respect to such disclosures and also includes an explanatory paragraph relating to Horseshoe’s change in 2002 in its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements of Horseshoe Gaming Holding Corp. for the year ended December 31, 2001 were audited by Arthur Andersen LLP, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. We have not been able to obtain the written consent of Arthur Andersen to the inclusion of their report in this joint proxy statement/ prospectus, and we have dispensed with the requirement to file their consent in reliance on Rule 437a promulgated under the Securities Act of 1933, as amended. Because Arthur Andersen has not consented to the inclusion of their report in this joint proxy statement/ prospectus, investors will not be able to recover against Arthur Andersen under Section 11 of the Securities Act. In addition, the ability of Arthur Andersen to satisfy any claims (including claims arising from its provision of auditing and other services to Horseshoe Gaming Holding Corp.) may be limited as a result of the diminished amount of assets of Arthur Andersen that are or may in the future be available to satisfy claims.

Where You Can Find More Information

      Harrah’s and Caesars file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed by either Harrah’s or Caesars at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings of Harrah’s and Caesars are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

      Harrah’s has filed a registration statement on Form S-4 to register with the SEC the Harrah’s common stock to be issued to certain Caesars stockholders in the merger. This joint proxy statement/ prospectus is a part of that registration statement and constitutes a prospectus of Harrah’s, in addition to being a proxy statement of Harrah’s and Caesars for their respective special meetings. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Harrah’s, Harrah’s common stock and Caesars. As allowed by SEC rules, this joint proxy statement/ prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

      The SEC allows Harrah’s and Caesars to “incorporate by reference” information into this joint proxy statement/ prospectus. This means that Harrah’s and Caesars can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/ prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/ prospectus or incorporated by reference subsequent to the date of this joint proxy statement/ prospectus. Neither Harrah’s nor Caesars incorporate the contents of their websites into this joint proxy statement/ prospectus.

      This joint proxy statement/ prospectus incorporates by reference the documents listed below that Harrah’s, Horseshoe and Caesars have previously filed with the SEC. They contain important information about Harrah’s and Caesars and their financial condition. The following documents, which were filed by Harrah’s with the SEC, are incorporated by reference into this joint proxy statement/ prospectus:

•	annual report of Harrah’s on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on March 5, 2004 (except for Part II, Items 6, 7 and 8, and Part IV, Item 15(a)(2), which have been updated in Harrah’s current report on Form 8-K dated December 17, 2004);

•	proxy statement on Schedule 14A dated March 4, 2004, filed with the SEC on March 4, 2004;

•	quarterly report of Harrah’s on Form 10-Q for the quarterly period ended March 31, 2004, filed with the SEC on May 7, 2004;

•	quarterly report of Harrah’s on Form 10-Q for the quarterly period ended June 30, 2004, filed with the SEC on August 9, 2004;

•	quarterly report of Harrah’s on Form 10-Q for the quarterly period ended September 30, 2004, filed with the SEC on November 8, 2004;

•	current report of Harrah’s on Form 8-K dated January 20, 2004, filed with the SEC on January 23, 2004;

•	current report of Harrah’s on Form 8-K dated February 4, 2004, filed with the SEC on February 4, 2004;

•	current report of Harrah’s on Form 8-K dated April 29, 2004, filed with the SEC on April 30, 2004;

•	current report of Harrah’s on Form 8-K dated May 19, 2004, filed with the SEC on May 21, 2004;

•	current report of Harrah’s on Form 8-K dated June 21, 2004, filed with the SEC on June 22, 2004;

•	current report of Harrah’s on Form 8-K dated June 21, 2004, filed with the SEC on June 22, 2004;

•	current report of Harrah’s on Form 8-K dated June 22, 2004, filed with the SEC on June 23, 2004;

•	current report of Harrah’s on Form 8-K dated July 15, 2004, filed with the SEC on July 15, 2004;

•	current report of Harrah’s on Form 8-K dated July 16, 2004, filed with the SEC on July 16, 2004, as amended by the current report of Harrah’s on Form 8-K/ A dated September 2, 2004, filed with the SEC on September 2, 2004;

•	current report of Harrah’s on Form 8-K dated July 16, 2004, filed with the SEC on July 16, 2004;

•	current report of Harrah’s on Form 8-K dated August 30, 2004, filed with the SEC on August 30, 2004;

•	current report of Harrah’s on Form 8-K dated September 27, 2004, filed with the SEC on September 27, 2004;

•	current report of Harrah’s on Form 8-K dated October 20, 2004, filed with the SEC on October 20, 2004;

•	current report of Harrah’s on Form 8-K dated October 20, 2004, filed with the SEC on October 20, 2004;

•	current report of Harrah’s on Form 8-K dated December 17, 2004, filed with the SEC on December 17, 2004;

•	current report of Harrah’s on Form 8-K dated December 17, 2004, filed with the SEC on December 17, 2004;

•	the description of the rights agreement, contained in the registration statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act, dated September 16, 1996, filed with the SEC on September 16, 1996; and

•	the description of the common stock of Harrah’s contained in its registration statement, filed with the SEC on Form 10 dated December 18, 1989 and any amendment or report filed with the SEC for the purpose of updating the description.

      The annual report of Horseshoe on Form 10-K for the fiscal year ended December 31, 2003, filed by Horseshoe with the SEC on March 19, 2004, is incorporated by reference into this joint proxy statement/ prospectus.

      The following documents, which were filed by Caesars with the SEC, are incorporated by reference into this joint proxy statement/ prospectus:

•	annual report of Caesars on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on March 12, 2004 (except for Part II, Items 6, 7 and 8, and Part IV, Item 15(a)(2), which have been updated in Caesars’ current report on Form 8-K dated December 17, 2004);

•	proxy statement on Schedule 14A dated April 12, 2004, filed with the SEC on April 16, 2004;

•	quarterly report of Caesars on Form 10-Q for the quarterly period ended March 31, 2004, filed with the SEC on May 10, 2004;

•	quarterly report of Caesars on Form 10-Q for the quarterly period ended June 30, 2004, filed with the SEC on August 9, 2004;

•	quarterly report of Caesars on Form 10-Q for the quarterly period ended September 30, 2004, filed with the SEC on November 9, 2004;

•	current report of Caesars on Form 8-K dated January 29, 2004, filed with the SEC on January 29, 2004;

•	current report of Caesars on Form 8-K dated March 10, 2004, filed with the SEC on March 17, 2004;

•	current report of Caesars on Form 8-K dated March 29, 2004, filed with the SEC on March 30, 2004;

•	current report of Caesars on Form 8-K dated May 11, 2004, filed with the SEC on May 13, 2004;

•	current report of Caesars on Form 8-K dated June 18, 2004, filed with the SEC on June 22, 2004;

•	current report of Caesars on Form 8-K dated July 16, 2004, filed with the SEC on July 16, 2004;

•	current report of Caesars on Form 8-K dated August 30, 2004, filed with the SEC on August 30, 2004;

•	current report of Caesars on Form 8-K dated September 27, 2004, filed with the SEC on September 27, 2004;

•	current report of Caesars on Form 8-K dated September 29, 2004, filed with the SEC on September 29, 2004;

•	current report of Caesars on Form 8-K dated October 21, 2004, filed with the SEC on October 21, 2004;

•	current report of Caesars on Form 8-K dated December 17, 2004, filed with the SEC on December 17, 2004;

•	the description of the rights agreement, contained in the registration statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act, dated December 30, 1998, filed with the SEC on December 30, 1998, as amended by Form 8-A/ A dated July 15, 2004 and filed with the SEC on July 15, 2004; and

•	the description of the common stock of Caesars contained in its registration statement on Form S-4 filed with the SEC on October 14, 1998, and any amendment or report filed with the SEC for the purpose of updating the description.

      In addition, Harrah’s and Caesars incorporate by reference additional documents that either may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this joint proxy statement/ prospectus and the date of the Harrah’s and Caesars special meetings, respectively. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, excluding any information furnished pursuant to Item 7 or Item 8 of any current report on Form 8-K, as well as proxy statements.

      Harrah’s and Caesars also incorporate by reference the agreement and plan of merger attached to this joint proxy statement/ prospectus as Annex A.

      Harrah’s has supplied all information contained in or incorporated by reference into this joint proxy statement/ prospectus relating to Harrah’s and Horseshoe, and Caesars has supplied all information contained in or incorporated by reference into this joint proxy statement/ prospectus relating to Caesars.

      You can obtain any of the documents incorporated by reference into this joint proxy statement/ prospectus through Harrah’s or Caesars, as the case may be, or from the SEC through the SEC’s website at www.sec.gov. Documents incorporated by reference are available from Harrah’s and Caesars without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/ prospectus. Harrah’s stockholders and Caesars stockholders may request a copy of such documents by contacting the applicable department at:

Harrah’s Entertainment, Inc. One Harrah’s Court Las Vegas, Nevada 89119 (702) 407-6000 Attn: Investor Relations	Caesars Entertainment, Inc. 3930 Howard Hughes Parkway Las Vegas, Nevada 89109 (702) 699-5000 Attn: Secretary

      In addition, you may obtain copies of the information relating to Harrah’s, without charge, by sending an e-mail to investors@harrahs.com. You may obtain copies of some of this information by making a request through the Harrah’s investor relations website at http://investor.harrahs.com.

      In addition, you may obtain copies of some of this information relating to Caesars, without charge, by making a request through the investor relations section of the Caesars website at http://investor.caesars.com.

      IN ORDER FOR YOU TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE HARRAH’S AND CAESARS SPECIAL MEETINGS, HARRAH’S OR CAESARS, AS APPLICABLE, SHOULD RECEIVE YOUR REQUEST NO LATER THAN                     ,                     .

      We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this joint proxy statement/ prospectus or in any of the materials that we have incorporated into this joint proxy statement/ prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/ prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/ prospectus does not extend to you. The information contained in this joint proxy statement/ prospectus is accurate only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of July 14, 2004,
by and among
HARRAH’S ENTERTAINMENT, INC.,
HARRAH’S OPERATING COMPANY, INC.
and
CAESARS ENTERTAINMENT, INC.

A-i

A-ii

A-iii

      AGREEMENT AND PLAN OF MERGER (the “Agreement”) dated as of July 14, 2004, by and among Harrah’s Entertainment, Inc., a Delaware corporation (“Parent”), Harrah’s Operating Company, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Caesars Entertainment, Inc., a Delaware corporation (the “Company”).

      WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the merger (the “Merger”) of the Company into Merger Sub on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) not owned by Parent, Merger Sub or the Company shall be converted into the right to receive the Merger Consideration; and

      WHEREAS, Parent, as the sole stockholder of Merger Sub, will immediately following the execution of this Agreement approve this Agreement;

      WHEREAS, subject to Section 6.12 hereof, for Federal income tax purposes it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

      WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I.

THE MERGER

      SECTION 1.01     The Merger. Subject to Sections 6.12(c) and 6.12(d) hereof, on the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Company shall be merged with and into Merger Sub at the Effective Time. At the Effective Time and as a result of the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving entity (the “Surviving Entity”). The Merger, the payment of cash in connection with the Merger, the issuance by Parent of shares of common stock, par value $0.10 per share, of Parent (“Parent Common Stock”) in connection with the Merger (the “Share Issuance”) and the other transactions contemplated by this Agreement are referred to in this Agreement as the “Transactions.”

      SECTION 1.02     Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Latham & Watkins LLP, 650 Town Center Drive, Suite 2000, Costa Mesa, California 92626 at 10:00 a.m., Pacific Time, on the second Business Day following the satisfaction (or, to the extent permitted by Law, waiver by the party or parties entitled to the benefits thereof) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other place, time and date as shall be agreed in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

      SECTION 1.03     Effective Time. Prior to the Closing, Parent shall prepare, and on the Closing Date, the Surviving Entity shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State on the Closing Date, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

      SECTION 1.04     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided herein and in the applicable provisions of the DGCL.

      SECTION 1.05     Certificate of Incorporation and By-laws.

      (a) The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Entity until thereafter changed or amended as provided therein or by the DGCL or applicable Law.

      (b) The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Entity until thereafter changed or amended as provided therein or by applicable Law.

      SECTION 1.06     Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Entity, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

      SECTION 1.07     Officers. The officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II.

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;

EXCHANGE OF CERTIFICATES

      SECTION 2.01     Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall continue to be issued and outstanding and shall constitute the only issued and outstanding shares of the Surviving Entity.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company, Parent or Merger Sub (or any direct or indirect wholly-owned subsidiary of Parent or Merger Sub) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no cash, Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock.

(1) Subject to Sections 2.01(b), 2.01(d) and 2.02(e), each issued and outstanding share of Company Common Stock outstanding prior to the Effective Time shall be converted into the right to receive, at the election of the holder thereof, one of the following:

(i) for each such share of Company Common Stock with respect to which an election to receive stock consideration (a “Stock Election”) has been effectively made, and not revoked or lost, pursuant to Section 2.03 (each, an “Electing Share”), the right to receive (subject to adjustment as provided in Section 2.01(e)) 0.3247 (the “Exchange Ratio”) shares of Parent Common Stock (the “Stock Consideration”), including the associated special stock purchase rights issued (“Parent Rights”) pursuant to the Rights Agreement dated as of October 6, 1996 between Parent and the Bank of New York, as Rights Agent (the “Parent Rights Agreement”); and

(ii) for each such share of Company Common Stock other than Electing Shares (each, a “Non-Electing Share”) the right to receive (subject to adjustment as provided in Section 2.01(e)) $17.75 in cash, without interest (the “Cash Consideration”), and each stockholder of the Company that holds Non-Electing Shares shall be deemed to have made a cash election (a “Cash Election”) with respect to such Non-Electing Shares.

(2) The cash payable, and the shares of Parent Common Stock to be issued, upon the conversion of shares of Company Common Stock pursuant to this Section 2.01(c), and any cash payable in lieu of fractional shares of Parent Common Stock as contemplated by Section 2.02(e), are referred to collectively as “Merger Consideration.” As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest.

(3) Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio shall be correspondingly adjusted.

(d) Dissenter Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Dissenter Shares”) of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands payment for such Dissenter Shares pursuant to, and who complies in all respects with, Sections 262 of the DGCL (the “Dissenter Rights”) shall not be converted into Merger Consideration as provided in Section 2.01(c)(1), but rather the holders of Dissenter Shares shall be entitled to payment for such Dissenter Shares in accordance with the Dissenter Rights; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment under the Dissenter Rights, then the right of such holder to be paid in accordance with the Dissenter Rights shall cease and such Dissenter Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c)(1). The Company shall serve prompt notice to Parent of any written notice of intent to demand payment, or any written demand for payment, received by the Company in respect of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

(e) Proration. Notwithstanding anything in this Agreement to the contrary:

(1) the total number of shares of Company Common Stock to be converted into the Stock Consideration pursuant to Section 2.01(c)(1) shall be equal to the product obtained by multiplying (x) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time by (y) 0.6642 (the “Stock Cap”), and all other shares of Company Common Stock shall be converted into the Cash Consideration.

(2) if the aggregate number of Electing Shares exceeds the Stock Cap, then (x) all Non-Electing Shares of each holder thereof shall be converted into the right to receive the Cash Consideration and (y) the Electing Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Electing Shares equal to the product obtained by multiplying (A) the number of Electing Shares held by such holder by (B) a fraction, the numerator of which is the Stock Cap and the denominator of which is the aggregate number of Electing Shares, with the remaining number of such holder’s Electing Shares being converted into the right to receive the Cash Consideration; and

(3) if the aggregate number of Electing Shares is less than the Stock Cap (the amount by which the aggregate number of Electing Shares is less than the Stock Cap being referred to herein as the “Shortfall Number”), then (x) all Electing Shares shall be converted into the right to receive the Stock Consideration and (y) the Non-Electing Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Non-Electing Shares equal to the product obtained by multiplying (A) the number of Non-Electing Shares held by such holder by (B) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the aggregate number of Non-Electing Shares, with the remaining number of such holder’s Non-Electing Shares being converted into the right to receive the Cash Consideration.

      SECTION 2.02     Exchange of Certificates.

      (a) Exchange Agent. As soon as practicable following the date of this Agreement and in any event not less than three days prior to dissemination of the Joint Proxy Statement to the stockholders of the Company and the stockholders of Parent, Parent shall select a bank or trust company reasonably satisfactory to the Company to act as exchange agent (the “Exchange Agent”) for payment of Merger Consideration upon surrender of certificates representing Company Common Stock. The Exchange Agent shall also act as the agent for the Company’s stockholders for the purpose of receiving and holding their Forms of Election and Certificates and shall obtain no rights or interests in such shares. Promptly following the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent (i) certificates representing the number of shares of Parent Common Stock issuable and (ii) the amount of cash consideration payable, in each case, pursuant to Section 2.01(c) in exchange for outstanding shares of Company Common Stock (such shares of Parent Common Stock and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). For the purposes of such deposit, Parent shall assume that there will not be any fractional shares of Parent Common Stock. Parent shall make available to the Exchange Agent, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 2.02(e). The Exchange Agent shall, pursuant to irrevocable instructions, deliver Parent Common Stock contemplated to be issued pursuant to Section 2.01 out of the Exchange Fund. The Exchange Fund may not be used for any other purpose.

      (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01(c) who did not complete an Form of Election pursuant to Section 2.03, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash, if any, and the number of whole shares of Parent Common Stock, if any, into which the aggregate number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. Thereafter, such holder shall be treated as a holder of Parent Common Stock for purposes of voting or quorum for any meeting of the stockholders of Parent. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01(c). No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

      (c) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date on or after the Effective Time shall be paid to the holder of any Certificate formerly representing Company Common Stock with respect to the shares of Parent Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e) until the surrender of such Certificate in accordance with this Article II. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the holder of the Certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

      (d) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid and/or issued in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid and/or issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Entity’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to the Surviving Entity or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

      (e) No Fractional Shares.

(1) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.01(c), and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Parent Common Stock. For purposes of this Section 2.02(e), all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places.

(2) In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of Parent Common Stock to which such holder is entitled under Section 2.01(c) (or would be entitled but for this Section 2.02(e)) and (B) an amount equal to the average of the closing sale prices for Parent Common Stock on the New York Stock Exchange, as reported in The Wall Street Journal, Northeastern edition, for each of the ten consecutive trading days ending with the second complete trading day prior to the Effective Time.

      (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent and the Surviving Entity for payment of its claim for Merger Consideration (including any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.2(e)) and any applicable dividends or distributions with respect to any Parent Common Stock constituting Merger Consideration as provided in Section 2.02(c), in each case, without any interest thereon.

      (g) No Liability. None of Parent, Merger Sub or the Company or the Exchange Agent shall be liable to any person in respect of any cash or any shares of Parent Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such cash, shares, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of all claims or interest of any person previously entitled thereto.

      (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, in direct obligations of the U.S. Treasury or otherwise with the consent of the Company (which consent shall not be unreasonably withheld or delayed), on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

      (i) Withholding Rights. Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, the Surviving Entity will be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

      (j) Income Tax Treatment. It is intended by the parties hereto that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Subject to any revision to the structure of the transaction as provided under Section 6.12(c) hereof, the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meanings of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations promulgated under the Code.

      SECTION 2.03     Elections.

      (a) Each person who, on or prior to the Election Date referred to in paragraph (b) below, is a record holder of shares of Company Common Stock shall be entitled, with respect to all or any portion of such shares, to make an unconditional Stock Election on or prior to such Election Date, on the basis hereinafter set forth.

      (b) Parent shall prepare a form of election, which form shall be subject to the reasonable approval of the Company (the “Form of Election”) and shall be mailed with the Joint Proxy Statement to the record holders of Company Common Stock as of the record date for the Company Stockholders Meeting), which Form of Election shall be used by each record holder of shares of Company Common Stock who wishes to elect to receive the stock consideration pursuant to Section 2.01(c)(1) for any or all shares of Company Common Stock held by such holder. The Company shall use all reasonable efforts to make the Form of Election and the Joint Proxy Statement available to all persons who become record holders of Company Common Stock during the period between such record date and the Election Date, including using reasonable efforts to mail a Form of Election to all such persons who become record holders prior to the seventh Business Day prior to the Election Date. Any such holder’s election to receive the stock consideration pursuant to Section 2.01(c)(1) shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., Pacific Standard Time, on the Business Day

immediately preceding the Closing Date (the “Election Date”), a Form of Election properly completed and signed and accompanied by Certificates for the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or accompanied by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such Certificates are in fact delivered to the Exchange Agent within three New York Stock Exchange trading days after the date of execution of such guarantee of delivery). Failure to deliver Certificates covered by any guarantee of delivery within three New York Stock Exchange trading days after the date of execution of such guarantee of delivery shall be deemed to invalidate any otherwise properly made Stock Election. Parent and the Company will announce the anticipated Closing Date at least three Business Days, but not more than ten Business Days, prior thereto. If the Closing is delayed to a subsequent date, the Election Date shall be similarly delayed and Parent will promptly announce such rescheduled Election Date and Closing.

      (c) Any Form of Election may be revoked by the stockholder who submitted such Form of Election to the Exchange Agent only by written notice received by the Exchange Agent (i) prior to 5:00 p.m., Pacific Time, on the Election Date or (ii) after such time, if (and only to the extent that) the Exchange Agent is legally required to permit revocations and only if the Effective Time shall not have occurred prior to such date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Parent and the Company that the Merger has been abandoned. If a Form of Election is revoked, the Certificate or Certificates (or guarantees of delivery, as appropriate) for the shares of Company Common Stock to which such Form of Election relates shall be promptly returned to the stockholder submitting the same to the Exchange Agent and any such shares shall be treated as Non-Electing Shares (unless and until another duly completed Form of Election (and the Certificate or Certificates, or guarantees of delivery, as applicable, to which such Form of Election relates) has been submitted to the Exchange Agent in accordance with this Agreement).

      (d) The determination of the Exchange Agent in its sole discretion shall be binding as to whether or not elections to receive the stock consideration pursuant to Section 2.01(c)(1) have been properly made or revoked pursuant to this Section 2.03 with respect to shares of Company Common Stock and when elections and revocations were received by it. If no Form of Election is received with respect to shares of Company Common Stock, or if the Exchange Agent determines that any election to receive the stock consideration pursuant to Section 2.01(c)(1) was not properly made with respect to shares of Company Common Stock, such shares shall be treated by the Exchange Agent as Non-Electing Shares at the Effective Time, and such shares shall be converted into the right to receive the Cash Consideration in accordance with Section 2.01(c)(1)(ii) (subject to Section 2.01(e)). The Exchange Agent shall also make all computations as to the proration contemplated by Section 2.01(e), and absent manifest error any such computation shall be conclusive and binding on the holders of shares of Company Common Stock. The Exchange Agent may, with the mutual agreement of Parent and the Company, make such rules as are consistent with this Section 2.03 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

      SECTION 2.04     Company Equity Awards.

      (a) At the Effective Time, each Company Stock Option then outstanding under any Company Stock Plan, whether or not then exercisable, shall be assumed by Parent and converted into an option to purchase Parent Common Stock in accordance with this Section 2.04(a). Each Company Stock Option so converted shall continue to have, and be subject to, the same terms and conditions (acknowledging that the Company Stock Plans (other than the 1998 Independent Director Stock Option Plan) provide for accelerated vesting in connection with this Transaction) as set forth in the applicable Company Stock Plan and any agreements thereunder immediately prior to the Effective Time, except that, as of the Effective Time, (i) each unvested Company Stock Option under the 1998 Independent Director Stock Option Plan shall be fully vested and exercisable, (ii) each Company Stock Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company

Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio (without regard to any adjustment provided in Section 2.01(e)), rounded down to the nearest whole number of shares of Parent Common Stock, and (iii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Company Stock Option so converted shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Notwithstanding the foregoing, the conversion of any Company Stock Options which are “incentive stock options,” within the meaning of Section 422 of the Code, into options to purchase Parent Common Stock shall be made so as not to constitute a “modification” of such Company Stock Options within the meaning of Section 424 of the Code.

      (b) At the Effective Time, each outstanding purchase right under the Company’s Amended and Restated Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”) shall be assumed by Parent in such manner that Parent is a corporation “issuing or assuming a stock option in a transaction to which Section 424(a) applies” within the meaning of the Code, and shall be converted into a right to purchase Parent Common Stock in accordance with this Section 2.04(b). Each purchase right so assumed and converted by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the Company’s Employee Stock Purchase Plan and the documents governing the outstanding purchase rights under the Employee Stock Purchase Plan, immediately prior to the Effective Time, except that the purchase price of shares of Parent Common Stock and the number of shares of Parent Common Stock to be issued upon the exercise of such purchase rights shall be adjusted in accordance with the Exchange Ratio.

      (c) At the Effective Time, each RSU shall vest according to its terms and as promptly as practicable following the Effective Time, Parent shall cause to be issued to each holder of RSUs, in complete settlement thereof, a number of shares of Parent Common Stock (net of any applicable withholding) equal to the product of the number of shares of Company Common Stock subject to RSUs credited to the holder’s account immediately prior to the Effective Time multiplied by the Exchange Ratio (without regard to any adjustment provided in Section 2.01(e)), such product to be rounded to the nearest whole number of shares of Parent Common Stock.

      (d) At the Effective Time, the forfeiture conditions on each Performance Award shall lapse according to its terms and, as promptly as practicable following the Effective Time, Parent shall cause to be issued to each holder of a Performance Award, in complete settlement thereof, a number of shares of Parent Common Stock (net of any applicable withholding) equal to the product of the number of shares of Company Common Stock issuable upon achievement of all performance goals set forth in the holder’s Performance Award multiplied by the Exchange Ratio (without regard to any adjustment provided in Section 2.01(e)), such product to be rounded to the nearest whole number of shares of Parent Common Stock.

      (e) The Company shall take all actions necessary to terminate the Company Supplemental Retention Plan as of the Effective Time. In connection with such termination, as promptly as practicable following the Effective Time, Parent shall cause to be issued to each participant in the Supplemental Retention Plan, in complete settlement of such participant’s rights with respect to Supplemental Retention Units, a number of shares of Parent Common Stock (net of any applicable withholding) equal to the product of the number of shares of Company Common Stock subject to Supplemental Retention Units credited to such participant’s account immediately prior to the Effective Time multiplied by the Exchange Ratio (without regard to any adjustment provided in Section 2.01(e)), such product to be rounded down to the nearest whole number of shares of Parent Common Stock.

      (f) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise or settlement of the Company Equity Awards being assumed or settled in accordance with this Section 2.04. As soon as reasonably practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to such Company Equity Awards and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Company Stock Options being assumed in accordance with this Section 2.04 remain outstanding.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as expressly set forth in that certain letter (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates and such other Sections or Subsections of this Agreement to the extent a matter is disclosed in such a way as to make its relevance to the information called for by such other Section or Subsection readily apparent), dated as of the date of this Agreement, from the Company to Parent and Merger Sub (the “Company Disclosure Letter”) or in any Company SEC Document filed and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”), the Company represents and warrants to Parent and Merger Sub that:

      SECTION 3.01     Organization, Standing and Power. Each of the Company and each of its subsidiaries (the “Company Subsidiaries”) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate, partnership or limited liability company power and authority to conduct its businesses as presently conducted, except where such failure to be in good standing that would not, individually, or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary or the failure to so qualify, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent true and complete copies of the certificate of incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the by-laws of the Company, as amended to the date of this Agreement (as so amended, the “Company By-laws”), and the comparable organizational documents of each Company Subsidiary, in each case as amended to the date of this Agreement. The Company is not in violation of any of the provision of the Company Charter or the Company By-laws as of the date hereof.

      SECTION 3.02     The Company Subsidiaries; Equity Interests.

      (a) Section 3.02(a) of the Company Disclosure Letter lists each Company Subsidiary and its jurisdiction of organization or formation. All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all Liens.

      (b) Except for its interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any Equity Interest in any person.

      SECTION 3.03     Capital Structure.

      (a) The authorized capital stock of the Company consists of 400,000,000 shares of Company Common Stock and 100,000,000 shares of preferred stock, par value $0.01 per share. As of July 13, 2004, (i) 308,571,027 shares of Company Common Stock were issued and outstanding, (ii) 23,081,422 shares of Company Common Stock were held by the Company in its treasury, (iii) 25,441,914 shares of Company Common Stock were subject to outstanding Company Equity Awards pursuant to the Company Stock Plans, (iv) 29,120,640 shares of Company Common Stock were reserved for issuance under the Company Stock Plans and (v) a variable number of shares of Company Common Stock were subject to outstanding convertible debt. Except as set forth above, as of July 13, 2004, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding, and since July 13, 2004, no shares of capital stock or other voting securities of the Company were issued by the Company, except for shares of Company Common Stock issued upon the exercise or vesting of Company Equity Awards outstanding as of July 13, 2004. There are no outstanding stock appreciation rights linked to the price of Company Common Stock and granted under the Company Stock Plan or otherwise. All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company By-laws or any Contract to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). Except as set forth above and except for the Rights (as defined in the Company Rights Plan), as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other Equity Interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other Equity Interests in, the Company or any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company Common Stock. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary.

      (b) All outstanding Company Stock Options are evidenced by stock option award agreements. The Company has provided or made available to Parent the standard form of stock option award agreement, as well as those stock option award agreements that are materially different from the standard form of stock option award agreement.

      SECTION 3.04     Authority; Execution and Delivery; Enforceability.

      (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the Company Stockholder Approval, to consummate the Merger and the other Transactions to be performed or consummated by the Company in accordance with the terms of this Agreement. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger and the other Transactions to be performed or consummated by the Company in accordance with the terms of this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except that enforcement hereof may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting its creditors’ rights generally and (ii) the affect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

      (b) The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, duly and unanimously adopted resolutions (which resolutions have not been rescinded or modified) (i) approving this Agreement and approving the Merger and the other Transactions to be performed or consummated by the Company in accordance with the terms of this Agreement, (ii) determining that the terms of the Merger and the other Transactions to be performed or consummated by the Company in accordance with the terms of this Agreement are advisable and fair to and in the best interests of the

Company and its stockholders, (iii) directing that this Agreement be submitted to a vote at the Company Stockholders Meeting and (iv) recommending that the Company’s stockholders adopt this Agreement. The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement, the Merger or any other Transactions contemplated by this Agreement and the transactions contemplated hereby and thereby, without any further action on the part of the stockholders of the Company or the Company Board. No other state takeover statute or similar statute or regulation is applicable to or purports to be applicable to the Merger or any other Transactions contemplated by this Agreement.

      (c) The Company Rights Agreement has been amended so that (A) Parent, Merger Sub and any of their “Affiliates” or “Associates” (as such terms are defined in the Company Rights Agreement) are exempt from the definition of “Acquiring Person” contained in the Company Rights Agreement, and no “Shares Acquisition Date” or “Distribution Date” (as such terms are defined in the Company Rights Agreement) will occur as a result of the execution of this Agreement or any other Transactions contemplated by this Agreement or the consummation of the Merger and (B) the Company Rights Agreement will terminate and the Company Rights will expire immediately prior to the Effective Time. The Company Rights Agreement, as so amended, has not been further amended or modified.

      (d) The only vote of holders of any class or series of the capital stock of the Company necessary to adopt this Agreement and approve the Merger is the approval of this Agreement by a majority of the outstanding shares of Company Common Stock entitled to vote (the “Company Stockholder Approval”). The affirmative vote of the holders of Company Common Stock, or any of them, is not necessary to consummate any Transaction to be performed or consummated by the Company in accordance with the terms of this Agreement other than the Merger.

      SECTION 3.05     No Conflicts; Consents.

      (a) The execution and delivery by the Company of this Agreement do not, and the consummation by the Company of the Merger and the other Transactions to be performed or consummated by the Company in accordance with the terms of this Agreement and compliance by the Company with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of consent, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable organizational documents of any Company Subsidiary, (ii) any contract, management agreement, development agreement, consulting agreement, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

      (b) No consent, approval, license, order or authorization (“Consent”) of, or registration, declaration or filing with, or Permit from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), is required to be obtained or made by the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger and the other Transactions to be performed or consummated by the Company in accordance with the terms of this Agreement, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any applicable antitrust or competition laws of foreign jurisdictions (“Foreign Competition Laws”), (ii) the filing with the Securities and Exchange Commission (the “SEC”) of (A) the Joint Proxy Statement and

(B) such reports under, or other applicable requirements of, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement, the Merger and the other Transactions to be performed or consummated by the Company in accordance with the terms of this Agreement, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) compliance with and such filings and approvals as may be required under applicable Gaming Laws and (v) such other items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

      SECTION 3.06     Company SEC Documents; Undisclosed Liabilities.

      (a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since January 1, 2001 pursuant to Sections 13(a) and 15(d) of the Exchange Act (the “Company SEC Documents”).

      (b) As of its respective date, each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Filed Company SEC Document has been revised or superseded by a later filed Filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments). The books and records of the Company and the Company Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

      (c) Except as and to the extent disclosed or reserved against on the Company’s most recent balance sheet (or in the notes thereto) included in the Filed Company SEC Documents, neither the Company nor any Company Subsidiary has any Liabilities of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto, except for Liabilities that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

      (d) None of the Company Subsidiaries is, or has at any time since January 1, 2001 been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

      SECTION 3.07     Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the Share Issuance (the “Form S-4”) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company’s stockholders or Parent’s stockholders or at the time of the Company Stockholders Meeting or Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated

therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

      SECTION 3.08     Absence of Certain Changes or Events. Since December 31, 2003, the Company has conducted its business in all material respects only in the ordinary course, and since such date there has not been:

(i) any event or development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(ii) any change in accounting methods, principles or practices by the Company or any Company Subsidiary, except insofar as may have been required by a change in GAAP; or

(iii) any material elections with respect to Taxes by the Company or any Company Subsidiary or settlement or compromise by the Company or any Company Subsidiary of any material Tax Liability or refund.

      SECTION 3.09     Taxes.

      (a) Except with respect to any divestitures that may be undertaken pursuant to Section 6.03(a), none of the Company, the Company Subsidiaries or any Company affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Except with respect to any divestitures that may be undertaken pursuant to Section 6.03(a), to the Company’s knowledge, there is no agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      (b) The Company and the Company Subsidiaries timely have filed with the appropriate Tax authority or other Governmental Authority all material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are complete and accurate in all material respects, subject to such exceptions as would not be reasonably expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries have paid all Taxes (other than such Taxes as are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken) that have become due, whether or not shown on any Tax Return, subject to such exceptions as are unlikely to have a Company Material Adverse Effect. The unpaid Taxes of the Company and the Company Subsidiaries did not, as of the dates of the financial statements contained in the most recent Company SEC Documents, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in such financial statements, subject to such exceptions as are unlikely to have a Company Material Adverse Effect. Since the date of the financial statements in the most recent Company SEC Documents, neither the Company nor any Company Subsidiary has incurred any Liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice, subject to such exceptions as would not be reasonably expected to have a Company Material Adverse Effect.

      (c) There are no audits or other administrative proceedings or court proceedings currently pending or in progress with regard to any material Taxes or material Tax Returns of the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has received a written notice or announcement of any audits or other administrative proceedings or court proceedings, subject to exceptions for any audits or proceedings that, if resolved in a manner unfavorable to the Company or any Company Subsidiary, are unlikely to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has granted any waivers or extensions of the time to assess any Taxes.

      (d) There are no Tax Liens upon any property or assets of the Company or any Company Subsidiary except Liens for current Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings, subject to such exceptions as would not be reasonably expected to have a Company Material Adverse Effect.

      (e) All Taxes required to be withheld, collected or deposited by or with respect to the Company and each Company Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required by applicable Law, have been paid to the relevant Tax authority or other Governmental Entity, subject to such exceptions as are unlikely to have a Company Material Adverse Effect.

      (f) Neither the Company nor any Company Subsidiary is responsible for the Taxes of any other person (other than the Company or a Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or by Contract that would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar Contract or arrangement, subject to such exceptions as would not be reasonably expected to have a Company Material Adverse Effect.

      (g) Neither the Company nor any Company Subsidiary has been a party to any distribution occurring during the two (2) years preceding the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

      (h) Neither the Company nor any Company Subsidiary has entered into or participated in any listed transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or any confidential corporate tax shelter within the meaning of Treasury Regulation Section 301.6111-2.

      SECTION 3.10     Absence of Changes in Benefit Plans. Except as would not reasonably be expected to have a Company Material Adverse Effect, since December 31, 2003, neither the Company nor any Company Subsidiary has terminated, adopted, amended, modified or agreed to amend or modify (or announced an intention to amend or modify) any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, phantom stock, performance, retirement, thrift, savings, stock bonus, cafeteria, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical or other welfare benefit or other plan, program, arrangement or understanding, whether oral or written, formal or informal, funded or unfunded (whether or not legally binding) maintained, contributed to or required to be maintained or contributed to by the Company or any Company Subsidiary or any other person or entity that, together with the Company or any Company Subsidiary, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Company ERISA Affiliate”), in each case providing benefits to any current or former employee, officer, director or independent contractor of the Company or any Company Subsidiary (each, a “Company Participant”) and whether or not subject to United States law (collectively, “Company Benefit Plans”) or has made any change in any actuarial or other assumption used to calculate funding obligations with respect to any Company Benefit Plan that is a Company Pension Plan, or any change in the manner in which contributions to any such Company Pension Plan are made or the basis on which such contributions are determined, other than changes made pursuant to any collective bargaining agreement to which the Company or any Company Subsidiary is a party.

      SECTION 3.11     ERISA Compliance; Excess Parachute Payments.

      (a) Section 3.11(a) of the Company Disclosure Letter contains a list of all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (“Company Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other material Company Benefit Plans maintained, or contributed to, by the Company or any Company Subsidiary for the benefit of any Company Participant. Each Company Benefit Plan (other than Company Multiemployer Pension Plans), and, to the knowledge of the Company, each Company Multiemployer Pension Plan has been administered in material compliance with its terms and applicable Law, and the terms of any applicable collective bargaining agreements. The Company has delivered or made available, or will as soon as practicable following the date hereof deliver or make available, to Parent true, complete and correct copies of (i) each Company Benefit Plan required to be listed on Section 3.11(a) of the Company Disclosure Letter (or, in the case of any unwritten Company Benefit Plans, written descriptions thereof), (ii) the two most recent annual reports required to be filed, or such similar reports, statements, information returns or material correspondence filed with or delivered to any Governmental Entity, with respect to each Company Benefit Plan (including reports filed on Form 5500 with accompanying schedules and attachments), (iii) the most recent summary plan description prepared for each Company Benefit Plan, (iv) each trust agreement and group annuity contract and other documents relating to the funding or payment of benefits under any Company Benefit Plan, (v) the most recent determination or qualification letter issued by any Governmental Entity for each Company Benefit Plan intended to qualify for favorable tax treatment, as well as a true, correct and complete copy of each pending application for a determination letter, if applicable, and (vi) the two most recent actuarial valuations for each Company Benefit Plan.

      (b) Each Company Benefit Plan (other than any Company Multiemployer Pension Plan) intended to be “qualified” within the meaning of Section 401(a) of the Code has been the subject of a determination letter from the Internal Revenue Service to the effect that such Company Benefit Plan is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Company Benefit Plan (other than any Company Multiemployer Pension Plan) been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs or require security under Section 307 of ERISA.

      (c) During the past six years neither the Company nor any Company ERISA Affiliate has maintained, contributed to or been obligated to maintain or contribute to, or has any actual or contingent Liability under, any Company Benefit Plan that is subject to Title IV of ERISA, other than any Company Pension Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Company Multiemployer Pension Plan”). There have been no non-exempt “prohibited transactions” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility with respect to any Company Benefit Plan that is subject to ERISA (other than any Company Multiemployer Pension Plan) and, to the knowledge of the Company, with respect to any Company Multiemployer Pension Plan that, in each case, could reasonably be expected to subject the Company, any Company Subsidiary or any officer of the Company or any Company Subsidiary or any of the Company Benefit Plans which are subject to ERISA, or, to the knowledge of the Company, any trusts created thereunder or any trustee or administrator thereof to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any material Liability under Section 502(i) or 502(1) of ERISA or to any other material Liability for breach of fiduciary duty under ERISA or any other applicable Law. During the six years prior to the date of this Agreement, no Company Pension Plan or related trust has been terminated. Neither the Company nor any Company Subsidiary has incurred any material Liability that remains unsatisfied with respect to a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Company Multiemployer Pension Plan.

      (d) With respect to any Company Benefit Plan that is an employee welfare benefit plan, whether or not subject to ERISA, (i) no such Company Benefit Plan is funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code), (ii) except as would not reasonably be expected to have a Company Material Adverse Effect, each such Company Benefit Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code), complies with the applicable requirements of Section 4980B(f) of the Code or any similar state statute, (iii) no such Company Benefit Plan provides benefits after termination of employment, except where the cost thereof is borne entirely by the former employee (or his eligible dependents or beneficiaries) or as required pursuant to any collective bargaining agreement or by Section 4980B(f) of the Code or any similar state statute and (iv) Section 3.11(d)(iv)

of the Company Disclosure Letter indicates whether each welfare plan is self-insured or insured through third-party coverage.

      (e) No amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated hereby (alone or in combination with any other event) by any Company Participant who is an executive officer of the Company who currently has in effect a change of control agreement or has an employment agreement with change of control provisions under any Company Benefit Plan or other compensation arrangement currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) and no such executive officer is entitled to receive any additional payment from the Company or any other person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such executive officer.

      (f) The execution and delivery by the Company of this Agreement do not, and the consummation of the Transactions and compliance with the terms hereof will not (either alone or in combination with any other event) (i) entitle any Company Participant to any additional compensation, severance or other benefits, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or (iii) result in any breach or violation of, or a default (with or without notice or lapse of time or both) under, any Company Benefit Plan.

      (g) Neither the Company nor any Company Subsidiary has received notice of any, and, to the knowledge of the Company, there are no (i) material pending termination proceedings or other suits, claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), actions or proceedings against or involving or asserting any rights or claims to benefits under any Company Benefit Plan or (ii) pending investigations (other than routine inquiries) by any Governmental Entity with respect to any Company Benefit Plan. To the knowledge of the Company, all contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made by the Company or any Company Subsidiary have been timely made, accrued or reserved for in all material respects.

      (h) Neither the Company nor any Company Subsidiary has any material Liability or obligations, including under or on account of a Company Benefit Plan, arising out of the hiring of persons to provide services to the Company or any Company Subsidiary and treating such persons as consultants or independent contractors and not as employees of the Company or any Company Subsidiary.

      SECTION 3.12     Litigation. There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company or any Company Subsidiary that has had or would reasonably be expected to have a Company Material Adverse Effect.

      SECTION 3.13     Compliance With Applicable Laws. The Company and the Company Subsidiaries and their relevant personnel and operations are in compliance with all applicable Laws, including applicable Gaming Laws and Laws relating to occupational health and safety, except to the extent that the failure to be in compliance with any such Law has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance with any applicable Law, except where such non-compliance has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries, and to the knowledge of the Company, each of their respective directors, officers and persons performing management functions similar to officers, have in effect all permits, findings of suitability, licenses, variances, certificates of occupancy, exemptions, authorizations, operating certificates, franchises, entitlements, consents, orders and approvals of all Governmental Entities (collectively, “Permits”), necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted or proposed to be conducted, except for such Permits the absence of which has not had or would not reasonably be expected to have a Company Material Adverse Effect. There has occurred no violation of, suspension, reconsideration, imposition of penalties or fines, imposition of additional conditions or requirements, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Permit, except for any such violation, default or event which has not had or would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has suffered a suspension or revocation or imposition of penalties or fines with respect to any Permit held under any Gaming Laws, other than in the ordinary course. There is no event which, to the knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit, except for any such event that has not had or would not reasonably be expected to have a Company Material Adverse Effect. Notwithstanding the foregoing, this Section 3.13 does not relate to matters with respect to Taxes (which are the subject of Section 3.09), ERISA (which are the subject of Section 3.11), labor Laws (which are the subject of Section 3.16) or Environmental Laws (which are the subject of Section 3.18).

      SECTION 3.14     Assets Other Than Real Property Interests. The Company and the Company Subsidiaries have good and valid title to all of their respective material properties and assets, in each case free and clear of all Liens, except (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business relating to obligations that are not delinquent or that are being contested in good faith by the Company or a Company Subsidiary and for which the Company or a Company Subsidiary has established adequate reserves, (ii) Liens for Taxes that are not due and payable, are being contested in good faith by appropriate proceedings or that may thereafter be paid without interest or penalty, (iii) Liens that are reflected as Liabilities on the balance sheet of the Company and its consolidated subsidiaries as of March 31, 2004 contained in the Filed Company SEC Documents and the existence of which is referred to in the notes to such balance sheet, (iv) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and (v) other imperfections of title or encumbrances, if any, that, individually or in the aggregate, do not materially impair, and would not reasonably be expected materially to impair, the continued use and operation of the assets to which they relate in the conduct of the business of the Company and the Company Subsidiaries as presently conducted. This Section 3.14 does not relate to real property or interests in real property, such items being the subject of Section 3.15, or to intellectual property, such items being the subject of Section 3.19.

      SECTION 3.15     Real Property. All real property and interests in real property owned in fee by the Company or any Company Subsidiary (individually, a “Company Owned Property”) and all real property and interests in real property leased by the Company or any Company Subsidiary and any prime or underlying leases relating thereto (individually, a “Company Leased Property”) are set forth or described in the Form 10-K filed by the Company with the SEC for the year ended December 31, 2003 or on Section 3.15 of the Company Disclosure Letter. The Company or a Company Subsidiary has good and marketable fee title to all Company Owned Property and good and valid leasehold title to all Company Leased Property (a Company Owned Property or Company Leased Property being sometimes referred to herein, individually, as a “Company Property” and, collectively, the “Company Properties”), in each case subject only to (i) Liens described in clause (i), (ii), (iii) or (v) of Section 3.14, (ii) leases, subleases and similar agreements set forth in Section 3.15 of the Company Disclosure Letter and (iii) easements, covenants, rights-of-way and other similar restrictions of record, if any, that, individually or in the aggregate, do not materially impair, and would not reasonably be expected materially to impair, the continued use and operation of the assets to which they relate in the conduct of the business of the Company and the Company Subsidiaries as presently conducted. Any material reciprocal easements, operating agreements, option agreements, rights of first refusal or rights of first offer with respect to any Company Property at which a casino or hotel project is operated are set forth in Section 3.15 of the Company Disclosure Letter. There are no physical conditions or defects at any of the Company Owned Properties at which casino or hotel operations are conducted which materially impair or would be reasonably expected to materially impair the continued operation and conduct of the casino, hotel and related businesses as presently conducted at each such Company Owned Property.

      SECTION 3.16     Labor Matters. Since January 1, 2001, neither the Company nor any Company Subsidiary has experienced any labor strikes or, to the knowledge of the Company, union organization attempts, requests for representation, work slowdowns or stoppages or other disputes due to labor disagreements that would reasonably likely be material to any casino or hotel operated or owned by the Company or any Company Subsidiary, and, to the knowledge of the Company, there is currently no such action threatened against or affecting the Company or any Company Subsidiary. The Company and the Company Subsidiaries are each in compliance with all applicable Laws with respect to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, wages and hours, human rights, pay equity and workers compensation, except to the extent that the failure to be in compliance with any such Law has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries are not engaged in any unfair labor practice, and no unfair labor practice charge or complaint against the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any comparable Federal, state, provincial or foreign agency or authority, except for such practices, charges or complaints that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. No grievance or arbitration proceeding arising out of a collective bargaining agreement is pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that would reasonably be expected to result in material Liability to the Company.

      SECTION 3.17     Contracts. Neither the Company nor any Company Subsidiary is a party to or bound by, as of the date hereof, any Contract that (i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or (ii) limits or otherwise restricts the Company or any Company Subsidiary or that would, after the Effective Time, limit or restrict Parent or any of its subsidiaries (including the Surviving Entity and its subsidiaries) or any successor thereto, from engaging or competing in any line of business or in any geographic area. Each Contract of the type described in this Section 3.17, whether or not entered into as of the date hereof and whether or not set forth in Section 3.17 of the Company Disclosure Letter, is referred to herein as a “Company Contract.” Each Company Contract is valid and binding on the Company or a Company Subsidiary party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, and the Company and each of the Company Subsidiaries have performed all obligations required to be performed by them to the date hereof under each Company Contract and, to the knowledge of the Company, each other party to each Company Contract has performed all obligations required to be performed by it under such Company Contract, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary knows of, or has received notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Contract or any other Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

      SECTION 3.18     Environmental Matters. Except for such matters that individually or in the aggregate have not had, and would not reasonably be expected to have, a Company Material Adverse Effect:

(a) the Company and each of the Company Subsidiaries are, and have been, in compliance with all Environmental Laws, and neither the Company nor any of the Company Subsidiaries has received any (i) communication that alleges that the Company or any of the Company Subsidiaries is in violation of, or has Liability under, any Environmental Law or (ii) written request for information pursuant to any Environmental Law;

(b) (i) the Company and each of the Company Subsidiaries have obtained and are in compliance with all Permits, licenses and governmental authorizations pursuant to Environmental Law

(collectively, “Environmental Permits”) necessary for their operations as currently conducted, (ii) all such Environmental Permits are valid and in good standing and (iii) neither the Company nor any of the Company Subsidiaries has been advised by any Governmental Entity of any actual or potential change in the status or terms and conditions of any Environmental Permit;

(c) there are no Environmental Claims pending or, to the knowledge of the Company, threatened, against the Company or any of the Company Subsidiaries;

(d) there have been no Releases of any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries or against any Person whose liabilities for such Environmental Claims the Company or any of the Company Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law;

(e) there are no above-ground or underground storage tanks or known or suspected asbestos-containing materials on, under or about property owned, operated or leased by the Company or any Company Subsidiary, nor, to the knowledge of the Company, were there any underground storage tanks on, under or about any such property in the past; and

(f) (i) neither the Company nor any of the Company Subsidiaries has retained or assumed, either contractually or by operation of Law, any Liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries, and (ii) to the knowledge of the Company, no Environmental Claims are pending against any Person whose liabilities for such Environmental Claims the Company or any of the Company Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law.

(g) Definitions. As used in this Agreement:

(1) “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, judgments, investigations, proceedings or written or oral notices of noncompliance or violation by or from any Person alleging Liability of whatever kind or nature (including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (y) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (z) the failure to comply with any Environmental Law;

(2) “Environmental Laws” means all applicable federal, state, local and foreign laws, rules, regulations, orders, decrees, judgments, legally binding agreements or Environmental Permits issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources or protection of endangered or threatened species, human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata);

(3) “Hazardous Materials” means (y) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, urea formaldehyde foam insulation and polychlorinated biphenyls; and (z) any other chemical, material, substance or waste that in relevant form or concentration is prohibited, limited or regulated under any Environmental Law as a pollutant or contaminant or a hazardous, toxic or dangerous substance, material or waste; and

(4) “Release” means any actual or, to the knowledge of the Company or the knowledge of Parent, as the case may be, threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

      SECTION 3.19     Intellectual Property. The Company and the Company Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, inventions and discoveries (whether or not patentable or reduced to practice), trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, copyrights, trade secrets and all other confidential or proprietary information and know-how, whether or not reduced to writing or any other tangible form, and other proprietary intellectual property rights and computer programs arising under the laws of the United States (including any state or territory), any other country or group of countries or any political subdivision of any of the foregoing, whether registered or unregistered (collectively, “Intellectual Property Rights”) used in the business of the Company or a Company Subsidiary as of the date hereof, other than such Intellectual Property Rights that are not material (the “Company Intellectual Property”). Except as set forth in Section 3.19 of the Company Disclosure Letter or except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect on the validity or value of the Company Intellectual Property, (A) no written claim of invalidity or conflicting ownership rights with respect to any Company Intellectual Property has been made by a third party and no such Company Intellectual Property is the subject of any pending or, to the Company’s knowledge, threatened action, suit, claim, investigation, arbitration, interference, opposition or other proceeding, (B) no person has given written notice to the Company or any Company Subsidiary that the use of any Company Intellectual Property by the Company, any Company Subsidiary or any licensee is infringing or has infringed any domestic or foreign registered patent, trademark, service mark, trade name, or copyright or design right, or that the Company, any Company Subsidiary or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how, (C) the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any process, machine, manufacture or product related to any Company Intellectual Property, does not infringe any domestic or foreign registered patent, trademark, service mark, trade name, copyright or other Intellectual Property Right of any third party, and does not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party of which the Company has knowledge, (D) (i) neither the Company nor any Company Subsidiary has performed prior acts or is engaged in current conduct or use, or (ii) to the knowledge of the Company, there exists no prior act or current use by any third party, that would void or invalidate any Company Intellectual Property, and (E) the execution, delivery and performance of this Agreement and the Transactions contemplated by this Agreement by the Company and the consummation of the transactions contemplated hereby and thereby will not breach, violate or conflict with any instrument or agreement that the Company is party to and that concerns any Company Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Company Intellectual Property or impair the right of Parent to make, use, sell, license or dispose of, or to bring any action for the infringement of, any Company Intellectual Property.

      SECTION 3.20     Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than UBS Securities LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a true and complete copy of all agreements between the Company and UBS Securities LLC relating to the Merger and the other Transactions.

      SECTION 3.21     Opinion of Financial Advisor. The Company has received the written opinion of UBS Securities LLC, dated the date of this Agreement, to the effect that, as of such date and subject to the considerations set forth therein, the consideration to be received in the Merger by the holders of Company Common Stock is fair to such holders from a financial point of view, a signed copy of which opinion has been delivered to Parent solely for informational purposes.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Except as expressly set forth in that certain letter (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates and such other Sections or Subsections of this Agreement to the extent a matter is disclosed in such a way as to make its relevance to the information called for by such other Section or Subsection readily apparent), dated as of the date of this Agreement, from Parent and Merger Sub to the Company (the “Parent Disclosure Letter”) or in any Parent SEC Document filed and publicly available prior to the date of this Agreement (the “Filed Parent SEC Documents”), Parent and Merger Sub represent and warrant to the Company that:

      SECTION 4.01     Organization, Standing and Power. Each of Parent and each of its subsidiaries (the “Parent Subsidiaries”) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate, partnership or limited liability company power and authority to conduct its businesses as presently conducted except where such failures to be in good standing that would not, individually, or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent and each Parent Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary or the failure to so qualify, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered or made available to the Company true and complete copies of the certificate of incorporation of Parent, as amended to the date of this Agreement (as so amended, the “Parent Charter”), and the by-laws of Parent, as amended to the date of this Agreement (as so amended, the “Parent By-laws”), and the comparable organizational documents of each Parent Subsidiary, in each case as amended to the date of this Agreement. Parent is not in violation of any of the provision of Parent Charter or Parent By-laws as of the date hereof. Merger Sub is not in violation of any provision of its certificate of incorporation or by-laws as of the date hereof.

      SECTION 4.02     Parent Subsidiaries; Equity Interests.

      (a) Section 4.02(a) of Parent Disclosure Letter lists each Parent Subsidiary and its jurisdiction of organization or formation. All the outstanding shares of capital stock of each Parent Subsidiary have been validly issued and are fully paid and nonassessable and are owned by Parent, by another Parent Subsidiary or by Parent and another Parent Subsidiary, free and clear of all Liens.

      (b) Except for its interests in Parent Subsidiaries, Parent does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other Equity Interest in any person.

      (c) All of the outstanding capital stock of Merger Sub are owned directly by Parent. There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued capital stock in Merger Sub or obligating Merger Sub to grant, issue or sell any capital stock in Merger Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any capital stock of Merger Sub.

      SECTION 4.03     Capital Structure.

      (a) The authorized capital stock of Parent consists of 360,000,000 shares of Parent Common Stock, 150,000 shares of preferred stock, par value $100.00 per share, and 5,000,000 shares of special stock, par value $1.12 1/2 per share. As of June 30, 2004, (i) 111,909,727 shares of Parent Common Stock were issued and outstanding, (ii) 36,121,350 shares of Parent Common Stock were held by Parent in its treasury, (iii) 10,341,454 shares of Parent Common Stock were subject to outstanding Parent Stock Options and (vi) 4,347,586 shares of Parent Common Stock were reserved for issuance pursuant to the Parent Stock Plans. Except as set forth above, as of June 30, 2004, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding, and since June 30, 2004, no shares of capital stock or other voting securities of Parent were issued by Parent, except for shares of Parent Common Stock issued upon the exercise of Parent Stock Options outstanding as of June 30, 2004. There are no outstanding stock appreciation rights linked to the price of Parent Common Stock and granted under Parent Stock Plan or otherwise. All outstanding shares of Parent Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Parent Charter, Parent By-laws or any Contract to which Parent is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Common Stock may vote (“Voting Parent Debt”). Except as set forth above and except for the Parent Rights, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent or any Parent Subsidiary is a party or by which any of them is bound (i) obligating Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other Equity Interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other Equity Interest in, Parent or any Parent Subsidiary or any Voting Parent Debt, (ii) obligating Parent or any Parent Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Parent Common Stock. As of the date of this Agreement, there are not any outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any Parent Subsidiary.

      (b) All outstanding Parent Stock Options are evidenced by stock option award agreements. Parent has provided or made available to the Company the standard form of stock option award agreement, as well as those stock option award agreements that are materially different from the standard form of stock option award agreement.

      SECTION 4.04     Authority; Execution and Delivery; Enforceability.

      (a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the Parent Stockholder Approval, to consummate the Merger and the other Transactions to be performed or consummated by Parent and Merger Sub in accordance with the terms of this Agreement. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other Transactions to be performed or consummated by Parent and Merger Sub in accordance with the terms of this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject, in the case of the Merger, to receipt of Parent Stockholder Approval. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against each in accordance with its terms, except that enforcement hereof may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting its creditors’ rights generally and (ii) the affect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

      (b) The Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held, duly and unanimously adopted resolutions (which resolutions have not been rescinded or modified) (i) approving this Agreement and approving the Merger and the other Transactions to be performed or consummated by Parent in accordance with the terms of this Agreement, (ii) determining that the terms of the Merger and the other Transactions to be performed or consummated by Parent in accordance with the terms of this Agreement are advisable and fair to and in the best interests of Parent and its stockholders, (iii) directing that this Agreement be submitted to a vote at Parent Stockholders Meeting and (iv) recommending that Parent’s stockholders approve this Agreement.

      (c) The only vote of holders of any class or series of the capital stock of Parent necessary to approve the Share Issuance is the approval of a majority of the votes cast by the holders of shares of Parent Common Stock in accordance with the requirements of the New York Stock Exchange, provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal (the “Parent Stockholder Approval”). The affirmative vote of the holders of Parent Common Stock, or any of them, is not necessary to consummate any Transaction to be performed or consummated by Parent in accordance with the terms of this Agreement other than the Share Issuance.

      SECTION 4.05     No Conflicts; Consents.

      (a) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the consummation by Parent and Merger Sub of the Merger and the other Transactions to be performed or consummated by Parent and Merger Sub in accordance with the terms of this Agreement and compliance by Parent and Merger Sub with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of consent, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Parent or any Parent Subsidiary under, any provision of (i) Parent Charter, Parent By-laws or the comparable organizational documents of any Parent Subsidiary, (ii) any Contract to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.05(b), any Judgment or Law applicable to Parent or any Parent Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

      (b) No Consent of, or registration, declaration or filing with, or Permit from, any Governmental Entity, is required to be obtained or made by Parent or any Parent Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger and the other Transactions to be performed or consummated by Parent in accordance with the terms of this Agreement, other than (i) compliance with and filings under the HSR Act and Foreign Competition Laws, (ii) the filing with the SEC of (A) the Joint Proxy Statement and (B) such reports under, or other applicable requirements of, the Exchange Act, as may be required in connection with this Agreement, the Merger and the other Transactions to be performed or consummated by Parent in accordance with the terms of this Agreement, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Parent is qualified to do business, (iv) compliance with and such filings and approvals as may be required under applicable Gaming Laws, and (v) such other items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

      SECTION 4.06     Parent SEC Documents; Undisclosed Liabilities.

      (a) Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent with the SEC since January 1, 2001 pursuant to Sections 13(a) and 15(d) of the Exchange Act (the “Parent SEC Documents”).

      (b) As of its respective date, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Filed Parent SEC Document has been revised or superseded by a later filed Filed Parent SEC Document, none of Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in Parent

SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments). The books and records of Parent and Parent Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

      (c) Except as and to the extent disclosed or reserved against on Parent’s most recent balance sheet (or in the notes thereto) included in the Filed Company SEC Documents, neither Parent nor any Parent Subsidiary has any Liabilities of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Parent and its consolidated subsidiaries or in the notes thereto, except for Liabilities that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

      (d) None of Parent Subsidiaries is, or has at any time since January 1, 2001 been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

      SECTION 4.07     Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to Parent’s stockholders or the Company’s stockholders or at the time of Parent Stockholders Meeting or the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

      SECTION 4.08     Absence of Certain Changes or Events. Since December 31, 2003, Parent has conducted its business in all material respects only in the ordinary course, and since such date there has not been:

(i) any event or development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect;

(ii) any change in accounting methods, principles or practices by Parent or any Parent Subsidiary, except insofar as may have been required by a change in GAAP; or

(iii) any material elections with respect to Taxes by Parent or any Parent Subsidiary or settlement or compromise by Parent or any Parent Subsidiary of any material Tax Liability or refund.

      SECTION 4.09     Taxes.

      (a) Except with respect to any divestitures that may be undertaken pursuant to Section 6.03(a ), none of Parent, the Parent Subsidiaries or any Parent affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Except with respect to any divestitures that may be undertaken pursuant to Section 6.03(a), to Parent’s knowledge, there is no agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      (b) Parent and the Parent Subsidiaries timely have filed with the appropriate Tax authority or other Governmental Entity all material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are complete and accurate in all material respects, subject to such exceptions as would not be reasonably expected to have a Parent Material Adverse Effect. Parent and the Parent Subsidiaries have paid all Taxes (other than such Taxes as are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken) that have become due, whether or not shown on any Tax Return, subject to such exceptions as are unlikely to have a Parent Material Adverse Effect. The unpaid Taxes of Parent and the Parent Subsidiaries did not, as of the dates of the financial statements contained in the most recent Parent SEC Documents, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in such financial statements, subject to such exceptions as are unlikely to have a Parent Material Adverse Effect. Since the date of the financial statements in the most recent Parent SEC Documents, neither Parent nor any Parent Subsidiary has incurred any Liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice, subject to such exceptions as would not be reasonably expected to have a Parent Material Adverse Effect.

      (c) There are no audits or other administrative proceedings or court proceedings currently pending or in progress with regard to any material Taxes or material Tax Returns of Parent or any Parent Subsidiary, and neither Parent nor any Parent Subsidiary has received a written notice or announcement of any audits or other administrative proceedings or court proceedings, subject to exceptions for any audits or proceedings that, if resolved in a manner unfavorable to Parent or any Parent Subsidiary, are unlikely to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has granted any waivers or extensions of the time to assess any Taxes.

      (d) There are no Tax Liens upon any property or assets of Parent or any Parent Subsidiary except Liens for current Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings, subject to such exceptions as would not be reasonably expected to have a Parent Material Adverse Effect.

      (e) All Taxes required to be withheld, collected or deposited by or with respect to Parent and each Parent Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required by applicable Law, have been paid to the relevant Tax authority or other Governmental Entity, subject to such exceptions as are unlikely to have a Parent Material Adverse Effect.

      (f) Neither Parent nor any Parent Subsidiary is responsible for the Taxes of any other person (other than Parent or Parent Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or by Contract that would reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar Contract or arrangement, subject to such exceptions as would not be reasonably expected to have a Parent Material Adverse Effect.

      (g) Neither Parent nor any Parent Subsidiary has been a party to any distribution occurring during the two (2) years preceding the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

      (h) Neither Parent nor any Parent Subsidiary has entered into or participated in any listed transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or any confidential corporate tax shelter within the meaning of Treasury Regulation Section 301.6111-2.

      SECTION 4.10     Absence of Changes in Benefit Plans. Except as would not reasonably be expected to have a Parent Material Adverse Effect, since December 31, 2003, neither Parent nor any Parent Subsidiary has terminated, adopted, amended, modified or agreed to amend or modify (or announced an intention to amend or modify) any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, phantom stock, performance, retirement, thrift, savings, stock bonus, cafeteria, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical or other welfare benefit or other plan, program, arrangement or understanding, whether oral or written, formal or informal, funded or unfunded (whether or not legally binding) maintained, contributed to or required to be maintained or contributed to by Parent or any Parent Subsidiary or any other person or entity that, together with Parent or any Parent Subsidiary, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Parent ERISA Affiliate”), in each case providing benefits to any current or former employee, officer, director or independent contractor of Parent or any Parent Subsidiary (each, a “Parent Participant”) and whether or not subject to United States law (collectively, “Parent Benefit Plans”) or has made any change in any actuarial or other assumption used to calculate funding obligations with respect to any Parent Benefit Plan that is a Parent Pension Plan, or any change in the manner in which contributions to any such Parent Pension Plan are made or the basis on which such contributions are determined, other than changes made pursuant to any collective bargaining agreement to which Parent or any Parent Subsidiary is a party.

      SECTION 4.11     ERISA Compliance; Excess Parachute Payments.

      (a) All “employee pension benefit plans” (as defined in Section 3(2) of ERISA) (“Parent Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other material Parent Benefit Plans maintained, or contributed to, by Parent or any Parent Subsidiary for the benefit of any Parent Participant (other than Parent Multiemployer Pension Plans), and, to the knowledge of Parent, each Parent Multiemployer Pension Plan, have been administered in material compliance with their terms and applicable Law, and the terms of any applicable collective bargaining agreements.

      (b) Each Parent Benefit Plan (other than any Parent Multiemployer Pension Plan) intended to be “qualified” within the meaning of Section 401(a) of the Code has been the subject of a determination letter from the Internal Revenue Service to the effect that such Parent Benefit Plan is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of Parent, has revocation been threatened, nor has any such Parent Benefit Plan (other than any Parent Multiemployer Pension Plan) been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs or require security under Section 307 of ERISA.

      (c) During the past six years neither Parent nor any Parent ERISA Affiliate has maintained, contributed to or been obligated to maintain or contribute to, or has any actual or contingent Liability under, any Parent Benefit Plan that is subject to Title IV of ERISA, other than any Parent Pension Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Parent Multiemployer Pension Plan”). There have been no non-exempt “prohibited transactions” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility with respect to any Parent Benefit Plan that is subject to ERISA (other than any Parent Multiemployer Pension Plan), and to the knowledge of Parent, with respect to any Parent Multiemployer Pension Plan, in each case, that could reasonably be expected to subject Parent, any Parent Subsidiary or any officer of Parent or any Parent Subsidiary or any of Parent Benefit Plans which are subject to ERISA, or, to the knowledge of Parent, any trusts created thereunder or any trustee or administrator thereof to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any material Liability under Section 502(i) or 502(1) of ERISA or to any other material Liability for breach of fiduciary duty under ERISA or any other applicable Law. During the six years prior to the date of this Agreement, no Parent Pension Plan or related trust has been terminated. Neither Parent nor any Parent Subsidiary has incurred any material Liability that remains unsatisfied with respect to a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Parent Multiemployer Pension Plan.

      (d) With respect to any Parent Benefit Plan that is an employee welfare benefit plan, whether or not subject to ERISA, (i) no such Parent Benefit Plan is funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code), (ii) except as would not reasonably be expected to have a Parent Material Adverse Effect, each such Parent Benefit Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code), complies with the applicable requirements of Section 4980B(f) of the Code or any similar state statute and (iii) no such Parent Benefit Plan provides benefits after termination of employment, except where the cost thereof is borne entirely by the former employee (or his eligible dependents or beneficiaries) or as required pursuant to any collective bargaining agreement or by Section 4980B(f) of the Code or any similar state statute.

      (e) No amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated hereby (alone or in combination with any other event) by any Parent Participant who is an executive officer of Parent who currently has in effect a change of control agreement or has an employment agreement with change of control provisions under any Parent Benefit Plan or other compensation arrangement currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) and no such executive officer is entitled to receive any additional payment from Parent or any other person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such executive officer.

      (f) The execution and delivery by Parent of this Agreement do not, and the consummation of the Transactions and compliance with the terms hereof will not (either alone or in combination with any other event) (i) entitle any Parent Participant to any additional compensation, severance or other benefits, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Parent Benefit Plan or (iii) result in any breach or violation of, or a default (with or without notice or lapse of time or both) under, any Parent Benefit Plan.

      (g) Neither Parent nor any Parent Subsidiary has received notice of any, and, to the knowledge of Parent, there are no (i) material pending termination proceedings or other suits, claims (except claims for benefits payable in the normal operation of Parent Benefit Plans), actions or proceedings against or involving or asserting any rights or claims to benefits under any Parent Benefit Plan or (ii) pending investigations (other than routine inquiries) by any Governmental Entity with respect to any Parent Benefit Plan. To the knowledge of Parent, all contributions, premiums and benefit payments under or in connection with Parent Benefit Plans that are required to have been made by Parent or any Parent Subsidiary have been timely made, accrued or reserved for in all material respects.

      (h) Neither Parent nor any Parent Subsidiary has any material Liability or obligations, including under or on account of a Parent Benefit Plan, arising out of the hiring of persons to provide services to Parent or any Parent Subsidiary and treating such persons as consultants or independent contractors and not as employees of Parent or any Parent Subsidiary.

      SECTION 4.12     Litigation. There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent or any Parent Subsidiary that has had or would reasonably be expected to have a Parent Material Adverse Effect.

      SECTION 4.13     Compliance With Applicable Laws. Parent and Parent Subsidiaries and their relevant personnel and operations are in compliance with all applicable Laws, including applicable Gaming Laws and Laws relating to occupational health and safety, except to the extent that the failure to be in compliance with any such Law has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that Parent or a Parent Subsidiary is not in compliance in any material respect with any applicable Law, except where such non-compliance has not or would not reasonably be expected to have a Parent Material Adverse Effect. Parent and Parent Subsidiaries, and to the knowledge of Parent, each of their respective directors, officers and persons performing management functions similar to officers, have in effect all Permits, necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted or proposed to be conducted, except for such Permits the absence of which has not had or would not reasonably be expected to have a Parent Material Adverse Effect. There has occurred no violation of, suspension, reconsideration, imposition of penalties or fines, imposition of additional conditions or requirements, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Permit, except for any such violation, default or event which has not had or would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has suffered a suspension or revocation or imposition of penalties or fines with respect to any Permit held under the Gaming Laws, other than in the ordinary course. There is no event which, to the knowledge of Parent, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit, except for any such event that has not had or would not reasonably be expected to have a Parent Material Adverse Effect. Notwithstanding the foregoing, this Section 4.13(a) does not relate to matters with respect to Taxes (which are the subject of Section 4.09), ERISA (which are the subject of Section 4.11), labor Laws (which are the subject of Section 4.16) or Environmental Laws (which are the subject of Section 4.18).

      SECTION 4.14     Assets Other Than Real Property Interests. Parent and Parent Subsidiaries have good and valid title to all of their respective material properties and assets, in each case free and clear of all Liens, except (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business relating to obligations that are not delinquent or that are being contested in good faith by Parent or a Parent Subsidiary and for which Parent or a Parent Subsidiary has established adequate reserves, (ii) Liens for Taxes that are not due and payable, are being contested in good faith by appropriate proceedings or that may thereafter be paid without interest or penalty, (iii) Liens that are reflected as Liabilities on the balance sheet of Parent and its consolidated subsidiaries as of March 31, 2004 contained in the Filed Parent SEC Documents and the existence of which is referred to in the notes to such balance sheet, (iv) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and (v) other imperfections of title or encumbrances, if any, that, individually or in the aggregate, do not materially impair, and would not reasonably be expected materially to impair, the continued use and operation of the assets to which they relate in the conduct of the business of Parent and Parent Subsidiaries as presently conducted. This Section 4.14 does not relate to real property or interests in real property, such items being the subject of Section 4.15, or to intellectual property, such items being the subject of Section 4.19.

      SECTION 4.15     Real Property. All real property and interests in real property owned in fee by Parent or any Parent Subsidiary (individually, a “Parent Owned Property”) and all real property and interests in real property leased by Parent or any Parent Subsidiary and any prime or underlying leases relating thereto (individually, a “Parent Leased Property”) are set forth in the Form 10-K filed by Parent with the SEC for the year ended December 31, 2003 or on Section 4.15 of the Parent Disclosure Letter. Parent or a Parent Subsidiary has good and marketable fee title to all Parent Owned Property and good and valid leasehold title to all Parent Leased Property (a Parent Owned Property or Parent Leased Property being sometimes referred to herein, individually, as a “Parent Property” and, collectively, the “Parent Properties”), in each case subject only to (i) Liens described in clause (i), (ii), (iii) or (v) of Section 4.14, (ii) leases, subleases and similar agreements set forth in Section 4.15 of the Parent Disclosure Letter and (iii) easements, covenants, rights-of-way and other similar restrictions of record, if any, that, individually or in the aggregate, do not materially impair, and would not reasonably be expected materially to impair, the continued use and operation of the assets to which they relate in the conduct of the business of Parent and Parent Subsidiaries as presently conducted. Any material reciprocal easements, operating agreements, option agreements, rights of first refusal or rights of first offer with respect to any Parent Property at which a casino or hotel project is operated are set forth in Section 4.15 of the Parent Disclosure Letter. There are no physical conditions or defects at any of the Parent Owned Properties at which casino or hotel operations are conducted which materially impair or would be reasonably expected to materially impair the continued operation and conduct of the casino, hotel and related businesses as presently conducted at each such Parent Owned Property.

      SECTION 4.16     Labor Matters. Since January 1, 2001, neither Parent nor any Parent Subsidiary has experienced any labor strikes, or, to the knowledge of Parent, union organization attempts, requests for representation, work slowdowns or stoppages or other disputes due to labor disagreements that would reasonably likely be material to any casino or hotel operated or owned by Parent or any Parent Subsidiary, and, to the knowledge of Parent, there is currently no such action threatened against or affecting Parent or any Parent Subsidiary. Parent and Parent Subsidiaries are each in compliance with all applicable Laws with respect to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, wages and hours, human rights, pay equity and workers compensation, except to the extent that the failure to be in compliance with any such Law has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent and Parent Subsidiaries are not engaged in any unfair labor practice, and no unfair labor practice charge or complaint against Parent or any Parent Subsidiary pending or, to the knowledge of Parent, threatened before the National Labor Relations Board or any comparable Federal, state, provincial or foreign agency or authority except for such practices, charges or complaints that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. No grievance or arbitration proceeding arising out of a collective bargaining agreement is pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary that would reasonably be expected to result in material Liability to Parent.

      SECTION 4.17     Contracts. Neither Parent nor any Parent Subsidiary is a party to or bound by, as of the date hereof, any Contract that (i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or (ii) limits or otherwise restricts Parent or any Parent Subsidiary or any successor thereto, from engaging or competing in any line of business or in any geographic area. Each Contract of the type described in this Section 4.17, whether or not entered into as of the date hereof and whether or not set forth in Section 4.17 of the Parent Disclosure Letter, is referred to herein as a “Parent Contract.” Each Parent Contract is valid and binding on Parent or a Parent Subsidiary party thereto and, to the knowledge of Parent, each other party thereto, and is in full force and effect, and Parent and each of the Parent Subsidiaries have performed all obligations required to be performed by them to the date hereof under each Parent Contract and, to the knowledge of Parent, each other party to each Parent Contract has performed all obligations required to be performed by it under such Parent Contract, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither the Parent nor any Parent Subsidiary knows of, or has received notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Parent Contract or any other Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

      SECTION 4.18     Environmental Matters. Except for such matters that individually or in the aggregate have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect:

(a) Parent and each of Parent Subsidiaries are, and have been, in compliance with all Environmental Laws, and neither Parent nor any of Parent Subsidiaries has received any (i) communication that alleges that Parent or any of Parent Subsidiaries is in violation of, or has Liability under, any Environmental Law or (ii) written request for information pursuant to any Environmental Law;

(b) (i) Parent and each of Parent Subsidiaries have obtained and are in compliance with all Environmental Permits necessary for their operations as currently conducted, (ii) all such Environmental Permits are valid and in good standing and (iii) neither Parent nor any of Parent Subsidiaries has been advised by any Governmental Entity of any actual or potential change in the status or terms and conditions of any Environmental Permit;

(c) there are no Environmental Claims pending or, to the knowledge of Parent, threatened, against Parent or any of Parent Subsidiaries;

(d) there have been no Releases of any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against Parent or any of Parent Subsidiaries or against any Person whose liabilities for such Environmental Claims Parent or any of Parent Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law;

(e) there are no above-ground or underground storage tanks or known or suspected asbestos-containing materials on, under or about property owned, operated or leased by Parent or any Parent Subsidiary, nor, to the knowledge of Parent, were there any underground storage tanks on, under or about any such property in the past; and

(f) (i) neither Parent nor any of Parent Subsidiaries has retained or assumed, either contractually or by operation of Law, any Liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against Parent or any of Parent Subsidiaries, and (ii) to the knowledge of Parent, no Environmental Claims are pending against any Person whose liabilities for such Environmental Claims Parent or any of Parent Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law.

      SECTION 4.19     Intellectual Property. Parent and Parent Subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights used in the business of Parent or a Parent Subsidiary as of the date hereof, other than such Intellectual Property Rights that are not material (the “Parent Intellectual Property”). Except as set forth in Section 4.19 of the Parent Disclosure Letter or except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect on the validity or value of the Parent Intellectual Property, (A) no written claim of invalidity or conflicting ownership rights with respect to any Parent Intellectual Property has been made by a third party and no such Parent Intellectual Property is the subject of any pending or, to Parent’s knowledge, threatened action, suit, claim, investigation, arbitration, interference, opposition or other proceeding, (B) no person has given written notice to Parent or any Parent Subsidiary that the use of any Parent Intellectual Property by Parent, any Parent Subsidiary or any licensee is infringing or has infringed any domestic or foreign registered patent, trademark, service mark, trade name, or copyright or design right, or that Parent, any Parent Subsidiary or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how, (C) the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any process, machine, manufacture or product related to any Parent Intellectual Property, does not infringe any domestic or foreign registered patent, trademark, service mark, trade name, copyright or other Intellectual Property Right of any third party, and does not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party of which Parent has knowledge, (D) (i) neither Parent nor any Parent Subsidiary has performed prior acts or is engaged in current conduct or use, or (ii) to the knowledge of Parent, there exists no prior act or current use by any third party, that would void or invalidate any Parent Intellectual Property, and (E) the execution, delivery and performance of this Agreement and the Transactions contemplated by this Agreement by Parent and the consummation of the transactions contemplated hereby and thereby will not breach, violate or conflict with any instrument or agreement that Parent is party to and that concerns any Parent Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of Parent Intellectual Property or impair the right of the Company to make, use, sell, license or dispose of, or to bring any action for the infringement of, any Parent Intellectual Property.

      SECTION 4.20     Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Deutsche Bank Securities Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent. Parent has furnished to the Company a true and complete copy of all agreements between Parent and Deutsche Bank Securities Inc. relating to the Merger and the other Transactions.

      SECTION 4.21     Opinion of Financial Advisor. Parent has received the written opinion of Deutsche Bank Securities Inc., dated the date of this Agreement, to the effect that, as of such date and subject to the considerations set forth therein, the Merger Consideration is fair from a financial point of view to Parent, a signed copy of which opinion has been delivered to the Company solely for informational purposes.

      SECTION 4.22     Financing. Parent will have at the Effective Time sufficient funds available to pay the cash portion of the Merger Consideration.

ARTICLE V.

COVENANTS RELATING TO CONDUCT OF BUSINESS

      SECTION 5.01     Conduct of Business.

      (a) Conduct of Business by the Company. Except for matters set forth in Section 5.01(a) of the Company Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to (i) conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use its commercially reasonable efforts to preserve intact its current business organization and keep available the services of its current officers and employees, (ii) pay its Taxes when due and (iii) use all commercially reasonable efforts to keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01(a) of the Company Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect Company Subsidiary to its security holders in the ordinary course of business consistent with past practice, (B) enter into any Contract with respect to the voting of its capital stock or other Equity Interests held by the Company or any Company Subsidiary, (C) split, combine or reclassify any of its capital stock or other Equity Interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other Equity Interests, or (D) purchase, redeem or otherwise acquire (1) any shares of capital stock or other Equity Interests of the Company or any Company Subsidiary, (2) any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (3) any options, warrants, rights, securities, units, commitments, Contracts, arrangements or undertakings of any kind that give any person the right to receive any economic benefits and rights accruing to holders of capital stock or other Equity Interests of the Company or any Company Subsidiary, other than, in respect of any of the foregoing clauses (C) or (D), (x) pursuant to the terms of the Company Equity Awards outstanding as of the date hereof or granted in compliance with subclause (z) of Section 5.01(a)(ii) below (y) pursuant to the conversion of convertible debt outstanding as of the date hereof in accordance with their present terms, or (z) pursuant to the Company’s Employee Stock Purchase Plan;

(ii) issue, deliver, sell or grant (A) any shares of its capital stock or other Equity Interests, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities, (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units or (E) any options, warrants, rights, securities, units, commitments, Contracts, arrangements or undertakings of any kind that give any person the right to receive any economic benefits and rights accruing to holders of capital stock of the Company or any Company Subsidiary, other than in respect of any of the foregoing clause (A), (B), (C), (D)or (E), (w) pursuant to the terms of the Company Equity

Awards outstanding as of the date hereof or granted in compliance with subclause (z) of this Section 5.01(a)(ii), (x) pursuant to the conversion of convertible debt outstanding as of the date hereof in accordance with their present terms, (y) pursuant to the Company’s Employee Stock Purchase Plan, and (z) grants of up to an aggregate of 2,000,000 Company Stock Options (with exercise prices at the fair market value of Company Common Stock on the date of grant) and other Company Equity Awards with respect to an aggregate of 500,000 shares of Company Common Stock pursuant to the Company Stock Plans in the ordinary course of business consistent with past practice, provided that any such Company Equity Awards granted pursuant to this clause (z) shall expressly provide that, except as otherwise provided in an employment agreement or severance agreement in effect as of the date hereof, the Transactions, in and of themselves, shall not result in acceleration of the vesting of such awards; provided, however, that any such awards may provide for acceleration of vesting upon the involuntary termination of employment of the holder thereof without cause within one year of the Closing; provided, further that, for purposes of subclauses (x), (y) and (z) of this Section 5.01(a)(ii), the Company is permitted to also issue the associated Company Rights with any Company Common Stock issued pursuant to such subclauses;

(iii) amend or otherwise change its certificate of incorporation, by-laws or other comparable charter or organizational documents, other than amendments or changes to any such documents of Company Subsidiaries in the ordinary course of business consistent with past practices;

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any Equity Interest in or business of any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except in respect of any of the foregoing clauses (A) and (B), (w) capital expenditures in accordance with Section 5.01(a)(ix), (x) purchases of inventory in the ordinary course of business consistent with past practice, (y) for acquisitions of assets or equity interests having or involving aggregate consideration not in excess of $10,000,000 or (z) development activities having or involving consideration not in excess of the Development Amount;

(v) (A) grant to any Company Participant any loan or increase in compensation, benefits, perquisites or any bonus or award, or pay any bonus to any such person, except to the extent required under employment agreements in effect as of the date of this Agreement as set forth in Section 3.11(a) of the Company Disclosure Letter or in the ordinary course of business consistent with past practice (excluding any benefits or bonuses not permitted by subclauses (B) or (D) of this Section 5.01(a)(v)), (B) grant to any Company Participant any increase in severance, change in control or termination pay or benefits, except to the extent required under any agreement in effect as of the date of this Agreement as set forth in Section 3.11(a) of the Company Disclosure Letter, (C) enter into any employment, loan, retention, consulting, indemnification, termination or similar agreement with any Company Participant, except in the ordinary course of business consistent with past practice, (D) enter into any change of control, severance or similar agreement with any Company Participant, other than (x) renewals of any such agreements in effect as of the date hereof or (y) any such agreements with Company Participants hired after the date hereof replacing a Company Participant whose employment has terminated for any reason (provided that the terms of any such agreements are no more favorable to the new Company Participant than the terminated Company Participant), (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, except in the ordinary course of business consistent with past practice, (F) establish, adopt, enter into, terminate or amend any collective bargaining agreement, Company Benefit Plan, except in the ordinary course of business consistent with past practice, (G) amend, waive or otherwise modify any of the terms of any employee option, warrant or stock option plan of the Company or any Company Subsidiary or (H) take any action to accelerate any rights or benefits, including vesting and payment, or make any material determinations, under any collective bargaining agreement or Company Benefit Plan;

(vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, other than as may have been required by a change in GAAP or any Governmental Entity;

(vii) sell, lease, license, transfer, pledge or otherwise dispose of or subject to any Lien any properties or assets that have a fair value, individually, in excess of $5,000,000 or, in the aggregate, in excess of $20,000,000;

(viii) (A) other than debt incurrence pursuant to any credit facility or line of credit existing prior to the date of this Agreement (a copy of which has been previously delivered or made available to Parent) or any refinancing thereof not to exceed the amount borrowable thereunder (provided that at no time shall the Company’s aggregate indebtedness on a consolidated basis exceed $4,600,000,000 (excluding any indebtedness incurred after the date hereof by non-wholly owned Company Subsidiaries), incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person (other than to or in the Company or any direct or indirect wholly owned Company Subsidiary), individually, in excess of $5,000,000 or, in the aggregate, in excess of $20,000,000, other than, in the case of this clause (B), any of the foregoing in respect of development activities, in respect of which the only limitation in this clause (B) shall be an amount equal to the Development Amount;

(ix) make or agree to make any new capital expenditure or expenditures such that the aggregate of all capital expenditures for fiscal years 2004 and 2005 combined would exceed of $1,311,000,000 (the “Capital Expenditure Amount”) other than capital expenditures for emergency repairs and other capital expenditures necessary in light of circumstances not anticipated as of the date of this Agreement, which are necessary to avoid significant disruption to the Company’s business or operations consistent with past practices (and, if reasonably practicable, after consultation with Parent);

(x) make any material Tax election or settle or compromise any material Tax Liability or refund, other than tax elections required by Law;

(xi) write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and the Company Subsidiaries taken as a whole, in excess of $1,000,000, except for depreciation and amortization in accordance with GAAP consistently applied or except as required by GAAP or a Governmental Entity;

(xii) except in the ordinary course of business consistent with past practice, (A) cancel any indebtedness owed to the Company or waive any claims or rights of substantial value of the Company or (B) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill, non-competition, exclusivity or similar agreement to which the Company or any Company Subsidiary is a party;

(xiii) enter into any Contract otherwise addressed in this Section 5.01(a) (including without limitation Contracts relating to development activity which shall not be subject to this clause (xiii)) having a duration of more than one year and total payment obligations of the Company in excess of $5,000,000 (other than (A) Contracts terminable within one year, (B) the renewal, on substantially similar terms, of any Contract existing on the date of this Agreement and (C) Contracts entered into in respect of capital expenditures permitted by Section 5.01(a)(ix));

(xiv) except in the ordinary course of business consistent with past practice, cancel, terminate or adversely modify or amend any of the Company Contracts, or waive, release, assign, settle or compromise any material rights or claims, or any material litigation or arbitration; or

(xv) authorize any of, or commit or agree to take any of, the foregoing actions.

      (b) Conduct of Business by Parent. Except for matters set forth in Section 5.01(b) of the Parent Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, Parent shall, and shall cause each Parent Subsidiary to (i) conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use its commercially reasonable efforts to preserve intact its current business organization and keep available the services of its current officers and employees, (ii) pay its Liabilities and Taxes when due and (iii) use all commercially reasonable efforts to keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01(b) of the Parent Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, Parent shall not do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed:

(i) amend or otherwise change its certificate of incorporation or by-laws, except to increase the authorized number of shares of Parent capital stock (including Parent Common Stock);

(ii) issue any shares of Parent Common Stock if, following such issuance, there would be an insufficient number of shares of Parent Common Stock to pay the Merger Consideration and to be reserved for issuance in connection with the other Transactions contemplated;

(iii) issue, deliver, sell or grant (A) any shares of its capital stock or other Equity Interests, (B) any Voting Parent Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Parent Debt, voting securities or convertible or exchangeable securities, (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units or (E) any options, warrants, rights, securities, units, commitments, Contracts, arrangements or undertakings of any kind that give any person the right to receive any economic benefits and rights accruing to holders of capital stock of Parent, other than (x) pursuant to the terms of Parent equity awards and Parent Stock Options, the conversion of convertible debt in accordance with their present terms, in each case, outstanding as of the date hereof or issued or granted in compliance with subclause (y) or (z) of this Section 5.01(b)(iii), (y) grants of Parent equity awards and Parent Stock Options pursuant to Parent Stock Plans and (z) up to 2,500,000 shares of Parent Common Stock, including the Parent Rights associated with such Parent Common Stock, issued in connection with securities offerings or acquisitions;

(iv) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends on Parent Common Stock in the ordinary course of business; or

(v) authorize any of, or commit or agree to take any of, the foregoing actions.

      (c) Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, except as expressly permitted by Section 5.02 of this Agreement, take any action that would, or that would reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement becoming untrue such that the conditions set forth in, as applicable, Section 7.02(a), in the case of the Company’s representations and warranties, or Section 7.03(a), in the case of Parent’s representations and warranties, would not be satisfied, or (ii) any condition to the Merger set forth in Article VII not being satisfied.

      (d) Advice of Changes. The Company and Parent shall promptly advise the other orally and in writing of any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on such party. The Company shall give prompt notice to Parent, and Parent or Merger Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

      (e) Control of the Company’s Operations. Nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise consistent with the terms of this Agreement, complete control and supervision of its operations.

      SECTION 5.02     No Solicitation.

      (a) The Company shall not, nor shall it authorize or permit any Company Subsidiary to, and shall use its reasonable best efforts to cause any officer, director or employee of, or any investment banker, attorney or other advisor or representative (collectively, “Representatives”) of, the Company or any Company Subsidiary to, directly or indirectly, (i) solicit, initiate or encourage the submission of, any Company Takeover Proposal, (ii) enter into any agreement (other than a confidentiality agreement entered into in accordance with the provisions hereof) with respect to any Company Takeover Proposal or (iii) other than informing persons of the existence of the provisions contained in this Section 5.02, participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to the Company in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal; provided, however, that prior to receipt of the Company Stockholder Approval, the Company may, in response to an unsolicited bona fide Company Takeover Proposal which did not result from a breach of this Section 5.02(a) and which the Company Board determines, in good faith, after consultation with outside counsel and financial advisors, would reasonably be expected to lead to a Superior Company Proposal, and subject to compliance with Section 5.02(c), (x) furnish information with respect to the Company to the person making such Company Takeover Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement and (y) participate in discussions or negotiations with such person and its Representatives regarding any Company Takeover Proposal.

      (b) Neither the Company Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company Board of this Agreement or the Merger, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal or (iii) approve or recommend, or publicly propose to approve or recommend, any Company Takeover Proposal. Notwithstanding the foregoing provisions of Section 5.02(a) and this Section 5.02(b), if, prior to receipt of the Company Stockholder Approval, (w) the Company Board shall have determined in good faith, after consultation with outside counsel, that it is required for the purpose of fulfilling its fiduciary duties under applicable Law, (x) the Company Board has notified Parent in writing of the determination described in clause (w) above, (y) at least three Business Days following receipt by Parent of the notice received in clause (x) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (x) above, the Company Board maintains its determination described in clause (w) above, and (z) the Company is in compliance with this Section 5.02, the Company Board may (A) withdraw or modify its approval or recommendation of the Merger and this Agreement and/or (B) upon termination of this Agreement in accordance with Section 8.01(f) and concurrent payment of the Break Up Fee in accordance with Section 6.06(b), approve and enter into an agreement relating to a Company Takeover Proposal that constitutes a Superior Company Proposal.

      (c) The Company promptly shall advise Parent orally and in writing of any Company Takeover Proposal, any inquiry with respect to or that would reasonably be expected to lead to any Company Takeover Proposal, the identity of the person making any such Company Takeover Proposal or inquiry and the material terms of any such Company Takeover Proposal or inquiry. The Company shall (i) keep Parent informed promptly of the status (including any change to the terms thereof) of any such Company Takeover Proposal or inquiry and (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of the Company Takeover Proposal (including any amendments or supplements thereto) and all such other material information provided in writing to the Company by the party making such Company Takeover Proposal.

      (d) Nothing contained in this Section 5.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would be inconsistent with the fulfillment of its fiduciary duties or any other obligations under applicable Law.

ARTICLE VI.

ADDITIONAL AGREEMENTS

      SECTION 6.01     Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings.

      (a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and file with the SEC a joint proxy statement (the “Joint Proxy Statement”) in preliminary form and Parent shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, and each of the Company and Parent shall use its reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Each of the Company and Parent shall use its reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain the effectiveness of the S-4 through the Effective Time and to ensure that it complies in all material respects with the applicable provisions of the Exchange Act or Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and under the Company Stock Plans and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock and rights to acquire Company Common Stock pursuant to the Company Stock Plans as may be reasonably requested in connection with any such action. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Joint Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between such or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Joint Proxy Statement, the Form S-4 or the Merger.

      (b) If, at any time prior to the receipt of the Company Stockholder Approval or Parent Stockholder Approval, any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement and the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent’s or the Company’s stockholders.

      (c) If, at any time prior to the receipt of the Company Stockholder Approval or Parent Stockholder Approval, any event occurs with respect to Parent or any Parent Subsidiary, or change occurs with respect to other information supplied by Parent for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the

Form S-4, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement and the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent’s or the Company’s stockholders.

      (d) The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Company Stockholder Approval. The Company shall use its reasonable efforts to cause the Joint Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the date of this Agreement. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval (the “Company Recommendation”), except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by and determined in accordance with the last sentence of Section 5.02(b).

      (e) Parent shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholders Meeting”) for the purpose of seeking Parent Stockholder Approval. Parent shall use its reasonable efforts to cause the Joint Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the date of this Agreement. Parent shall, through Parent Board, recommend to its stockholders that they give Parent Stockholder Approval (the “Parent Recommendation”).

      (f) The Company shall use all reasonable efforts to cause to be delivered to Parent a letter of Deloitte & Touche LLP, the Company’s independent public accountants, dated a date within two Business Days before the date on which the Form S-4 shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

      (g) Parent shall use all reasonable efforts to cause to be delivered to the Company a letter of Deloitte & Touche LLP, Parent’s independent public accountants, dated a date within two Business Days before the date on which the Form S-4 shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

      SECTION 6.02     Access to Information; Confidentiality. The Company shall, and shall cause each of its subsidiaries to, afford to Parent and its Representatives reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request. Parent shall, and shall cause each of its subsidiaries to, afford to the Company and its Representatives reasonable access during normal business hours during the period prior to the Effective Time to all of their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to the Company all information concerning its business, properties and personnel as the Company may reasonably request. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated July 9, 2004 between the Company and Parent (the “Confidentiality Agreement”). Notwithstanding the foregoing or Section 6.03, the Company shall not be required to provide any information which it reasonably believes it may not provide to Parent by reason of contractual or legal restrictions, including applicable Laws, or which it believes is competitively sensitive information. In addition, the Company may designate any competitively sensitive information provided to the other under this Agreement as “outside counsel only.” Such information shall be given only to outside counsel of the recipient. Each party will use reasonable best efforts to minimize any disruption to the businesses of the other party and its subsidiaries which may result from the requests for access, data and information hereunder.

      SECTION 6.03     Reasonable Efforts; Notification.

      (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, but in no event later than the Outside Date, the Merger and the other Transactions to be performed or consummated by such party in accordance with the terms of this Agreement, including (i) in the case of Parent, the obtaining of all necessary approvals under any applicable Gaming Laws required in connection with this Agreement, the Merger and the other Transactions, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions to be performed or consummated by such party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution and delivery of any additional instruments necessary to consummate the Merger and other Transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to fully carry out the purposes of this Agreement. For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, Parent and its subsidiaries shall commit to any and all divestitures, licenses or hold separate or similar arrangements with respect to its assets or conduct of business arrangements as a condition to obtaining any and all approvals from any Governmental Entity for any reason in order to consummate and make effective, as promptly as practicable, but in no event later than the Outside Date, the Merger and the other Transactions to be performed or consummated by Parent and its subsidiaries, including taking any and all actions necessary in order to ensure that (x) no requirement for non-action, a waiver, consent or approval of the United States Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “Antitrust Division”), any authority enforcing applicable Gaming Laws, any State Attorney General or other Governmental Entity, (y) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, and (z) no other matter relating to any antitrust or competition Law or regulation or relating to any Gaming Law, would preclude consummation of the Merger by the Outside Date, unless any such action would, individually or in the aggregate, have a Parent Material Adverse Effect (for purposes of this clause, after giving effect to the Merger). The Company shall agree if, but solely if, requested by Parent to divest, hold separate or otherwise take or commit to take any action with respect to the businesses, services, or assets of the Company or any of its subsidiaries in furtherance of this Section 6.03; provided, however, that any such action may be conditioned upon the consummation of the Merger and other Transactions contemplated hereby. In addition, subject to the terms and conditions herein provided, none of the parties hereto shall knowingly take or cause to be taken any action which would reasonably be expected to materially delay or prevent the satisfaction by the Outside Date of the condition set forth in Section 7.01(d). Each of Parent and the Company undertakes and agrees to file as soon as practicable a Notification and Report Form under the HSR Act with the FTC and the Antitrust Division and to make such filings and apply for such approvals and consents as are required under the Gaming Laws.

      (b) Each of Parent and the Company shall (i) respond as promptly as practicable under the circumstances to any inquiries received from the FTC or the Antitrust Division or any authority enforcing applicable Gaming Laws for additional information or documentation and to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters or Gaming Laws, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed.

      (c) In connection with and without limiting the foregoing, the Company and the Company Board shall (x) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (y) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement, take all reasonable action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions.

      (d) In addition, each party shall, subject to applicable Law and except as prohibited by any applicable representative of any applicable Governmental Entity, (i) promptly notify the other party of any written communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Entity, including regulatory or gaming authorities, and, permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat; and (iii) furnish the other party with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between them and its affiliates and their respective representatives on the one hand, and any Governmental Entity, including regulatory or gaming authority, or members or their respective staffs on the other hand, with respect to this Agreement and the Merger.

      SECTION 6.04     Benefit Plans.

      (a) Subject to the terms of any collective bargaining agreement currently in effect or which may be in effect in the future, Parent shall cause the Surviving Entity to maintain for a period of one year after the Effective Time the Company Benefit Plans as in effect on the date of this Agreement as set forth on the Company Disclosure Letter or to provide benefits (excluding benefits attributable to equity-based plans or grants) to each current employee of the Company and the Company Subsidiaries that are at least as favorable in the aggregate to such employees as those in effect on the date of this Agreement. With respect to benefits attributable to equity-based plans or grants, Parent shall, or shall cause the Surviving Entity to, provide that each Company employee shall be eligible to receive grants in the same manner as similarly situated employees of Parent or any Parent Subsidiary.

      (b) From and after the Effective Time, Parent shall, and shall cause the Surviving Entity to honor in accordance with their respective terms (as in effect on the date of this Agreement), all the Company’s employment, severance and termination agreements, plans and policies disclosed in the Company Disclosure Letter.

      (c) With respect to any employee benefit plan, program or arrangement maintained by Parent or any Parent Subsidiary (including any severance plan), for all purposes of determining eligibility to participate and vesting but not for purposes of benefit accrual, service with the Company or any Company Subsidiary shall be treated as service with Parent or any Parent Subsidiary; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

      (d) Parent shall waive, or cause to be waived, any pre-existing condition limitation under any welfare benefit plan maintained by Parent or any of its affiliates (other than the Company) in which employees of the Company and the Company Subsidiaries (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitation would have been applicable under the comparable Company welfare benefit plan immediately prior to the Effective Time. Parent shall recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Company employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

      SECTION 6.05     Indemnification.

      (a) Parent shall, to the fullest extent permitted by Law, cause the Surviving Entity to honor all the Company’s obligations to indemnify (including any obligations to advance funds for expenses) the current or former directors or officers of the Company for acts or omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company Charter, the Company By-laws, individual indemnity agreements or otherwise, and such obligations shall survive the Merger. The certificate of incorporation of the Surviving Entity shall contain, and Parent shall cause the certificate of incorporation of the Surviving Entity to contain, provisions no less favorable with respect to indemnification and exculpation of present and former directors and officers of the Company than are presently set forth in the Company Charter and Company By-laws.

      (b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (such 300% amount, the “Maximum Premium”); provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium, provided, further, if the Company in its sole discretion elects, by giving written notice to Parent at least 60 days prior to the Effective Time, then, in lieu of the foregoing insurance, effective as of the Effective Time, the Company shall purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the Company’s existing directors and officers liability policy, and in all other respects shall be comparable to such existing coverage), provided that the premium for such “tail” or “runoff” coverage shall not exceed an amount equal to the Maximum Premium. The Company represents to Parent that the Maximum Premium is as set forth in Section 6.05 of the Company Disclosure Letter.

      (c) In the event that Parent or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, then, and in each such case, Parent shall cause proper provisions to be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, assume the obligations set forth in this Section 6.05. The obligations of Parent and the Surviving Entity under this Section 6.05 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.05 applies without the express written consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.05 applies shall be third party beneficiaries of this Section 6.05).

      SECTION 6.06     Fees and Expenses.

      (a) Except as provided below, all fees and expenses incurred in connection with the Merger shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with filing, printing and mailing the Joint Proxy Statement and the Form S-4 shall be shared equally by Parent and the Company.

      (b) In the event that this Agreement is terminated pursuant to Section 8.01(e) or 8.01(f), then the Company shall pay to Parent, within two Business Days following written notice of such termination in the case of termination pursuant to Section 8.01(e) and concurrently with termination in the case of termination pursuant to Section 8.01(f), in each case, by wire transfer of same-day funds a fee of $180,000,000 (the “Break-up Fee”).

      (c) If (i) after the date of this Agreement, any person publicly announces a Company Takeover Proposal which has not been expressly and bona fide publicly withdrawn, (ii) this Agreement is terminated by either the Company or Parent pursuant to Section 8.01(b)(iii) and at such time of termination Parent is not in breach in any material respect of any of its representations, warranties and covenants contained in this Agreement, and (iii) within 12 months after the date of this Agreement the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by a Company Takeover Proposal, then, if such Company Takeover Proposal is consummated, the Company shall pay to Parent by wire transfer of same-day funds the Break-up Fee on the date of consummation of such Company Takeover Proposal. Solely for the purposes of this Section 6.06(c), the term “Company Takeover Proposal” shall have the meaning assigned to such term in Section 9.3(a), except that all references to “20%” shall be changed to “50%”.

      (d) The Company acknowledges that the agreements contained in Sections 6.06(b) and 6.06(c) are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the Break-up Fee, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Break-up Fee, the Company shall pay to Parent interest on the Break-up Fee from and including the date payment of the Break-up Fee was due to but excluding the date of actual payment at the prime rate of Bank of America, National Association in effect on the date such payment was required to be made. If applicable, the Break-Up Fee shall not be payable more than once pursuant to this Section 6.06.

      SECTION 6.07     Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

      SECTION 6.08     Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions shall be paid by either Merger Sub or the Surviving Entity (provided any such payments shall not be funded, directly or indirectly, by the Company or the Company Subsidiaries), and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

      SECTION 6.09     Affiliates. Prior to Closing, the Company shall deliver to Parent a letter identifying all persons who, to the knowledge of the Company, were, at the date of the Company Stockholders Meeting, “affiliates” of the Company for purposes of Rule 145 under the Securities Act. The Company shall use all reasonable efforts to cause each such person to deliver to Parent on or prior to Closing a written agreement substantially in the form attached as Exhibit A.

      SECTION 6.10     Section 16 Matters. Parent and the Company agree that, in order to most effectively compensate and retain Company Insiders in connection with the Merger, both prior to and after the Effective Time, it is desirable that Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act, to the fullest extent permitted by applicable Law in connection with the conversion of shares of Company Common Stock and Company Equity Awards into shares of Parent Common Stock and options to purchase Parent Common Stock in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.10. Assuming that the Company delivers to Parent the Section 16 Information in a timely fashion, the Parent Board, or a committee of Non-Employee Directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) thereof, shall adopt a resolution providing that the receipt by Company Insiders of Parent Common Stock in exchange for shares of Company Common Stock, RSUs, Performance Awards and Supplemental

Retention Units, options to purchase Parent Common Stock upon conversion of Company Stock Options and rights to purchase Parent Common Stock upon conversion of purchase rights under the Company Employee Stock Purchase Plan, in each case pursuant to the transactions contemplated by this Agreement and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. In addition, the Company Board, or a committee of Non-Employee Directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) thereof, shall adopt a resolution providing that the disposition by Company Insiders of Company Common Stock, RSUs, Performance Awards and Supplemental Retention Units, other than Company Stock Options, in exchange for shares of Parent Common Stock, Company Stock Options in exchange for options to purchase Parent Common Stock and purchase rights under the Company Employee Stock Purchase Plan in exchange for rights to purchase Parent Common Stock, in each case pursuant to the transactions contemplated by this Agreement, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. “Section 16 Information” shall mean information accurate in all material respects regarding Company Insiders, the number of shares of Company Common Stock held by each such Company Insider and expected to be exchanged for Parent Common Stock in the Merger, the number and description of the Company Stock Options held by each such Company Insider and expected to be converted into options to purchase Parent Common Stock in connection with the Merger. “Company Insiders” shall mean those officers and directors of Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information. Such actions described in this Section 6.10 shall be taken in accordance with the interpretative letter, dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

      SECTION 6.11     Stock Exchange Listing. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

      SECTION 6.12     Tax Matters.

      (a) Parent and the Company shall use their commercially reasonable efforts, and shall cause their respective subsidiaries to use their commercially reasonable efforts, to take or cause to be taken any action necessary for the Merger (or, if applicable, a merger pursuant to Section 6.12(d) hereof) to qualify as a reorganization within the meaning of Section 368(a) of the Code or alternatively, if applicable, to take or cause to be taken any action necessary for the Alternative Transaction described in Section 6.12(c) hereof to qualify as a transaction described in Section 351 of the Code. The parties hereto shall cooperate and use their commercially reasonable efforts in order for Parent to obtain the opinion of Latham & Watkins LLP described in Section 7.02(d) and for the Company to obtain the opinion of Skadden, Arps, Slate, Meagher & Flom LLP described in Section 7.03(d). Except with respect to any divestitures that may be undertaken pursuant to Section 6.03(a), neither Parent nor the Company shall, nor shall they permit any of their respective Subsidiaries to, take or cause to be taken any action that would disqualify the Merger (or, if applicable, a merger pursuant to Section 6.12(d) hereof) as a reorganization within the meaning of Section 368(a) of the Code or alternatively, if applicable, take or cause to be taken any action that would disqualify the Alternative Transaction described in Section 6.12(c) hereof as a transaction described in Section 351 of the Code.

      (b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Section 1.368-2(g) and 1.368-3(a). Each of Parent and the Company shall report the Merger as a reorganization within the meaning of Section 368 of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

      (c) In the event that either of Latham & Watkins LLP, counsel to Parent, or Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, acting in good faith, is unable to render its opinion pursuant to Section 7.02(d) or Section 7.03(d), respectively, because the total fair market value of the Parent Common Stock received by the Company Stockholders in exchange for their Company Common

Stock is less than 45% of the aggregate fair market value of the Parent Common Stock and cash received in the Merger or for other reasons, then at the option of either Parent or the Company, each acting reasonably, the structure of the Merger shall be revised to provide for (i) the formation by Parent and the Company of a new corporation (“Newco”), (ii) the formation by Newco of two (2) wholly-owned corporations (“Newco Subs”) and (iii) the merger of one Newco Sub with and into Parent with Parent being the surviving entity and the merger of the other Newco Sub with and into the Company with the Company being the surviving entity, in a series of transactions that qualify as a transaction described in Section 351 of the Code (such transactions, collectively, the “Alternative Transaction”).

      (d) In the event that at the Effective Time, the total fair market value of the Parent Common Stock that would be received by the Company Stockholders in exchange for their Company Common Stock is greater than or equal to 80% of the aggregate fair market value of the Company Common Stock outstanding immediately before the Effective Time, then at the option of either Parent or the Company, each acting reasonably, the structure of the Merger shall be revised to provide for the merger of a first-tier newly formed corporate Subsidiary of Parent with and into the Company with the Company being the surviving entity in a transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Code.

      (e) Notwithstanding anything to the contrary set forth in subsections (c) and (d) of this Section 6.12, no revision to the structure of the Merger shall (i) result in any change in the Merger Consideration, (ii) be materially adverse to the interests of Parent, the Company, Merger Sub, the holders of shares of Parent Common Stock or the holders of shares of Company Common Stock or (iii) unreasonably impede or delay consummation of the Merger. If the structure of the Merger is so revised, this Agreement and Exhibits B and C shall be amended by the parties as appropriate to give effect to the revised structure of the Merger with each party executing a written amendment to this Agreement and Exhibits B and C as necessary to reflect the foregoing. The parties agree to amend this Agreement to the extent necessary to provide for more specific mechanics of the alternative structures described in this Section 6.12.

      SECTION 6.13     Litigation.

      (a) The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to the Merger or any other Transaction; provided, however, that no such settlement shall be agreed to without Parent’s consent, which consent shall not be unreasonably withheld or delayed.

      (b) Parent shall give the Company the opportunity to participate in the defense or settlement of any stockholder litigation against Parent and its directors relating to the Merger or any other Transaction; provided, however, that no such settlement shall be agreed to without the Company’s consent, which consent shall not be unreasonably withheld or delayed.

      SECTION 6.14     Parent Board. At or prior to the Effective Time, Parent Board shall take all action necessary so that, effective immediately following the Effective Time, William Barron Hilton and Stephen F. Bollenbach shall be appointed to Parent Board, with William Barron Hilton being placed in Class I (with a term expiring in 2006) and Stephen F. Bollenbach being placed in Class II (with a term expiring in 2007). In addition, as soon as practicable after the date hereof (but in any event prior to the Closing Date), the Nominating/ Corporate Governance Committee of the Parent Board shall consider recommending an additional Company director for appointment to the Parent Board. Parent Board shall also consider the nomination of one further additional Company director to the Parent Board.

      SECTION 6.15     Company Rights Agreement. Except for any such actions permitted to be taken by this Agreement, including Section 5.02, the Company covenants and agrees that it will not (a) redeem the Company Rights, (b) amend the Company Rights Agreement or (c) take any action which would allow any “Person” (as defined in the Company Rights Agreement) other than Parent, Merger Sub or any Parent Subsidiary to become a “Beneficial Owner” (for purposes of this Section 6.15, as defined in the Company Rights Agreement) of 15% or more of the outstanding shares of Company Common Stock without causing a “Shares Acquisition Date,” or a “Distribution Date” (as each such term is defined in the Company Rights Agreement) to occur. The Company Board shall not make a determination that Parent, Merger Sub or any of their respective “Affiliates” or “Associates” (as such terms are defined in the Company Rights Agreement) is an “Acquiring Person” for purposes of the Company Rights Agreement. The Company shall not adopt stockholder rights plan or “poison pill.”

      SECTION 6.16     Title Insurance and Surveys. Not later than 30 days after the date hereof, (A) the Company shall use commercially reasonable efforts to deliver to Parent (i) all existing surveys for the Company Owned Properties (other than a licensed property) and each Company Leased Property ground leased by the Company or any Company Subsidiary, in each case to the extent available and in the Company’s or any Company Subsidiary’s possession and (ii) all existing title policies for the Company Owned Properties and each Company Leased Property ground leased by the Company or any Company Subsidiary, together with copies of the underlying documents referenced in each such title policy, in each case to the extent available and in the Company’s or any Company Subsidiary’s possession and (B) Parent shall use commercially reasonable efforts to deliver to the Company (i) all existing surveys for the Parent Owned Properties (other than a licensed property) and each Parent Leased Property ground leased by the Parent or any Parent Subsidiary, in each case to the extent available and in Parent’s or any Parent Subsidiary’s possession and (ii) all existing title policies for the Parent Owned Properties and each Parent Leased Property ground leased by the Parent or any Parent Subsidiary, together with copies of the underlying documents referenced in each such title policy, in each case to the extent available and in Parent’s or any Parent Subsidiary’s possession. In addition, the Company shall reasonably cooperate with Parent to obtain any new survey or new title policy relating to the Company Owned Properties and any Company Leased Property ground leased by the Company that Parent reasonably determines advisable to obtain, provided that the costs of such surveys and title policies shall be borne solely by Parent. Notwithstanding anything to the contrary herein, the obligation of the parties under this Section 6.16 shall be deemed not to be a condition to Closing under Article VII hereof.

ARTICLE VII.

CONDITIONS PRECEDENT

      SECTION 7.01     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approvals. The Company shall have obtained the Company Stockholder Approval and Parent shall have obtained Parent Stockholder Approval.

(b) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Parent shall have received all state securities or “blue sky” authorizations necessary to issue Parent Common Stock pursuant to the Merger.

(c) NYSE Listing. The shares of Parent Company Stock issuable to the Company’s stockholders pursuant to this Agreement shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

(d) Consents, Approvals and Authorizations. All material consents, approvals, orders or authorizations from, and all material declarations, filings and registrations with, any Governmental Entity, including all necessary approvals under any applicable Gaming Laws, required to consummate the Merger and the other Transactions shall have been obtained or made and the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

(e) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, subject to Section 6.03, each of the parties shall have used its reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

(f) No Litigation. There shall not be pending any suit, action or proceeding by any Governmental Entity in any court of competent jurisdiction seeking to restrain or prohibit the consummation of the Merger or any other Transaction or that would otherwise cause a Parent Material Adverse Effect (after giving effect to the Merger); provided that, if the court of competent jurisdiction dismisses or renders a final decision denying a Governmental Entity’s request for an injunction in such suit, action or proceeding, then four Business Days following such dismissal or decision, this condition to closing shall, with respect to such suit, action or proceeding, thereafter be deemed satisfied whether or not such Governmental Entity appeals the decision of such court or files an administrative complaint before the Federal Trade Commission.

      SECTION 7.02     Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein, except as set forth in Section 3.08(i)) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein, except as set forth in Section 3.08(i)) would not, individually or in the aggregate, result in a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Absence of Company Material Adverse Effect. Except as disclosed in the Company Disclosure Letter, since the date of this Agreement, there shall not have been any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d) Tax Opinion. Parent shall have received the opinion of Latham & Watkins LLP dated the date of the Effective Time, to the effect that, for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code or alternatively, if applicable, the Alternative Transaction will qualify as a transaction described in Section 351 of the Code. In rendering such opinion, Latham & Watkins LLP shall receive and rely upon representations contained in letters of Parent and the Company to be delivered as of the Effective Time substantially in the form attached hereto as Exhibit B and Exhibit C, respectively (as may be amended pursuant to Section 6.12(e)). The condition set forth in this Section 7.02(d) shall not be waivable after receipt of the Company Stockholder Approval or the Parent Stockholder Approval referred to in Section 7.01(a), unless further stockholder approval is obtained with appropriate disclosure.

      SECTION 7.03     Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein except as set forth in Section 4.08(i)) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein except as set forth in Section 4.08(i)) would not, individually or in the aggregate, result in a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c) Absence of Parent Material Adverse Effect. Except as disclosed in the Parent Disclosure Letter, since the date of this Agreement there shall not have been any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(d) Tax Opinion. The Company shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP dated the date of the Effective Time, to the effect that, for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code or alternatively, if applicable, the Alternative Transaction will qualify as a transaction described in Section 351 of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP shall receive and rely upon representations contained in letters of Parent and the Company to be delivered as of the Effective Time substantially in the form attached hereto as Exhibit B and Exhibit C, respectively (as may be amended pursuant to Section 6.12(e)). The condition set forth in this Section 7.03(d) shall not be waivable after receipt of the Company Stockholder Approval or the Parent Stockholder Approval referred to in Section 7.01(a), unless further stockholder approval is obtained with appropriate disclosure.

      SECTION 7.04     Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use all reasonable efforts to consummate the Merger and the other Transactions to be performed or consummated by such party in accordance with the terms of this Agreement as required by and subject to Section 6.03.

ARTICLE VIII.

TERMINATION, AMENDMENT AND WAIVER

      SECTION 8.01     Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Parent Stockholder Approval or the Company Stockholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by written notice of either Parent or the Company:

(i) if the Merger is not consummated on or before July 14, 2005; provided, however, that such date may be extended by either party (by written notice thereof to the other party) up to and including October 14, 2005 in the event all conditions to effect the Merger other than one or more conditions set forth in Sections 7.01(d) and 7.01(e) have been or are capable of being satisfied at the time of each such extension (the latest applicable dates shall be referred to herein as the “Outside Date”); provided further that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement, including without limitation Sections 6.01(d) and 6.03 hereof, has been the cause of, or results in, the failure of the Merger to occur on or before such date;

(ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(iii) if, upon a vote at a duly held meeting (or at any adjournment or postponement thereof) to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained; or

(iv) if, upon a vote at a duly held meeting (or at any adjournment or postponement thereof) to obtain Parent Stockholder Approval, Parent Stockholder Approval is not obtained;

(c) by written notice of Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b), and (ii) cannot be or has not been cured within 60 days after the giving of written notice to the Company of such breach;

(d) by written notice of the Company, if Parent or Merger Sub breaches or fails to perform in any material respect of any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b), and (ii) cannot be or has not been cured within 60 days after the giving of written notice to Parent of such breach;

(e) by written notice of Parent, if (i) the Company Board shall have withdrawn or adversely modified, or shall have resolved to withdraw or adversely modify, the Company Recommendation; or (ii) the Company Board shall have approved or recommended, or shall have resolved to approve or recommend, to the stockholders of the Company, a Company Takeover Proposal (other than the Merger); and

(f) by the Company, if, prior to receipt of the Company Stockholder Approval, the Company (i) receives an unsolicited Superior Company Proposal, (ii) resolves to accept such Superior Company Proposal, (iii) shall have given Parent three Business Days’ prior written notice of its intention to terminate pursuant to this provision, and (iv) such proposal continues to constitute a Superior Company Proposal taking into account any revised proposal made by Parent during such three Business Day period; provided, however, that such termination shall not be effective until such time as payment of the Break-Up Fee required by Section 6.06(b) shall have been made by the Company; provided, further, that the Company’s right to terminate this Agreement under this Section 8.01(f) shall not be available if the Company is then in breach of Section 5.02.

      SECTION 8.02     Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any Liability or obligation on the part of Parent, Merger Sub or the Company, other than the last sentence of Section 6.02, Section 6.06, this Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any representation, warranty or covenant set forth in this Agreement.

      SECTION 8.03     Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval or Parent Stockholder Approval; provided, however, that (i) after receipt of the Company Stockholder Approval or Parent Stockholder Approval, there shall be made no amendment that by law (or, in the case of Parent Stockholder Approval, by the regulations established by the New York Stock Exchange) requires further approval by the stockholders of the Company or Parent without the further approval of such stockholders, (ii) no amendment shall be made to this Agreement after the Effective Time and (iii) except as provided above no amendment of this Agreement by the Company shall require the approval of the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

      SECTION 8.04     Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso in Section 8.03, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Subject to the proviso in Section 8.03, no extension or waiver by the Company shall require the approval of the stockholders of the Company. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

      SECTION 8.05     Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Merger Sub or the Company, action by its Board of Directors or, to the extent permitted by Law, the duly authorized designee of its Board of Directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of the Company.

ARTICLE IX.

GENERAL PROVISIONS

      SECTION 9.01     Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

      SECTION 9.02     Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) upon personal delivery, (ii) one Business Day after being sent via a nationally recognized overnight courier service if overnight courier service is requested or (iii) upon receipt of electronic or other confirmation of transmission if sent via facsimile, in each case at the addresses or fax numbers (or at such other address or fax number for a party as shall be specified by like notice) set forth below:

(a)	If to Parent or Merger Sub, to

Harrah’s Entertainment, Inc.

One Harrah’s Court
Las Vegas, NV 89119
Attn: General Counsel
Fax: (702) 407-6286

with a copy to:

Latham & Watkins LLP

650 Town Center Drive, Suite 2000
Costa Mesa, CA 92626
Attn: Charles K. Ruck
R. Scott Shean
Fax: (714) 755-8290

(b)	If to the Company, to

Caesars Entertainment, Inc.

3930 Howard Hughes Parkway
Las Vegas, NV 89109
Attn: General Counsel
Fax: (702) 699-5110

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square
New York, NY 10036
Attn: Martha E. McGarry
Thomas W. Greenberg
Fax: (212) 735-2000

      SECTION 9.03     Definitions.

      (a) For purposes of this Agreement:

      An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

      “Business Day” means any day, other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed.

      “Company Equity Award” means any equity-based award granted under any Company Stock Plan, including but not limited to any Company Stock Option, RSU, Performance Award, Supplemental Retention Unit, restricted stock, phantom stock, stock appreciation right or purchase right.

      “Company Material Adverse Effect” means a Material Adverse Effect on the Company.

      “Company Rights” means those certain rights associated with the Company Rights Agreement.

      “Company Rights Agreement” means that certain Rights Agreement dated as of December 29, 1998, by and among the Company and Wells Fargo Bank, N.A. (as successor to ChaseMellon Shareholder Services, L.L.C.), as Rights Agent.

      “Company Stock Option” means any option to purchase Company Common Stock granted under the Company Stock Plan or otherwise.

      “Company Stock Plans” means the Company’s 1998 Stock Incentive Plan, 1998 Independent Director Stock Option Plan, 2004 Long Term Incentive Plan, Supplemental Retention Plan, Employee Stock Purchase Plan and any other plan or arrangement under which the Company grants equity-based awards.

      “Company Title Policy” means true correct and complete copies of the title policies and commitments with respect to Company Property.

      “Company Takeover Proposal” means (i) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X, but substituting “20%” for the references to “10%” therein), (ii) any proposal for the issuance by the Company of over 20% of its equity securities, (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of the Company, or (iii) any combination of the foregoing, in each case other than the Merger.

      “Development Amount” shall mean $25,000,000 per development, or $50,000,000 in the aggregate, which limits shall apply in respect of amounts to be expended following the date hereof; provided, however, such $50,000,000 amount may be increased, at the option of the Company in its sole discretion, in which case the Capital Expenditure Amount shall be correspondingly reduced by the amount of any such increase; provided further, no such reduction to the Capital Expenditure Amount shall reduce the amount to be expended in respect of the hotel tower expansion at Caesars Palace in Las Vegas or the Atlantic City Caesars parking garage. Notwithstanding the foregoing, for the purposes of calculating such $25,000,000 and $50,000,000 amounts, any amounts already budgeted for in the 2004 and 2005 budget provided to Parent on or prior to the date hereof shall not be considered. For purposes of calculating the Development Amount, any amounts incurred pursuant to Section 5.01(a)(iv) or 5.01(a)(viii) shall be aggregated.

      “Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

      “Gaming Laws” means, with respect to any person, any Federal, state, local or foreign statute, Law, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, decree, injunction, finding of suitability or other authorization governing or relating to the current or contemplated casino, hotel and gaming activities and operations of such person and its subsidiaries, including Laws relating to related activities such as liquor, cabaret and the like.

      “knowledge of the Company” means, with respect to any matter in question, the actual knowledge of the Company’s executive officers.

      “knowledge of Parent” means, with respect to any matter in question, the actual knowledge of Parent’s executive officers.

      “Liabilities” mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

      “Liens” means any mortgage, deed of trust, deed to secure debt, title retention agreement, pledge, lien, encumbrance, security interest, conditional or installment sale agreement, charge or other claims of third parties of any kind.

      “Material Adverse Effect” on a person means a material adverse effect on (i) the business, assets, financial condition or results of operations of such person and its subsidiaries, taken as a whole, (ii) the ability of such person to perform its obligations under this Agreement or (iii) the ability of such person to consummate the Merger and the other Transactions to be performed or consummated by such person, other than in the case of (i), (ii) or (iii) any state of facts, event, change, effect, development, condition or occurrence relating to (A) the economy in general in the U.S. or in any state in which such person or any of its subsidiaries operates, which events, changes, effects, developments, conditions or occurrences do not disproportionately affect such person relative to the other participants in the travel, hospitality or gaming industries, (B) the travel, hospitality or gaming industries in general in the U.S. or in any state in which such person or any of its subsidiaries operates, which events, changes, effects, developments, conditions or occurrences do not disproportionately affect such person relative to the other participants in the travel, hospitality or gaming industries, (C) the execution of this Agreement or (D) any change in such person’s stock price or trading volume, in and of itself (for the avoidance of doubt this clause (D) shall not preclude either party from asserting that the underlying cause of any such change in stock price or trading volume is a Material Adverse Effect). For the avoidance of doubt, compliance with (and the consequences thereof) the terms of this Agreement (including Section 6.03) shall not be taken into account in determining whether a Material Adverse Effect shall have occurred or shall be expected to occur for any and all purposes of this Agreement.

      “Parent Material Adverse Effect” means the means a Material Adverse Effect on Parent.

      “Parent Rights Agreement” means that certain Rights Agreement dated as of October 5, 1996, by and among Parent and The Bank of New York, as Rights Agent.

      “Parent Stock Option” means any option to purchase Parent Common Stock granted under the Parent Stock Plan or otherwise.

      “Parent Stock Plans” means the Harrah’s Entertainment, Inc. 2004 Equity Incentive Award Plan, the Harrah’s Entertainment, Inc. 1996 Non-Management Director’s Stock Incentive Plan, the Harrah’s Entertainment, Inc. 1990 Stock Option Plan, the Harrah’s Entertainment, Inc. 1990 Restricted Stock Plan, TARSAP Deferral Plan dated July 28, 1999, Time Accelerated Restricted Stock Award Plan II (TARSAP II) dated April 26, 2000, the Harrah’s Entertainment, Inc. 2001 Executive Stock Incentive Plan, the 2001 Broad Based Stock Incentive Plan and any other plan or arrangement under which Parent grants equity-based awards.

      “Performance Award” means a performance award granted under the Company’s 2004 Long Term Incentive Plan and outstanding immediately prior to the Effective Time.

      A “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

      “RSU” means a restricted stock unit granted under the Company’s 2004 Long Term Incentive Plan and outstanding immediately prior to the Effective Time.

      A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

      “Superior Company Proposal” means any proposal made by a third party to acquire substantially all the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of all or substantially all its assets or otherwise, on terms which the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, (i) to be more favorable from a financial point of view to the holders of the Company Common Stock than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of the Merger) and the Transactions and (ii) is reasonably likely to be consummated.

      “Supplemental Retention Unit” means a right granted under the Company’s Supplemental Retention Plan.

      “Taxes” means any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Tax authority or other Governmental Authority, including, without limitation, income, gross receipts, profits, gaming, excise, real or personal property, environmental, sales, use, value-added, ad valorem, withholding, social security, retirement, employment, unemployment, workers’ compensation, occupation, service, license, net worth, capital stock, payroll, franchise, gains, stamp, transfer and recording taxes, and shall include any Liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor, by contract, or otherwise.

      “Tax Return” means any report, return (including any information return), claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing required to be supplied to any Governmental Entity with respect to Taxes, including attachments thereto and amendments thereof.

      (b) The following are defined elsewhere in this Agreement, as indicated below:

Agreement	Preamble
Alternative Transaction	Section 6.12(c)
Antitrust Division	Section 6.03
Break-up Fee	Section 6.06(b)
Capital Expenditures Amount	Section 5.01(a)(ix)
Cash Consideration	Section 2.01(c)(1)(ii)

Cash Election	Section 2.01(c)(1)(ii)
Certificate of Merger	Section 1.03
Certificates	Section 2.02(b)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Recitals
Company	Preamble
Company Benefit Plans	Section 3.10
Company Board	Section 3.04(b)
Company By-laws	Section 3.01
Company Charter	Section 3.01
Company Common Stock	Recitals
Company Contract	Section 3.17
Company Disclosure Letter	Article III
Company Stock Option	Section 6.04(c)
Company ERISA Affiliate	Section 3.10
Company Insiders	Section 6.10
Company Intellectual Property	Section 3.19
Company Leased Property	Section 3.15
Company Multiemployer Pension Plan	Section 3.11(c)
Company Owned Property	Section 3.15
Company Participant	Section 3.10
Company Pension Plans	Section 3.11(a)
Company Property	Section 3.15
Company Recommendation	Section 6.01(d)
Company SEC Documents	Section 3.06(a)
Company Stockholder Approval	Section 3.04(d)
Company Stockholders Meeting	Section 6.01(d)
Company Subsidiaries	Section 3.01
Confidentiality Agreement	Section 6.02
Consent	Section 3.05(b)
Contract	Section 3.05(a)
DGCL	Section 1.01
Dissenter Rights	Section 2.01(d)
Dissenter Shares	Section 2.01(d)
Effective Time	Section 1.03
Electing Share	Section 2.01(c)(1)(i)
Election Date	Section 2.03(b)
Employee Stock Purchase Plan	Section 2.04(b)
Environmental Claim	Section 3.18(g)(1)
Environmental Laws	Section 3.18(g)(2)
Environmental Permits	Section 3.18(b)
ERISA	Section 3.11(a)
Exchange Act	Section 3.05(b)
Exchange Agent	Section 2.02(a)

Exchange Fund	Section 2.02(a)
Exchange Ratio	Section 2.01(c)(1)(i)
Filed Company SEC Documents	Article III
Filed Parent SEC Documents	Article IV
Foreign Competition Laws	Section 3.05(b)
Form of Election	Section 2.03(b)
Form S-4	Section 3.07
FTC	Section 6.03(a)
GAAP	Section 3.06(b)
Governmental Entity	Section 3.05(b)
Hazardous Materials	Section 3.18(g)(3)
HSR Act	Section 3.05(b)
Intellectual Property Rights	Section 3.19
Joint Proxy Statement	Section 6.01(a)
Judgment	Section 3.05(a)
Law	Section 3.05(a)
Maximum Premium	Section 6.05(b)
Merger	Recitals
Merger Consideration	Section 2.01(c)(2)
Merger Sub	Preamble
Newco	Section 6.12(c)
Newco Subs	Section 6.12(c)
Non-Electing Share	Section 2.01(c)(1)(ii)
Outside Date	Section 8.01(b)(i)
Parent	Preamble
Parent Benefit Plans	Section 4.10
Parent Board	Section 4.04(b)
Parent By-laws	Section 4.01
Parent Charter	Section 4.01
Parent Common Stock	Section 1.01
Parent Contract	Section 4.17
Parent Disclosure Letter	Article IV
Parent ERISA Affiliate	Section 4.10
Parent Intellectual Property	Section 4.19
Parent Leased Property	Section 4.15
Parent Multiemployer Pension Plan	Section 4.11(c)
Parent Owned Property	Section 4.15
Parent Participant	Section 4.10
Parent Pension Plans	Section 4.11(a)
Parent Property	Section 4.15
Parent Recommendation	Section 6.01(e)
Parent Rights	Section 2.01(c)(1)(i)
Parent Rights Agreement	Section 2.01(c)(1)(i)
Parent SEC Documents	Section 4.06(a)
Parent Stockholder Approval	Section 4.04(c)

Parent Stockholders Meeting	Section 6.01(e)
Parent Subsidiaries	Section 4.01
Permits	Section 3.13
Release	Section 3.18(g)(4)
Representatives	Section 5.02(a)
SEC	Section 3.05(b)
Section 16 Information	Section 6.10
Securities Act	Section 3.06(b)
Share Issuance	Section 1.01
Shortfall Number	Section 2.01(e)(3)
Stock Cap	Section 2.01(e)(1)
Stock Consideration	Section 2.01(c)(1)(i)
Stock Election	Section 2.01(c)(1)(i)
Surviving Entity	Section 1.01
Transactions	Section 1.01
Transfer Taxes	Section 6.08
Voting Company Debt	Section 3.03(a)
Voting Parent Debt	Section 4.03(a)

      SECTION 9.04     Interpretation; Disclosure Letters. When a reference is made in this Agreement to a Section or Subsection, such reference shall be to a Section or Subsection of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

      SECTION 9.05     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

      SECTION 9.06     Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

      SECTION 9.07     Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments relating to the Merger referred to herein) and the Confidentiality Agreement, taken together with the Company Disclosure Letter and Parent Disclosure Letter, (a) constitute the entire agreement and supersede all prior agreements and understandings, whether written or oral, among the parties with respect to the Merger and (b) except for Section 6.05, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Notwithstanding clause (b) of the immediately preceding sentence, following the Effective Time the provisions of Article II shall be enforceable by holders of Certificates.

      SECTION 9.08     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

      SECTION 9.09     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

      SECTION 9.10     Enforcement; Waiver of Jury Trial.

      (a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to the fullest extent permitted by Law to an injunction or injunctions to prevent or restrain breaches, violations, defaults or threatened breaches, violations or defaults of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of Delaware in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the state court located in the State of Delaware, and that the Court of Chancery shall be the exclusive jurisdiction in the event any dispute arises out of this Agreement or the Merger, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the Merger in any court other than the Court of Chancery of Delaware in the State of Delaware. Each of the parties agrees that a final non-appealable judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner permitted by Law.

      (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(b).

      SECTION 9.11     Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

[SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

HARRAH’S ENTERTAINMENT, INC.,
a Delaware corporation

By:	/s/ GARY W. LOVEMAN

Name: Gary W. Loveman

Title:	President and Chief Executive Officer

HARRAH’S OPERATING COMPANY, INC.,
a Delaware corporation

By:	/s/ GARY W. LOVEMAN

Name: Gary W. Loveman

Title:	President and Chief Executive Officer

CAESARS ENTERTAINMENT, INC.,
a Delaware corporation

By:	/s/ WALLACE R. BARR

Name: Wallace R. Barr

Title:	President and Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

ANNEX B

July 14, 2004

Board of Directors

Harrah’s Entertainment, Inc.
One Harrah’s Court
Las Vegas, NV 89119

Ladies and Gentlemen:

      Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Harrah’s Entertainment, Inc. (“Harrah’s”) in connection with the proposed merger of Harrah’s and Caesars Entertainment, Inc. (the “Company”) pursuant to the Agreement and Plan of Merger, dated as of July 14, 2004 by and among Harrah’s, Harrah’s Operating Company, Inc., a wholly owned subsidiary of Harrah’s (“Sub”), and the Company (the “Merger Agreement”), which provides, among other things, for the merger of the Company with and into Sub (the “Transaction”), as a result of which the Company will become a wholly owned subsidiary of Harrah’s. As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of the Common Stock, par value $0.01 per share, of the Company (“Company Common Stock”) (other than shares held directly or indirectly by Harrah’s or the Company and shares as to which dissenters’ rights have been perfected) will be converted into the right to receive, at the option of the holder (subject to certain pro-ration procedures), (i) 0.3247 shares of Harrah’s Common Stock, par value $0.10 per share (the “Stock Election Consideration”), or (ii) $17.75 per share in cash (the “Cash Election Consideration” and, together with the Stock Election Consideration, the “Merger Consideration”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

      You have requested Deutsche Bank’s opinion, as investment bankers, as to the fairness, from a financial point of view, to Harrah’s of the Merger Consideration.

      In connection with Deutsche Bank’s role as financial advisor to Harrah’s, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning the Company and Harrah’s and certain internal analyses and other information furnished to it by the Company and Harrah’s. Deutsche Bank has also held discussions with members of the senior managements of the Company and Harrah’s regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for Company Common Stock and Harrah’s Common Stock, (ii) compared certain financial and stock market information for the Company and Harrah’s with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement and certain related documents, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

      Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company or Harrah’s, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not

Harrah’s Entertainment, Inc.
July 14, 2004

prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of the Company or Harrah’s. With respect to the financial forecasts and projections, including the analyses and forecasts of certain cost savings, operating efficiencies, revenue effects and other synergies expected by management of Harrah’s to be achieved as a result of the Transaction (collectively, the “Synergies”), made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company or Harrah’s, as the case may be, as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections, including the Synergies, or the assumptions on which they are based. Deutsche Bank’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

      For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of Harrah’s, Sub and the Company contained in the Merger Agreement are true and correct, Harrah’s, Sub and the Company will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of Harrah’s, Sub and the Company to consummate the Transaction will be satisfied without any waiver thereof. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Harrah’s or the Company (or any of their respective affiliates) is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Harrah’s or the Company or materially reduce the contemplated benefits of the Transaction to Harrah’s. In addition, you have informed Deutsche Bank, and accordingly for purposes of rendering its opinion Deutsche Bank has assumed, that the Transaction will be a tax-free reorganization to Harrah’s.

      This opinion is addressed to, and for the use and benefit of, the Board of Directors of Harrah’s for the purpose of evaluating the Transaction and is not a recommendation to the stockholders of Harrah’s to approve the issuance of shares of Harrah’s Common Stock in the Transaction. This opinion is limited to the fairness, from a financial point of view, to Harrah’s of the Merger Consideration, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by Harrah’s to engage in the Transaction. This opinion does not in any manner address the prices at which shares of Harrah’s Common Stock will trade after the announcement or consummation of the Transaction.

      Deutsche Bank will be paid a fee for its services as financial advisor to Harrah’s in connection with the Transaction, the majority of which is contingent upon consummation of the Transaction. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to Harrah’s and the Company or their affiliates for which it has received compensation, including (1) the Harrah’s June 2004 $750 million 5.50% senior notes offering for which a member of the DB Group acted as co-manager, (2) the Harrah’s June 2004 $2.5 billion revolving credit agreement with respect to which a member of the DB Group was a managing agent, (3) the Company’s March 2004 $2.0 billion credit agreement, for which a member of the DB Group acted as joint-lead arranger and joint book-running manager, (4) the Company’s March 2004 $375 million floating rate contingent convertible senior notes offering for which a member of the DB Group acted as joint book-running manager, and (5) other securities offerings by Harrah’s and the Company with respect to which a member of the DB Group participated in a managing role. One or more members of the DB Group have agreed to provide financing to Harrah’s in connection with the

Harrah’s Entertainment, Inc.
July 14, 2004

Transaction some of which funds are expected to be used to pay off existing loans made by members of the DB Group to the Company and to Harrah’s. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Harrah’s and the Company for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

      Based upon and subject to the foregoing, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to Harrah’s.

Very truly yours,

/s/ Deutsche Bank Securities Inc.

DEUTSCHE BANK SECURITIES INC.

ANNEX C

[LETTERHEAD OF UBS SECURITIES LLC]

July 14, 2004

Board of Directors

Caesars Entertainment, Inc.
3930 Howard Hughes Parkway
Las Vegas, Nevada 89109

Members of the Board:

      We understand that Caesars Entertainment, Inc., a Delaware corporation (“Caesars” or the “Company”), is considering a transaction (the “Transaction”) whereby Harrah’s Entertainment, Inc., a Delaware corporation (“Parent”), will acquire the Company. Pursuant to the terms of an Agreement and Plan of Merger, to be dated as of July 14, 2004 (the “Merger Agreement”), among the Company, Parent and a Delaware corporation (“Merger Sub”) which is a wholly owned subsidiary of Parent, among other things, (i) the Company will merge with and into Merger Sub (the “Merger”) and (ii) in connection with the Merger, each issued and outstanding share of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company (other than Dissenter Shares (as defined in the Merger Agreement) and shares, if any, owned by the Company, Merger Sub or Parent) will be converted into the right to receive, at the election of the holder thereof and subject to certain proration provisions contained in the Merger Agreement, either (A) $17.75 in cash, without interest (the “Cash Consideration”) or (B) 0.3247 shares of common stock, par value $0.10 per share (the “Parent Common Stock”), of Parent (the “Stock Consideration”), including the associated special stock purchase rights issued pursuant to the Rights Agreement, dated as of October 6, 1996, between Parent and the Bank of New York, as Rights Agent. The Cash Consideration and the Stock Consideration, together with any cash payable pursuant to the Merger Agreement in lieu of fractional shares of Parent Common Stock, are referred to herein as the “Merger Consideration”. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

      You have requested our opinion as to the fairness from a financial point of view to the holders of Company Common Stock of the aggregate Merger Consideration to be received by such holders in the Merger.

      UBS Securities LLC (“UBS”) has acted as financial advisor to the Board of Directors of the Company and the Company in connection with the Transaction and will receive a fee for its services, a significant portion of which is contingent upon consummation of the Transaction and a portion of which is payable in connection with this opinion. In the past, UBS and its predecessors may have provided investment banking services to the Company, Parent and their respective affiliates and received customary compensation for the rendering of such services. In the ordinary course of business, UBS, its successors and affiliates may trade or have traded securities of the Company, Parent and their respective affiliates for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

      Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the Transaction or constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction or as to such stockholder’s election regarding the form of the Merger Consideration. In addition, we have not specifically analyzed the impact on any individual stockholder of the Company as to such stockholder’s election regarding the form of Merger Consideration to be received pursuant to the Merger Agreement. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Merger Agreement or the form of the Transaction, except as expressly set forth herein. We express no opinion as to what the value of Parent Common Stock will be when issued pursuant to the Merger or the prices at

C-1

which it will trade in the future. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Merger Agreement does not differ in any material respect from the draft, dated July 14, 2004, that we have examined, and that Parent, Merger Sub and the Company will comply with all the material terms of the Merger Agreement. In connection with our engagement by the Company, we have not been authorized to and have not solicited indications of interest in a business combination with the Company from any party.

      In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company and Parent, (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts prepared by management of the Company, that were provided to us by the Company and not publicly available, (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of Parent, including estimates and financial forecasts prepared by Parent and not publicly available, (iv) conducted discussions with members of the senior management of the Company and Parent concerning the business and financial prospects of the Company and Parent, (v) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of Parent and the Company, (vi) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions which we believe to be generally relevant, (vii) considered certain pro forma effects of the Transaction on Parent’s financial statements and reviewed certain estimates of synergies prepared by the managements of Parent and the Company, (viii) reviewed drafts of the Merger Agreement, and (ix) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

      In connection with our review, with your consent, we have not assumed any responsibility for independent verification for any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Parent, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, pro forma effects and calculations of synergies referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of each company as to the future performance of their respective companies. In addition, we have assumed with your approval that the future financial results referred to above will be achieved at the times and in the amounts projected by management. We have also assumed, with your consent, that the Transaction will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company and/ or Parent and the Transaction. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the aggregate Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

UBS SECURITIES LLC

/s/ IAN PEREIRA Ian Pereira Managing Director	/s/ ALAN FELDER Alan Felder Director

C-2

ANNEX D

FORM OF

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
HARRAH’S ENTERTAINMENT, INC.

      Harrah’s Entertainment, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

      1. Paragraph A of Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

      “A. The total number of shares which the Corporation shall have authority to issue is 725,150,000, consisting of 720,000,000 shares of Common Stock, par value $.10 per share (the “Common Stock”), 150,000 shares of Preferred Stock, par value $100.00 per share (the “Preferred Stock”), and 5,000,000 shares of Special Stock, par value $1.125 per share (the “Special Stock”).”

      2. The foregoing amendment to the Certificate of Incorporation of the Corporation herein certified has been duly authorized and adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

D-1

      IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Certificate of Incorporation on                     , 2004.

HARRAH’S ENTERTAINMENT, INC.,
a Delaware corporation

By:

Stephen H. Brammell
Senior Vice President, General Counsel and Corporate Secretary

D-2

ANNEX E

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

      SECTION 262.     Appraisal Rights.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers

      Section 145 of the DGCL empowers Harrah’s to indemnify, subject to the standards set forth therein, any person who is a party in any action in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The DGCL also provides that Harrah’s may purchase insurance on behalf of any of their respective directors, officers, employees or agents.

      Article Tenth of the Certificate of Incorporation of Harrah’s provides for indemnification of the officers and directors of Harrah’s to the full extent permitted by the DGCL.

      Harrah’s has entered into indemnification agreements with its directors, executive officers and certain other officers. Generally, the indemnification agreements provide that Harrah’s will indemnify such persons against any and all expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect to such expenses, judgments, fines, penalties or amounts paid in settlement) of any Claim by reason of (or arising in part out of) an Indemnifiable Event. “Claim” is defined as any threatened, pending or completed action, suit or proceeding or any inquiry or investigation, whether conducted by Harrah’s or any other party, that the indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other. “Indemnifiable Event” is defined as any event or occurrence related to the fact that indemnitee is or was a director, officer, employee, trustee, agent or fiduciary of Harrah’s, or is or was serving at the request of Harrah’s or a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by indemnitee in any such capacity. The obligations of Harrah’s shall be subject to the condition that the reviewing party (as defined) shall not have determined (in a written opinion, in any case in which special, independent counsel is involved) that indemnitee would not be permitted to be indemnified under applicable law. The obligation of Harrah’s to make an expense advance shall be subject to the condition that, if, when and to the extent that the reviewing party determines that indemnitee would not be permitted to be so indemnified under applicable law, Harrah’s shall be entitled to be reimbursed by indemnitee (who has agreed to reimburse Harrah’s, for any amounts theretofore paid; provided, that if indemnitee has commenced legal proceedings in a court of competent jurisdiction to secure a determination that indemnitee should be indemnified under applicable law, any determination made by the reviewing party that indemnitee would not be permitted to be indemnified under applicable law shall not be binding and indemnitee shall not be required to reimburse Harrah’s for any expense advance until a final judicial determination is made with respect thereto as to which all rights of appeal therefrom have been exhausted or lapsed).

      Harrah’s carries insurance policies which cover its individual directors and officers for legal liability and which would pay on Harrah’s behalf for expenses of indemnifying directors and officers in accordance with Harrah’s Certificate of Incorporation.

      Section 102(b)(7) of the DGCL enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no provision can eliminate or limit a director’s liability:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL, which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption; or

•	for any transaction from which the director derived an improper personal benefit.

      Article Thirteenth of the Harrah’s certificate of incorporation eliminates the liability of a director of Harrah’s to Harrah’s or its stockholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by the DGCL.

Item 21.	Exhibits and Financial Statement Schedules

      (a) See Exhibit Index.

Item 22.	Undertakings

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 (the “Act”), and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (6) That, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (7) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      (8) That, insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (9) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

      (10) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

      Pursuant to the requirements of the Securities Act of 1933, as amended, Harrah’s Entertainment, Inc. has duly caused this Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized at Las Vegas, Nevada, on December 20, 2004.

HARRAH’S ENTERTAINMENT, INC.

By:	/s/ CHARLES L. ATWOOD

Charles L. Atwood
Senior Vice President and
Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date

* Barbara T. Alexander	Director	December 20, 2004

* Frank J. Biondi, Jr.	Director	December 20, 2004

* Joe M. Henson	Director	December 20, 2004

* Ralph Horn	Director	December 20, 2004

* Gary W. Loveman	Director, Chief Executive Officer and President	December 20, 2004

* R. Brad Martin	Director	December 20, 2004

* Gary G. Michael	Director	December 20, 2004

* Robert G. Miller	Director	December 20, 2004

* Philip G. Satre	Chairman	December 20, 2004

* Boake A. Sells	Director	December 20, 2004

Signature		Title	Date

* Christopher J. Williams		Director	December 20, 2004

* Anthony D. McDuffie		Vice President, Controller and Chief Accounting Officer	December 20, 2004

*By:	/s/ STEPHEN H. BRAMMELL Stephen H. Brammell Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number	Exhibit Description

2.1	Stock Purchase Agreement, dated as of September 10, 2003, by and among Harrah’s, Horseshoe, and each of the stockholders of Horseshoe (Incorporated by reference to the exhibit filed with Harrah’s Current Report on Form 8-K, filed September 17, 2003.)
2.2	Amendment No. 1 to Stock Purchase Agreement, dated June 25, 2004, by and between Harrah’s Operating Company, Horseshoe and Jack B. Binion (as Sellers’ Representative). (Incorporated by reference to the exhibit filed with Harrah’s Current Report on Form 8-K filed July 16, 2004)
2.3	Partnership Interest Purchase Agreement, dated as of January 20, 2004, by and among Harrah’s Shreveport/ Bossier City Investment Company, LLC, Harrah’s Bossier City Investment Company, LLC Red River Entertainment of Shreveport Partnership in Commendam, Boyd Shreveport, L.L.C., Boyd Red River, L.L.C., and Boyd Gaming Corporation. (Incorporated by reference to the exhibit filed with Harrah’s Current Report on Form 8-K, filed January 23, 2004.)
2.4	Agreement and Plan of Merger, dated as of July 14, 2004, by and among Harrah’s, Harrah’s Operating Company and Caesars (Included as Annex A to the joint proxy statement/ prospectus filed as part of this registration statement.)
2.5	Asset Purchase Agreement, dated as of September 27, 2004, by and among Showboat Marina Casino Partnership, Tunica Partners II L.P., GNOC Corporation, Bally’s Olympia Limited Partnership, Bally’s Park Place, Inc., Land Ventures Realty, LLC and Resorts International Holdings, LLC. (Incorporated by reference to the exhibit filed with Harrah’s Current Report on Form 8-K, filed September 27, 2004.)
3.1	Certificate of Incorporation of The Promus Companies Incorporated; Certificate of Amendment of Certificate of Incorporation of The Promus Companies Incorporated dated April 29, 1994; Certificate of Amendment of Certificate of Incorporation of The Promus Companies Incorporated dated May 26, 1995; and Certificate of Amendment of Certificate of Incorporation of The Promus Companies Incorporated dated June 30, 1995, changing its name to Harrah’s. (Incorporated by reference to the exhibit filed with Harrah’s Annual Report on Form 10-K for the fiscal year ended December 31, 1995.)
3.2	Bylaws of Harrah’s, as amended November 12, 2002. (Incorporated by reference to the exhibit filed with Harrah’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.)
4.1	Rights Agreement, dated as of October 5, 1996, between Harrah’s and The Bank of New York, which includes the form of Certificate of Designations of Series A Special Stock of Harrah’s as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Special Shares as Exhibit C. (Incorporated by reference to the exhibit filed with Harrah’s Current Report on Form 8-K, filed August 9, 1996.)
4.2	First Amendment, dated as of February 21, 1997, to Rights Agreement between Harrah’s and The Bank of New York. (Incorporated by reference to the exhibit filed with Harrah’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996.)
4.3	Second Amendment, dated as of April 25, 1997, to Rights Agreement, dated as of October 25, 1996, between Harrah’s and The Bank of New York. (Incorporated by reference to the exhibit filed with Harrah’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.)
4.4	Letter to Stockholders dated July 23, 1997 regarding Summary of Rights To Purchase Special Shares As Amended Through April 25, 1997. (Incorporated by reference to the exhibit filed with Harrah’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.)
4.5	Certificate of Elimination of Series B Special Stock of Harrah’s, dated February 21, 1997. (Incorporated by reference to the exhibit filed with Harrah’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996.)
4.6	Certificate of Designations of Series A Special Stock of Harrah’s, dated February 21, 1997. (Incorporated by reference to the exhibit filed with Harrah’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996.)

Exhibit
Number	Exhibit Description

4.7	Indenture, dated as of December 9, 1998, among Harrah’s Operating Company as Issuer, Harrah’s, as Guarantor and IBJ Schroder Bank & Trust Company, as Trustee relating to the 7 7/8% Senior Subordinated Notes Due 2005. (Incorporated by reference to the exhibit filed with Harrah’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998.)
4.8	Indenture, dated as of December 18, 1998, among Harrah’s Operating Company, as obligor, Harrah’s, as Guarantor, and IBJ Schroder Bank & Trust Company, as Trustee relating to the 7 1/2% Senior Notes Due 2009. (Incorporated by reference to the exhibit filed with the Registration Statement on Form S-3 of Harrah’s and Harrah’s Operating Company, File No. 333-69263, filed December 18, 1998.)
4.9	Indenture, dated as of January 29, 2001, between Harrah’s Operating Company, as Issuer, Harrah’s, as Guarantor, and Bank One Trust Company, N.A., as Trustee, relating to the 8.0% Senior Notes Due 2011. (Incorporated by reference to the exhibit filed with Harrah’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000.)
4.10	Indenture, dated as of June 14, 2001, between Harrah’s Operating Company, as Issuer, Harrah’s, as Guarantor, and Firstar Bank, N.A., as Trustee, relating to the 7 1/8% Senior Notes due 2007. (Incorporated by reference to the exhibit filed with the Registration Statement on Form S-4 of Harrah’s and Harrah’s Operating Company, Inc., File No. 333-68360, filed August 24, 2001.)
4.11	Indenture, dated as of December 11, 2003, between Harrah’s Operating Company, as Issuer, Harrah’s, as Guarantor, and U.S. Bank National Association, as Trustee, relating to the 5.375% Senior Notes due 2013. (Incorporated by reference to the exhibit filed with Harrah’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.)
4.12	Registration Rights Agreement dated December 11, 2003 among Harrah’s Operating Company, Harrah’s, as Guarantor, and Citigroup Global Markets Inc., as Initial Purchaser, relating to the 5.375% Senior Notes due 2013. (Incorporated by reference to the exhibit filed with Harrah’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.)
4.13	Indenture, dated as of June 25, 2004, between Harrah’s Operating Company, as Issuer, Harrah’s, as Guarantor, and U.S. Bank National Association, as Trustee, relating to the 5.50% Senior Notes due 2010. (Incorporated by reference to the exhibit filed with Harrah’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.)
4.14	Form of Exchange Note (included in Exhibit 4.13)
4.15	Registration Rights Agreement dated June 25, 2004 among Harrah’s Operating Company, Harrah’s, as Guarantor, and J.P. Morgan Securities, Inc., as representative of Initial Purchasers, relating to the 5.50% Senior Notes due 2010. (Incorporated by reference to the exhibit filed with Harrah’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.)
5.1	Opinion of Latham & Watkins LLP regarding the validity of the securities.
8.1	Opinion of Latham & Watkins LLP as to tax matters.
8.2	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to tax matters.
10.1	Credit Agreement dated as of April 23, 2003, among Harrah’s, as Guarantor, Harrah’s Operating Company, as Borrower, The Lenders, Syndication Agent, Documentation Agents and Co-Documentation Agents named therein, and Bank of America, N.A., as Administrative Agent, Banc of America Securities LLC and Wells Fargo Bank, N.A., Joint Lead Arrangers and Joint Book Managers. (Incorporated by reference to the exhibit filed with Harrah’s Current Report on Form 8-K, filed May 2, 2003.)
10.2	Purchase Agreement, dated June 22, 2004, among Harrah’s Operating Company, Harrah’s, as Guarantor, and J.P. Morgan Securities Inc., as representative of Initial Purchasers relating to the 5.50% Senior Notes due 2010. (Incorporated by reference to the exhibit filed with Harrah’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.)

Exhibit
Number	Exhibit Description

10.3	Issuing and Paying Agent Agreement, dated as of May 19, 2000, among Harrah’s Operating Company, as Issuer, Harrah’s, as Guarantor, and Bank One, National Association, as issuing and paying agent; Corporate Commercial Paper Master Note in favor of Cede & Co., as nominee of The Depository Trust Company, by Harrah’s Operating Company, Inc., as Issuer, and Bank One, N.A., as Paying Agent. (Incorporated by reference to the exhibit filed with Harrah’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
10.4	Commercial Paper Dealer Agreement, dated as of May 3, 2000, among Harrah’s Operating Company, as Issuer, Harrah’s, as Guarantor, and Banc of America Securities LLC, as Dealer. (Incorporated by reference to the exhibit filed with Harrah’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
10.5	Commercial Paper Dealer Agreement, dated as of May 3, 2000, among Harrah’s Operating Company, as Issuer, Harrah’s, as Guarantor, and Credit Suisse First Boston Corporation, as Dealer. (Incorporated by reference to the exhibit filed with Harrah’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
10.6	Tax Sharing Agreement, dated June 30, 1995, between The Promus Companies Incorporated and Promus Hotel Corporation. (Incorporated by reference to the exhibit filed with Harrah’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.)
10.7	Form of Indemnification Agreement entered into by The Promus Companies Incorporated and each of its directors and executive officers. (Incorporated by reference to the exhibit filed with the Registration Statement of Harrah’s on Form 10, File No. 1-10410, filed on December 13, 1989.)
10.8	Financial Counseling Plan of Harrah’s Entertainment, Inc., as amended January 1996. (Incorporated by reference to the exhibit filed with Harrah’s Annual Report on Form 10-K for the fiscal year ended December 31, 1995.)
10.9	The Promus Companies Incorporated 1996 Non-Management Director’s Stock Incentive Plan dated April 5, 1995. (Incorporated by reference to the exhibit filed with Harrah’s Proxy Statement for the 1995 Annual Meeting of Stockholders, filed April 25, 1995.)
10.10	Amendment dated February 20, 1997 to 1996 Non-Management Director’s Stock Incentive Plan. (Incorporated by reference to the exhibit filed with Harrah’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.)
10.11	Amendment dated as of November 15, 2000, to the Harrah’s Entertainment, Inc. Non-Management Directors Stock Incentive Plan. (Incorporated by reference to the exhibit filed with Harrah’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000.)
10.12	Summary Plan Description of Executive Term Life Insurance Plan. (Incorporated by reference to the exhibit filed with Harrah’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996.)
10.13	Executive Supplemental Savings Plan dated February 21, 2001. (Incorporated by reference to the exhibit filed with Harrah’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.)
10.14	First Amendment, dated May 2, 2001, to the Executive Supplemental Savings Plan. (Incorporated by reference to the exhibit filed with Harrah’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.)
10.15	2001 Restatement of the Harrah’s Entertainment, Inc. Executive Supplemental Savings Plan, amended and restated effective April 1, 2001. (Incorporated by reference to the exhibit filed with Harrah’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.)
10.16	Second Amendment to the 2001 Restatement of the Harrah’s Entertainment, Inc. Executive Supplemental Savings Plan approved November 13, 2001. (Incorporated by reference to the exhibit filed with Harrah’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.)
10.17	Third Amendment dated January 1, 2003 to the 2001 Restatement of the Harrah’s Entertainment, Inc. Executive Supplemental Savings Plan. (Incorporated by reference to the exhibit filed with Harrah’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.)

Exhibit
Number	Exhibit Description

10.18	Employment Agreement dated as of September 4, 2002, between Harrah’s and Philip G. Satre. (Incorporated by reference to the exhibit filed with Harrah’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.)
10.19	Severance Agreement dated January 1, 2003, entered into with Philip G. Satre. (Incorporated by reference to the exhibit filed with Harrah’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.)
10.20	Amendment, dated as of May 9, 2001, to Deferred Compensation Agreement dated October 1, 1986, between Philip G. Satre and Harrah’s Operating Company, as successor to Harrah’s Club, as amended January 1, 1987 and December 13, 1993. (Incorporated by reference to the exhibit filed with Harrah’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.)
10.21	Employment Agreement dated as of September 4, 2002, between Harrah’s and Gary W. Loveman. (Incorporated by reference to the exhibit filed with Harrah’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.)
10.22	Severance Agreement dated January 1, 2003 entered into with Gary W. Loveman. (Incorporated by reference to the exhibit filed with Harrah’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.)
10.23	Form of Employment Agreement between Harrah’s Operating Company and Charles L. Atwood, Stephen H. Brammell, Jerry Boone, John M. Boushy, Janis L. Jones, Anthony D. McDuffie, Richard E. Mirman, David W. Norton, Virginia E. Shanks, Timothy S. Stanley, and Timothy J. Wilmott. (Incorporated by reference to the exhibit filed with Harrah’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.)
10.24	Form of Severance Agreement entered into with Charles L. Atwood, Jerry Boone, John M. Boushy, Stephen H. Brammell, Janis L. Jones, Anthony D. McDuffie, Richard E. Mirman, David W. Norton, Virginia E. Shanks, Timothy S. Stanley, and Timothy J. Wilmott. (Incorporated by reference to the exhibit filed with Harrah’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.)
10.25	The Promus Companies Incorporated 1990 Stock Option Plan, as amended July 29, 1994. (Incorporated by reference to the exhibit filed with Harrah’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1994.)
10.26	Amendment, dated April 5, 1995, to The Promus Companies Incorporated 1990 Stock Option Plan as adjusted on December 12, 1996. (Incorporated by reference to the exhibit filed with Harrah’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996.)
10.27	Amendment, dated February 26, 1998, to the Harrah’s Entertainment, Inc. 1990 Stock Option Plan. (Incorporated by reference to the exhibit filed with Harrah’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.)
10.28	Amendment, dated April 30, 1998, to the Harrah’s Entertainment, Inc. 1990 Stock Option Plan. (Incorporated by reference to the exhibit filed with Harrah’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.)
10.29	Amendment, dated October 29, 1998, to the Harrah’s Entertainment, Inc. 1990 Stock Option Plan. (Incorporated by reference to the exhibit filed with Harrah’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998.)
10.30	The Promus Companies Incorporated 1990 Restricted Stock Plan. (Incorporated by reference to the exhibit filed with Harrah’s Annual Report on Form 10-K for the fiscal year ended December 29, 1989.)
10.31	Amendment, dated April 5, 1995, to The Promus Companies Incorporated 1990 Restricted Stock Plan. (Incorporated by reference to the exhibit filed with Harrah’s Proxy Statement for the 1995 Annual Meeting of Stockholders, filed April 25, 1995.)

Exhibit
Number	Exhibit Description

10.32	Amendment, dated February 26, 1998, to the Harrah’s 1990 Restricted Stock Plan. (Incorporated by reference to the exhibit filed with Harrah’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.)
10.33	Amendment, dated April 30, 1998, to the Harrah’s Entertainment, Inc. 1990 Restricted Stock Plan. (Incorporated by reference to the exhibit filed with Harrah’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.)
10.34	Amendment, dated October 29, 1998, to the Harrah’s Entertainment, Inc. 1990 Restricted Stock Plan. (Incorporated by reference to the exhibit filed with Harrah’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998.)
10.35	Deferred Compensation Plan dated October 16, 1991. (Incorporated by reference from Amendment No. 2 to the Registration Statement of Harrah’s and Embassy Suites, Inc. on Form S-1, File No. 33-43748, filed March 18, 1992.)
10.36	Amendment, dated May 26, 1995, to The Promus Companies Incorporated Deferred Compensation Plan. (Incorporated by reference to the exhibit filed with Harrah’s Current Report on Form 8-K, filed June 15, 1995.)
10.37	Amendment dated April 24, 1997, to the Harrah’s Entertainment, Inc.’s Deferred Compensation Plan. (Incorporated by reference to the exhibit filed with Harrah’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.)
10.38	Amendment dated as of November 15, 2000 to the Harrah’s Entertainment, Inc. Deferred Compensation Plan. (Incorporated by reference to the exhibit filed with Harrah’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000.)
10.39	Amendment dated as of February 26, 2003 to the Harrah’s Entertainment, Inc. Deferred Compensation Plan. (Incorporated by reference to the exhibit filed with Harrah’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.)
10.40	Amended and Restated Executive Deferred Compensation Plan dated as of October 27, 1995. (Incorporated by reference to the exhibit filed with Harrah’s Annual Report on Form 10-K for the fiscal year ended December 31, 1995.)
10.41	Amendment dated April 24, 1997 to the Harrah’s Entertainment, Inc.’s Executive Deferred Compensation Plan. (Incorporated by reference to the exhibit filed with Harrah’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.)
10.42	Amendment dated April 30, 1998 to the Harrah’s Entertainment, Inc. Executive Deferred Compensation Plan. (Incorporated by reference to the exhibit filed with Harrah’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.)
10.43	Amendment dated October 29, 1998 to the Harrah’s Entertainment, Inc. Executive Deferred Compensation Plan. (Incorporated by reference to the exhibit filed with Harrah’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998.)
10.44	Restated Amendment, dated July 18, 1996, to Harrah’s Entertainment, Inc. Executive Deferred Compensation Plan. (Incorporated by reference to the exhibit filed with Harrah’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996.)
10.45	Amendment dated as of November 15, 2000 to the Harrah’s Entertainment, Inc. Executive Deferred Compensation Plan. (Incorporated by reference to the exhibit filed with Harrah’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000.)
10.46	Amendment dated as of February 21, 2001 to the Harrah’s Entertainment, Inc. Executive Deferred Compensation Plan. (Incorporated by reference to the exhibit filed with Harrah’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.)
10.47	Amendment dated as of January 1, 2003 to the Harrah’s Entertainment, Inc. Executive Deferred Compensation Plan. (Incorporated by reference to the exhibit filed with Harrah’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.)

Exhibit
Number	Exhibit Description

10.48	Letter Agreement with Wells Fargo Bank Minnesota, N.A., dated August 31, 2000, concerning appointment as Escrow Agent under Escrow Agreement for deferred compensation plans. (Incorporated by reference to the exhibit filed with Harrah’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.)
10.49	Amendment to Escrow Agreement, dated April 26, 2000, between Harrah’s and Wells Fargo Bank Minnesota, N.A., as Successor to Bank of America, N.A. (Incorporated by reference to the exhibit filed with Harrah’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.)
10.50	Trust Agreement dated June 20, 2001 by and between Harrah’s and Wells Fargo Bank Minnesota, N.A. (Incorporated by reference to the exhibit filed with Harrah’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.)
10.51	Time Accelerated Restricted Stock Award Plan program dated December 12, 1996. (Incorporated by reference to the exhibit filed with Harrah’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996.)
10.52	Amendment to the Harrah’s Entertainment, Inc. 1990 Stock Option Plan. (Incorporated by reference to the exhibit filed with Harrah’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.)
10.53	Amendment to the Harrah’s Entertainment, Inc. 1990 Stock Option Plan, dated as of February 23, 2000. (Incorporated by reference to the exhibit filed with Harrah’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
10.54	Harrah’s Entertainment, Inc. 2000 Senior Executive Incentive Plan. (Incorporated by reference to the exhibit filed with Harrah’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
10.55	TARSAP Deferral Plan dated July 28, 1999. (Incorporated by reference to the exhibit filed with Harrah’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.)
10.56	Time Accelerated Restricted Stock Award Plan II dated April 26, 2000. (Incorporated by reference to the exhibit filed with Harrah’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
10.57	Harrah’s Entertainment, Inc. 2001 Executive Stock Incentive Plan. (Incorporated by reference to the exhibit filed with the Registration Statement on Form S-8 of Harrah’s, File No. 333-63856, filed June 26, 2001.)
10.58	Amendment dated as of January 1, 2003 to the Harrah’s Entertainment, Inc. 2001 Executive Stock Incentive Plan. (Incorporated by reference to the exhibit filed with Harrah’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.)
10.59	Form of Interest Rate Swap Agreements with BNP Paribas, JPMorgan Chase Bank, and The Royal Bank of Scotland, PLC. (Incorporated by reference to the exhibit filed with Harrah’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.)
10.60	The 2001 Restatement of the Harrah’s Entertainment, Inc. Savings and Retirement Plan. (Incorporated by reference to the exhibit filed with Harrah’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.)
10.61	Harrah’s Entertainment, Inc. 2004 Equity Incentive Award Plan. (Incorporated by reference from Harrah’s Entertainment, Inc.’s Proxy Statement filed March 4, 2004, Annex B.)
10.62	Fourth Amendment to the 2001 Restatement of the Harrah’s Entertainment, Inc. Executive Supplemental Savings Plan, effective August 19, 2004. (Incorporated by reference to the exhibit filed with Harrah’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.)
10.63	Harrah’s Entertainment, Inc. Executive Supplemental Savings Plan II (Incorporated by reference to the exhibit filed with Harrah’s Current Report on Form 8-K, filed on December 17, 2004.)
10.64	Fifth Amendment dated December 16, 2004 to the 2001 Restatement of the Harrah’s Entertainment, Inc. Executive Supplemental Savings Plan (Incorporated by reference to the exhibit filed with Harrah’s Current Report on Form 8-K, filed on December 17, 2004.)

Exhibit
Number		Exhibit Description

21.1		List of subsidiaries of Harrah’s. (Incorporated by reference to the exhibit filed with Harrah’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.)
23.1		Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm, related to Harrah’s consolidated financial statements.
23.2		Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm, related to Caesars’ consolidated financial statements.
23.3		Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm, related to Horseshoe’s consolidated financial statements.
23.4		Consent of Latham & Watkins LLP (included in Exhibits 5.1 and 8.1).
23.5		Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.2).
**24	.1	Power of Attorney (included in Part II to this Registration Statement).
99.1		Consent of Deutsche Bank Securities Inc.
99.2		Consent of UBS Securities LLC.
**99	.3	Consent of William Barron Hilton to be named a director of Harrah’s upon completion of the merger.
**99	.4	Consent of Stephen F. Bollenbach to be named a director of Harrah’s upon completion of the merger.
99.5		Form of Proxy of Harrah’s.
99.6		Form of Proxy of Caesars.
99.7		Form of Election and Letter of Transmittal and related documentation.

** Previously filed.